Filed Pursuant to Rule 424(b)(3)
Prospectus	Registration No. 333-283549

Extraordinary General Shareholders’ Meeting of Bancolombia S.A.

CORPORATE STRUCTURE CHANGES PROPOSAL

Bancolombia S.A. (“Bancolombia” or the “Bank”, or prior to completion of the Corporate Structure Changes, “we”, “our” or “us”) will call upon an extraordinary general meeting of Bancolombia’s shareholders (the “Extraordinary General Shareholders’ Meeting”) to vote on certain matters relating to the modification of the corporate structure of Bancolombia and its affiliates through the creation of a new holding company named Grupo Cibest S.A. (“Grupo Cibest,” or following completion of the Corporate Structure Changes, “we”, “our” or “us”) and certain related corporate transactions (the “Corporate Structure Changes”). As part of the Corporate Structure Changes, each common share of Bancolombia will be exchanged for one common share of Grupo Cibest and each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest, except for shares of Bancolombia held by Grupo Cibest (the “Share Exchange”). Holders of each American depositary share representing four preferred shares of Bancolombia (a “Bancolombia ADS”), will receive one new American depositary share, which will represent four preferred shares of Grupo Cibest (a “Grupo Cibest ADS”).

In connection with the Share Exchange, Grupo Cibest will issue 509,703,584 of its common shares to holders of Bancolombia’s common shares and 452,122,416 of its preferred shares to holders of Bancolombia’s preferred shares. Bancolombia’s common shares and preferred shares are listed on the Bolsa de Valores de Colombia (the “Colombian Securities Exchange”) and trade under the symbols “BCOLOMBIA” and “PFBCOLOM,” respectively. American depositary shares representing Bancolombia’s preferred shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CIB.” We expect Grupo Cibest’s common shares and preferred shares will be listed on the Colombian Securities Exchange under the symbols CIBEST and PFCIBEST, respectively, and American depositary shares representing its preferred shares will be listed on the NYSE under the symbol “CIB”.

We believe that the Corporate Structure Changes will allow us to optimize our capital structure and capital allocation strategy, strengthen our financial and non-financial businesses, enhance strategic flexibility, increase visibility into the organization’s value and mitigate risk as a lending institution.

Certain elements of the Corporate Structure Changes, as set forth in more detail herein, must be approved by the holders of Bancolombia’s common shares and preferred shares at the Extraordinary General Shareholders’ Meeting to be held at the main offices of Bancolombia located at Carrera 48 # 26 – 85, 11th floor, Medellín, Colombia on April 23, 2025 at 10:00 a.m. local time. We refer to the elements of the Corporate Structure Changes that are subject to shareholder approval as the “Corporate Structure Changes Approval Matters.” At the Extraordinary General Shareholders’ Meeting, the holders of Bancolombia’s common shares and preferred shares will vote on the approval of the Corporate Structure Changes Approval Matters.

This prospectus has been prepared for holders of Bancolombia’s common shares, preferred shares and American depositary shares residing in the United States to provide information about the proposed Corporate Structure Changes, Share Exchange, the Extraordinary General Shareholders’ Meeting and related matters. We encourage you to read this document in its entirety, including the section entitled “Risk Factors” that begins on page 11.

Holders of Bancolombia’s common shares and holders of Bancolombia’s preferred shares will be entitled to attend and vote, either in person or by representative by granting powers of attorney in writing to authorized representatives, in accordance with Colombian law, at the Extraordinary General Shareholders’ Meeting. Holders of Bancolombia’s common shares and holders of Bancolombia’s preferred shares on the date of the Extraordinary General Shareholders’ Meeting will be entitled to receive notice of and to vote at the Extraordinary General Shareholders’ Meeting.

Holders of American depositary shares as of March 19, 2025 will be entitled to instruct The Bank of New York Mellon, as depositary, as to how to vote the preferred shares represented by their American depositary shares at the Extraordinary General Shareholders’ Meeting in accordance with the procedures set forth in this prospectus.

Your vote is important, regardless of the number of shares you own.

Juan Carlos Mora Uribe

Chief Executive Officer

Bancolombia S.A.

IF YOU HOLD COMMON OR PREFERRED SHARES OF BANCOLOMBIA YOU ARE ENTITLED TO VOTE OR OTHERWISE HAVE A SAY ON THE TRANSACTION. WHILE WE HAVE DESCRIBED IN THIS PROSPECTUS THE GENERAL PROCEDURES FOR VOTING YOUR BANCOLOMBIA COMMON OR PREFERRED SHARES, YOU SHOULD CONSULT YOUR COLOMBIAN COUNSEL ON HOW TO COMPLY WITH THOSE PROCEDURES, AND WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US ONE. IF YOU ARE A HOLDER OF BANCOLOMBIA ADSs, YOU WILL RECEIVE INSTRUCTIONS FROM THE DEPOSITARY FOR THE BANCOLOMBIA ADS PROGRAM ON HOW TO SUBMIT VOTING INSTRUCTIONS FOR YOUR SECURITIES.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Share Exchange or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 21, 2025 and is expected to be first mailed to shareholders on or about such date.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-4 to register under the Securities Act of 1933, as amended (the “Securities Act”) Grupo Cibest’s common shares and preferred shares (including preferred shares to be represented by American depositary shares) to be issued in connection with the Share Exchange. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by Bancolombia with the SEC after the date of this prospectus and prior to the date of the Extraordinary General Shareholders’ Meeting will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by Bancolombia with the SEC:

(1)	Bancolombia’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023 filed with the SEC on March 26, 2024 (the “2023 Annual Report”);

(2)

Bancolombia’s report on Form 6-K filed with the SEC on August 14, 2024 presenting financial information for the quarter ended June 30, 2024, including but not limited to management’s discussion  & analysis on the results of the operation and the financial situation of Bancolombia, in relation to the results reported in the quarterly financial statements;

(3)

Bancolombia’s report on Form 6-K filed with the SEC on November 14, 2024 presenting financial information for the quarter ended September 30, 2024, including but not limited to management’s discussion  & analysis on the results of the operation and the financial situation of Bancolombia, in relation to the results reported in the quarterly financial statements;

(4)

any of Bancolombia’s future annual reports on Form 20-F or any amendments to the 2023 Annual Report filed with the SEC under the U.S. Securities Exchange Act of 1934, as amended after the date of this prospectus and prior to the date of the Extraordinary General Shareholders’ Meeting; and

(5)

any future reports on Form 6-K that Bancolombia furnishes to the SEC after the date of this prospectus and prior to the date of the Extraordinary General Shareholders’ Meeting that are identified in such reports as being incorporated by reference in Bancolombia’s registration statement on Form F-4 of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may request a copy of these filings by writing or telephoning Bancolombia at its principal executive offices at the following address:

Bancolombia S.A.

Carrera 48 # 26-85 Avenida Los Industriales

Medellín, Colombia

Attention: Investor Relations

e-mail:ir@bancolombia.com.co

Telephone Number: (57) 604 404 1918

If you would like to request documents from us, please do so by April 10, 2025 in order to receive them before the Extraordinary General Shareholders’ Meeting.

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You should rely only on the information contained in this prospectus to vote on the Corporate Structure Changes Approval Matters. We have not authorized anyone to provide you with information different from that contained in the prospectus. This prospectus is dated March 21, 2025. You should not assume that the information contained in this prospectus is accurate as of any other date.

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Page
Exchange Rates	1
Forward-Looking Information	2
Summary	4
Bancolombia S.A.	4
The Corporate Structure Changes	5
Ownership of Grupo Cibest After the Corporate Structure Changes	7
Technical Study Rights and Withdrawal Rights	7
Conditions to the Completion of the Corporate Structure Changes	8
The Extraordinary General Shareholders’ Meeting	8
Accounting Treatment of the Corporate Structure Changes	9
U.S. Income Tax Consequences of the Share Exchange	9
Regulatory Matters	10
Completion and Effectiveness of the Corporate Structure Changes	10
Stock Exchange Listings	10
Questions About the Corporate Structure Changes	10

Risk Factors	11
Risks Relating to the Corporate Structure Changes and Share Exchange	11
Risks Relating to Grupo Cibest Common Shares, Preferred Shares and American Depositary Shares	13

The Extraordinary General Shareholders’ Meeting	15
Time, Place and Purpose	15
Voting Rights, Record Date and Votes Required	15
Share Ownership of Directors and Senior Management	16
Voting by Representative for Holders of Bancolombia’s Common and Preferred Shares	16
Voting Rights of Holders of Bancolombia ADSs	16

The Corporate Structure Changes	18
Background of the Corporate Structure Changes	18
Reasons for the Corporate Structure Changes	18
Certain Regulatory Capital Ratios and Financial Information	21
Exchange of Bancolombia S.A. Common Shares, Preferred Shares and American Depositary Shares Into Grupo Cibest Common Shares, Preferred Shares and American Depositary Shares	21
Governance Structure and Management Positions	22
Conditions to the Completion of the Corporate Structure Changes	22
Completion and Effectiveness of the Corporate Structure Changes	23
U.S. Income Tax Consequences of the Share Exchange	23
Accounting Treatment of the Corporate Structure Changes	23
Regulatory Matters	24
Technical Study Rights and Withdrawal Rights	24
Bylaws of Grupo Cibest	25

Information About Bancolombia S.A.	26

Supervision and Regulation of Grupo Cibest	29
Principal Regulations Applicable to Holding Companies	29
Principal Regulations Applicable to Bancolombia and Grupo Cibest’s Other Regulated Subsidiaries	29

Description of Bancolombia’s Capital Stock	30

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EXCHANGE RATES

This prospectus converts certain Colombian peso (or “COP”) amounts into U.S. dollars at specified rates solely for the convenience of the reader. The Federal Reserve Bank of New York does not report a rate for Colombian peso. Unless otherwise indicated, such Colombian peso amounts have been converted at the rate of COP 4,148.04 per US$1.00, which corresponds to the tasa representativa del mercado (“representative market rate”) calculated on June 30, 2024. The representative market rate is computed and certified by the Superintendencia Financiera de Colombia (the “Colombian Superintendence of Finance” or “SFC”) on a daily basis and represents the weighted average of the buy/sell foreign exchange rates negotiated on the previous day by certain financial institutions authorized to engage in foreign exchange transactions (including us). The SFC also calculates and certifies the average representative market rate for each month for purposes of preparing financial statements and converting amounts in foreign currency to Colombian peso. You should not construe these convenience conversions as a representation that the Colombian peso amounts correspond to, or have been or could be converted into U.S. dollars at the representative market rate or any other rate. On June 30, 2024 and June 30, 2023, the calculated representative market rate was COP 4,148.04 and COP 4,177.58 per US$1.00, respectively.

The following table sets forth the low and high Colombian peso per U.S. dollar exchange rates and the Colombian peso/U.S. dollar representative market rate calculated on the last day of the month, for each of the last six months:

Recent exchange rates of U.S. Dollars per Colombian Peso

Month	Low	High	Period-End
February 2025	4,073.56	4,198.66	4,134.04
January 2025	4,170.01	4,410.50	4,183.93
December 2024	4,324.19	4,462.97	4,409.15
November 2024	4,344.55	4,478.21	4,419.59
October 2024	4,173.66	4,413.46	4,409.57
September 2024	4,139.43	4,285.61	4,178.30

Source: SFC

The following table sets forth the Colombian peso/U.S. dollar representative market rate calculated on the last day of the year and the average Colombian peso/U.S. dollar representative market rate (calculated by using the average of the representative market rates on the last day of each month during the year) for each of the five most recent financial years.

Colombian Peso/US$1.00 representative market rate

Year	Period End	Average
2024	4,409.15	4,073.75
2023	3,822.05	4,330.14
2022	4,810.20	4,257.12
2021	3,981.16	3,747.24
2020	3,432.50	3,691.27

Source: SFC

FORWARD-LOOKING INFORMATION

This prospectus contains statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts, but instead represent only Bancolombia’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Bancolombia’s control. Words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “may,” “intend,” “plan,” “predict,” “target,” “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. All forward-looking statements are our management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to Bancolombia’s business, the factors relating to the Corporate Structure Changes discussed under “Risk Factors” and the risks related to the business of Grupo Cibest following the Corporate Structure Changes, among others, could cause Bancolombia’ s actual results to differ, possibly materially, from those described in these forward-looking statements. These forward-looking statements appear in a number of places in this prospectus and include, but are not limited to:

•

changes in general economic, business, political, social, fiscal or other conditions in Colombia, Panama, El Salvador, Guatemala or the other countries where Bancolombia operates; taking into account (i) economic challenges persisting due to high levels of inflation globally driven in part by supply chain disruptions and geopolitical tensions such as the continuing armed conflict in Ukraine and conflict in the Middle East, which pose potential impacts such as higher prices for energy, raw materials and agricultural items, among others; and (ii) an ambitious legal reform agenda that the government of Colombia is implementing;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in Bancolombia’s financing and other costs, or Bancolombia’s inability to obtain additional debt or equity financing on attractive terms;

•	prolonged inflation, changes in foreign exchange rates, interest rates and unemployment rates;

•	sovereign risks;

•	liquidity risks;

•	increases in delinquencies by Bancolombia’s borrowers;

•	lack of acceptance of new products or services by Bancolombia’s targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management, remittances, business and other industries in which Bancolombia operates;

•	failure to realize the anticipated benefits of the Corporate Structure Changes and adverse regulatory developments;

•	adverse determination of legal or regulatory disputes or proceedings and the consequences thereof;

•

changes in official policies, regulations and the Colombian government’s banking policy or the policies and regulations applicable to Grupo Cibest, as well as changes in laws, regulations or policies in other jurisdictions in which Bancolombia does business;

•

factors specific to Bancolombia, including changes to the estimates and assumptions underlying Bancolombia’s financial statements; Bancolombia’s success in identifying and managing risks (such as the incidence of loan delinquencies); Bancolombia’s inability to achieve Bancolombia’s financial and capital targets, which may result in failure to achieve any of the expected benefits of Bancolombia’s strategies; a reduction in Bancolombia’s credit ratings, which would decrease Bancolombia’s funding availability; failure to achieve satisfactory results in regulatory stress testing; and changes to the reliability and security of Bancolombia’s data management, data privacy, information and technology infrastructure, including cyber-attack threats which may impact Bancolombia’s ability to serve clients;

•	failure to attract, hire or retain key talent; and

•	other factors identified or discussed under “Risk Factors” in this prospectus and elsewhere in the documents incorporated in this prospectus by reference.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events or other factors.

SUMMARY

This summary highlights the material information appearing in this prospectus. However, it may not contain all of the information that is important to you. You should carefully read the entire prospectus for a complete understanding of the proposed Corporate Structure Changes, including the Share Exchange. In particular, you should read the documents attached to this prospectus and the other documents to which this prospectus refers you. See “Where You Can Find More Information.”

Bancolombia S.A.

Carrera 48 # 26-85, Avenida Los Industriales

Medellín, Colombia

Telephone: + 57 604 4041918

Bancolombia is one of the largest Colombian financial institutions, with a presence in other countries such as Panama, El Salvador, Puerto Rico, Guatemala and the United States, providing a wide range of financial products and services to a diversified individual, corporate, institutional and government customer base throughout Colombia, Latin America and the Caribbean region.

Bancolombia has grown substantially over the years, both through organic growth and acquisitions. As of June 30, 2024, Bancolombia had on a consolidated basis:

•	COP 352,199.1 billion in total assets;

•	COP 251,427.8 billion in total net loans and financial leases;

•	COP 257,869.3 billion in total deposits; and

•	COP 39,219.9 billion in stockholders’ equity attributable to the owners of the parent company.

Bancolombia’s consolidated net income attributable to equity holders for the six months ended June 30, 2024 and for the six months ended June 30, 2023 was COP 1,439.7 billion and COP 1,460.5 billion, respectively, representing an annualized average return on equity attributable to equity holders of 15.32% and 15.75%, respectively, and an annualized average return on assets of 1.69% and 1.70%, respectively.

Bancolombia is a stock company (sociedad anónima) domiciled in Medellín, Colombia, that operates under Colombian laws and regulations, principally the Colombian Code of Commerce, Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero—Decree 663 of 1993, as amended, the “Financial Statute”), and Decree 2555 of 2010, as amended from time to time. Bancolombia was incorporated in Colombia in 1945 under the name Banco Industrial Colombiano S.A. or “BIC.” In 1998, Bancolombia merged with Banco de Colombia S.A., and changed its legal name to Bancolombia S.A. On July 30, 2005, Conavi and Corfinsura merged with and into Bancolombia. Through this merger, Bancolombia gained important competitive advantages in retail and corporate banking that materially strengthened Bancolombia’s multi-banking franchise.

In May 2007, Bancolombia’s wholly-owned subsidiary Bancolombia (Panamá) S.A. (“Bancolombia Panama”) acquired Banagrícola S.A., which controls several subsidiaries, including Banco Agrícola S.A. (“Banco Agrícola”) in El Salvador, and is dedicated to banking, commercial and consumer activities and securities brokerage. Through this first international acquisition, Bancolombia gained a leadership position in the Salvadorian financial market.

In October 2013, Bancolombia acquired a one hundred percent (100%) interest of the outstanding equity of Banistmo S.A. (“Banistmo”), a Panamanian banking entity and its subsidiaries involved in the securities brokerage, trust, consumer finance, and leasing businesses in Panama.

Also, in October 2013, Bancolombia Panama acquired a 40% interest in Grupo Agromercantil Holding S.A. (“Grupo Agromercantil”), the parent company of Banco Agromercantil de Guatemala S.A. (“BAM”), and certain other companies dedicated to securities brokerage, insurance, and other financial businesses in Guatemala. Bancolombia Panama acquired an additional 20% interest and control of Grupo Agromercantil on December 30, 2015 and acquired the remaining 40% interest on September 29, 2020.

Since 1995, Bancolombia has maintained a listing on the NYSE, where American depositary shares each representing four of its preferred shares are traded under the symbol “CIB,” and on the Colombian Securities Exchange, where its preferred shares are traded under the symbol “PFBCOLOM.” Since 1981, Bancolombia’s common shares have been traded on the Colombian Securities Exchange under the symbol “BCOLOMBIA.”

The Corporate Structure Changes (see page 18)

Bancolombia has called an extraordinary general shareholders’ meeting (the “Extraordinary General Shareholders’ Meeting”) for its shareholders to vote on the Corporate Structure Changes Approval Matters relating to the Corporate Structure Changes that will involve the reorganization of Bancolombia and its affiliates under a new holding company named Grupo Cibest. As part of the Corporate Structure Changes, certain non-Colombian banking and non-banking subsidiaries of Bancolombia will be distributed to, and become direct wholly-owned subsidiaries of, Grupo Cibest.

Also, as part of the Corporate Structure Changes, each common share of Bancolombia will be exchanged for one common share of Grupo Cibest, and each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest by means of the Share Exchange, except for shares of Bancolombia held by Grupo Cibest. Holders of each American depositary share representing four preferred shares of Bancolombia (a “Bancolombia ADS”), will receive one American depositary share representing four preferred shares of Grupo Cibest (a “Grupo Cibest ADS”). Most holders of Bancolombia ADSs do not need to take any action in order to receive Grupo Cibest ADSs. For a more complete description of the procedure for the exchange of Bancolombia ADSs into Grupo Cibest ADSs in the Share Exchange that forms a part of the Corporate Structure Changes, see “The Corporate Structure Changes— Exchange of Bancolombia S.A. Common Shares, Preferred Shares and American Depositary Shares Into Grupo Cibest Common Shares, Preferred Shares and American Depositary Shares.”

In connection with the Share Exchange, Grupo Cibest will issue approximately 509,703,584 of its common shares to holders of Bancolombia’s common shares and 452,122,416 of its preferred shares to holders of Bancolombia’s preferred shares.

Certain elements of the Corporate Structure Changes, as set forth in more detail herein, must be approved by the holders of Bancolombia’s common shares and preferred shares at an extraordinary general shareholders’ meeting to be held at the main offices of Bancolombia located at Carrera 48 # 26 – 85, 11th floor, Medellín, Colombia on April 23, 2025 at 10:00 a.m. local time. We refer to the elements of the Corporate Structure Changes that are subject to shareholder approval as the “Corporate Structure Changes Approval Matters.” At the Extraordinary General Shareholders’ Meeting, the holders of Bancolombia’s common shares and preferred shares will vote on the Corporate Structure Changes Approval Matters.

We believe that the Corporate Structure Changes will allow us to optimize our capital structure and capital allocation strategy, strengthen our financial and non-financial businesses, enhance strategic flexibility, increase visibility into the organization’s value and mitigate risk as a lending institution.

The Corporate Structure Changes will involve the following series of steps (the “Transaction Steps”):

(1)	The distribution (escisión parcial por absorción) of Banagrícola S.A. and Grupo Agromercantil by Bancolombia Panama to Sociedad Beneficiaria BC Panamá S.A.S., a company established by

Bancolombia for the sole purpose of being the beneficiary of this distribution (the “Initial Distribution”);

(2)	The merger (fusión por absorción) of Sociedad Beneficiaria BC Panamá S.A.S. into Bancolombia (the “Merger”);

(3) The distribution (escisión parcial por absorción) of certain assets owned by Banca de Inversión Bancolombia S.A. Corporación Financiera (“Banca de Inversion”), including Wenia Ltd. (“Wenia”), Wompi S.A.S. (“Wompi”), Renting Colombia S.A.S (“Renting”), Nequi S.A. Compañía de Financiamiento (“Nequi”) and Negocios Digitales Colombia S.A.S. (“Negocios Digitales”), and other smaller investments in Internacional Ejecutiva de Aviación S.A., Puntos Colombia S.A.S. and Holding Bursátil Regional S.A, to Bancolombia (the “Asset Distribution”); and

(4) The (i) the distribution (escisión parcial por absorción) of Banistmo, Grupo Agromercantil, Banagrícola S.A., Negocios Digitales, Nequi, Renting, Wompi and Wenia, such that such entities become direct subsidiaries of Grupo Cibest and the distribution of smaller investments in Puntos Colombia S.A.S., P.A. Cadenalco 75 Años, Protección S.A. and Internacional Ejecutiva de Aviación S.A.S. to Grupo Cibest, and (ii) the Share Exchange, as a result of which each common share of Bancolombia will be exchanged for one common share of Grupo Cibest, each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest ((i) and (ii) together, the “Bancolombia Distribution”). Following the Bancolombia Distribution, Bancolombia will become a wholly-owned subsidiary of Grupo Cibest and Grupo Cibest will make an in kind contribution of 5.01% of Bancolombia’s common shares to four of its wholly-owned subsidiaries to comply with the Colombian Commercial Code which requires stock companies to have a minimum of five shareholders at all times and provides that no single shareholder may own 95% or more of a stock company’s subscribed capital stock.

Bancolombia’s organizational structure prior to the Corporate Structure Changes is illustrated by the following chart:

Grupo Cibest’s organizational structure after the Corporate Structure Changes is illustrated by the following chart:

Upon the completion of the Corporate Structure Changes, Bancolombia will continue to be the issuer of its bonds that are outstanding at the time of the Corporate Structure Changes.

Bancolombia, its affiliates and subsidiaries will continue to offer the same products and services in the same manner as they are currently offered. Clients will continue to be serviced through the same existing channels, and products will maintain the same terms and conditions, without any change or modification.

Ownership of Grupo Cibest After the Corporate Structure Changes

In connection with the Share Exchange, Grupo Cibest will issue 509,703,584 common shares to holders of Bancolombia’s common shares and 452,122,416 preferred shares to holders of Bancolombia’s preferred shares. Immediately following the Corporate Structure Changes, including the Share Exchange, former holders of Bancolombia’s common shares will own 100% of the issued common shares of Grupo Cibest (representing 53.0% of Grupo Cibest’s total shares) and former holders of Bancolombia’s preferred shares will own 100% of the issued preferred shares of Grupo Cibest (representing 47.0% of Grupo Cibest’s total shares), in the same proportion and quantity as they had before in Bancolombia. Approximately 29% of the issued preferred shares of Grupo Cibest (representing 13% of Grupo Cibest’s total shares) will be represented by Grupo Cibest ADSs.

Technical Study Rights and Withdrawal Rights (see page 24)

Under Colombian law, shareholders who own, individually or collectively, at least 5% of the outstanding shares of Bancolombia may request an independent technical study of the value of Bancolombia and Grupo Cibest and the corresponding exchange ratio (such right to request an independent technical study, the “Technical Study Right”). Notwithstanding the above, if the exchange rate and the valuation included in the proposed transaction is in accordance with the results of a technical study already provided, a new independent technical study may not be requested by shareholders. In anticipation of the Corporate Structure Changes, an independent technical study was commissioned by Bancolombia and completed by SBI Banca de Inversión S.A. (“SBI”), an independent investment bank in Colombia (such technical study, the “SBI Opinion”). Accordingly, shareholders will not be able to request a new independent technical study in connection with the Corporate Structure Changes. Bancolombia selected SBI to deliver the SBI Opinion because SBI demonstrated the experience and independence requirements that are required in order to provide the technical study under Colombian law, including having no prior material relationship in the past two years. At the date of this prospectus, SBI has presented to the SFC documents that demonstrate their professional suitability, moral solvency and experience for their evaluation by the SFC. SBI was hired exclusively to carry out the analysis required in order to provide the SBI Opinion and was given access to all the documents of the Corporate Structure Changes and all financial records, including those requested by SBI. A fee was negotiated for the delivery of the SBI Opinion, regardless of the conclusion. SBI was given access to all the information that they required in their evaluation and in preparation of the SBI Opinion. An English translation of the SBI Opinion is included as Annex IV to this prospectus. Any summary of the opinion of SBI set forth in this document is qualified in its entirety by reference to the full text of such written opinion. The exchange ratio resulting from the independent technical study is binding on all shareholders if the Corporate Structure Changes Approval Matters are approved, unless a supermajority of eighty-five percent (85%) of the shareholders (a “Supermajority”) determine to change the exchange ratio. If a Supermajority determines to change the exchange ratio, shareholders who do not agree to the exchange ratio determined by the Supermajority will have the right to withdraw and have their shares purchased in cash by Bancolombia at the price set forth in the independent technical study (such right, the “Withdrawal Rights”). Holders of Bancolombia ADSs opposing the Share Exchange will not have Technical Study Rights or Withdrawal Rights. See “Risk Factors—Holders of Bancolombia ADSs will not have the ability to exercise Withdrawal Rights associated with the preferred shares underlying their depositary shares.” Given that (i) by means of the Share Exchange, each common share of Bancolombia will be exchanged for one common share of Grupo Cibest, and each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest, and therefore that the Corporate Structure Changes will not alter shareholders’ relative holdings any manner and (ii) an independent technical study has already been completed, we do not anticipate that a Supermajority will vote to change the exchange ratio. For a more complete description of these Technical Study Rights and Withdrawal Rights and the SBI Technical Study, see “The Corporate Structure Changes—Technical Study Rights and Withdrawal Rights.”

Conditions to the Completion of the Corporate Structure Changes (see page 22)

The completion of the Corporate Structure Changes is subject to the satisfaction of the following conditions:

•	Approval by the SFC of the Corporate Structure Changes;

•	Approval by the regulatory authorities in each of Panamá and Guatemala of the aspects of the Corporate Structure Changes relevant to such jurisdiction as determined by applicable law;

•	The approval of the listing of Grupo Cibest’s common shares and preferred shares in Colombia by the SFC and the Colombian Securities Exchange; and

•	The approval of the Corporate Structure Changes Approval Matters by the holders of Bancolombia’s common shares and preferred shares at the Extraordinary General Shareholders’ Meeting.

The Extraordinary General Shareholders’ Meeting (see page 15)

The Extraordinary General Shareholders’ Meeting will be held at the main offices of Bancolombia located at Carrera 48 # 26 – 85, 11th floor, Medellín, Colombia on April 23, 2025 at 10:00 a.m. local time. At the meeting, Bancolombia shareholders will be asked to vote on the following matters, among others:

(1) The approval of Bancolombia’s unconsolidated financial statements as of June 30, 2024, for purposes of the Corporate Structure Changes set forth in items (2), (3) and (4);

(2) The approval of the Merger (fusión por absorción), including the agreement by and between Bancolombia and Sociedad Beneficiaria BC Panamá S.A.S., and annexes (the “Merger Agreement”) (an English translation of the Merger Agreement is included as Annex I to this prospectus);

(3) The approval of the Asset Distribution (escisión parcial por absorción), including the agreement by and between Bancolombia and Banca de Inversion, and annexes (the “Asset Distribution Agreement”) (an English translation of the Asset Distribution Agreement is included as Annex II to this prospectus);

(4) The approval of the Bancolombia Distribution (escisión parcial por absorción), including the agreement by and between Bancolombia and Grupo Cibest, and annexes, including the amendment of the Bylaws (the “Bancolombia Distribution Agreement”) (an English translation of the Bancolombia Distribution Agreement is included as Annex III to this prospectus);

(5) The approval of the amendment of the requirements for the appointment of Members of the Board of Directors;

(6) The approval of the amendment of the Bylaws and the elimination of Board of Directors positions;

(7) The approval of the election of the Board of Directors for the period April 2025–March 2027;

(8) The approval of the compensation of the Board of Directors; and

(9) The approval of the change in the allocation of the occasional reserve and an extraordinary dividend proposal.

We refer to the items listed above in (1)—(4) as the “Corporate Structure Changes Approval Matters.”

The approval of the Corporate Structure Changes Approval Matters at the Extraordinary General Shareholders’ Meeting will require (i) at least 50% plus one share of all shares issued by Bancolombia, including common and preferred shares, to be present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law, and that (ii) at least 50% plus one share of all of Bancolombia’s common and preferred shares present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law, vote in favor of the Corporate Structure Changes Approval Matters. Holders of Bancolombia ADSs will be entitled to instruct the depositary as to how to vote the preferred shares represented by such holders’ Bancolombia ADSs.

The approval of items (5), (6), (7), (8) and (9) will require (i) at least 50% plus one share of all of Bancolombia’s common shares to be present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law and that (ii) at least 50% plus one share of all of Bancolombia’s common shares present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law, vote in favor of the approval of these items.

Accounting Treatment of the Corporate Structure Changes (see page 23)

Under IFRS, we expect that the Corporate Structure Changes will be accounted for as a transaction among entities under common control applying the pooling of interests method of accounting. Upon the completion of the Corporate Structure Changes, Grupo Cibest will initially recognize the transferred assets and liabilities at their book value as of the date of the Corporate Structure Changes in its consolidated financial statements, and no goodwill will be recognized in connection with the transaction.

U.S. Income Tax Consequences of the Share Exchange (see page 23)

The Share Exchange will generally not be a taxable transaction for U.S. tax purposes. See “Tax Considerations—United States Taxation.”

Regulatory Matters (see page 24)

Through Resolution 0356 of February 28, 2025, the SFC resolved to: (i) not object to the merger of Sociedad Beneficiaria BC Panamá S.A.S., into Bancolombia; (ii) approve the distribution of certain assets and subsidiaries of Banca de Inversión Bancolombia to Bancolombia and (iii) approve the distribution of certain assets and subsidiaries of Bancolombia to Grupo Cibest. With the non-objection and the approvals issued by the SFC, all of the required regulatory authorizations regarding the Corporate Structure Changes have been obtained. For more details regarding the required regulatory approvals, see “The Corporate Structure Changes—Regulatory Matters.”

Completion and Effectiveness of the Corporate Structure Changes (see page 23)

We will complete the Corporate Structure Changes when all the conditions to completion of the Corporate Structure Changes are satisfied, including the approval of the Corporate Structure Changes Approval Matters by Bancolombia’s shareholders, and approvals by the SFC and other relevant regulatory authorities, which have been obtained as of February 28, 2025. See “The Corporate Structure Changes—Conditions to the Completion of the Corporate Structure Changes.” It is anticipated that the Corporate Structure Changes, including the Share Exchange, will become effective within 45 calendar days after the date of the Extraordinary General Shareholders’ Meeting.

Stock Exchange Listings (see page 24)

We expect to apply to list Grupo Cibest’s common shares and preferred shares on the Colombian Securities Exchange and to list the Grupo Cibest ADSs on the NYSE. We expect Grupo Cibest’s common shares and preferred shares will be listed on the Colombian Securities Exchange under the symbols CIBEST and PFCIBEST, respectively, and Grupo Cibest ADSs will be listed on the NYSE under the symbol “CIB”.

Questions About the Corporate Structure Changes

If you have any questions about the Corporate Structure Changes, the Share Exchange or the voting procedures in connection with the Extraordinary General Shareholders’ Meeting, you may contact:

Bancolombia S.A.

Carrera 48 # 26-85 Avenida Los Industriales

Medellín, Colombia

Attention: Investor Relations

Telephone: +57 604 404 1918

e-mail: ir@bancolombia.com.co

RISK FACTORS

As a result of the establishment of a holding company structure through the proposed Corporate Structure Changes, Bancolombia’s and Grupo Cibest’s businesses will be subject to the following new or increased risks. In addition to the risks described below, Bancolombia and Grupo Cibest will continue to be subject to the risks described in the documents that Bancolombia has filed with the SEC that are incorporated by reference into this prospectus. You should carefully consider the following risk factors as well as the other information contained or incorporated into this prospectus in deciding whether to vote in favor of the Corporate Structure Changes Approval Matters.

Risks Relating to the Corporate Structure Changes and Share Exchange

We may fail to realize the anticipated benefits of the Corporate Structure Changes and Share Exchange.

The success of the Corporate Structure Changes will depend, in large part, on the ability of Grupo Cibest to realize the anticipated benefits from the Corporate Structure Changes.

The Corporate Structure Changes and the integration of any companies Grupo Cibest may acquire in the future into the new holding company structure could require a significant amount of time, financial resources and management attention. The realization of the anticipated benefits of the new holding company structure may be blocked, delayed or reduced as a result of many factors, some of which may be outside of our control. These factors include:

•

difficulties in successfully designing and implementing any unforeseen necessary new or enhanced risk management operations and controls or information technology systems, personnel, policies and procedures as a result of the Corporate Structure Changes;

•	failure to leverage Grupo Cibest’s holding company structure to realize operational efficiencies;

•	difficulties in reorganizing personnel, networks and administrative functions;

•	restrictions under applicable financial conglomerates regulations and other regulations on transactions between the holding company and, or among, its subsidiaries; and

•	unforeseen contingent risks relating to the Corporate Structure Changes that may become apparent in the future.

Accordingly, we may not be able to realize the anticipated benefits of the new holding company structure that will be created pursuant to the Corporate Structure Changes.

Grupo Cibest will depend on limited forms of funding to fund its operations.

Grupo Cibest will have no significant assets other than the shares of its subsidiaries. Its primary sources of funding and liquidity will be dividends from its subsidiaries, sales of the interests in its subsidiaries and direct borrowings and issuances of equity or debt securities at the holding company level. Grupo Cibest’s ability to meet its obligations to its direct creditors and employees and its other liquidity needs and regulatory requirements will depend on timely and adequate dividend distributions from its subsidiaries and its ability to sell its securities or obtain credit from its lenders.

The ability of the subsidiaries of Grupo Cibest, including Bancolombia, to pay dividends to Grupo Cibest will depend on the financial condition and operating results of such subsidiaries. In the future, the subsidiaries of Grupo Cibest may enter into agreements, such as credit agreements with lenders or indentures relating to senior or subordinated debt instruments, that impose restrictions on their ability to make distributions to Grupo Cibest, and the terms of future obligations and the operation of Colombian law could prevent such subsidiaries from making sufficient distributions to Grupo Cibest to allow it to make payments on its outstanding obligations. See

“Risk Factors—As a holding company, Grupo Cibest will largely depend on receiving dividends from its subsidiaries to pay dividends on its common and preferred shares.” Any delay in receipt of or shortfall in payments to Grupo Cibest from its subsidiaries could result in Grupo Cibest’s inability to meet its liquidity needs and regulatory requirements.

In addition, creditors of Grupo Cibest will generally not be able to assert claims on the assets of the subsidiaries of Grupo Cibest. As for any holding company, Grupo Cibest’s inability to sell its securities or obtain funds from its lenders on favorable terms, or at all, could also result in Grupo Cibest’s inability to meet its liquidity needs and regulatory requirements.

As a holding company, Grupo Cibest will largely depend on receiving dividends from its subsidiaries to pay dividends on its common and preferred shares.

Since the principal assets at the holding company level will be the shares of its subsidiaries, Grupo Cibest’s ability to pay dividends on its common and preferred shares will largely depend on dividend payments from those subsidiaries. The ability of Grupo Cibest’s subsidiaries to pay dividends may be subject to regulatory restrictions under applicable law.

With respect to Colombian law, which is applicable to Bancolombia and certain other subsidiaries of Grupo Cibest incorporated under Colombian law, under the Colombian Commerce Code, a company must distribute at least 50% of its annual net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders determine the dividends. If the total amount of all reserves of a company exceeds its outstanding capital, this percentage is increased to 70%. The minimum dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common shares present at the meeting. Under Colombian law, annual net profits are to be applied as follows:

•	first, an amount equivalent to 10% of net profits is allocated to the legal reserve until such reserve is equal to at least 50% of the paid-in capital;

•	second, payment of the minimum dividend on the preferred shares; and

•

third, allocation of the remainder of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and the President and may, subject to further reserves required by the bylaws, be distributed as dividends. In accordance with Colombian law, the dividends payable to the holders of common shares cannot exceed the dividends payable to holders of the preferred shares.

Grupo Cibest’s subsidiaries may not continue to meet the applicable legal and regulatory requirements for the payment of dividends in the future. If they fail to do so, they may stop paying or reduce the amount of the dividends they pay to Grupo Cibest, which would have an adverse effect on its ability to pay dividends on its common and preferred shares.

The pro forma regulatory capital ratios and financial information included in this prospectus are presented for illustrative purposes only and may not be an indication of the Bancolombia or Grupo Cibest’s, as applicable, regulatory capital ratios or financial condition following the Corporate Structure Changes.

The historical pro forma and estimated pro forma regulatory capital ratios and financial information contained in this prospectus are presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates and may not be an indication of Bancolombia’s regulatory capital ratios or Grupo Cibest’s financial condition following the Corporate Structure Changes. The assumptions used in preparing the historical pro forma and pro forma estimated regulatory capital ratios and financial information may prove to be inaccurate, and other factors may affect Bancolombia’s regulatory capital ratios or Grupo Cibest’s financial condition following the Corporate Structure Changes, which may cause such regulatory capital ratios and financial condition to differ materially from what is presented in this prospectus.

The exercise of Withdrawal Rights in respect of a significant number of common shares or preferred shares could increase the costs of the Share Exchange, reduce the capital of Grupo Cibest and hurt its financial condition.

While under Colombian law, shareholders who own, individually or collectively, at least 5% of the outstanding shares of Bancolombia may exercise a Technical Study Right, Bancolombia has already commissioned a technical study which has been completed by SBI for the Corporate Structure Changes. The exchange ratio resulting from such technical study is binding on all shareholders unless a Supermajority determines to change the exchange ratio. If the Supermajority determines to change the exchange ratio, shareholders who do not agree to the exchange ratio determined by such Supermajority have Withdrawal Rights such that the shareholders have the right to withdraw and have their shares purchased in cash by Bancolombia at the price set forth in the independent technical study. If shareholders exercise their Withdrawal Rights, we will be required to pay for the shares by expending funds to purchase such shares, which could increase the costs of the Share Exchange and reduce or adversely affect the capital of Grupo Cibest and its financial condition. Given that (i) by means of the Share Exchange, each common share of Bancolombia will be exchanged for one common share of Grupo Cibest, and each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest, and therefore the Corporate Structure Changes will not alter shareholders’ relative holdings any manner and (ii) an independent technical study has already been completed, we do not anticipate that a Supermajority will vote to change the exchange ratio.

Holders of Bancolombia ADSs will not have the ability to exercise Withdrawal Rights associated with the preferred shares underlying their depositary shares.

Bancolombia’s shareholders may exercise certain Withdrawal Rights under Colombian law as described herein. However, if you are a holder of Bancolombia ADSs, you will not have the ability to exercise the Withdrawal Rights in respect of the Share Exchange even if you oppose it, and the depositary will not take any action in respect of exercising these rights, even if requested to do so by Bancolombia ADS holders.

Risks Relating to Grupo Cibest Common Shares, Preferred Shares and American Depositary Shares

There has been no prior market for Grupo Cibest common shares, preferred shares or American depositary shares, and the Share Exchange may not result in an active or liquid market for Grupo Cibest common shares, preferred shares or American depositary shares.

Grupo Cibest has been formed as a new entity in connection with the Corporate Structure Changes. Accordingly, there will be no public market for Grupo Cibest common shares, preferred shares or ADSs prior to their issuance in connection with the Share Exchange. We expect that Grupo Cibest will list its common shares and preferred shares on the Colombian Securities Exchange at the time of the Share Exchange and will list the Grupo Cibest ADSs on the NYSE. However, an active public market in Grupo Cibest common shares, preferred shares or ADSs may not develop or be sustained after their issuance.

The initial market price of Grupo Cibest common shares, preferred shares and ADSs immediately after their issuance is expected to be determined, among other things, by the market prices of Bancolombia common shares, preferred shares and ADSs prior to the Share Exchange. The initial market price of Grupo Cibest common shares, preferred shares and ADSs may not be indicative of prices that will prevail in the trading market over a longer period. You may not be able to resell your Grupo Cibest common shares, preferred shares or ADSs at or above the initial market price. Market prices of Colombian companies’ stock have been and continue to be volatile. Volatility in the price of Grupo Cibest common shares, preferred shares and ADSs may be caused by factors outside of Grupo Cibest’s control and may be unrelated or disproportionate to Grupo Cibest’s operating results.

Ownership of Grupo Cibest common shares and preferred shares are restricted under Colombian law.

We are organized as a stock company (sociedad anónima). Our corporate existence is subject to the rules applicable to commercial companies, principally the Colombian Commercial Code which requires stock companies to have a minimum of five shareholders at all times and provides that no single shareholder may own 95% or more of our subscribed capital stock. Article 262 of the Colombian Commerce Code prohibits our subsidiaries from acquiring our stock. These rules will similarly be applicable to Grupo Cibest following the Corporate Structure Changes.

Under the Financial Statute, any transaction resulting in an individual or entity holding 10% or more of the outstanding shares of any Colombian financial institution, including transactions resulting in holding American depositary shares representing 10% or more of outstanding shares, is subject to the prior authorization of the SFC. This restriction will be indirectly applicable to Grupo Cibest as the parent of Bancolombia. The SFC must evaluate any proposed transaction resulting in a change of ownership of 10% or more of the outstanding shares of a Colombian financial institution based on the criteria and guidelines specified in the Financial Statute. Transactions entered into without the prior approval of the SFC are null and void and cannot be recorded in the institution’s stock ledger. These restrictions are equally applicable to Colombian and foreign investors. To the extent that you enter into a transaction that exceeds the applicable limits set forth above without the prior authorization of the SFC, such transaction will be null and void and cannot be recorded in our stock ledger.

A holder of Grupo Cibest ADSs will not be able to exercise Withdrawal Rights provided under Colombian law unless it has withdrawn the underlying Grupo Cibest preferred shares and become a direct shareholder.

In some limited circumstances, certain shareholders may exercise Withdrawal Rights under Colombian law. However, holders of Grupo Cibest ADSs will not be able to exercise such rights and the depositary will not do so on their behalf. The deposit agreement, among Grupo Cibest, The Bank of New York Mellon, as depositary (referred to herein as the “depositary” with respect to the Bancolombia ADSs and the Grupo Cibest ADSs), Grupo Cibest ADS holders and all other persons indirectly or beneficially holding Grupo Cibest ADSs (the “Grupo Cibest deposit agreement”) will not require the depositary to take any action in respect of exercising any such rights. In such a situation, holders of Grupo Cibest ADSs would have to withdraw the underlying preferred shares from the American depositary share facility (and incur charges relating to such withdrawal) and become Grupo Cibest’s direct shareholders prior to the date of the shareholders’ meeting at which the relevant transaction is to be approved, in order to exercise Withdrawal Rights under Colombian law.

A holder of Grupo Cibest preferred shares or ADSs may not be able to enforce a judgment of a foreign court against Grupo Cibest.

Grupo Cibest is a corporation with limited liability organized under the laws of Colombia. We expect that substantially all of its directors and officers will reside in Colombia, and all or a significant portion of the assets of such directors and officers and a substantial majority of Grupo Cibest’s assets will be located in Colombia. As a result, it may not be possible for holders of Grupo Cibest common shares, preferred shares or ADSs to effect service of process within the United States, or to enforce in the United States against Grupo Cibest or its directors and officers judgments obtained in United States courts based on the civil liability provisions of the federal securities laws of the United States. There may be doubt as to the enforceability in Colombia, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated on the U.S. federal securities laws, as the Supreme Court of Justice of Colombia (Corte Suprema de Justicia de Colombia), determines whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur.

Grupo Cibest’s bylaws contain an arbitration provision that provides for the exclusive jurisdiction of an arbitral tribunal to be seated at the Medellín Chamber of Commerce. The arbitration provision provides that any conflict arising between the shareholders and Grupo Cibest or between the shareholders and Grupo Cibest’s directors, or between the shareholders themselves which have not been resolved by direct agreement must be resolved by the arbitral tribunal. However, if the parties bring before the Colombian courts any conflict that arises between them, and none of them objects to the judicial proceeding, it will be understood that the parties have waived the arbitration clause in favor of the proceeding before the Colombian courts.

THE EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

Time, Place and Purpose

The Extraordinary General Shareholders’ Meeting is scheduled to be held at the main offices of Bancolombia located at Carrera 48 # 26 – 85, 11th floor, Medellín, Colombia on April 23, 2025 at 10:00 a.m. local time. The Extraordinary General Shareholders’ Meeting is being held so that the holders of Bancolombia’s common shares and holders of Bancolombia’s preferred shares can consider and vote upon certain matters.

Specifically, Bancolombia shareholders will be asked to vote on the following matters, among others:

(1) The approval of Bancolombia’s unconsolidated financial statements as of June 30, 2024, for purposes of the Corporate Structure Changes set forth in items (2), (3) and (4);

(2) The approval of the Merger (fusión por absorción), including the Merger Agreement (an English translation of the Merger Agreement is included as Annex I to this prospectus);

(3) The approval of the Asset Distribution (escisión parcial por absorción), including the Asset Distribution Agreement (an English translation of the Asset Distribution Agreement is included as Annex II to this prospectus);

(4) The approval of the Bancolombia Distribution (escisión parcial por absorción), including the Bancolombia Distribution Agreement (an English translation of the Bancolombia Distribution Agreement is included as Annex III to this prospectus);

(5) The approval of the amendment of the requirements for the appointment of Members of the Board of Directors;

(6) The approval of the amendment of the Bylaws and the elimination of Board of Directors positions;

(7) The approval of the election of the Board of Directors for the period April 2025-March 2027;

(8) The approval of the compensation of the Board of Directors; and

(9) The approval of the change in the allocation of the occasional reserve and an extraordinary dividend proposal.

We refer to the items listed above in (1)—(4) as the “Corporate Structure Changes Approval Matters.”

Voting Rights, Record Date and Votes Required

Holders of common shares and holders of preferred shares recorded on Bancolombia’s shareholder register as of the date of the Extraordinary General Shareholders’ Meeting will be entitled to vote, either in person or by representative by granting powers of attorney in writing to authorized representatives, in accordance with Colombian law, at the Extraordinary General Shareholders’ Meeting. Holders of Bancolombia ADSs as of March 19, 2025 will be entitled to instruct the depositary as to how to vote the preferred shares represented by such holders’ Bancolombia ADSs at the Extraordinary General Shareholders’ Meeting. Each common share and each preferred share present or represented at the meeting will be entitled to one vote on the matters for which the shareholder is entitled to vote. The depositary sets the voting record date with respect to Bancolombia ADSs.

The approval of the Corporate Structure Changes Approval Matters at the Extraordinary General Shareholders’ Meeting will require (i) at least 50% plus one share of all shares issued by Bancolombia, including common and preferred shares, to be present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law, and that (ii) at least 50% plus one share of all of Bancolombia’s common and preferred shares present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law, vote in favor of the Corporate Structure Changes Approval Matters.

The approval of items (5), (6), (7), (8) and (9) will require (i) at least 50% plus one share of all of Bancolombia’s common shares to be present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law and that (ii) at least 50% plus one share of all of Bancolombia’s common shares present at the Extraordinary General Shareholders’ Meeting, either in person or through a representative in accordance with Colombian law, vote in favor of the approval of these items.

Share Ownership of Directors and Senior Management

As of October 31, 2024, the latest date for which such information is currently available, Juan David Escobar owns 88 common shares, and Bancolombia’s senior management and directors do not otherwise own common or preferred shares of Bancolombia.

However, senior management are paid 30% of their yearly bonus in units of a fund, managed by Protección S.A., which invests exclusively in common and preferred shares of Bancolombia. Each contribution has a vesting period of three (3) years after it is made, and the management decisions over those shares are made by Protección S.A., in its role as investment manager.

The board of directors are paid 30% of their compensation in units of a fund, managed by Protección S.A., which invests exclusively in common and preferred shares of Bancolombia. Each contribution has a vesting period of two (2) years after it is made, and the management decisions over those shares are made by Protección S.A., in its role as investment manager.

Voting by Representative for Holders of Bancolombia’s Common and Preferred Shares

Holders of Bancolombia’s common shares and holders of Bancolombia’s preferred shares may vote either in person at the Extraordinary General Shareholders’ Meeting or by representative by granting powers of attorney in writing to authorized representatives, in accordance with Colombian law. Bancolombia recommends sending a scanned copy of the power of attorney to asamblea@bancolombia.com.co, no later than April 22 at 3:00 p.m. Powers of attorney may not be granted to Bancolombia employees nor to any other person directly or indirectly related to the management of Bancolombia.

Voting Rights of Holders of Bancolombia ADSs

Holders of Bancolombia ADSs as of March 19, 2025 will be entitled to instruct the depositary as to how to vote the preferred shares represented by such holders’ Bancolombia ADSs at the Extraordinary General Shareholders’ Meeting. The Bank of New York Mellon will mail a voting instruction card to registered holders of Bancolombia ADSs as of March 19, 2025. Voting instructions may be delivered to the depositary by completing, signing and delivering a voting instruction card to the depositary prior to the applicable cut-off date. For a holder’s voting instructions to be valid, the depositary must receive the voting instruction card by no later than 12:00 p.m. (New York Time) on April 17, 2025. Persons that hold Bancolombia ADSs in accounts with brokers or other securities intermediaries should receive voting instructions from their broker or other securities intermediaries and must follow those instructions in order to give voting instructions. Although there is no guarantee, the depositary will try to vote the preferred shares represented by a holder’s Bancolombia ADSs in accordance with the instructions of the holder, as far as practical and subject to the requirements of Colombian law. Holders of Bancolombia ADSs will be able to change their voting instructions after they send their voting instruction card by sending a revised voting card to the depositary, or in accordance with the instructions received from their securities intermediaries. However, such revised voting instructions will not be valid unless they are received by the cutoff date and time specified on the voting card or in the instructions from the securities intermediary.

In accordance with the terms of the deposit agreement for the Bancolombia ADSs (the “Bancolombia deposit agreement”), The Bank of New York Mellon will, to the extent it does not receive timely voting instructions from a holder of Bancolombia ADSs, vote the shares represented by such unvoted Bancolombia ADSs in the same manner and in the same proportion on each matter as the holders of all of the outstanding preferred shares are voted on any particular matter.

If you are a holder of Bancolombia ADSs and have further questions as to how to exercise your voting rights, you should contact the depositary at:

The Bank of New York Mellon

240 Greenwich Street, 8W, New York, NY 10286

www.adrbnymellon.com

Michael Vexler

Telephone: (+1) 212-815-2838

e-mail: michael.vexler@bnymellon.com

Angela Soares

Telephone: (+1) 212-815-5822

e-mail: angela.soares@bny.com

THE CORPORATE STRUCTURE CHANGES

Background of the Corporate Structure Changes

Bancolombia’s board of directors has determined that it would be beneficial for shareholders of Bancolombia to vote on the Corporate Structure Changes Approval Matters and other matters identified in “The Extraordinary General Shareholders’ Meeting—Time, Place and Purpose.”

Accordingly, Bancolombia anticipates providing notice on March 21, 2025 of the calling of the Extraordinary General Shareholders’ Meeting at which holders of Bancolombia’s common shares and preferred shares will vote on the Corporate Structure Changes Approval Matters and other matters identified in “The Extraordinary General Shareholders’ Meeting—Time, Place and Purpose.”

Reasons for the Corporate Structure Changes

The purpose of the Corporate Structure Changes is to reorganize Bancolombia and its affiliates under a holding company structure. We expect that the establishment of a holding company structure will allow us to optimize our capital structure and capital allocation strategy, strengthen our financial and non-financial businesses, enhance strategic flexibility, increase visibility into the organization’s value and mitigate risk as a lending institution.

We believe that the establishment of a holding company structure will allow us to:

i)

Optimize our capital structure and capital allocation strategy: The Corporate Structure Changes will result in Grupo Cibest becoming the parent company of, in addition to Bancolombia, Banistmo, Banagrícola S.A., Grupo Agromercantil, and Nequi as well as other entities for which Bancolombia is currently the parent company. We expect that Grupo Cibest will be able to more efficiently allocate capital for each subsidiary according to the needs of each business. In addition, we anticipate that the improvements to the capital structure of Bancolombia and its affiliates resulting from the Corporate Structure Changes will facilitate opportunities for portfolio growth or the distribution of future dividends. In addition, and as part of the capital allocation strategy following the Corporate Structure Changes, the introduction of a holding company structure will allow for the possibility of share repurchase programs in the future (subject to shareholder approval), which are not possible under our current structure.

ii)

Strengthen our financial and non-financial businesses: Grupo Cibest will be able to continue exploring new non-financial business alternatives separately from regulated financial entities in order to maximize value for investors and continue contributing to the growth of the organization. Because Grupo Cibest, as an intermediate holding company according to Colombia Financial Conglomerate Law, will not have capital adequacy requirements, Grupo Cibest will have the flexibility to carry out non-financial businesses through entities that will not require additional capital, therefore optimizing common equity tier 1 capital. The holding company structure will provide the organization the flexibility required so that future strategic growth opportunities can be developed independently from regulated financial entities.

iii)

Enhance strategic flexibility: Future acquisitions made by Grupo Cibest will not have an impact on the regulatory capital of the regulated financial entities and will also shield the regulated financial entities from risks or additional capital requirements associated with these transactions. Additionally, the divestment or impairment of investments that are not directly owned by Bancolombia will not have an impact on Bancolombia’s solvency, providing Grupo Cibest with certain investment opportunities that are not available to Bancolombia currently.

iv)

Increase visibility into our value: We believe the Corporate Structure Changes will increase visibility into the real value of our organization and its various components. Currently, ascribing a value to our business is complicated by the fact that Bancolombia is both a parent company of financial and non-financial entities and an operating company at the same time. Banistmo, Banagrícola S.A. (parent of Banco Agrícola), Grupo Agromercantil (parent of BAM), Wenia, Nequi and certain of our other subsidiaries becoming separate subsidiaries of Grupo Cibest, rather than subsidiaries of Bancolombia, will facilitate the independent valuation of each of those entities as well as Bancolombia. We believe the Corporate Structure Changes will enhance how investors view and value our organization by making it easier for the market to understand and determine its fair value.

v)

Mitigate risk as a lending institution: The Corporate Structure Changes will mitigate risks to Bancolombia arising from its current regional exposure and multi-sector businesses. Because Bancolombia will cease to be the parent company for various non-Colombian entities, Bancolombia will be insulated from potential risks arising in those other jurisdictions. Additionally, the Corporate Structure Changes will provide for the separation of the financial businesses from most of the existing non-financial businesses, largely isolating Bancolombia’s statement of financial position from the risks associated with such non-financial businesses. Finally, Bancolombia’s solvency ratio will be subject to less exchange rate volatility as a result of the significant reduction of dollar-denominated investments in its statement of financial position.

As part of the Corporate Structure Changes, by means of the Share Exchange, each common share of Bancolombia will be exchanged for one common share of Grupo Cibest, and each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest, except for shares of Bancolombia held by Grupo Cibest. Holders of each Bancolombia ADS, which represents four preferred shares of Bancolombia, will receive one Grupo Cibest ADS, which will represent four preferred shares of Grupo Cibest.

In addition to the Share Exchange, Bancolombia will distribute certain assets, liabilities and equity of certain of its subsidiaries that will become direct subsidiaries of Grupo Cibest in the Corporate Structure Changes. Specifically, in connection with the Corporate Structure Changes, (i) Bancolombia Panama will distribute Banagrícola S.A. and Grupo Agromercantil to Sociedad Beneficiaria BC Panamá S.A.S., (ii) Sociedad Beneficiaria BC Panamá S.A.S. will merge into Bancolombia, (iii) Banca de Inversion will distribute certain assets, including Wenia, Wompi, Renting, Nequi and Negocios Digitales and other smaller investments in Internacional Ejecutiva de Aviación S.A., Puntos Colombia S.A.S. and Holding Bursátil Regional S.A, to Bancolombia and (iv) Bancolombia will distribute Banistmo, Grupo Agromercantil, Banagrícola S.A., Negocios Digitales, Nequi, Renting, Wompi and Wenia, as well as smaller investments in Puntos Colombia S.A.S., P.A. Cadenalco 75 Años, Protección S.A. and Internacional Ejecutiva de Aviación S.A.S. to Grupo Cibest. Bancolombia Panama, Bancolombia Puerto Rico Internacional Inc. (“Bancolombia Puerto Rico”), Fiduciaria Bancolombia S.A. (“Fiduciaria Bancolombia”), Valores Bancolombia S.A. Comisionista de Bolsa (“Valores Bancolombia”) and Banca de Inversion will remain wholly-owned subsidiaries of Bancolombia. Following the Bancolombia Distribution, Bancolombia will become a wholly-owned subsidiary of Grupo Cibest and Grupo Cibest will make an in kind contribution of 5.01% of Bancolombia’s common shares to four of its wholly-owned subsidiaries to comply with the Colombian Commercial Code which requires stock companies to have a minimum of five shareholders at all times and provides that no single shareholder may own 95% or more of a stock company’s subscribed capital stock.

Bancolombia’s organizational structure prior to the Corporate Structure Changes is illustrated by the following chart:

Grupo Cibest’s organizational structure after giving effect to the Corporate Structure Changes is illustrated by the following chart:

We may decide to make further changes to Grupo Cibest’s organizational structure after completion of the Corporate Structure Changes as we seek to maximize management efficiency under the new holding company structure. For example, subsequent to the establishment of Grupo Cibest, we plan to review the conversion of certain of Bancolombia’s remaining subsidiaries to direct subsidiaries of Grupo Cibest, as it might be advantageous for future business development. In addition, new companies may be added as subsidiaries of Grupo Cibest as strategically necessary through acquisitions or other strategic transactions.

Upon the completion of the Corporate Structure Changes, Bancolombia will continue to be the issuer of its bonds that are outstanding at the time of the Corporate Structure Changes.

Bancolombia, its affiliates and subsidiaries will continue to offer the same products and services in the same manner as they are currently offered. Clients will continue to be serviced through the same existing channels, and products will maintain the same terms and conditions, without any change or modification.

Certain Regulatory Capital Ratios and Financial Information

As discussed above, it is expected that the Corporate Structure Changes will help improve the capital structure of Bancolombia and its affiliates in order to maximize opportunities for portfolio growth or the distribution of future dividends and share repurchase programs.

Set forth below are (i) certain pro forma regulatory capital ratios and financial information giving effect to the Corporate Structure Changes on Bancolombia as of June 30, 2024 and (ii) certain estimated pro forma financial information for Grupo Cibest as of December 31, 2024 and for the year ended December 31, 2024.

Certain Bancolombia Pro Forma Regulatory Capital Ratios and Financial Information

On a pro forma basis giving effect to the Corporate Structure Changes, as of June 30, 2024, on a consolidated basis Bancolombia’s (i) primary capital to risk-weighted assets ratio (“Tier 1 Capital Ratio”) would have been 10.33% (as compared to 10.98% on a historical basis without giving effect to the Corporate Structure Changes), (ii) Solvency Ratio, which is calculated by the ordinary basic capital after deductions plus additional capital (tier 2) divided by the financial institution’s total risk-weighted assets and off-balance sheet items plus market risk and operational risk on a consolidated basis would have been 12.52% (as compared to 12.60% on a historical basis without giving effect to the Corporate Structure Changes).

Certain Grupo Cibest Estimated Pro Forma Financial Information

In addition, we project that on a pro forma basis giving effect to the Corporate Structure Changes, Grupo Cibest’s (i) “Double Leverage Ratio”, which is calculated as Grupo Cibest’s (on an individual basis) investments in subsidiaries plus goodwill and intangibles divided by its equity, as of December 31, 2024, will be approximately 103%, (ii) Tangible Common Equity Ratio (“TCE Ratio”), which is calculated as Grupo Cibest’s (on a consolidated basis) tangible common equity divided by its tangible assets, as of December 31, 2024, will be approximately 9%, (iii) the Debt / Net Income Ratio, which is calculated as Grupo Cibest’s (on an individual basis) total debt divided by its net income, as of December 31, 2024, will be approximately 0.6x and (iv) dividend coverage, which is calculated as Grupo Cibest’s (on an individual basis) total debt divided by dividends received from operating subsidiaries, for the year ended December 31, 2024 will be approximately 0.4x.

The foregoing historical pro forma and estimated pro forma Tier 1 Capital Ratio, Solvency Ratio, Double Leverage Ratio, TCE Ratio, Debt / Net Income Ratio and dividend coverage are presented for informational purposes only. Bancolombia’s pro forma Tier 1 Capital Ratio and Solvency Ratio are not necessarily indicative of what such measures would have been had the Corporate Structure Changes been completed as of June 30, 2024. In addition, Grupo Cibest’s estimated Double Leverage Ratio, TCE Ratio, Det / Net Income Ratio and dividend coverage for the year ended December 31, 2024 are forward-looking information, are subject to many risks and uncertainties and reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the above projections not to be achieved can be found under “Risk Factors” in this prospectus and elsewhere in the documents incorporated in this prospectus by reference. Readers are therefore cautioned to not place undue reliance on such data.

Exchange of Bancolombia S.A. Common Shares, Preferred Shares and American Depositary Shares Into Grupo Cibest Common Shares, Preferred Shares and American Depositary Shares

As part of the Share Exchange, each common share of Bancolombia will be exchanged for one common share of Grupo Cibest, and each preferred share of Bancolombia will be exchanged for one preferred share of Grupo Cibest, except for shares of Bancolombia held by Grupo Cibest. The holder of each Bancolombia ADS, which represents four preferred shares of Bancolombia, will receive one Grupo Cibest ADS, which will represent four preferred shares of Grupo Cibest.

For common shares or preferred shares held by Bancolombia’s shareholders in book-entry form, Depósito Centralizado de Valores de Colombia—Deceval S.A. (“Deceval”) will cancel Bancolombia’s deposit eligibility once the Share Exchange is completed, and no action regarding a surrender will be required by the holders of such shares.

On the effective date of the Share Exchange, the newly issued Grupo Cibest common shares and preferred shares will be deposited with Deceval, which will be the clearing agency for such stock, and the Deceval will register the newly issued Grupo Cibest common shares and preferred shares in book-entry form in the names of the holders of Bancolombia’s common shares and preferred shares of record as of the effective date of the Share Exchange as consideration for the common shares and preferred shares of Bancolombia previously surrendered or cancelled.

When the Grupo Cibest preferred shares issued in respect of the Bancolombia preferred shares underlying the Bancolombia ADSs are credited to the account of The Bank of New York Mellon, as depositary, at Fiduciaria Bancolombia, Fiduciaria Bancolombia will notify The Bank of New York Mellon of such deposit. The depositary will deposit those Grupo Cibest ADSs under the Grupo Cibest deposit agreement. We describe such Grupo Cibest deposit agreement under “Description of Grupo Cibest American Depositary Shares.” After the Grupo Cibest preferred shares are deposited, the depositary will call for surrender of all Bancolombia ADSs to be exchanged on a one-for-one basis into Grupo Cibest ADSs. A form of the Grupo Cibest deposit agreement is filed as an exhibit to the registration statement on Form F-4 of which this prospectus forms a part.

Persons that hold Bancolombia ADSs in accounts with brokers or other securities intermediaries do not need to take any action and Grupo Cibest ADSs will automatically be credited to their accounts, replacing the Bancolombia ADSs. Persons that are registered holders of uncertificated Bancolombia ADSs also do not need to take any action. The depositary will deem their Bancolombia ADSs to have been surrendered and will register uncertificated Grupo Cibest ADSs in the names of those holders. The depositary will mail letters of transmittal to registered holders of certificated Bancolombia ADSs. Upon receipt from a registered holder of a signed letter of transmittal, together with the American Depositary Receipt or Receipts evidencing that holders Bancolombia ADSs, the depositary will register uncertificated Grupo Cibest ADSs in the name of that holder. The Bank of New York Mellon and Bancolombia have agreed to waive the payment of fees chargeable by the depositary to the holders of Bancolombia ADSs in connection with the Share Exchange.

Any taxes or governmental charges payable by holders of American depositary shares will be charged by The Depository Trust Company, or DTC, participants to the accounts of the beneficial owners of Bancolombia ADSs (as of the close of business on the day prior to the effective date of the Share Exchange), and will be remitted to The Bank of New York Mellon, as depositary for the Bancolombia ADSs, by DTC and its participants on behalf of the beneficial owners.

Governance Structure and Management Positions.

Upon completion of the Corporate Structure Changes, it is expected that the board of directors and senior management of Bancolombia will become the board of directors and senior management of Grupo Cibest. See “Management of Grupo Cibest.”

Conditions to the Completion of the Corporate Structure Changes

The completion of the Corporate Structure Changes is subject to satisfaction of the following conditions:

•	Approval by the SFC of the Corporate Structure Changes;

•	Approval by the regulatory authorities in each of Panamá and Guatemala of the aspects of the Corporate Structure Changes relevant to such jurisdiction as determined by applicable law;

•	The approval of the listing of Grupo Cibest’s common shares and preferred shares in Colombia by the SFC and the Colombian Securities Exchange; and

•	The approval of the Corporate Structure Changes Approval Matters by the holders of Bancolombia common shares and preferred shares at the Extraordinary General Shareholders’ Meeting.

Under Colombian law, certain shareholders who oppose the Share Exchange may exercise certain Technical Study Rights and Withdrawal Rights. See “The Corporate Structure Changes—Technical Study Rights and Withdrawal Rights.”

Completion and Effectiveness of the Corporate Structure Changes

We will complete the Corporate Structure Changes when all the conditions to completion of the Corporate Structure Changes are satisfied, including the requisite approvals of the SFC, and other relevant regulatory authorities, which have been obtained as of February 28, 2025, and the approval of the Corporate Structure Changes Approval Matters by Bancolombia’s shareholders. See “The Corporate Structure Changes—Conditions to the Completion of the Corporate Structure Changes.” It is anticipated that the Corporate Structure Changes, including the Share Exchange, will become effective as soon as practicable, but in any case within 45 calendar days after the date of the Extraordinary General Shareholders’ Meeting.

U.S. Income Tax Consequences of the Share Exchange

The exchange of Bancolombia common shares, preferred shares or ADSs for corresponding interests in Grupo Cibest will generally not be a taxable transaction for U.S. tax purposes. A U.S. holder’s tax basis in Grupo Cibest common shares, preferred shares or ADSs received in the Share Exchange will generally equal the U.S. holder’s tax basis in the Bancolombia common shares, preferred shares or ADSs exchanged (subject to certain adjustments described under “Tax Considerations—United States Taxation”), and a U.S. holder’s holding period in Grupo Cibest common shares, preferred shares or ADSs received will generally include the holder’s holding period in Bancolombia common shares, preferred shares or ADSs exchanged. If you exercise your Withdrawal Rights for your common shares or preferred shares and we purchase such shares for cash, the transaction will be treated for U.S. tax purposes as a taxable sale of your shares. See “Tax Considerations—United States Taxation.”

Accounting Treatment of the Corporate Structure Changes

The Corporate Structure Changes involving Bancolombia’s shareholders is a transaction among entities under common control, for which there is no specifically applicable accounting standard under IFRS. In the absence of an IFRS accounting standard that specifically applies to a transaction, the management of the relevant company must use its judgment in developing and applying an accounting policy in accordance with paragraphs 10 and 11 of International Accounting Standard 8, Accounting Policies, Changes in Accounting Estimates and Errors. In making such judgment, the management of the company may consider similar accounting standards and accepted industry practices, and accordingly, we expect that the Corporate Structure Changes will be accounted for as a transaction among entities under common control applying the pooling of interests method of accounting. Upon the completion of the Corporate Structure Changes, Grupo Cibest will initially recognize the transferred assets and liabilities at their book value as of the date of the Corporate Structure Changes in its consolidated financial statements, and no goodwill will be recognized in connection with the transaction.

In addition, the unconsolidated financial statements of Bancolombia as of June 30, 2024 being presented for approval by Bancolombia’s common shareholders at the Extraordinary General Shareholders’ Meeting were prepared in accordance with Colombian Banking GAAP.

Regulatory Matters

We have summarized below the material regulatory requirements affecting the Corporate Structure Changes, including the Share Exchange. Although we have not yet received all of the required approvals we discuss below, we anticipate that we will receive all required approvals prior to the initial notice to shareholders of the Extraordinary General Shareholders’ Meeting.

Under Colombian Law, we are required to obtain an approval for each transaction step of the Corporate Structure Changes in Colombia from the SFC. We submitted an application for approval of each transaction step of the Corporate Structure Changes in Colombia from the SFC on August 30, 2024. Through Resolution 0356 of February 28, 2025, the SFC resolved to: (i) not object to the merger of Sociedad Beneficiaria BC Panamá S.A.S., into Bancolombia; (ii) approve the distribution of certain assets and subsidiaries of Banca de Inversión Bancolombia to Bancolombia and (iii) approve the distribution of certain assets and subsidiaries of Bancolombia to Grupo Cibest. With the non-objection and the approvals issued by the SFC, all of the required regulatory authorizations regarding the Corporate Structure Changes have been obtained.

Under Panamanian Law, the distribution of Banagrícola S.A. and Grupo Agromercantil by Bancolombia Panama to Sociedad Beneficiaria BC Panamá S.A.S. and the change of ownership of Banistmo must be approved by the Superintendency of Banks in Panamá. We submitted an application for such approvals during the month of September 2024, and we have received all required authorizations from the Superintendency of Banks in Panamá on October 10, 2024. The Superintendency of Capital Markets in Panama, must be notified the changes in ownership of Valores Banitsmo. We expect to notify the Superintendency of Capital Markets in Panamá of the transaction shortly after the initial filing by Bancolombia with the SEC of the registration statement on Form F-4 of which this prospectus forms a part.

The authorities in El Salvador and Guatemala must approve the change in ownership of each entity registered in the relevant jurisdiction. We submitted applications for such approvals, and we have received all required authorizations from the authorities on January 27, 2025.

Stock Exchange Listings

We expect to apply to list Grupo Cibest’s common shares and preferred shares on the Colombian Securities Exchange and to list the Grupo Cibest ADSs on the NYSE. We expect Grupo Cibest’s common shares and preferred shares will be listed on the Colombian Securities Exchange under the symbols CIBEST and PFCIBEST, respectively, and Grupo Cibest ADSs will be listed on the NYSE under the symbol “CIB”.

Technical Study Rights and Withdrawal Rights

Under Colombian law, shareholders who own, individually or collectively, at least 5% of the outstanding shares of Bancolombia may exercise a Technical Study Right. An independent technical study, the SBI Opinion, has already been completed for the Corporate Structure Changes. Because an independent technical study has already been completed and the exchange ratio has been determined by such initial independent technical study, shareholders may not request a secondary independent technical study. The exchange ratio resulting from the independent technical study is binding on all shareholders, unless a Supermajority determines to change the exchange ratio. If a Supermajority determines to change the exchange ratio, shareholders who do not agree to the exchange ratio determined by the Supermajority will have the right to withdraw and have their shares purchased in cash at the price set forth in the independent technical study within the month following the date of the meeting.

The SBI Opinion

Bancolombia retained SBI in May 2024 to complete the technical study in connection with the Corporate Structure Changes. Under Colombian law, the independent technical study must be done by a national or foreign professional firm designated by mutual agreement between the interested entities. SBI was selected because SBI demonstrated the experience and independence requirements that are required in order to provide the technical study under Colombian law, including having no prior material relationship with Bancolombia in the past 2 years. The suitability and independence of such firm to conduct the independent technical study is required to be assessed by the SFC. The suitability and independence of SBI is being assessed by the SFC. At the date of this prospectus, SBI has presented to the SFC documents that demonstrate their professional suitability, moral solvency and experience for their evaluation by the SFC.

Prior Relationships

During the two-year period prior to the date of the SBI Opinion, no material relationship existed between SBI or its affiliates or unaffiliated representatives and Bancolombia or any of its affiliates pursuant to which compensation was received by SBI.

Procedures

In connection with the preparation of its opinion, SBI reviewed the following documents: 1) the financial statements as of June 30, 2024 for Bancolombia and Banca de Inversion including the opinion issued by PWC Contadores y Auditores S.A.S. and the interim financial statements as of June 30, 2024 of Bancolombia Panama with an annex of the main balance sheet accounts and investments to be spun off using the same accounting standards and policies as those used for Bancolombia, (2) pro-forma financial statements for the divested, beneficiary and merged companies in each of the Transaction Steps, (3) the terms of exchange for the shareholders of Bancolombia and Banca de Inversion, (4) the notices submitted to the SFC for the merger of Sociedad Beneficiaria BC Panamá S.A.S. into Bancolombia, the distribution of certain assets by Banca de Inversion to Bancolombia and the distribution of certain assets by Bancolombia to Grupo Cibest and (5) the drafts of the Bancolombia Distribution Agreement and the Asset Distribution Agreement.

Methodology

In order to determine the value of the shares in the Transaction Steps, SBI utilized book value methodology in accordance with IAS27 issued by the International Accounting Standards Board which is to be used for changes in corporate structures. SBI used a cut-off of June 30, 2024.

Conclusions

The SBI Opinion concluded that the valuation methodology used and the corporate structure that will result from the Corporate Structure Changes will not cause any material improvement or impairment of assets to shareholders and thus, that the terms and results are reasonable and equitable. Additionally, SBI concluded that the Bancolombia Distribution would not result in any benefit or detriment to the shareholders of Bancolombia, as a whole or individually. The SBI Opinion also concluded that the Corporate Structure Changes does not result in any unfair profit for any person within the Corporate Structure Changes.

An English translation of the SBI Opinion dated August 26, 2024, which sets forth assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with the SBI Opinion, is included as Annex IV to this prospectus. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the scope of the review undertaken by SBI in rendering the SBI Opinion. The SBI Opinion is not a recommendation as to how any shareholder should vote with respect to the Corporate Structure Changes or any other matter. The summary of the SBI Opinion set forth above is qualified in its entirety by reference to the full text of the opinion.

Bylaws of Grupo Cibest

The bylaws of Grupo Cibest are intended to be essentially equivalent to those of Bancolombia, with the rights of shareholders and corporate governance provisions remaining substantially the same. The only changes are those needed to reflect the status of Grupo Cibest as a holding company rather than an operating bank. The bylaws of Grupo Cibest will be filed as an exhibit to the registration statement on Form F-4 filed by Bancolombia with the SEC, of which this prospectus forms a part.

INFORMATION ABOUT BANCOLOMBIA S.A.

For information about us, including an overview of Bancolombia’s business, organizational structure and property and a review of Bancolombia’s operations and financial results, see the 2023 Annual Report. The following information supplements certain information about Bancolombia appearing under the headings corresponding to the headings below in the 2023 Annual Report, as of June 30, 2024 and for the six-month periods ended June 30, 2024 and 2023 and for the three-month periods ended June 30, 2024 and 2023.

Selected Financial Data

Condensed Consolidated Interim Statement of Financial Position of Bancolombia and its Subsidiaries

As of June 30, 2024 and December 31, 2023

(Stated in millions of Colombian pesos)

	Note	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	4	31,465,176	39,799,609
Financial assets investments	5.1	30,573,634	25,674,195
Derivative financial instruments	5.2	3,444,239	6,252,270

Financial assets investments and derivative financial instruments		34,017,873	31,926,465

Loans and advances to customers		268,108,682	253,951,647
Allowance for loans, advances and lease losses		(16,680,835)	(16,223,103)

Loans and advances to customers, net	6	251,427,847	237,728,544

Assets held for sale and inventories, net		993,902	906,753
Investment in associates and joint ventures		2,850,311	2,997,603
Investment properties	8	5,423,018	4,709,911
Premises and equipment, net	9	6,048,006	6,522,534
Right-of-use assets, lease		1,668,641	1,634,045
Goodwill and intangible assets, net	7	9,191,298	8,489,697
Deferred tax, net	10	796,955	685,612
Other assets, net		8,316,045	7,528,036

TOTAL ASSETS		352,199,072	342,928,809

LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	11	257,869,276	247,941,180
Interbank deposits and repurchase agreements and other similar secured borrowing		1,105,983	1,076,436
Derivative financial instruments	5.2	3,680,218	6,710,364
Borrowings from other financial institutions	12	12,938,759	15,648,606
Debt instruments in issue	13	16,107,674	14,663,576
Lease liabilities		1,817,740	1,773,610
Preferred shares		555,152	584,204
Current tax		695,645	164,339
Deferred tax, net	10	2,128,321	1,785,230
Employee benefit plans		895,682	882,954
Other liabilities	14	14,199,672	12,648,581

TOTAL LIABILITIES		311,994,122	303,879,080

	Note	June 30, 2024	December 31, 2023
EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,857,454	4,857,454
Appropriated reserves	16	22,632,835	20,044,769
Retained earnings		2,675,951	2,515,278
Net income attributable to equity holders of the Parent Company		3,103,246	6,116,936
Accumulated other comprehensive income, net of tax		5,469,515	4,074,161

SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		39,219,915	38,089,512

Non-controlling interest		985,035	960,217

TOTAL EQUITY		40,204,950	39,049,729

TOTAL LIABILITIES AND EQUITY		352,199,072	342,928,809

The notes to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus form an integral part of these Condensed Consolidated Interim Financial Statements.

Condensed Consolidated Interim Statement of Income of Bancolombia and its Subsidiaries

For the six-month periods ended June 30, 2024 and 2023 and the three-month periods ended June 30, 2024 and 2023

(Stated in millions of Colombian pesos, except earnings per share stated in units of pesos)

	For the six-month periods ended June 30			Quarterly
	Note	2024	2023	2024	2023
Interest on loans and financial leases
Commercial		8,358,202	8,595,698	4,160,195	4,392,859
Consumer		4,340,212	5,175,769	2,188,049	2,583,004
Mortgage		2,032,457	2,112,444	1,019,405	996,325
Financial leases		1,872,129	1,899,985	917,304	971,439
Small business loans		104,983	87,351	51,279	41,868

Total interest income on loans and financial leases		16,707,983	17,871,247	8,336,232	8,985,495

Interest on debt instruments using the effective interest method	17.1	497,912	503,397	240,138	253,026

Total interest on financial instruments using the effective interest method		17,205,895	18,374,644	8,576,370	9,238,521

Interest income on overnight and market funds		126,418	103,627	64,595	48,436
Interest and valuation on financial instruments	17.1	708,556	(20,467)	302,510	(212,274)

Total interest and valuation on financial instruments		18,040,869	18,457,804	8,943,475	9,074,683

Interest expenses	17.2	(7,695,965)	(8,166,276)	(3,756,886)	(4,141,013)

	For the six-month periods ended June 30			Quarterly
	Note	2024	2023	2024	2023
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		10,344,904	10,291,528	5,186,589	4,933,670

Credit impairment charges on loans, advances and financial leases, net	6	(2,957,924)	(4,102,779)	(1,623,061)	(2,058,130)
Credit recovery (impairment) for other financial instruments, net		24,161	(25,065)	4,278	(24,070)

Total credit impairment charges, net		(2,933,763)	(4,127,844)	(1,618,783)	(2,082,200)

Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		7,411,141	6,163,684	3,567,806	2,851,470

Commissions income	17.3	3,699,938	3,451,440	1,948,046	1,767,456
Commissions expenses	17.3	(1,669,168)	(1,451,846)	(918,235)	(769,458)

Total commissions, net		2,030,770	1,999,594	1,029,811	997,998

Other operating income	17.4	1,370,413	2,109,605	741,084	1,119,725
Dividends and net income on equity investments	17.5	(140,768)	228,906	(225,575)	112,270

Total operating income, net		10,671,556	10,501,789	5,113,126	5,081,463

Operating expenses
Salaries and employee benefits	18.1	(2,683,347)	(2,676,774)	(1,348,396)	(1,353,981)
Other administrative and general expenses	18.2	(2,437,740)	(2,339,859)	(1,259,988)	(1,198,981)
Taxes other than income tax	18.2	(780,826)	(694,729)	(389,932)	(346,834)
Impairment, depreciation and amortization	18.3	(564,675)	(531,273)	(289,733)	(271,177)

Total operating expenses		(6,466,588)	(6,242,635)	(3,288,049)	(3,170,973)

Profit before income tax		4,204,968	4,259,154	1,825,077	1,910,490

Income tax	10	(1,058,203)	(1,012,699)	(363,323)	(426,328)

Net income		3,146,765	3,246,455	1,461,754	1,484,162

Net income attributable to equity holders of the Parent Company		3,103,246	3,177,268	1,439,774	1,460,491
Non-controlling interest		43,519	69,187	21,980	23,671

Basic and Diluted earnings per share to common shareholders, stated in units of Colombian pesos	19	3,256	3,333	1,511	1,533

The notes to our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus form an integral part of these Condensed Consolidated Interim Financial Statements.

SUPERVISION AND REGULATION OF GRUPO CIBEST

Principal Regulations Applicable to Holding Companies

As an issuer of securities traded on the Colombian Securities Exchange, Grupo Cibest will be subject to the control of the SFC, under Law 964 of 2005 and Decree 2555 of 2010. This oversight includes the verification of compliance with all local laws related to corporate governance of issuers, which includes, among others, disclosure of certain information to the market, periodic reports to be furnished to the SFC and the market, as well as minimum corporate governance requirements.

Additionally, according to Law 1870 of 2017, Grupo Cibest will be a part of the conglomerate defined as the Sura-Bancolombia financial conglomerate, which includes all supervised entities in Colombia, all intermediate holding companies and all foreign financial entities for Sura and Bancolombia, which involves cross-border consolidated supervision based on four pillars: (i) integrated risk management, (ii) prudential requirements, (iii) cooperation and information exchange and (iv) protocols for cross-border investment management.

Once the Corporate Structure Changes are completed, Grupo Cibest’s financial subsidiaries, including banks, stock brokerage firms and trust companies, will be subject to the regulations of the jurisdictions in which they operate, and to the oversight of the local authorities. These regulations do not extend automatically to Grupo Cibest, as it is not a financial institution.

Principal Regulations Applicable to Bancolombia and Grupo Cibest’s Other Regulated Subsidiaries

For a description of regulations applicable to Bancolombia in Colombia and regulated financial entities in other jurisdictions that will be subsidiaries of Grupo Cibest, see “Item 4.B.8 Business Overview—Supervision and Regulation” in the 2023 Annual Report, which is incorporated by reference into this prospectus.

DESCRIPTION OF BANCOLOMBIA’S CAPITAL STOCK

For a description of the material terms of Bancolombia’s capital stock under its bylaws currently in effect, and of certain relevant provisions of Colombian corporate law, see “Item 10.B. Memorandum and Articles of Association” in the 2023 Annual Report, which is incorporated by reference into this prospectus.

DESCRIPTION OF GRUPO CIBEST’S CAPITAL STOCK

The following description of Grupo Cibest’s common and preferred shares is a summary of the material terms of Grupo Cibest’s bylaws and Colombian corporate law regarding Grupo Cibest’s common and preferred shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read the form of Grupo Cibest’s bylaws which are filed as an exhibit to the registration statement on Form F-4 filed by Bancolombia with the SEC, of which this prospectus forms a part. The following description is qualified in its entirety by reference to Grupo Cibest’s bylaws and applicable law.

Capital Stock

Total Shares. Upon the completion of the Corporate Structure Changes, Grupo Cibest’s authorized capital stock will be COP 700 billion divided into 1,400,000,000 shares of a par value of COP 500 each, which must belong to one of the following classes: (i) common shares, (ii) privileged shares; and (iii) shares with preferred dividend and no voting rights (“preferred shares”). Pursuant to Articles 5 and 8 of the bylaws, all shares issued will have the same par value.

Common Shares. Following completion of the Corporate Structure Changes, we anticipate that 509,704,584 common shares of Grupo Cibest will be outstanding.

Preferred Shares. Following completion of the Corporate Structure Changes, we anticipate that 452,122,416 preferred shares of Grupo Cibest will be outstanding.

Stock Options. Bancolombia does not currently have any stock options outstanding and following completion of the Corporate Structure Changes, no stock options of Grupo Cibest will be outstanding.

Registration and Transfer

The Grupo Cibest common and preferred shares will be evidenced by a dematerialized global certificate held for custody by Deceval, in registered form without dividend coupons attached. Grupo Cibest will maintain a stock registry through Deceval and only those holders listed in that stock registry as holders of common or preferred shares will be recognized by Grupo Cibest as holders of common or preferred shares. Each registration or transfer of common or preferred shares will be effected only by the book entry record on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith. The Bank of New York Mellon, which will act as depositary for the Grupo Cibest American depositary receipt (or “ADR”) facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of Grupo Cibest ADSs representing the preferred shares, which will be deposited with Fiduciaria Bancolombia, as agent of the depositary (the “custodian”).

In general, transfers of shares of listed companies in Colombia are required to be effected through the Colombian Securities Exchange. The following transfers, however, are not required to be effected through the Colombian Securities Exchange: (i) transfers between shareholders that have the same beneficial owner provided that such condition is previously evidenced to the SFC; (ii) transfers by operation of law (such as inheritance, liquidation of companies or judicial decisions, among others); (iii) transfers as payment in kind provided that a one year pre-existence of the payment obligation is evidenced to the SFC; and (iv) transfers whose amount do not exceed the value of 66,000 Unidades de Valor Real (or “UVRs”, a Colombian inflation-adjusted monetary index calculated by the Board of Directors of the Central Bank of Colombia and generally used for pricing home-mortgage loans; as of June 30, 2024 approximately U.S.$5,936). Neither Grupo Cibest nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.

Colombian securities regulations forbid a shareholder to prearrange transactions on shares of listed companies unless the prearrangement is disclosed publicly and to the SFC at least one month in advance.

Under the Financial Statute, any transaction resulting in an individual or entity holding 10% or more of the outstanding shares of any Colombian financial institution, including transactions resulting in holding American depositary shares representing 10% or more of outstanding shares, is subject to the prior authorization of the SFC. This restriction will be indirectly applicable to Grupo Cibest as the parent of Bancolombia. The SFC must evaluate any proposed transaction resulting in a change of ownership of 10% or more of the outstanding shares of a Colombian financial institution based on the criteria and guidelines specified the Financial Statute. Transactions entered into without the prior approval of the SFC are null and void and cannot be recorded in the institution’s stock ledger. These restrictions are equally applicable to Colombian and foreign investors. To the extent that you enter into a transaction that exceeds the applicable limits set forth above without the prior authorization of the SFC, such transaction will be null and void and cannot be recorded in our stock ledger.

Voting Rights

Common Shares.

The holders of common shares will be entitled to vote on the basis of one vote per share on any matter subject to approval at a general shareholders’ meeting. These general meetings may be ordinary meetings or extraordinary meetings.

Ordinary general shareholders’ meetings will occur at least once a year but no later than three months after the end of the prior fiscal year, for the following purposes: (i) to consider the approval of Grupo Cibest’s annual report, including the financial statements for the preceding fiscal year; (ii) to review the annual report prepared by the external auditor; (iii) to determine the compensation for the members of the board of directors, and the external auditor (the external auditor compensation will be determined every two years); (iv) to elect, every two years, the members of the board of directors and the external auditor; and (v) to determine the dividend policy and the allocation of profits, if any, of the preceding fiscal year, as well as any retained earnings from previous fiscal years.

Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes. The general shareholders’ meeting may validly meet without prior notice, when holders representing all outstanding shares are duly represented at the meeting.

Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call will require the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting will be called at which the presence of one or more holders of shares entitled to vote at the relevant meeting will constitute a quorum, regardless of the number of shares represented.

General shareholders’ meetings may be called by the board of directors, the CEO or the external auditor of Grupo Cibest.

In addition, two or more shareholders representing at least 10% of the outstanding shares will have the right to request that a general shareholders’ meeting be convened. Notice of ordinary meetings and extraordinary meetings convened to approve fiscal year-end financial statements, the increases of authorized capital, the reduction of the outstanding capital, the merger, spin-off or sale of more than 25% of the assets, liabilities and contracts, and the election of members of the board, will be required to be published in one newspaper of wide circulation at Grupo Cibest’s principal place of business at least 15 business days prior to such meeting. Notice of other meetings will be required to be published in one newspaper of wide circulation at Grupo Cibest’s principal place of business at least 5 calendar days prior to such meeting listing the matters to be addressed at such meeting.

Except when Colombian law or Grupo Cibest’s bylaws will require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of shares represented at the meeting. Pursuant to Colombian law and/or Grupo Cibest’s bylaws, special majorities will be required to adopt the following corporate resolutions:

(i)	a favorable vote of at least 70% of the shares represented at a general shareholders’ meeting will be required to approve the issuance of shares without preemptive rights available for shareholders;

(ii)

a favorable vote of at least 78% of the holders of represented common shares to decide not to distribute as dividend at least 50% of the annual net profits of any given fiscal year. If the amount of the reserves exceeds one hundred per cent (100%) the subscribed capital, the previous percentage will be raised to seventy per cent (70%);

(iii)	a favorable vote of at least 80% of the holders of represented common shares and 80% of the holders of outstanding preferred shares to approve the payment of the dividend in shares; and

(iv)

a favorable vote of at least 70% of the holders of common shares and of outstanding preferred shares to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert those preferred shares into common shares.

Preferred Shares.

The holders of preferred shares will not be entitled to receive notice of, attend to or vote at any general shareholders’ meeting except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any shareholders’ meeting, whenever a shareholders’ vote is required on the following matters, in addition to those indicated above:

(i)

When voting amendments that could impair the preferred shares’ rights, or the conversion of the preferred shares to common shares, a favorable vote of a minimum of seventy percent (70%) of the holders of outstanding common shares and of outstanding preferred shares.

(ii)	When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

(iii)

When the preferred dividend has not been fully paid during two consecutive fiscal years. In this event, holders of such shares will retain their voting rights until the corresponding dividends have been fully paid to them.

(iv)

When the general shareholders’ meeting orders the payment of dividends with issued shares. In this event a favorable vote of at least 80% of the holders of represented common shares and 80% of the holders of outstanding preferred shares shall be required.

(v)

if at the end of a fiscal year, Grupo Cibest’s profits are not enough to pay the minimum dividend and the Superintendence of Finance, by its own decision or upon request of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from Grupo Cibest by Grupo Cibest’s directors or officers decreasing the profits to be distributed, the Superintendence of Finance may resolve that holders of preferred shares may participate with speaking and voting rights at the general shareholders’ meeting, in the terms established by law.

(vi)

When the registration of shares at the Colombian Securities Exchange or at the Superintendence of Finance, is suspended or canceled. In this event, voting rights will be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Grupo Cibest must cause a notice of any meeting at which holders of preferred shares are entitled to vote to be mailed to each record holder of preferred shares. Each notice will be required to include a statement stating: (i) the date of the meeting; (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote; and (iii)  instructions for the delivery of proxies.

Dividends

Common Shares.

Once the unconsolidated financial statements are approved by the general shareholders meeting, the appropriation for the payment of taxes of the corresponding taxable year has been made, and the transfers to the reserves have been performed, then they can determine the allocation of distributable profits, if any, of the preceding year.

Under the Colombian Commercial Code, a company must distribute at least 50% of its annual net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders determine the dividends. If the total amount segregated in all reserves of a company exceeds its outstanding capital, this percentage is increased to 70%. The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common stock present at the meeting. Under Colombian law and Grupo Cibest’s bylaws annual net profits are to be applied as follows:

(i)	first, an amount equivalent to 10% of net profits is segregated to build a legal reserve until that reserve is equal to at least 50% of Grupo Cibest’s paid-in capital;

(ii)	second, payment of the minimum dividend on the preferred shares; and

(iii)

third, allocation of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and the President and may, subject to further reserves required by the bylaws, be distributed as dividends.

Under Grupo Cibest’s bylaws, the dividends payable to the holders of common shares cannot exceed the dividends payable to holders of the preferred shares. Grupo Cibest’s bylaws will require Grupo Cibest to maintain a reserve fund equal to 50% of paid-in capital. All common shares that are fully paid-in and outstanding at the time a dividend or other distribution is declared will be entitled to share equally in that dividend or other distribution.

The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of Grupo Cibest’s employees.

Preferred Shares.

Holders of preferred shares will be entitled to receive dividends based on the net profits of the preceding fiscal year, after deducting losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a non-cumulative minimum preferred dividend equal to one percent (1%) yearly of the subscription price of the preferred share, provided this dividend is higher than the dividend assigned to common shares. If this is not the case, the dividend will be increased to an amount that is equal to the per share dividend on the common shares. The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares.

Payment of the preferred dividend will be made at the time and in the manner established in the general shareholders’ meeting and with the priority indicated by Colombian law.

In the event that the holders of preferred shares have not received the minimum dividend for a period in excess of two consecutive fiscal years, they will acquire certain voting rights. See “Description of Grupo Cibest’s Capital Stock—Voting Rights—Preferred Shares.”

General Considerations Relating to Dividends.

In the general shareholders’ meeting, shareholders will determine the effective date, the system and the place for payment of dividends, including payment in installments.

Dividends declared on the common shares and the preferred shares will be payable to the record holders of those shares, as they are recorded on Grupo Cibest’s stock registry, on the appropriate record dates as determined by the Colombian Stock Exchange.

Any dividend in shares payable by Grupo Cibest will be paid in common shares to the holders of common shares and in preferred shares to the holders of preferred shares. Nonetheless, shareholders at the general shareholders’ meeting may authorize the payment in common shares to all shareholders.

In accordance with Colombian law, any dividend in shares will require the approval of at least 80% of the shares represented at the shareholders’ meeting where such vote is taking place. In the event that such voting majority is not obtained, shareholders may individually elect to receive a stock dividend or a cash dividend.

Preemptive Rights and Other Anti-Dilution Provisions

Under Grupo Cibest’s bylaws, the holders of common shares will determine in their meeting the amount of authorized capital stock, and the board of directors will have the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated at the general shareholders’ meeting. The issuance of preferred shares will always be required to be first approved at the general shareholders’ meeting, which will determine the nature and extent of any privileges, according to the bylaws and Colombian law.

Grupo Cibest’s bylaws and Colombian law will require that, whenever Grupo Cibest issues new shares of any outstanding class, it must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of the aggregate capital stock of Grupo Cibest. These rights are called preemptive rights. See Item 3. “Key Information—D. Risk Factors—Preemptive rights may not be available to holders of American Depositary Receipts (“ADRs”) evidencing ADSs” in the 2023 Annual Report.

Shareholders at a general meeting of shareholders may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least seventy per cent (70)% of the shares represented at the meeting. Preemptive rights will be required to be exercised within the period stated in the share placement terms of the increase, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

Liquidation Rights

Grupo Cibest will be dissolved if certain events take place, including the following:

•	Grupo Cibest’s term of existence, as stated in the bylaws, expires without being extended by the shareholders prior to its expiration date;

•	by decision of the general shareholders’ meeting; and

•	in certain other events expressly provided for by Colombian law and Grupo Cibest’s bylaws.

Upon dissolution, a liquidator must be appointed by the general shareholders’ meeting to wind up its affairs.

Upon liquidation, holders of fully paid preferred shares will be entitled to receive in Colombian pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the nominal value of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in Grupo Cibest’s surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.

Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the nominal value of the common shares, the surplus assets will be distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.

Rights of Dissenting Shareholders

Under the Colombian Commerce Code, shareholders are bound by all general decisions made at shareholders’ meetings, except that dissenting or shareholders absent from a shareholders’ meeting have redemption rights when a merger, transformation or spin-off is approved at such shareholders’ meeting that impairs the economics rights of the shareholders or would increase their level of liability. Additionally, in the event Grupo Cibest were to withdraw its listing from the stock exchange, dissenting or absent shareholders have redemption rights. Further, shareholders who do not agree with decisions made at shareholders’ meetings have the right to challenge decisions that do not conform to requirements under Colombian law or the bylaws.

Other Provisions

Limits on Purchases and Sales of Capital Stock by Related Parties

Pursuant to the Colombian Commerce Code, the members of Grupo Cibest’s board of directors and certain of Grupo Cibest’s principal executive officers (administradores) may not, directly or indirectly, buy or sell shares of Grupo Cibest’s capital stock while they hold their positions, except when dealing with nonspeculative operations and in that case they need to obtain the prior authorization of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote) or when deemed relevant by the board of directors of Grupo Cibest with the authorization of the shareholders’ meeting the affirmative vote of the ordinary majority foreseen in the bylaws, excluding the vote of the petitioner.

Redemption

Under Colombian law, Grupo Cibest may repurchase shares of its capital stock, as long as any repurchases are approved at a shareholders’ meeting and the repurchases meet certain Colombian law requirements.

Limitations on the Rights to Hold Securities

There are no limitations in Grupo Cibest’s bylaws or Colombian law on the rights of Colombian residents or foreign investors to own the shares of Grupo Cibest, or on the right to hold or exercise voting rights with respect to those shares.

Restrictions on Change of Control Mergers, Acquisitions or Corporate Restructuring of the Company

Under Colombian law and Grupo Cibest’s bylaws, the general shareholders’ meeting has full and exclusive authority to approve any corporate restructuring including, mergers or spin-offs upon authorization by the Colombian Superintendence of Finance.

Ownership Threshold Requiring Public Disclosure

Grupo Cibest will be required to disclose to the Superintendence of Finance at the end of each fiscal quarter the names of the shareholders of Grupo Cibest, indicating at least, the twenty-five shareholders with the highest number of shares.

Colombian securities regulations set forth the obligation to disclose any material event or relevant fact. Any transfer of shares equal to or greater than 5% of Grupo Cibest’s capital stock or any person acquiring a percentage of shares that would make him the beneficial owner of 5% or more of Grupo Cibest’s capital stock, is a material event, and therefore, must be disclosed to the market through the channels set forth by the Superintendence of Finance.

Changes in the Capital of the Company

There will be no conditions in Grupo Cibest’s bylaws governing changes in Grupo Cibest’s capital stock that are more stringent than those required under Colombian law.

DESCRIPTION OF GRUPO CIBEST AMERICAN DEPOSITARY SHARES

Unless otherwise indicated, all references in this section to “American Depositary Shares” or “ADSs” are to Grupo Cibest American depositary shares and all references to “shares” are to Grupo Cibest preferred shares.

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver Grupo Cibest ADSs. Each Grupo Cibest ADS will represent four preferred shares (or a right to receive four preferred shares) deposited with Fiduciaria Bancolombia, as custodian for the depositary in Colombia. Each Grupo Cibest ADS will also represent any other securities, cash or other property that may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the Grupo Cibest ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold Grupo Cibest ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of Grupo Cibest ADSs, registered in your name, or (ii) by having uncertificated Grupo Cibest ADSs registered in your name, or (B) indirectly by holding a security entitlement in Grupo Cibest ADSs through your broker or other financial institution that is a direct or indirect participant in the DTC. If you hold Grupo Cibest ADSs directly, you are a registered Grupo Cibest ADS holder, also referred to as a Grupo Cibest ADS holder. This description assumes you are a Grupo Cibest ADS holder. If you hold the Grupo Cibest ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Grupo Cibest ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated Grupo Cibest ADSs will receive statements from the depositary confirming their holdings.

As a Grupo Cibest ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Colombian law and a company’s bylaws govern shareholder rights. The depositary will be the holder of the shares underlying your Grupo Cibest ADSs. As a registered holder of Grupo Cibest ADSs, you will have Grupo Cibest ADS holder rights. The new Grupo Cibest deposit agreement to be entered into among Grupo Cibest, the depositary, ADS holders and all other persons indirectly or beneficially holding Grupo Cibest ADSs will set out Grupo Cibest ADS holder rights as well as the rights and obligations of the depositary. New York law will govern the Grupo Cibest deposit agreement and the Grupo Cibest ADSs.

The following is a summary of the material provisions of the new Grupo Cibest deposit agreement. For more complete information, you should read the entire Grupo Cibest deposit agreement and the form of ADR. A form of the Grupo Cibest deposit agreement is filed as an exhibit to the registration statement on Form F-4 of which this prospectus forms a part.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to Grupo Cibest ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your Grupo Cibest ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the Grupo Cibest deposit agreement allows the depositary to distribute the foreign currency only to those Grupo Cibest ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the Grupo Cibest ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Tax Considerations – Taxation of Distributions.” The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional Grupo Cibest ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole Grupo Cibest ADSs. It will sell shares which would require it to deliver a fraction of a Grupo Cibest ADS (or Grupo Cibest ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Grupo Cibest ADSs, the outstanding Grupo Cibest ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or Grupo Cibest ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of Grupo Cibest ADS holders, (ii) distribute those rights to Grupo Cibest ADS holders or (iii) sell those rights and distribute the net proceeds to Grupo Cibest ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new Grupo Cibest ADSs representing the new shares, to subscribing Grupo Cibest ADS holders, but only if Grupo Cibest ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or Grupo Cibest ADSs or other securities issued on exercise of rights to all or certain Grupo Cibest ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to Grupo Cibest ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case Grupo Cibest ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than Grupo Cibest ADSs) to Grupo Cibest ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain Grupo Cibest ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Grupo Cibest ADS holders. We have no obligation to register Grupo Cibest ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Grupo Cibest ADSs, shares, rights or anything else to Grupo Cibest ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are Grupo Cibest ADSs issued?

The depositary will deliver Grupo Cibest ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Grupo Cibest ADSs in the names you request and will deliver the Grupo Cibest ADSs to or upon the order of the person or persons that made the deposit.

How can Grupo Cibest ADS holders withdraw the deposited securities?

You may surrender your Grupo Cibest ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the Grupo Cibest ADSs to the Grupo Cibest ADS holder or a person the Grupo Cibest ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of Grupo Cibest ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do Grupo Cibest ADS holders interchange between certificated Grupo Cibest ADSs and uncertificated Grupo Cibest ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated Grupo Cibest ADSs. The depositary will cancel that ADR and will send to the Grupo Cibest ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated Grupo Cibest ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated Grupo Cibest ADSs requesting the exchange of uncertificated Grupo Cibest ADSs for certificated Grupo Cibest ADSs, the depositary will execute and deliver to the Grupo Cibest ADS holder an ADR evidencing those Grupo Cibest ADSs.

Voting Rights

How do you vote?

Grupo Cibest ADS holders may instruct the depositary how to vote the number of deposited shares their Grupo Cibest ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how Grupo Cibest ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Colombia and the provisions of our bylaws, to vote or to have its agents vote the shares or other deposited securities as instructed by Grupo Cibest ADS holders or as described in the following sentence. If we asked the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date and we confirm that: (i) we wish a proxy to be given under this sentence, and (ii) we reasonably do not know (A) that there is any substantial opposition to the matter and (B) that the matter is materially adverse to the interests of shareholders, then, the depositary will consider you to have instructed it to give a proxy to Fiduciaria Bancolombia or any successor thereto or such other person as we may designate as permitted under Colombia law to vote the number of deposited shares represented by your ADSs in the same manner and in the same proportion that all deposited shares are voted on the respective matter. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you will not be able to exercise voting rights unless you surrender your Grupo Cibest ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the preceding paragraph.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the shares represented by your Grupo Cibest ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if the shares represented by your Grupo Cibest ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or Grupo Cibest ADS holders must pay:	For:
$5.00 (or less) per 100 Grupo Cibest ADSs (or portion of 100 Grupo Cibest ADSs)

Issuance of Grupo Cibest ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of Grupo Cibest ADSs for the purpose of withdrawal, including if the Grupo Cibest deposit agreement terminates

$.05 (or less) per Grupo Cibest ADS	Any cash distribution to Grupo Cibest ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of Grupo Cibest ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per Grupo Cibest ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the Grupo Cibest deposit agreement) Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any Grupo Cibest ADSs or shares underlying Grupo Cibest ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of Grupo Cibest ADSs directly from investors depositing shares or surrendering Grupo Cibest ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to Grupo Cibest ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the Grupo Cibest ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from Grupo Cibest ADS holders. In performing its duties under the Grupo Cibest deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the Grupo Cibest deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the Grupo Cibest deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Grupo Cibest ADS holders, subject to the depositary’s obligation to act without negligence or bad faith. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to Grupo Cibest ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Grupo Cibest ADSs or on the deposited securities represented by any of your Grupo Cibest ADSs. The depositary may refuse to register any transfer of your Grupo Cibest ADSs or allow you to withdraw the deposited securities represented by your Grupo Cibest ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Grupo Cibest ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Grupo Cibest ADSs to reflect the sale and pay to Grupo Cibest ADS holders any proceeds, or send to Grupo Cibest ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by a Grupo Cibest ADS holder surrendering Grupo Cibest ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of Grupo Cibest ADSs and distribute the net redemption money to the holders of called Grupo Cibest ADSs upon surrender of those Grupo Cibest ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the Grupo Cibest deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to Grupo Cibest ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the Grupo Cibest ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new Grupo Cibest ADSs representing the new deposited securities or ask you to surrender your outstanding Grupo Cibest ADSs in exchange for new Grupo Cibest ADSs identifying the new deposited securities.

If there are no deposited securities underlying Grupo Cibest ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying Grupo Cibest ADSs have become apparently worthless, the depositary may call for surrender of those Grupo Cibest ADSs or cancel those Grupo Cibest ADSs upon notice to the Grupo Cibest ADS holders.

Amendment and Termination

How may the Grupo Cibest deposit agreement be amended?

We may agree with the depositary to amend the Grupo Cibest deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Grupo Cibest ADS holders, it will not become effective for outstanding Grupo Cibest ADSs until 30 days after the depositary notifies Grupo Cibest ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Grupo Cibest ADSs, to agree to the amendment and to be bound by the ADRs and the Grupo Cibest deposit agreement as amended.

How may the Grupo Cibest deposit agreement be terminated?

The depositary will initiate termination of the Grupo Cibest deposit agreement if we instruct it to do so. The depositary may initiate termination of the Grupo Cibest deposit agreement if:

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•

we delist the Grupo Cibest ADSs from an exchange in the United States on which they were listed and do not list the Grupo Cibest ADSs on another exchange in the United States or make arrangements for trading of Grupo Cibest ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the Grupo Cibest ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the Grupo Cibest ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the Grupo Cibest deposit agreement will terminate, the depositary will notify Grupo Cibest ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the Grupo Cibest deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the Grupo Cibest ADS holders that have not surrendered their Grupo Cibest ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, Grupo Cibest ADS holders can still surrender their Grupo Cibest ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of Grupo Cibest ADSs or distribute any dividends or other distributions on deposited securities to Grupo Cibest ADS holders (until they surrender their Grupo Cibest ADSs) or give any notices or perform any other duties under the Grupo Cibest deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Grupo Cibest ADSs

The Grupo Cibest deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the Grupo Cibest deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of Grupo Cibest ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the Grupo Cibest deposit agreement;

•	are not liable if we or it exercises discretion permitted under the Grupo Cibest deposit agreement;

•

are not liable for the inability of any holder of Grupo Cibest ADSs to benefit from any distribution on deposited securities that is not made available to holders of Grupo Cibest ADSs under the terms of the Grupo Cibest deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the Grupo Cibest deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Grupo Cibest ADSs or the Grupo Cibest deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by Grupo Cibest ADS holders as a result of owning or holding Grupo Cibest ADSs or be liable for the inability or failure of a Grupo Cibest ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the Grupo Cibest deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Action

Before the depositary will deliver or register a transfer of Grupo Cibest ADSs, make a distribution on Grupo Cibest ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Grupo Cibest deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver Grupo Cibest ADSs or register transfers of Grupo Cibest ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Rights to Receive the Shares Underlying the Grupo Cibest ADSs

Grupo Cibest ADS holders have the right to cancel their Grupo Cibest ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Grupo Cibest ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Grupo Cibest deposit agreement.

Direct Registration System

In the Grupo Cibest deposit agreement, all parties to the Grupo Cibest deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the Grupo Cibest ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated Grupo Cibest ADSs and holding of security entitlements in Grupo Cibest ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated Grupo Cibest ADSs, to direct the depositary to register a transfer of those Grupo Cibest ADSs to DTC or its nominee and to deliver those Grupo Cibest ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Grupo Cibest ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the Grupo Cibest deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of a Grupo Cibest ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the Grupo Cibest ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the Grupo Cibest deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the Grupo Cibest deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of Grupo Cibest ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of Grupo Cibest ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the Grupo Cibest ADSs.

Jury Trial Waiver

The Grupo Cibest deposit agreement provides that, to the extent permitted by law, Grupo Cibest ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the Grupo Cibest ADSs or the Grupo Cibest deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the Grupo Cibest deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Restrictions and Requirements Regarding Foreign Investment in Colombia

The following is a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.

Colombia’s International Investment Regime, Part 17 of Decree 1068 of 2015, as amended (the “International Investment Regime”) regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the regime mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the “Central Bank”) and specifies procedures to authorize and administer certain types of foreign investments. International investments are regulated by the Central Bank by means of External Resolution 1 of 2018 and External Circular DCIP 83, both as amended, setting forth in detail regulation and procedures regarding foreign investment in Colombia.

Investors who wish to hold Grupo Cibest ADSs will be required to submit to the custodian certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls regarding currency conversion (generally COP/USD, related to the foreign investment). Holders of American depositary receipts who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures. See “Description of Grupo Cibest American Depositary Receipts—Deposit, Transfer and Withdrawal.” Under Colombian foreign investment regulations, the failure of a non-Colombian resident investor to report or register foreign exchange transactions relating to investments in Colombia with the Central Bank, on a timely basis, may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.

Approval was obtained from the SFC for the depositary facility established for Bancolombia ADSs as an institutional fund pursuant to the International Investment Regime. In addition, the SFC authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing Bancolombia ADSs. Under such law, the custodian acted as the local administrator of such fund and had certain reporting obligations to the Central Bank and to the SFC. Any subsequent approval of the SFC will not be required in connection with the Share Exchange and establishment of the Grupo Cibest ADS facility.

As Bancolombia and certain other subsidiaries of Grupo Cibest incorporated under Colombian law will be wholly-owned subsidiaries of Grupo Cibest, pursuant to the Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero—Decree 663 of 1993—the “Financial Statute”), no individual or corporation may hold, directly or indirectly, 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the SFC.

Any Grupo Cibest ADS holders that is not a resident of Colombia and wishes to surrender Grupo Cibest ADSs for the purpose of withdrawal of deposited securities must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:

•	have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or

•

are to be held by such former Grupo Cibest ADS holder, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.

Such non-resident withdrawing Grupo Cibest ADS holder must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A Grupo Cibest ADS holders that is not a Colombian resident who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the authorized forms of foreign investment in securities of Colombian issuers described below:

•	investment through an institutional fund; or

•	investment through an individual fund.

Such former Grupo Cibest ADS holder or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the Grupo Cibest deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of American depositary shares, if American depositary shares were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used, or through the foreign exchange information system, as applicable.

ADS holders that are not residents of Colombia should consult with their investment adviser prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal. Neither Grupo Cibest, the depositary nor the custodian will have any liability or responsibility whatsoever under the Grupo Cibest deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be. In addition, the Grupo Cibest deposit agreement provides that the registered holder or beneficial owner will be responsible for the report of any false information relating to foreign exchange transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.

COMPARISON OF RIGHTS OF BANCOLOMBIA S.A. SHAREHOLDERS

AND GRUPO CIBEST SHAREHOLDERS

We are, and Grupo Cibest will be, organized under the laws of the Republic of Colombia. Any differences, therefore, in the rights of holders of Bancolombia’s common shares and holders of Grupo Cibest common shares or in the rights of holders of Bancolombia’s preferred shares and holders of Grupo Cibest preferred shares would arise primarily from differences in Bancolombia’s and Grupo Cibest’s respective bylaws.

There will be no material differences in the rights of holders of Bancolombia’s common shares and holders of Grupo Cibest common shares or in the rights of holders of Bancolombia’s preferred shares and holders of Grupo Cibest preferred shares under Bancolombia’s bylaws and the bylaws of Grupo Cibest. In addition, there will be no material adverse changes in the rights of holders of Bancolombia ADSs compared to those of holders of Grupo Cibest ADSs under the applicable deposit agreements.

TAX CONSIDERATIONS

United States Taxation

This section describes the material United States federal income tax consequences of the Share Exchange for a U.S. holder (as defined below) of Bancolombia common shares, preferred shares or ADSs. This summary applies to you only if you hold Bancolombia common shares, preferred shares or ADSs, and will hold your Grupo Cibest common shares, preferred shares, or ADSs, as capital assets for tax purposes. In addition, this summary only applies to you if you acquire your Grupo Cibest common shares, preferred shares, or ADSs pursuant to the Share Exchange. This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. Furthermore, this discussion does not describe all of the tax consequences that may apply to a U.S. holder that is subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a bank or financial institution;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that actually or constructively owns shares that represent 5% or more of the voting power or value of the shares of Bancolombia or Grupo Cibest;

•	a person that holds Bancolombia or Grupo Cibest common shares, preferred shares or ADSs as part of a straddle or a hedging or conversion transaction for United States federal income tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and Colombia.

If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds Bancolombia or Grupo Cibest common shares, preferred shares or ADSs, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding Bancolombia or Grupo Cibest common shares, preferred shares or ADSs should consult its tax advisor with regard to the United States federal income tax treatment of an investment in such common shares, preferred shares or ADSs.

For purposes of this summary, you are a “U.S. holder” if you are a holder as described above that is the beneficial owner of Bancolombia or Grupo Cibest common shares, preferred shares or ADSs and are:

•	a citizen or resident of the United States;

•	a U.S. domestic corporation (or an entity treated as a domestic corporation);

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In general, for United State federal income tax purposes, if you are the beneficial owner of Bancolombia or Grupo Cibest ADSs, you will be treated as the beneficial owner of the preferred shares represented by those Bancolombia or Grupo Cibest ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange a Bancolombia or Grupo Cibest ADS for the preferred share represented by the Bancolombia or Grupo Cibest ADS.

The tax treatment of your Bancolombia or Grupo Cibest common shares, preferred shares or ADSs will depend in part on whether or not (i) Bancolombia is currently classified, or has been classified during your holding period for the Bancolombia common shares, preferred shares or ADSs, as a passive foreign investment company, or PFIC, for United States federal income tax purposes and (ii) Grupo Cibest will be classified as a PFIC for United States federal income tax purposes. Except as discussed below under “PFIC Rules”, this discussion assumes that Bancolombia has not been, and Grupo Cibest will not be, classified as a PFIC for United States federal income tax purposes.

You should consult your own tax advisers concerning the U.S. federal, state, local, and other tax consequences of participating in the Share Exchange and of owning, and disposing of Bancolombia or Grupo Cibest common shares, preferred shares or ADSs in your particular circumstances.

Consequences of Receiving Grupo Cibest Shares or ADSs Pursuant to the Share Exchange

Bancolombia’s special U.S. tax counsel, Sullivan & Cromwell LLP, will provide an opinion which will be filed as an exhibit to the registration statement on Form F-4 filed by Bancolombia with the SEC, of which this prospectus forms a part. In the opinion of our special U.S. tax counsel, based on certain assumptions and subject to certain exceptions, (i) U.S. holders will not recognize gain or loss for U.S. tax purposes when they exchange Bancolombia common shares, preferred shares or ADSs for Grupo Cibest common shares, preferred shares or ADSs pursuant to the Share Exchange, (ii) a U.S. holder’s tax basis in Grupo Cibest common shares, preferred shares or ADSs received in the Share Exchange will equal the U.S. holder’s tax basis in its Bancolombia common shares, preferred shares or ADSs, except that a U.S. holder’s tax basis in its Grupo Cibest ADSs may be increased by any fees it pays to the depositary with respect to the cancellation of the Bancolombia ADSs and the issuance of the Grupo Cibest ADSs, and (iii) a U.S. holder’s holding period in Grupo Cibest common shares, preferred shares or ADSs received will include the holder’s holding period in its Bancolombia common shares, preferred shares or ADSs. In particular, this opinion does not apply to a U.S. holder (i) who actually or constructively holds shares that represent 5% or more of the voting power or value of the shares of Bancolombia or (ii) to the extent that Bancolombia was classified as a PFIC at any time during the period in which the U.S. holder held Bancolombia common shares, preferred shares or ADSs.

It is likely that a U.S. holder will not be entitled to deduct any fees it pays to the depositary with respect to the cancellation of the Bancolombia ADSs and the issuance of the Grupo Cibest ADSs. Rather, it is likely that a U.S. holder will increase its basis in its Grupo Cibest ADSs by the amount of such fees.

Consequences of Owning Grupo Cibest Common Shares, Preferred Shares and ADSs

Grupo Cibest common shares, preferred shares and ADSs that you receive pursuant to the Share Exchange generally will be subject to the same U.S. tax rules as Bancolombia common shares, preferred shares or ADSs that you deliver in exchange for them.

Taxation of Distributions

The gross amount of any dividend Grupo Cibest pays out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes), other than certain pro-rata distributions of its common shares or preferred shares, including the amount of any Colombian tax withheld, will be treated as a dividend that is subject to United States federal income taxation. If you are a non-corporate U.S. holder, dividends paid to you on the preferred shares or ADSs that constitute qualified dividend income will be taxable to you at preferential rates applicable to long-term capital gains provided that you hold the preferred shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the preferred shares or ADSs for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. Dividends Grupo Cibest pays with respect to the Grupo Cibest ADSs generally will be qualified dividend income provided that, in the year that you receive the dividend, the Grupo Cibest ADSs are readily tradable on an established securities market in the United States. Grupo Cibest expects that the Grupo Cibest ADSs will be listed on the NYSE, and it therefore expects that the Grupo Cibest ADSs will be treated as readily tradable on an established securities market in the United States; however, there can be no assurance that Grupo Cibest ADSs will in fact be readily tradable on an established securities market. Because the preferred shares will not be listed on any United States securities market, it is unclear whether dividends Grupo Cibest pays with respect to the preferred shares will also be qualified dividend income. Dividends Grupo Cibest pays with respect to its common shares and dividends Grupo Cibest pays on the preferred shares or ADSs that do not qualify for the preferential rates described above will be subject to taxation at ordinary income tax rates.

The dividend amount that you include in income will include any Colombian tax withheld from the dividend payment even though you do not in fact receive it. The dividend is taxable to you when you, in the case of common shares or preferred shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income will be the U.S. dollar value of the Colombian Peso payments made, determined at the spot Colombian Peso / U.S. dollar rate on the date the dividend is distributed, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is distributed to the date you, or the depositary on your behalf, converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the common shares, preferred shares or ADSs and thereafter as capital gain. However, Grupo Cibest does not expect to calculate earnings and profits in accordance with United States federal income tax principles. Accordingly, you should expect to generally treat distributions with respect to common shares, preferred shares or ADSs as dividends.

Subject to certain limitations, the Colombian tax withheld from distributions on your common shares, preferred shares or ADSs will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to preferential rates. To the extent a refund of the tax withheld is available to you under Colombian law, the amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability. The rules governing foreign tax credits are complex, and U.S. holders should consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances.

For foreign tax credit purposes, dividends will generally be income from sources outside the United States and will generally be “passive” income for purposes of computing the foreign tax credit allowable to you.

The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Sale or Other Disposition

If you sell or otherwise dispose of your Grupo Cibest common shares, preferred shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the

U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your common shares, preferred shares or ADSs. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

We believe that Bancolombia and Banistmo should not currently be treated as a PFIC for United States federal income tax purposes, and we currently expect that Bancolombia and Banistmo will not become a PFIC in the foreseeable future. Because we expect that Grupo Cibest’s primary assets will be its ownership of all of the shares of Bancolombia and Banistmo, we likewise expect that Grupo Cibest will not become a PFIC in the foreseeable future. However, the determination as to whether Bancolombia, Banistmo or Grupo Cibest is a PFIC is a factual determination that is made annually and thus may be subject to change. In addition, our current position in this regard is based on our position that Bancolombia and Banistmo qualify for a special rule that treats income recognized by a bank in the active conduct of a banking business as active income for PFIC purposes (the “active bank exception”). It is possible, however, that Bancolombia or Banistmo may not satisfy the requirements of the active bank exception in the current or a future taxable year, or that the U.S. Internal Revenue Service may issue guidance in the future under which Bancolombia or Banistmo would not satisfy the requirements of the active bank exception. In such a case, Bancolombia’s or Banistmo’s interest income would be treated as passive income for PFIC purposes in which case Bancolombia or Banistmo would likely be treated as a PFIC. If Bancolombia were treated as a PFIC, Grupo Cibest would likely be treated as a PFIC and if Banistmo were treated as a PFIC, Grupo Cibest may potentially be treated as a PFIC. Accordingly, it is possible that Bancolombia could be a PFIC in the current taxable year or that Grupo Cibest could be a PFIC in a future taxable year.

In general, Bancolombia, Banistmo or Grupo Cibest will be a PFIC in a taxable year if:

•	at least 75% of the corporation’s gross income for the taxable year is passive income or

•

at least 50% of the value, determined on the basis of a quarterly average, of the corporation’s assets in such taxable year is attributable to assets that produce or are held for the production of passive income.

“Passive income” generally includes dividends, interest, gains from the sale or exchange of investment property rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business) and certain other specified categories of income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If Grupo Cibest is treated as a PFIC, you will generally be subject to special rules with respect to:

•	any gain you realize on the sale or other disposition of your shares or ADSs and

•

any excess distribution that Grupo Cibest makes to you (generally, any distributions to you during a single taxable year, other than the taxable year in which your holding period in the shares or ADSs begins, that are greater than 125% of the average annual distributions received by you in respect of the shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the shares or ADSs that preceded the taxable year in which you receive the distribution).

Under these rules:

•	the gain or excess distribution will be allocated ratably over your holding period for the shares or ADSs,

•

the amount allocated to the taxable year in which you realized the gain or excess distribution or to prior years before the first year in which Bancolombia or Grupo Cibest was a PFIC with respect to you will be taxed as ordinary income,

•	the amount allocated to each other prior year will generally be taxed at the highest tax rate in effect for that year, and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

If Grupo Cibest is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, you generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Grupo Cibest (or its subsidiary) receives a distribution from, or disposes of all or part of our interest in, the lower-tier PFIC or if you otherwise were deemed to have disposed of an interest in the lower-tier PFIC.

Unless you make certain elections, your Grupo Cibest common shares, preferred shares or ADSs will generally be treated as stock in a PFIC if Grupo Cibest or Bancolombia was a PFIC at any time during your holding period in your Grupo Cibest or Bancolombia common shares, preferred shares or ADSs, even if Grupo Cibest is not currently a PFIC.

In addition, unless you make certain elections, if Bancolombia was a PFIC at any time during your holding period in your Bancolombia common shares, preferred shares or ADSs and Grupo Cibest is not a PFIC in its first taxable year, you may be required to recognize gain (which would be treated as an excess distribution and subject to the rules above) in respect of the excess, if any, of the fair market value of the Grupo Cibest common shares, preferred shares or ADSs that you receive in the Share Exchange over your adjusted tax basis in the Bancolombia common shares, preferred shares or ADSs that you surrender in the Share Exchange. Alternatively, you may be required to treat the Grupo Cibest common shares, preferred shares or ADSs received in the Share Exchange in exchange for Bancolombia common shares, preferred shares or ADSs as stock in a PFIC even though Grupo Cibest will not be a PFIC.

In addition, notwithstanding any election you make with regard to your Grupo Cibest common shares, preferred shares or ADSs, dividends that you receive from Grupo Cibest will not constitute qualified dividend income to you if Grupo Cibest is a PFIC (or is treated as a PFIC with respect to you) either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by Grupo Cibest out of its accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

If you own common shares, preferred shares or ADSs during any year that Bancolombia or Grupo Cibest is a PFIC with respect to you, you may be required to file IRS Form 8621.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of USD 50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons

(including Bancolombia or Grupo Cibest common shares, preferred shares and ADSs), (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. You are urged to consult your tax advisors regarding the application of this reporting requirement to your ownership of your Bancolombia or Grupo Cibest common shares, preferred shares or ADSs.

FATCA Withholding

Under FATCA, a 30% withholding tax will be imposed on certain payments to certain non-U.S. financial institutions that fail to comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to the 30% withholding tax on payments to them, Grupo Cibest and other non-U.S. financial institutions may be required to report information to the IRS regarding the holders of common stock, preferred shares or ADSs and to withhold on a portion of payments under the common shares, preferred shares or ADSs to certain holders that fail to comply with the relevant information reporting requirements (or hold common shares, preferred shares or ADSs directly or indirectly through certain non-compliant intermediaries). However, under proposed Treasury regulations, such withholding will not apply to payments made before the date that is two years after the date on which final regulations defining the term “foreign passthru payment” are enacted. As such regulations have not been enacted, it is impossible to determine at this time what impact, if any, this legislation will have on holders of the common shares, preferred shares and ADSs.

Treatment of Withdrawing Shareholders

In the event a shareholder exercises its Withdrawal Rights and we purchase all of your Bancolombia common shares or preferred shares from you for cash, you will realize gain or loss that will be subject to taxation in the manner described in “—Sale or Other Disposition” above.

U.S. Information Reporting and Backup Withholding Rules

Payments of dividends and sales proceeds with respect to your Bancolombia or Grupo Cibest common shares, preferred shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the holder (i) is a corporation or other exempt recipient and demonstrates this when required or (ii) provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Holders that are not U.S. persons generally are not subject to information reporting or backup withholding. However, such a holder may be required to provide a certification of its non-U.S. status in connection with payments received within the United States or through a U.S.-related financial intermediary.

Colombian Tax Considerations

The following discussion is a summary of the Colombian tax consequences for non-Colombian holders of Bancolombia ADSs from the exchange of Bancolombia ADSs into Grupo Cibest ADSs.

For purposes of this discussion, a non-Colombian holder means a holder who is:

(i) A non-resident of Colombia for foreign exchange matters.

(ii) A corporation with its head office, principal place of business or effective place of management is located outside of Colombia; or

(iii) A company incorporated under non-Colombian laws.

The discussion regarding Colombian Law set forth below is based on the Colombian tax laws currently in effect. This discussion is not exhaustive and may not cover all possible tax considerations which may apply to a particular stockholder. The non-Colombian holders of Bancolombia ADSs are advised to consult their tax advisors as to the overall tax consequences to them of the exchange of stocks, including, in particular, the tax consequences under Colombian law.

Consequences of the Corporate Structure Changes

Sections 319-3 to section 319-6 of the Colombian Tax Code (the “CTC”) provides a non-recognition regime for domestic corporations’ distributions or escisiones as defined by Colombian law and their shareholders allowing them to defer the effects of any gain or loss until a later date, such as the disposal of shares.

These provisions establish the criteria that a spin-off must meet in order to be eligible for tax-neutral reorganization and the application of non-recognition rules. The criteria depend on the classification of the spin off. According to section 319-5, reorganizational spin-offs involve the spin-off corporation and the beneficiary corporation being related parties prior to the transaction (as is the case with Bancolombia and Grupo Cibest).

Requirements for Nonrecognition Treatment

Sections 319-4 and 319-6 of the CTC impose minimum participation and minimum consideration requirements, as well as a business-unit requirement, to defer the recognition of gains or losses arising from the transfer of property and shares.

Under the business-unit requirement, the property being transferred in the spin-off must constitute an operating company or business unit. This means that the individual assets being carved out must collectively form a functioning business entity capable of operating independently once the spin-off is completed.

Tax Consequences to Holders

Upon the completion of the Corporate Structure Changes, Grupo Cibest is required to issue new shares while Bancolombia cancels its shares, except for the shares of Bancolombia held by Grupo Cibest. This share issuance and cancellation does not trigger a taxable gain or loss for the holders of Bancolombia, provided that the requirements are met, and the Corporate Structure Changes qualifies for the non-recognition regime.

To ensure the non-recognition regime applies, the tax basis of Grupo Cibest’s shares should correspond to the tax basis that shareholders had in Bancolombia prior to the transaction. Consequently, if a shareholder disposes of the Grupo Cibest shares, any resulting tax gain or loss is determined based on the excess of the fair market value of the shares over the retained tax basis.

The Colombian tax regime does not have a rule specifically dealing with the income tax effects of an exchange, conversion or other of ADRs or ADSs. Nonetheless, the current position of the Colombian Tax Service (DIAN) is that the ADRs are considered a different and independent security from the underlying shares that are in custody by the depositary. In this sense, from the interpretation of the general rules regarding sourcing of income and taxation of non-resident holders, the ADRs held abroad are not deemed to be Colombian assets. Consequently, even if the Corporate Structure Changes were regarded as a separate transaction not subject to the tax neutrality of the Corporate Structure Changes, said transaction would not trigger Colombian income or gains for the non-resident holders of the ADRs.

Further to the above, the Corporate Structure Changes should not fall under the offshore transfers regime and, as such, such operation should not be deemed as a taxable indirect transfer of the underlying shares of Bancolombia.

At any rate, we consider that the fact that the Corporate Structure Changes as a whole results from a tax-neutral reorganization that meets the requirements described above, all the consequential parts should be treated accordingly for Colombian tax purposes.

Taxation of Dividends on Holding American Depositary Receipts

Income Tax

American Deposit Receipts are held through a foreign capital fund in Colombia, subject to a specific tax regulatory regime. Under section 18-1 of the CTC, American Depositary Receipts are considered foreign portfolio investments and are subject to the following treatment:

•	Dividends subject to Corporate Income Tax (“CIT”) at the corporate level are taxed at a rate of 20%.

•	Dividends that did not pay CIT at the corporate level are subject to equalization tax at 25% upon distribution, plus a 20% dividend tax on top of it.

The applicable tax is collected via withholding tax on the accrual or cash basis.

Industry and Commerce Tax

Industry and commerce tax (“ICT”) is a territorial tax levied on industrial, commercial and services activities performed by the taxpayer within a Colombian municipality. ICT is paid in the municipality where the activity is performed over the gross revenue at rates ranging between 0.2% and 2%. Each municipality fixes the rate and how the tax should be collected and paid to the municipal tax office.

Dividends received by holders are not subject to any special rule and therefore are subject to industry and commerce tax if they are derived from a commercial activity at a rate of 0.5%.

Taxation of Capital Gains from Inheritances, Legacies, or Donations of American Depositary Shares

Unlike many other jurisdictions, Colombia does not tax estates on the transfer at death. However, section 302 of the CTC, stipulates that any income received from inheritances, legacies and donations will be considered as a capital gain payable by the recipient.

The taxable base of the capital gain is the value that the assets have in the estate of the deceased or donor as of December 31 of the year immediately preceding the date of the settlement of the estate, or of the completion of the donation.

Tax Treaties

There is not a Double Taxation Treaty between Colombia and the United States.

COLOMBIAN FOREIGN EXCHANGE CONTROLS AND SECURITIES REGULATIONS

Exchange Controls

The Colombian Foreign Exchange Regime allows Colombian residents to acquire in the exchange market the currencies required to carry out their operations. For such purpose, the Colombian Foreign Exchange establishes certain procedures that must be followed in order to carry out foreign exchange operations, which are known as “transferring of currencies”, through the exchange market. This transferring must be carried out through an Intermediary of the Exchange Market (such as commercial banks in Colombia), or through compensation accounts (bank accounts abroad opened by Colombian residents registered before the Central Bank). Therefore, there are no limitations regarding the import or export of capital, including the availability of cash and cash equivalents for use by the Group. Nevertheless, these operations must be carried out by following the applicable procedures.

The Foreign Exchange Statute, Law 9 of 1991, outlines the Colombian foreign exchange regime which relates to matters such as imports and exports of goods, foreign indebtedness, and guarantees in foreign currencies, among others. Additionally, Decree 1068 of 2015 and Decree 119 of 2017, as amended, set forth an International Investment Regime which provides for rules applicable to foreign residents who invest in the Colombian securities markets and undertake other types of investments, prescribes registration before the Central Bank of certain foreign exchange transactions, and specifies procedures pursuant to which certain types of foreign investments are to be authorized and administered. Both, the Foreign Exchange Statute and the International Investment Regime are regulated by External Resolution No. 1 of 2018 and External Regulating Circular DCIP-83, both as amended, of the Board of Directors of the Central Bank.

Under Colombian law and the expected bylaws of Grupo Cibest, foreign investors will receive the same treatment as Colombian citizens with respect to ownership and the voting rights of Grupo Cibest ADSs and preferred shares of Grupo Cibest, as well as the remittance abroad of dividends, or any other type of proceedings derived from any type of securities investments duly registered before the Colombian Central Bank. For a detailed discussion of ownership restrictions see Item 4. “Information on the Company—B. Business Overview—B.8. Supervision and Regulation—Ownership and Management Restrictions” in the 2023 Annual Report.

Securities Regulations

Ownership Threshold Requiring Public Disclosure

We must disclose to the SFC at the end of each fiscal quarter the names of the shareholders of Bancolombia, indicating at least, the twenty-five shareholders with the highest number of shares. Furthermore, certain affiliates of these shareholders must also be disclosed, together with information regarding relevant ultimate beneficial owners.

Colombian securities regulations set forth the obligation to disclose any material event or relevant fact. Any transfer of shares equal to or greater than 5% of Bancolombias’s capital stock or any person acquiring a percentage of shares that would make him the beneficial owner of 5% or more of Bancolombia’s capital stock, is a material event, and therefore, must be disclosed to the market through the channels set forth by the SFC.

MANAGEMENT OF GRUPO CIBEST

Board of Directors of Grupo Cibest

The members of the board of directors of Bancolombia will become the members of the board of directors of Grupo Cibest. Grupo Cibest’s board of directors, will be composed of seven directors at the time of the Corporate Structure Changes, elected for a two-year term, with no alternate directors.

According to Decree 3923 of 2006, the election of independent directors must be in a separate ballot from the ballot to elect the rest of directors, unless the reaching of the minimum number of independent directors required by law or by the bylaws is assured, or when there is only one list that includes the minimum number of required independent directors. According to Law 964 of 2005, 25% of the members of the board of directors shall be independent. An “independent director” is a director who is NOT: (i) an employee or director of the issuer or any of its parent or subsidiary companies, including all those persons acting in said capacity during the year immediately preceding that in which they were appointed, except in the case of an independent member of the board of directors being re-elected; (ii) shareholders, who either directly or by virtue of an agreement direct, guide or control the majority of the entity’s voting rights or who determine the majority composition of the administration, the board of directors or other corporate bodies of this same entity; (iii) a partner or employee of any association or firm that provides advisory or consultancy services to the issuer or to companies who belong to the same economic group to which the issuer in question belongs, in the event that income obtained from such services represents for said association or firm twenty percent (20%) or more of its total operating income; (iv) an employee or director of a foundation, association or institution that receives significant donations from the issuer. The term “significant donations” is quantified as being twenty percent (20%) or more of the total amount of donations received by the respective institution; (v) an administrator of any entity on whose board of directors a legal representative of the issuer participates; and (vi) any person who receives from the issuer any kind of remuneration different from fees as a member of the board of directors, of the audit committee or any other committee set up by the board of directors.

The Good Governance Code, aiming to strengthen the independence of the board, establishes the following criteria to qualify a director as non-independent:

i.

Employees, directors or members of senior management of Grupo Cibest and its affiliates or subsidiaries, or former employees, directors or members of senior management of Grupo Cibest and its affiliates or subsidiaries, during the two-year period immediately prior to the appointment, except in the case of the re-election of an independent person.

ii.

Any of the following persons: (a) the Relevant Shareholders of Grupo Cibest (as this term is defined in the Good Governance Code); or (b) any person that determines the majority composition of Grupo Cibest’s administrative or management bodies.

iii.

Shareholders, employees or advisers to shareholders, who directly or through an agreement, direct, guide or control more than ten percent (10%) of the voting rights of the entity or constitute the majority of the entity´s administrative, management or control bodies.

iv.

Partners or employees of associations or companies that provide services to, or receive payments from Grupo Cibest or its affiliates or subsidiaries, for: (i) a value greater than $250,000 or corresponding to two percent (2%) or more of the total income of the applicable association or company (whichever is higher) for the last three years, or (ii) when the income for said association or company represents twenty percent (20%) or more of the association’s or company´s operating income for the prior year.

v.

Partners or employees of legal entities or similar (e.g. trusts) that have made payments to Grupo Cibest or its affiliates, subsidiaries or controllers, for a value greater than $1 million or corresponding to two percent (2%) of the total income of the respective company or association (whichever is higher) in the last three years, excluding interest payments or financial services rendered by Grupo Cibest or any of the affiliates or subsidiaries of Grupo Cibest in the ordinary course of business.

vi.

Employees, directors or members of senior management of legal entities or similar (e.g., trusts) that receive significant donations from Bancolombia or Grupo Cibest, or from individuals or corporate entities that own shares of Grupo Cibest that represent zero-point five percent (0.5%) or more of the voting rights of Grupo Cibest. A donation will be considered significant when it represents more than twenty percent (20%) of donations received by the corresponding institution.

vii.	Directors or legal representatives of an entity whose board of directors includes a legal representative of Grupo Cibest.

viii.

People who receive from Grupo Cibest or its affiliates or subsidiaries any remuneration other than fees as members of the board of directors, the audit committee or any other committee created by the board of directors, or who have received remuneration for an amount greater than $120,000 for 12 months, in the last three years.

ix.	Current partners or employees, or individuals who were, within the past three years, partners or employees of the external auditors.

x.

Directors or members of senior management of another entity with respect to which any of the current directors, or members of senior management of Grupo Cibest is a member of the compensation committee.

Additionally, the board of directors shall not include members who, individually or collectively, have labor-related ties with Grupo Cibest, in such a number that they could constitute the majority required to adopt decisions. No majority of the board of directors may consist of individuals with certain familial or other relationships. If the board of directors is elected in contravention of this rule, it shall be deemed invalid, and the previous board of directors will continue to exercise its functions. In such cases, the previous board of directors must immediately convene a shareholders’ meeting to conduct a new election. Any decisions adopted by the board with a majority that violates this rule shall be void.

Elections are made under a proportional representation voting system. Under that system: (i) each holder of common shares is entitled at the ordinary general shareholders’ meeting to nominate for election one or more directors; (ii) each nomination of one or more directors constitutes a group for the purposes of the election; (iii) each group of nominees must be listed in the order of preference for nominees in that group to be elected; (iv) once all groups have been nominated, holders of common shares may cast one vote for each common share held in favor of a particular group of nominees. Votes may not be cast for particular nominees in a group; they may be cast only for the entire group; (v) the total number of votes cast in the election is divided by the number of directors to be elected. The resulting quotient is the quota of votes necessary to elect particular directors. For each time that the number of votes cast for a group of nominees is divisible by the quota of votes, one nominee from that group is elected, in the order of the list of that group; and (vi) when no group has enough remaining votes to satisfy the quota of votes necessary to elect a director, any remaining board seat or seats are filled by electing the highest remaining nominee from the group with the highest number of remaining votes cast until all available seats have been filled.

The directors of Grupo Cibest must abstain from participating, directly or through an intermediary, on their own behalf or on behalf of a third party, in activities that may compete against Grupo Cibest or in conflict-of-interest transactions that may generate a conflict-of-interest situation, unless they follow the procedure established for this purpose by the Bylaws, the Good Governance Code, or any other regulations or policy applicable as a result of belonging to a financial conglomerate.

Pursuant to the bylaws of Grupo Cibest, the board of directors has the power to authorize the execution of any agreement, within the corporate purpose of Grupo Cibest, and to adopt the necessary measures in order for Grupo Cibest to accomplish its purpose, except for agreements that, by law, can only be authorized at the shareholders’ meeting. Furthermore, the board of directors must authorize certain transactions such as the issuance of bonds or common shares up to the total amount of authorized capital stock.

We expect Grupo Cibest’s board of directors to meet regularly on a monthly basis to discuss and resolve various corporate matters. The board may also convene for additional extraordinary meetings upon request of the board, the General Secretary or the President.

Directors

Below are Bancolombia’s current directors who are expected to serve as Grupo Cibest’s directors following the Corporate Structure Changes:

Name	Expected Position at Grupo Cibest
Ricardo Jaramillo Mejía	Director
Juan David Escobar Franco	Director
Andrés Felipe Mejía Cardona	Director
Arturo Condo Tamayo	Director
Luis Fernando Restrepo Echavarría	Director
Silvina Vatnick	Director
Sylvia Escovar Gómez	Director

Ricardo Jaramillo Mejía was born in 1972. Mr. Jaramillo is an Engineer from the university Escuela de Ingeniería de Antioquia and has an MBA from Boston University Graduate School of Management. Mr. Jaramillo is the President of Grupo Sura, Holding of the Financial Conglomerate Sura-Bancolombia, where he previously served as Vice-president of Business and Finance Development. He also served as CEO, CFO, and Project Manager in Banca de Inversion, as well as Fiduciaria Bancolombia. He has been a member of the Boards of Directors of Suramericana, SURA Asset Management, Arus, Grupo Argos and Renting. He was also part of the Directive Council of Asociación Medellín Cultural, Orquesta Filarmónica de Medellín and Universidad EIA. Mr. Jaramillo has been a non-independent member of Bancolombia’s Board of Directors since his appointment in June 2024.

Juan David Escobar Franco was born in 1969. Mr. Escobar is a Systems Engineer from Universidad EAFIT and has a post-graduate degree in Electronic Business from Tecnológico de Monterrey and an MBA from the same institution. He holds a master in Actuarial Science from Georgia State, and has studied High Management Studies at the Kellogg School of Management, and Digital Transformation at University of Virginia, among other courses associated to project management and direction. Mr. Escobar is the CEO of Seguros Sura Colombia, where he had previously served as Insurance Vice-president, Actuarial Manager and Director of the Automobile Department. Mr. Escobar has been a non-independent member of Bancolombia’s Board of Directors since his appointment in 2020. He has been a member of different boards of directors in the corporate and social sectors.

Andrés Felipe Mejía Cardona was born in 1962. Mr. Mejía is an Economist from Michigan University and has an MBA from Eafit, Studies in Strategic Planning from Universitat de Barcelona, Senior Management from Universidad de los Andes and was part of the Program EXPRO of International Business at CBI Rotterdam, Holland. Mr. Mejía has extensive professional experience in foreign trade and international markets. He is CEO of MU Mecanicos Unidos S.A.S., a company dedicated to metal casting and manufacturer of the Victoria brand. He has been member of the Board of Directors of Edatel, ISA, Isagen, Fabricato, Internexa, XM and Protección S.A. Mr. Mejía has been an independent member of Bancolombia’s Board of Directors since his appointment in 2016.

Arturo Condo Tamayo was born in 1967. Mr. Condo holds a Doctorate in business strategy and competitiveness from Harvard Business School. He is President of Universidad EARTH, a Costa Rican institution that educates leaders on sustainability in rural areas and in the past has been President of INCAE Business School and Director of the Latin American Center for Competitiveness and Sustainable Development (LACCSD). He has been a professor in strategy, competitiveness and sustainable development. Currently he is a consultant in strategic planning and competitive, corporate and internationalization strategies for Latin American and Asian companies and organizations. He has also been an advisor to multilateral organizations like the IDB and the World Bank. In 2014, he launched Keyword Centroamérica, a strategic information company he chairs. He is a founding member of Central American Private Sector Initiative (CAPSI), a group of regional leaders focused on improving Central Americans quality of life through regional actions and of the Global Shapers Community in San Jose, Costa Rica, which is part of the World Economic Forum. He has been recognized by the World Economic Forum (WEF) as a Young Global Leader (YGL). He is a founding board member of the Global Business Oath Project, a project that seeks to change the ethical behavior of business leaders. Mr. Condo was also one of the founders and promoters of the Fintech Association of Central America and the Caribbean in 2016 and a board member of the fintech Impesa (2015-2017). He is a Board Member of Voces Vitales Costa Rica-NGO, Earth Ventures and The Common Project. Mr. Condo has been an independent member of Bancolombia’s Board of Directors since his appointment in 2016.

Luis Fernando Restrepo Echavarría was born in 1958. Mr. Restrepo has a bachelor’s degree in Industrial Management from Georgia Institute of Technology and an MBA degree from the University of Chicago. He has been affiliated with The Marmon Group of Chicago and was part of the Leadership Rotational Program in Chicago at The Rego Company (Planning Production and Industrial Engineering), Hammond Organ Company (Financial and Cost Accounting) and Marmom Keystones (sales). Mr. Restrepo currently serves as CEO of Crystal S.A.S., a company dedicated to the production and commercialization in Latin America of brands such as Gef, Punto Blanco, Baby Fresh and Galax. He is currently a member of the Board of Directors of: Constructora Conconcreto S.A, Etiflex S.A (Lithography) and Espumas Plásticas S.A.S-Comodisimos and he previously served on the Board of Directors of Asociación Nacional de Empresarios de Colombia-ANDI. He is also a member of the Advisory Board of the President of Georgia Tech in the U.S.A. Mr. Restrepo has been an independent member of Bancolombia’s Board of Directors since his appointment in 2016. He has been the Chairman of the Board of Directors of Bancolombia since April 26, 2022.

Silvina Vatnick was born in 1959. Ms. Vatnick is a Ph.D. candidate in macroeconomics and international finance from Columbia University, New York, economist from the University of Buenos Aires and holds a master’s degree in economics from UCEMA. Her professional development has been focused on macroeconomic issues, financial and regulatory stability, corporate governance, access to finance, sustainability, and entrepreneurship. She possesses solid technical expertise, and a close understanding of the economy in Latin America, particularly in countries like Colombia and Guatemala. Ms. Vatnick also has extensive experience in the management of institutional affairs. She is co-founder and director of Global Outcomes LLC, a strategic advisory firm for companies, governments, and public and private institutions interested in Latin America and the world. She is currently Senior Advisor to the U.S. Treasury Department’s Office of Technical Assistance on financial and regulatory stability issues. She’s also a member of the Corporate Governance Task Force at the OECD. In March 2021, she was appointed as an independent member of Bancolombia’s Board of Directors. In May 2021, she was identified by the Board of Bancolombia as the audit committee financial expert.

Sylvia Escovar Gómez was born in 1961. Mrs. Escovar is an economist from Universidad de los Andes. She has worked as chief economist of the World Bank’s resident mission in Colombia and was head of the External Credit Division of the National Planning Department (“Departamento Nacional de Planeación” or “DNP”). She served as Head of the Economic Research Service of Banco de la República, Head of the National Public Policy Evaluation System of the DNP and General Director of the FES Leadership Foundation. She was Undersecretary of Education and Undersecretary of Finance in Bogotá D.C. and had previously served as Financial Vice President of Fiducolombia. For the last 18 years she has been affiliated with Organización Terpel S.A., where she has held different positions such as Commercial Vice President, National Fuels Manager, and Financial and Administrative Manager. She served as Chief Executive Officer from 2012 until December 2020. Since January 2021, she has been a strategic advisor to the Board of Directors of Terpel S.A. and a member of the boards of directors of the subsidiaries of this organization. She is Director of EPS Sanitas and ETB S.A. In March 2020, she was appointed as an independent member of the Bancolombia’s Board of Directors.

No arrangements or understandings have been made by major shareholders, customers, suppliers or others pursuant to which any of the above directors were selected.

Committees of the Board of Directors of Grupo Cibest

Upon completion of the Corporate Structure Changes, we expect that the board of directors of Grupo Cibest will form four committees to serve under the board: the Audit Committee, the Designation, Compensation and Development Committee, the Good Governance Committee and the Risk Committee. Each committee member will be appointed by the board of directors.

Audit Committee

Grupo Cibest’s Board of Directors, in compliance with Colombian issuer regulations, will maintain an Audit Committee that is expected to be comprised of three members, including all independent directors, at least one of whom will be an expert in accounting or finance.

The Audit Committee will have a charter approved by the Board of Directors to establish its composition, organization, objectives, duties, responsibilities and extension of its activities. The main purpose of this Committee will be to support the Board of Directors by overseeing the effectiveness of Grupo Cibest’s internal controls through the evaluation of policies, standards, and procedures; the reliability and timeliness of financial information; and the protection of the company’s assets. Other specific responsibilities of the Committee will include: (i) to assist the Board of Directors in decision-making related to the internal control system and its improvement; (ii) to evaluate the structure of the internal control system in order to determine whether the designed procedures reasonably protect the company’s assets; (iii) to continuously evaluate compliance with the standards and policies that make up the control environment; (iv) to monitor compliance with the instructions given by the Board of Directors regarding the internal control system; (v) overseeing the integrity of the financial statements, financial reporting process and systems of internal accounting and financial controls; (vi) to ensure the reliability and timeliness of the information disclosed to the market, including disclosures related to ESG matters; (vii) to present its recommendation to the Board of Directors regarding the appointment of the Vice-president of Internal Audit; (viii) to approve the Annual Internal Audit Plan, as well as its annual budget and resource plan; (ix) to present to the Shareholders’ Assembly, through the Board of Directors, the candidates for the position of External Auditor; (x) to supervise the services of the External Auditor, evaluating their quality and effectiveness, and to inform the Board of Directors about situations that may threaten their independence or limit their access to information; (xi) to study the reports presented by the External Auditor, Internal Audit, and external auditors on weaknesses detected in the evaluation of the effectiveness of the internal control system, as well as other internal control reports prepared by these bodies; (xii) to review the financial statements and present them to the Board of Directors for consideration; (xiii) to recommend to the Board of Directors for approval the guidelines on ethics matters; (xiv) to propose to the Board of Directors controls to prevent, detect, and respond appropriately to fraud risks; (xv) to evaluate initiatives aimed at preventing cybersecurity risks, and monitor cybersecurity management, be informed about cybersecurity incidents, and review the information security and cybersecurity policies before submission to the Board for approval on an annual basis; (xvi) to review non-recurrent operations with related parties, according to what is stated in the Good Governance Code; and (xvii) to evaluate and advise the potential conflicts of interest of directors and senior management. The Audit Committee must also study, report, and recommend measures to be taken in cases of fraud that may have affected the quality of the financial information, for which it may rely on the Corporate Ethics Committee.

Further, the Internal Auditor of Grupo Cibest will report to the Audit Committee. Likewise, Grupo Cibest is expected to have an Ethics Committee that will report to the Audit Committee and will be in charge of defining general policy issues and giving guidelines on ethics, conduct and integrity, as well as defining corporate positions in the face of difficult ethical dilemmas. From time to time, the Audit Committee may carry out diagnostic studies of the ethical culture in Grupo Cibest.

The Audit Committee is expected to meet and report to the Board of Directors at least quarterly and present an annual report of its activities at the General Shareholders’ Meeting.

The shareholders will establish the remuneration of the members of the Audit Committee in their general meeting.

Designation, Compensation and Development Committee

This committee is expected to be composed of three members of the Board of Directors which will be elected by the Board itself. At least two members will be independent directors. The Manager of Human Resources of Grupo Cibest is expected to act as secretary of this committee.

The Designation, Compensation and Development committee will recommend to the Board of Directors the policies and provisions for the hiring, remuneration, compensation, and development of senior management of Grupo Cibest. Likewise, it is expected to continuously survey the goals of the different compensation programs regarding the performance of the officers and assess the efficacy of such programs.

The duties of the designation, compensation and development committee are expected to include: (i) determining the corporate policies of human resources, establishing the selection, evaluation, compensation, and development processes for senior management; (ii) establishing the objective criteria under which Grupo Cibest hires its principal officers; (iii) proposing objective criteria under which Grupo Cibest hires senior management and designs succession plans; and (iv) issuing recommendations for the Board of Directors concerning appointments and compensation of the president and senior management.

The shareholders will establish the remuneration of the members of the Committee in their general meeting.

Good Governance Committee

The Good Governance Committee is expected to be composed of at least three members of the Board of Directors, of which at least one will be an independent director. Grupo Cibest’s CEO is expected to attend this committee on a permanent basis.

The Good Governance Committee will have a charter approved by the Board of Directors that governs aspects such as composition and invitees to meetings, roles and responsibilities of the Committee and its internal rules.

The main purpose of this Committee will be to assist Grupo Cibest’s Board of Directors in overseeing compliance with Corporate Governance measures. Other specific responsibilities of the Committee will include: (i) to propose and review the criteria to be followed for the composition of the Board of Directors and the evaluation of the suitability of the candidates proposed by shareholders; (ii) overseeing the definition of profiles of the members of the Board of Directors and the search process of candidates to be elected as members of the Board of Directors; (iii) to review in advance and present to the Board of Directors proposals for modifications, changes, or adjustments to the Bylaws and the Good Governance Code; (iv) to promote the training of the directors; (v) to propose the annual agenda of the Board of Directors; (vi) to review the results of the evaluation process of the Board of Directors; (vi) to approve the group’s ESG strategy, following the guidelines set by the Board of Directors for this purpose; (vii) to monitor the periodic compliance with the group’s ESG strategy.

This Committee is also expected to support the Board of Directors in cases related to the implementation of succession policies of the Board of Directors and its remuneration.

The shareholders will establish the remuneration of the members of the Committee in their general meeting.

Risk Committee

Grupo Cibest’s Risk Committee is expected to consist of three members of the Board of Directors, of which at least one will be an independent director.

The main purpose of this Committee will be to serve as a support for approval, follow-up, and control of Grupo Cibest’s risk management system, corporate policies and strategies for risk management. In addition, this

Committee is expected to assist Grupo Cibest’s Board of Directors in aspects such as the definition of Grupo Cibest´s risk appetite and the monitoring of the Group´s risk profile, expected loss, profitability and funds required to manage the Group´s risks.

Among other responsibilities, the Risk Committee is expected to evaluate and present to the Board of Directors proposals for delegating responsibilities and establishing operational limits for various areas, related to the different risk management systems.

This Committee will also be in charge of the oversight of the methodology, procedures, and tools for managing cybersecurity risks and the corresponding policies manual; keeping the Board of Directors informed of the cybersecurity risk management effectiveness; and assessing the causes of cybersecurity breaches and the mitigation measures adopted on an ongoing basis. The committee is expected to receive management reports on cybersecurity risk exposure, substantial changes to exposure, tolerance level, compliance and mitigation initiatives.

Risks related to sustainability are expected to be overseen by the Risk Committee which will support the Board of Directors in its management and oversight.

The Risk Committee will have a charter approved by the Board of Directors which establishes its composition, organization, objectives, duties, responsibilities and scope of its activities.

The shareholders will establish the remuneration of the members of the Committee in their general meeting.

Senior Management of Grupo Cibest

Below are Bancolombia’s senior management who are expected to serve as Grupo Cibest’s senior management following the Corporate Structure Changes:

Name	Position
Juan Carlos Mora Uribe	Chief Executive Officer
Mauricio Botero Wolff	Chief Financial and Strategy Officer
Mauricio Rosillo Rojas	Chief Business Officer
Julián Mora Gómez	Chief Corporate Officer
Jaime Alberto Villegas Gutierrez	Chief Corporate Services Officer
Rodrigo Prieto Uribe	Chief Risks Officer
José Mauricio Rodriguez	Chief Internal Audit Officer
Cipriano López Gonzalez	Innovation Vice President
Claudia Echavarria Uribe	Chief Legal Officer and General Counsel

Juan Carlos Mora Uribe was born in 1965. He has been CEO of Bancolombia since May 2016. Prior to his appointment as CEO of Bancolombia, he was Bancolombia´s Corporate Innovation and Digital Transformation Vice President since 2015. He holds a B.A degree from Universidad Eafit and an M.B.A degree from Babson College. Mr. Mora has experience in diverse areas of corporate finance and investment banking. Mr. Mora performed the role of Vice President of Risk in 2005 and was then appointed as Chief Corporate Services Officer until 2015. Currently, he chairs the Comité Universidad Empresa Estado-CUEE board along with the President of la Universidad de Antioquia.

Mauricio Botero Wolff was born in 1978. He has been the CFO since August, 2024. Mr. Botero is a Business Engineer from EIA University, with a degree in economics from Los Andres University. He received his MBA in Strategy and Finance as a Fulbright Scholar from Emory University. Additionally, he is part of the CFO Program at Columbia Business School. He’s held different positions at Grupo Bancolombia. Among others, he held positions in the Treasury Vice Presidency, he led the Investor Relations, Corporate Projects and Acquisitions teams, and he assumed the Vice-presidency of Administrative Services and Security in 2016, which later evolved in 2022 to the Vice-presidency of Customer and Employee Services.

Mauricio Rosillo Rojas was born in 1969. He has been the Business Vice President of Bancolombia since December 2023. Mr. Rosillo holds a law degree from Pontificia Universidad Javeriana, and obtained a degree in financial legislation from Universidad de Los Andes, a master’s degree in commercial and economic law from the University of Georgia, and additional training in European Community law from the Free University of Brussels. Mr. Rosillo has held several positions in the public and private sectors, including General Secretary of Federación Colombiana de Compañías de Leasing (Fedeleasing), Interim Colombian Superintendency of Cooperatives (“Superintendente de Economia Solidaria (encargado)”), Director of Financial Regulation of the Colombian Ministry of Finance, Supervisor of the Securities Market of the Colombian Securities Exchange and President of the Colombian Self-Regulatory Organization (Autoregulador del Mercado de Valores-AMV). He was the Chief Legal Officer of Bancolombia from December 2008 until September 2019, when he was appointed as Corporate Vice President, a position that he held until 2023 before his appointment as Vice President of Business of Bancolombia. The Business Vice-Presidency is responsible for leading the individual banking, small and medium enterprises and corporate business segments, as well as consolidating other support areas such as marketing, products, customer service and analytics, among others.

Julián Mora Gómez was born in 1976. He has been the Corporate Vice President since December 2023. He holds a law degree from Universidad Pontificia Bolivariana in Medellin, and obtained a degree in insurance from the same university, and an M.B.A. from the EADA Business School. Mr. Mora has worked in various roles in Bancolombia for more than 20 years, as a lawyer and commercial and regional manager of Fiduciaria Bancolombia, director of industry and trade of Banca de Inversion, CEO of Fiduciaria Bancolombia, and as Chief Compliance Officer for Grupo Bancolombia, Valores Bancolombia, Fiduciaria Bancolombia and Banca de Inversion from January 2022 until his appointment in 2023 as Corporate Vice President. He has also performed as Professor in Pontificia Universidad Javeriana in Bogotá. The Corporate Vice Presidency oversees Human Resources Vice Presidency, Compliance Vice Presidency and Reputation and Communications Vice Presidency.

Jaime Alberto Villegas Gutierrez was born in 1965. He has been the Vice President of Corporate Services since November 2016. He holds an industrial engineering degree from Universidad de los Andes and a graduate degree in finance from the same University. He has worked in the financial, operations and technology department of financial institutions such as Standard Chartered Bank, in Colombia, Peru, United Arab Emirates and Singapore. The Corporate Services Vice Presidency is responsible for supplying corporate, administrative, technological, operational, and project support services required by the business units to fulfill the promises made to customers, ensuring the normal development of activities of Grupo Bancolombia in Colombia and abroad.

Rodrigo Prieto Uribe was born in 1973. He has been the Corporate Risks Vice President since March 2011. He is a civil engineer and has a master’s degree in economics from Universidad de los Andes and a master’s degree in finance from Instituto Tecnológico y de Estudios Superiores de Monterrey. Mr. Prieto has worked at Bancolombia holding several positions at different departments in Risk, Investment Banking, Financial Planning, Strategic Planning, and Corporate Project Management. He has also been a professor at several universities including Universidad EAFIT, Escuela de Ingeniería de Antioquia and Universidad de los Andes. The Corporate Risks Vice Presidency is responsible for the design of Bancolombia’s risk management strategy, and the leadership of its execution and the determination of the risk appetite.

José Mauricio Rodriguez was born in 1972. He has been the Vice President of Internal Audit since August 2020. He has more than 20 years of experience in auditing, and has been working for Grupo Bancolombia since 1994 where he has held different positions in the Group, including Vice President of Internal Audit at Banco Agrícola, Bancolombia’s subsidiary at El Salvador. José Mauricio is a Certified Public Accountant from Universidad de Medellín and an IT Technician from Politecnico Colombiano. He also holds an Executive MBA from Centro Universitario Villanueva and an undergraduate degree in Finance from Universidad de Medellín. Mr. Rodríguez is also certified in risk (CRMA) by IIA-The Institute of Internal Auditors- and is licensed to perform quality assessments (QA).

Cipriano López Gonzalez was born in 1974. He has been the Innovation Vice President since 2019. He is a mechanical engineer from Bolivariana Pontifical University, holds an MBA degree from the Bordeaux School of Business in France, and has participated in complementary executive programs in the universities of Harvard, Stanford and Wharton Business School. He has previously worked for SAB-Miller Group as Negotiating Director, DANONE Group in France as the officer in charge of the cereal products category for Europe, and with L’Oreal in France and Spain. From 2010 to 2018 he was CEO of Haceb Industries, where he led the process of innovation and digital transformation, developing new businesses, alliances and a customer-centered culture.

Claudia Echavarria Uribe was born in 1979. She has been Bancolombia’s Chief Legal Officer and General Counsel since December 2019. She is a lawyer from Universidad Pontificia Bolivariana, has a Master of Law degree from Columbia University Law School and is a member of the New York Bar. Most recently she was the Corporate Vice President and the General Counsel of Almacenes Exito and previously she held different positions at the legal department of Bancolombia and in Banca de Inversion between 2004 and 2015.

There are no family relationships between the directors and senior management of Bancolombia listed above. No arrangements or understandings have been made by major shareholders, customers, suppliers or others pursuant to which any of the above members of senior management were selected.

Compensation of Directors and Senior Management

Grupo Cibest. The form and amount of the compensation to be paid to each of Grupo Cibest’s directors will be the same as those approved by the General Assembly of Bancolombia for its directors, unless otherwise determined by the General Assembly of Grupo Cibest in any period following the completion of the Corporate Structure Changes. The policies regarding compensation to be paid to each of Grupo Cibest’s executive officers in any period following the completion of the Corporate Structure Changes will be determined by the Designation, Compensation and Development Committee of Grupo Cibest’s Board of Directors.

Bancolombia S.A. Of the persons nominated to become directors of Grupo Cibest, seven were Bancolombia’s directors during the year ended December 31, 2023. In 2023, we paid each director who resides in Colombia a fee of COP 12.17 million per month for membership on the Board, and another fee of COP 12.17 million for participating in Support Committees. In 2023, we paid each director who does not reside in Colombia a fee of USD 3.195 per month for membership on the Board, and another fee of USD 3.195 for participating in Support Committees. In addition, they receive an allowance of USD 266 per day when they must travel. In accordance with the current policy, 70% of director fees are paid in cash each month and the remaining 30% is paid through a contribution in an investment fund that invests in Bancolombia shares. Directors only have the right to withdraw money from the fund after two years following the respective contributions. The directors received no other compensation or benefits, and there is no stock option plan for them. Consistent with Colombian law, we do not publish information regarding the compensation of the Bancolombia’s individual officers.

During the years ending December 31, 2023, 2022 and 2021, we paid fees to the directors of COP 2,306, COP 1,937 and COP 1,655, respectively, as compensation for attending meetings of the Board and its Committees. The payments to senior management in the same periods were COP 18,387, COP 15,776 and COP 10,487 for short-term retributions and COP 312, COP 552 and COP 604 for long-term retributions. In 2022, there was a consolidation of the contributions of the Senior Management Pension Plan for COP 36,962, and there were payments for post-employment benefits of COP 827 in 2023, COP 642 in 2022 and 3,207 in 2021.

Share Ownership

As part of the Share Exchange, holders of Bancolombia’s preferred shares will receive one Grupo Cibest preferred share for every preferred share they own and holders of Bancolombia’s common shares will receive one Grupo Cibest common share for every common share they own. Accordingly, after the completion of the Share Exchange, we expect that the persons nominated to become directors of Grupo Cibest, as a group, will hold an aggregate of 88 Grupo Cibest common shares, representing less than 0.00% of the outstanding Grupo Cibest common shares and less than 0.00% of Grupo Cibest’s total shares outstanding. The persons nominated to become directors of Grupo Cibest do not own any preferred shares of Bancolombia and thus will not own any preferred shares of Grupo Cibest.

Stock Options. Bancolombia does not currently have any stock options outstanding and following completion of the Corporate Structure Changes, no stock options of Grupo Cibest will be outstanding.

For further information regarding Bancolombia’s major stockholders, see “Item 7.A. Major Stockholders” in the 2023 Annual Report, which is incorporated by reference into this prospectus.

Related Party Transactions

For further information regarding related party transactions, see “Item 7.B. Related Party Transactions” in the 2023 Annual Report, which is incorporated by reference into this prospectus.

LEGAL MATTERS

The validity of the common shares and preferred shares of Grupo Cibest that will be issued in the Share Exchange will be passed on for Bancolombia by Brigard Urrutia Abogados SAS, Bancolombia’s Colombian counsel. Sullivan & Cromwell LLP, Bancolombia’s special U.S. tax counsel, will pass on certain U.S. federal income tax consequences of the Share Exchange to U.S. holders of Bancolombia’s common shares, preferred shares or ADSs.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of PwC Contadores y Auditores S.A.S., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Interim Financial Statements of Bancolombia and its Subsidiaries

Condensed Consolidated Interim Statement of Financial Position as of June 30, 2024 and December 31, 2023	A-2
Condensed Consolidated Interim Statement of Income for the three and six month periods ended June 30, 2024 and 2023	A-3
Condensed Consolidated Interim Statement of Comprehensive Income for the three and six month periods ended June 30, 2024 and 2023	A-4
Condensed Consolidated Interim Statement of Changes in Equity for the six month periods ended June 30, 2024 and 2023	A-5
Condensed Consolidated Interim Statement of Cash Flow for the six month period ended June 30, 2024 and 2023	A-7
Notes to Consolidated Financial Statements	A-9

CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

As of June 30, 2024 and December 31, 2023

(Stated in millions of Colombian pesos)

	Note	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	4	31,465,176	39,799,609
Financial assets investments	5.1	30,573,634	25,674,195
Derivative financial instruments	5.2	3,444,239	6,252,270

Financial assets investments and derivative financial instruments		34,017,873	31,926,465

Loans and advances to customers		268,108,682	253,951,647
Allowance for loans, advances and lease losses		(16,680,835)	(16,223,103)

Loans and advances to customers, net	6	251,427,847	237,728,544

Assets held for sale and inventories, net		993,902	906,753
Investment in associates and joint ventures		2,850,311	2,997,603
Investment properties	8	5,423,018	4,709,911
Premises and equipment, net	9	6,048,006	6,522,534
Right-of-use assets, lease		1,668,641	1,634,045
Goodwill and intangible assets, net	7	9,191,298	8,489,697
Deferred tax, net	10	796,955	685,612
Other assets, net		8,316,045	7,528,036

TOTAL ASSETS		352,199,072	342,928,809

LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	11	257,869,276	247,941,180
Interbank deposits and repurchase agreements and other similar secured borrowing		1,105,983	1,076,436
Derivative financial instruments	5.2	3,680,218	6,710,364
Borrowings from other financial institutions	12	12,938,759	15,648,606
Debt instruments in issue	13	16,107,674	14,663,576
Lease liabilities		1,817,740	1,773,610
Preferred shares		555,152	584,204
Current tax		695,645	164,339
Deferred tax, net	10	2,128,321	1,785,230
Employee benefit plans		895,682	882,954
Other liabilities	14	14,199,672	12,648,581

TOTAL LIABILITIES		311,994,122	303,879,080

EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,857,454	4,857,454
Appropriated reserves	16	22,632,835	20,044,769
Retained earnings		2,675,951	2,515,278
Net income attributable to equity holders of the Parent Company		3,103,246	6,116,936
Accumulated other comprehensive income, net of tax		5,469,515	4,074,161

SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		39,219,915	38,089,512

Non-controlling interest		985,035	960,217

TOTAL EQUITY		40,204,950	39,049,729

TOTAL LIABILITIES AND EQUITY		352,199,072	342,928,809

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF INCOME

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

For the six-months periods ended June 30, 2024 and 2023 and the three-months period ended June 30, 2024 and 2023

(Stated in millions of Colombian pesos, except earnings per share stated in units of pesos)

		For the six-month periods ended June 30		Quarterly
	Note	2024	2023	2024	2023
Interest on loans and financial leases
Commercial		8,358,202	8,595,698	4,160,195	4,392,859
Consumer		4,340,212	5,175,769	2,188,049	2,583,004
Mortgage		2,032,457	2,112,444	1,019,405	996,325
Financial leases		1,872,129	1,899,985	917,304	971,439
Small business loans		104,983	87,351	51,279	41,868

Total interest income on loans and financial leases		16,707,983	17,871,247	8,336,232	8,985,495

Interest on debt instruments using the effective interest method	17.1	497,912	503,397	240,138	253,026

Total Interest on financial instruments using the effective interest method		17,205,895	18,374,644	8,576,370	9,238,521

Interest income on overnight and market funds		126,418	103,627	64,595	48,436
Interest and valuation on financial instruments	17.1	708,556	(20,467)	302,510	(212,274)

Total interest and valuation on financial instruments		18,040,869	18,457,804	8,943,475	9,074,683

Interest expenses	17.2	(7,695,965)	(8,166,276)	(3,756,886)	(4,141,013)

Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		10,344,904	10,291,528	5,186,589	4,933,670

Credit impairment charges on loans, advances and financial leases, net	6	(2,957,924)	(4,102,779)	(1,623,061)	(2,058,130)
Credit recovery (impairment) for other financial instruments, net		24,161	(25,065)	4,278	(24,070)

Total credit impairment charges, net		(2,933,763)	(4,127,844)	(1,618,783)	(2,082,200)

Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		7,411,141	6,163,684	3,567,806	2,851,470

Commissions income	17.3	3,699,938	3,451,440	1,948,046	1,767,456
Commissions expenses	17.3	(1,669,168)	(1,451,846)	(918,235)	(769,458)

Total commissions, net		2,030,770	1,999,594	1,029,811	997,998

Other operating income	17.4	1,370,413	2,109,605	741,084	1,119,725
Dividends and net income on equity investments	17.5	(140,768)	228,906	(225,575)	112,270

Total operating income, net		10,671,556	10,501,789	5,113,126	5,081,463

Operating expenses
Salaries and employee benefits	18.1	(2,683,347)	(2,676,774)	(1,348,396)	(1,353,981)
Other administrative and general expenses	18.2	(2,437,740)	(2,339,859)	(1,259,988)	(1,198,981)
Taxes other than income tax	18.2	(780,826)	(694,729)	(389,932)	(346,834)
Impairment, depreciation and amortization	18.3	(564,675)	(531,273)	(289,733)	(271,177)

Total operating expenses		(6,466,588)	(6,242,635)	(3,288,049)	(3,170,973)

Profit before income tax		4,204,968	4,259,154	1,825,077	1,910,490

Income tax	10	(1,058,203)	(1,012,699)	(363,323)	(426,328)

Net income		3,146,765	3,246,455	1,461,754	1,484,162

Net income attributable to equity holders of the Parent Company		3,103,246	3,177,268	1,439,774	1,460,491
Non-controlling interest		43,519	69,187	21,980	23,671

Basic and Diluted earnings per share to common shareholders, stated in units of Colombian pesos	19	3,256	3,333	1,511	1,533

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

For the six-months periods ended June 30, 2024 and 2023 and the three-month periods ended June 30, 2024 and 2023

(Stated in millions of Colombian pesos)

		For the six-month periods ended June 30		Quarterly
	Note	2024	2023	2024	2023
Net income		3,146,765	3,246,455	1,461,754	1,484,162

Other comprehensive income that will not be reclassified to net income
Remeasurement income/(loss) related to defined benefit liability		15,028	(22,504)	15,028	(22,433)
Income tax	10.4	(5,386)	8,554	(5,393)	8,448

Net of tax amount		9,642	(13,950)	9,635	(13,985)

Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized gain		13,102	10,467	6,642	1,362
Income tax	10.4	5,394	(2,976)	5,935	(2,352)

Net of tax amount		18,496	7,491	12,577	(990)

Total other comprehensive income that will not be reclassified to net income, net of tax		28,138	(6,459)	22,212	(14,975)

Other comprehensive income that may be reclassified to net income
Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)
Loss on investments recycled to profit or loss upon disposal		(7,233)	(1,401)	(1,425)	(288)
Unrealized (loss)/ gain		(10,037)	86,233	(10,753)	24,053
Recovery of investments		2,297	2,804	3,425	3,258
Income tax	10.4	10,843	(15,675)	8,651	(6,884)

Net of tax amount		(4,130)	71,961	(102)	20,139

Foreign currency translation adjustments:
Exchange differences arising on translating the foreign operations		1,669,069	(3,196,672)	1,572,026	(2,390,144)
(Loss)/Gain on net investment hedge in foreign operations		(452,000)	1,303,197	(413,925)	965,110
Income tax	10.4	178,154	(503,882)	161,370	(373,160)

Net of tax amount(1)		1,395,223	(2,397,357)	1,319,471	(1,798,194)

Unrealized (loss)/gain on investments in associates and joint ventures using equity method		(6,247)	2,383	100	(512)
Income tax	10.4	890	(340)	(18)	48

Net of tax amount		(5,357)	2,043	82	(464)

Total other comprehensive income/ (loss) that may be reclassified to net income, net of tax		1,385,736	(2,323,353)	1,319,451	(1,778,519)

Other comprehensive income/ (loss), attributable to the owners of the Parent Company, net of tax		1,413,874	(2,329,812)	1,341,663	(1,793,494)

Other comprehensive income/ (loss), attributable to the Non-controlling interest		1,922	(3,413)	1,375	(2,164)

Total comprehensive income attributable to:		4,562,561	913,230	2,804,792	(311,496)

Equity holders of the Parent Company		4,517,120	847,456	2,781,437	(333,003)

Non-controlling interest		45,441	65,774	23,355	21,507

(1)	Compared to the same period of the previous year, there was a revaluation of the Colombian peso against the U.S. dollar by 14.70% on average.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

For the six-month periods ended June 30, 2024 and 2023

(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Other comprehensive income
	Share Capital	Additional Paid in capital	Appropiated Reserves (Note 16)	Translation adjustment	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2024	480,914	4,857,454	20,044,769	3,974,379	193,906	(67,306)	2,137	11,520	(40,475)	2,515,278	6,116,936	38,089,512	960,217	39,049,729

Transfer to profit from previous years	—	—	—	—	—	—	—	—	—	6,116,936	(6,116,936)	—	—	—
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2023, at a rate of COP 3,536 per share	—	—	—	—	—	—	—	—	—	(3,343,319)	—	(3,343,319)	—	(3,343,319)
Constitute reserves	—	—	2,588,066	—	—	—	—	—	—	(2,620,808)	—	(32,742)	—	(32,742)
Realization of retained earnings(1)	—	—	—	—	(18,520)	—	—	—	—	18,520	—	—	—	—
Others	—	—	—	—	—	—	—	—	—	(10,656)	—	(10,656)	—	(10,656)
Non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	(20,623)	(20,623)
Net Income	—	—	—	—	—	—	—	—	—	—	3,103,246	3,103,246	43,519	3,146,765
Other comprehensive income	—	—	—	1,395,223	18,496	(4,130)	—	(5,357)	9,642	—	—	1,413,874	1,922	1,415,796

Balance as of June 30, 2024	480,914	4,857,454	22,632,835	5,369,602	193,882	(71,436)	2,137	6,163	(30,833)	2,675,951	3,103,246	39,219,915	985,035	40,204,950

(1)	Mainly corresponds to partial payments of asset-backed securities investments.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

For the six-month periods ended June 30, 2024 and 2023

(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Other comprehensive income
	Share Capital	Additional Paid in capital	Appropiated Reserves (Note 16)	Translation adjustment	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2023	480,914	4,857,454	15,930,665	7,762,214	152,028	(160,570)	2,137	11,522	(9,115)	3,278,164	6,783,490	39,088,903	908,648	39,997,551

Transfer to profit from previous years	—	—	—	—	—	—	—	—	—	6,783,490	(6,783,490)	—	—	—
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2022, at a rate of COP 3,536 per share	—	—	—	—	—	—	—	—	—	(3,343,319)	—	(3,343,319)	—	(3,343,319)
Constitute reserves	—	—	4,133,985	—	—	—	—	—	—	(4,166,704)	—	(32,719)	—	(32,719)
Realization of retained earnings(1)	—	—	—	—	3,942	—	—	—	—	(3,942)	—	—	—	—
Others	—	—	—	—	—	—	—	—	—	(17,682)	—	(17,682)	—	(17,682)
Non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	(18,930)	(18,930)
Net Income	—	—	—	—	—	—	—	—	—	—	3,177,268	3,177,268	69,187	3,246,455
Other comprehensive income	—	—	—	(2,397,357)	7,491	71,961	—	2,043	(13,950)	—	—	(2,329,812)	(3,413)	(2,333,225)

Balance as of June 30, 2023	480,914	4,857,454	20,064,650	5,364,857	163,461	(88,609)	2,137	13,565	(23,065)	2,530,007	3,177,268	36,542,639	955,492	37,498,131

(1)	Mainly corresponds to partial payments of asset-backed securities investments.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOW

BANCOLOMBIA S.A. AND ITS SUBSIDIARIES

For the six-month periods ended June 30, 2024 and 2023

(Stated in millions of Colombian pesos)

	NOTE	2024	2023
Net income		3,146,765	3,246,455

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.3	527,980	510,333
Other assets impairment	18.3	36,695	20,940
Impairment of investments in joint ventures(1)	17.5	313,284	—
Equity method	17.5	(133,312)	(129,052)
Credit impairment charges on loans and advances and financial leases	6	2,957,924	4,102,779
(Recovery) / Credit impairment charges on off balance sheet credit and other financial instruments		(24,161)	25,065
Gain on sales of assets	17.4	(32,995)	(91,060)
Valuation gain on investment securities		(1,072,829)	(689,061)
Valuation gain on derivative financial instruments		(49,950)	(137,089)
Income tax	10.3	1,058,203	1,012,699
Bonuses and short-term benefits		307,329	437,436
Dividends	17.5	(33,867)	(56,192)
Investment property valuation	17.4	(51,820)	(122,485)
Effect of exchange rate changes		(324,376)	(378,817)
Other non-cash items		6,381	179,676
Net interest		(9,012,018)	(9,704,972)
Change in operating assets and liabilities:
Increase in derivative financial instruments		(173,448)	(245,626)
Increase in accounts receivable		(713,495)	(644,745)
Increase in loans and advances to customers		(10,894,506)	(6,193,836)
Decrease / (Increase) in other assets		94,243	(389,805)
Increase / (Decrease) in accounts payable		1,036,694	(1,512,959)
(Decrease) / Increase in other liabilities		(1,224,377)	56,958
Increase in deposits by customers		2,647,082	4,628,222
Decrease in estimated liabilities and provisions		(10,623)	(70,520)
Net changes in investment securities recognized at fair value through profit or loss		(3,708,823)	(163,541)
Proceeds from sales of assets held for sale and inventories		686,667	392,503
Recovery of charged-off loans	6	394,114	293,417
Income tax paid		(901,953)	(1,732,359)
Dividend received		58,864	67,898
Interest received		16,680,884	17,275,790
Interest paid		(7,671,462)	(7,554,719)

Net cash (used) / Provided by operating activities		(6,080,906)	2,433,333

Cash flows provided / (used) from investment activities:
Purchases of debt instruments at amortized cost		(2,088,432)	(1,483,327)
Proceeds from maturities of debt instruments at amortized cost		1,965,976	1,783,046
Purchases of debt instruments at fair value through OCI		(406,338)	(7,716,114)
Proceeds from debt instruments at fair value through OCI		1,626,198	7,869,322
Purchases of equity instruments at fair value through OCI and interests in associates and joint ventures		(94,886)	(14,653)

	NOTE	2024	2023
Proceeds from equity instruments at fair value through OCI and interests in associates and joint ventures		26,088	3,881
Purchases of premises and equipment and investment properties		(778,481)	(1,394,752)
Proceeds from sales of premises and equipment and investment properties		204,788	82,860
Purchase of other long-term assets		(112,652)	(119,161)

Net cash provided / (used) in investing activities		342,261	(988,898)

Cash flows used from financing activities:
Decrease in repurchase agreements and other similar secured borrowing		110,501	342,104
Proceeds from borrowings from other financial institutions(2)		3,485,766	6,001,093
Repayment of borrowings from other financial institutions(2)		(7,227,459)	(5,616,374)
Payment of lease liability		(82,859)	(89,390)
Placement of debt instruments in issue(3)		1,207,635	898,931
Payment of debt instruments in issue(3)		(687,442)	(957,711)
Dividends paid		(1,699,610)	(1,598,935)
Transactions with non-controlling interests		(20,623)	(18,930)

Net cash used in financing activities(4)		(4,914,091)	(1,039,212)

Effect of exchange rate changes on cash and cash equivalents		2,318,303	(3,356,431)
(Decrease) / Increase in cash and cash equivalents		(10,652,736)	405,223

Cash and cash equivalents at beginning of year	4	39,799,609	31,645,291

Cash and cash equivalents at end of year	4	31,465,176	28,694,083

(1)	For further information see Note 17.5. Dividends and net income on equity investments.
(2)	For further information see Note 12. Borrowings from other financial institutions.
(3)	For further information see Note 13. Debt instruments in issue.
(4)	For further information about the reconciliation of the balances of liabilities from financing activities, see Note 21. Liabilities from financing activities.

As of June 30, 2024 and 2023, the Bank entered into non-cash operating and investing activities related to restructured loans and returned properties that were transferred to assets held for sale and inventories amounting to COP 771,978 and COP 532,154, respectively, mainly in Bancolombia S.A. Additionally, in June 2024, Bancolombia S.A. acquired of the P.A. Cedis Sodimac by COP 464,520, which was paid by decreasing loans to customers and increasing accounts payable. Which are not reflected in the Consolidated Statement Interim of Cash Flows.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

NOTE 1. REPORTING ENTITY

Bancolombia S.A., hereinafter the Parent Company, is a credit establishment, listed on the Colombia Stock Exchange (BVC) as well as on the New York Stock Exchange (NYSE), since 1981 and 1995, respectively. The Parent Company’s main location is in Medellin (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was originally constituted under the name Banco Industrial Colombiano (BIC) according to public deed number 388, date January 24, 1945, from the First Notary’s Office of Medellin, authorized by the Superintendence of Finance of Colombia (“SFC”). On April 3, 1998, by means of public deed No. 633, BIC merged with Bank of Colombia S.A., and the resulting organization of that merger was named Bancolombia S.A.

The operating license was authorized definitively by the SFC according to Resolution number 3140 on September 24, 1993. The duration of the company was extended until December 8, 2144. The company may be dissolved or extended before said term.

At the Extraordinary Shareholders’ Meeting held on June 26, 2024, a bylaws amendment was approved, which is in the process of being formalized in a public deed and registered with the Chamber of Commerce.

Bancolombia S.A.’s business purpose is to carry out all operations, transactions, acts and services inherent to the banking business. The Parent Company may, by itself or through its subsidiaries, own interests in other corporations, wherever authorized by law, according to all terms and requirements, limits or conditions established therein.

The Parent Company and its subsidiaries include the following operating segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Trust, Investment banking, Brokerage, International Banking and Others. The activities carried out by each operating segment of Group Bancolombia are described in Note 3. Operating segments.

The Parent Company, through its subsidiaries, has banking operations and an international presence in United States, Puerto Rico, Panama, Guatemala, and El Salvador.

The assets and liabilities of operations in Barbados through Mercom Bank were transferred to other companies, leaving the balances of the credit portfolio and deposit portfolio at zero. As of June, 30, 2024, the company is in the process of dissolution and liquidation.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (before Bancolombia Cayman) have been canceled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the delivery of the banking license in accordance with Section 20(1)(a) of the Banking and Trust Companies Act (2021 Revision) (the “BTCA”). Therefore, the banking license has been canceled as of that date. As it is no longer a banking entity, on June 20, 2024, the name was changed to SINESA Cayman, Inc., the company is currently in the process of dissolution and liquidation in the Cayman Islands Companies Registry.

The operations of Transportempo S.A.S. are in the process of dissolution and gradual dismantling since May 2023.

On December 14, 2021, the Parent Company´s Board of Directors authorized the legal separation of the Nequi business, the digital platform of Group Bancolombia. The Financial Superintendence of Colombia (Superintendencia Financiera de Colombia) through Resolution 0843 of July 6, 2022, later modified by the Resolution 0955 of July 27, 2022, authorized the establishment of Nequi S.A. Compañía de Financiamiento. The legal separation resulted in the creation and commercial registration of a new corporation through which Nequi will operate as a 100% digital credit establishment. Nequi must obtain an authorization certificate or operating permit, accredited by the Financial Superintendence of Colombia in order to operate. As of June, 30, 2024, activities for this process are in progress. In September 2022, the company Nequi S.A. was created with a capitalization of COP 150,000 distributed mainly in Banca de Inversión Bancolombia S.A. Corporación Financiera with a participation percentage of 94.99% and Inversiones CFNS S.A.S. of 5.01%.

As of June 30, 2024, Group Bancolombia has 33,887 employees, 34,658 banking correspondents, 6,101 ATMs and operates through 851 offices.

NOTE 2. MATERIAL ACCOUNTING POLICIES

A. Basis for preparation of Condensed Consolidated Interim Financial Statements

The Condensed Consolidated Interim Financial Statements for the cumulative six months ended on June 30, 2024 have been prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (“IAS 34”), issued by the International Accounting Standards Board (hereinafter, IASB). They do not include all the information and disclosures required for full annual financial statements and should be read in conjunction with the Bancolombia S.A. and its subsidiaries consolidated financial statements for the year ended on December 31, 2023 which complied with International Financial Reporting Standards (hereinafter, IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (hereinafter, IFRS-IC). The Condensed Consolidated Interim Financial Statements as of June 30, 2024 and 2023 have not been audited.

Preparation of the Condensed Consolidated Interim Financial Statements under going concern basis

Management has assessed the Group’s ability to continue as a going concern and confirms that the Group Bancolombia has adequate liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on the Group’s liquidity position at the date of authorization of the Condensed Consolidated Interim Financial Statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.

The Condensed Consolidated Interim Financial Statements were prepared on a going concern basis and do not include any adjustments to the reported carrying amounts and classification of assets, liabilities and expenses that might otherwise be required if the going concern basis were not correct.

In the Management opinion, these Condensed Consolidated Interim Financial Statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of June 30, 2024 and the date of their promulgation and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative six months ended on June 30, 2024 and 2023 are not necessarily indicative of the results for the full year. The Group Bancolombia believes that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the Condensed Consolidated Interim Financial Statements include selected explanatory notes to explain events and transactions that are important to the financial statements users or represent significant materiality in understanding the changes in the Group’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for some financial assets and liabilities and investment properties that are measured at fair value. Financial assets and liabilities measured at fair value comprise those classified as assets and liabilities at fair value through profit or loss, debt instruments and equity securities measured at fair value through other comprehensive income (“OCI”) and derivative instruments. Likewise, the carrying value of assets and liabilities recognized as a fair value hedge are adjusted for changes in fair value attributable to the hedged risk. Almost, investments in associates and joint ventures are measured using the equity method.

The Condensed Consolidated Interim Financial Statements are stated in Colombian pesos (“COP”) and figures are stated in millions or billions (when indicated), except earnings per share, diluted earnings per share, dividends per share and the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

The Parent Company’s financial statements, which have been prepared in accordance with “Normas de Contabilidad e Información Financiera” (“NCIF”) applicable to separate financial statements, are those that serve as the basis for the regulatory compliance, distribution of dividends and other appropriations by the shareholders.

The separate financial statements are those presented by the Parent Company in which the entity recognizes and measures the impairment of credit risk through allowances for loans losses, the classification and measurement of certain financial instruments (such as debt securities and equity instruments) and the recognition of provisions for foreclosed assets, in accordance with the accounting required by the “Superintendencia Financiera de Colombia” (“SFC”), which differ in certain accounting principles from IFRS that are used in the Condensed Consolidated Interim Financial Statements.

B. Use of estimates and judgments

The preparation of Condensed Consolidated Interim Financial Statements requires that the Group’s Management makes judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.

The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

For the period ended on June 30, 2024 there were no changes in the significant estimates and judgments made by Management in applying the Group’s accounting, as compared to those applied in the Consolidated Financial Statements at the year ended on December 31, 2023.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in the Consolidated Financial Statements for the year ended on December 31, 2023 continue to be applied in these Condensed Consolidated Interim Financial Statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2024, as shown below:

Amendments to IAS 1 Presentation of Financial Statements: On January 23, 2020, the IASB issued amendments to IAS 1 to clarify the requirements for classifying liabilities as current or non-current. More specifically:

•

The amendments specify that the conditions which exist at the end of the reporting period of an obligation are those which will be used to determine if a right to defer settlement of a liability exists.

•	Management expectations about events after the balance sheet date, for example on whether a covenant will be breached, or whether early settlement will take place, are not relevant.

•	The amendments clarify the situations that are considered settlement of a liability.

Additionally, on October 30, 2022, the IASB issued an amendment to IAS 1 to improve the disclosures an entity provides when its right to defer settlement of a liability for at least twelve months is subject to compliance with covenants, and how this impacts the classification of that liability as current or non-current.

The amendments to IAS 1 are required to be applied for annual periods beginning on or after January 1, 2024, which is consistent with the application period in Colombia, in accordance with Decreto 938 of August 2021, which includes the update of January 23, 2020. The amendments must be applied retrospectively, in accordance with IAS 8. Early application is permitted.

Management concluded that this amendment has no impact on the preparation of the Condensed Consolidated Interim Financial Statements, because the Group Bancolombia presents the Condensed Consolidated Interim Statement of Financial Position ordered by liquidity, according to the business nature.

a)	Recently accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia

Amendments to IFRS 16 Leases - Lease liability in a sale and leaseback: In September 2022, the Board amended IFRS 16 to add subsequent measurement requirements for sale and leaseback transactions that meet the requirements of IFRS 15 to be accounted as a sale. The amendments require a seller-lessee to subsequently measure lease liabilities arising from a subsequent lease such that it does not recognize any amount of gain or loss that relates to the right-of-use that it retains.

This amendment is effective for annual periods beginning on or after January 1, 2024, and early application is permitted.

This amendment has been assessed by Management with no evidence of an impact on the Group’s Condensed Consolidated Interim Financial Statements and disclosures, due the new requirements are in line with what the Group Bancolombia has applied and disclosed.

Amendments to IFRS 9 Financial instruments and IFRS 7 Financial instruments: disclosures - Classification and measurement of financial instruments: In May 2024, the Board issued amendments to the classification and measurement requirements in IFRS 9. These amendments respond to feedback from post-implementation review of the accounting standard and clarify the requirements in areas where stakeholders have raised concerns, or where new issues have emerged since IFRS 9 was issued.

These amendments include:

•

Clarifying the classification of financial assets with environmental, social and corporate governance (ESG) and similar features: ESG-linked features in loans could affect whether the loans are measured at amortised cost or fair value. To resolve any potential diversity in practice, the amendments clarify how the contractual cash flows on such loans should be assessed.

•

Settlement of liabilities through electronic payment systems: The amendments clarify the date on which a financial asset or financial liability is derecognised. The IASB also decided to develop an accounting policy option to allow a company to derecognise a financial liability before it delivers cash on the settlement date if specified criteria are met.

With these amendments, the IASB has also introduced additional disclosure requirements to enhance transparency for investors regarding investments in equity instruments designated at fair value through other comprehensive income and financial instruments with contingent features, for example features tied to ESG-linked targets.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024, and early application is permitted.

Management is assessing the impact that these amendments will have on the Group’s Condensed Consolidated Interim Financial Statements and disclosures.

New standard NIIF 18 Presentation and Disclosure in Financial Statements: In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:

•

Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.

•

Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.

•

More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that these amendments will have on the Group’s Condensed Consolidated Interim Financial Statements and disclosures.

NOTE 3. OPERATING SEGMENTS

Operating segments are defined as components of an entity about which separate financial information is available and that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance; the CODM is comprised of the Bank’s President (CEO) and Financial Vicepresident (CFO). The segment information has been prepared following the Bank’s accounting policies and has been presented consistently with the internal reports provided to the CODM.

The chief operating decision maker (CODM) uses a variety of information and key financial data on a segment basis to assess the performance and make decisions regarding the investment and allocation of resources, such as:

•	Net interest margin (Net margin on financial instruments divided by average interest-earning assets).

•	Return on average total assets (Net income divided by average total assets).

•	Return on average stockholders’ equity.

•	Efficiency ratio (Operating expenses as a percentage of interest, fees, services and other operating income).

•	Asset quality and loan coverage ratios.

The Bank has the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Trust, Investment Banking, Brokerage, International Banking and All other segments. The factors used to identify the Bank’s reportable segments are the nature of the products and services provided by the subsidiaries and the geographical locations where the subsidiaries are domiciled, in line with the CODM’s operating decisions related to the results of each segment.

The Bank’s operating segments are comprised as follows:

•	Banking Colombia

This segment provides retail and corporate banking products and services to individuals, companies and national and local governments in Colombia. The Bank’s strategy in Colombia is to grow with these clients based on value added and long-term relationships. In order to offer specialized services to individuals to guarantee quality service and promote business growth and country development.

In order to offer specialized services to individuals, small and medium-sized enterprises (SMEs) and large companies, the individual sales force classifies its target customers as: Personal, Plus and Corporate. The Bank´s corporate and government sales force targets and specializes in companies with more than COP 100,000 in revenue in twelve economic sectors: agribusiness, commerce, manufacturing of supplies and materials, consumer goods, financial services, health, education, construction, government, infrastructure, real estate, and natural resources.

As of June 30, 2024, Nequi is in process to obtain an authorization certificate or operating permit, accredited by the Financial Superintendence of Colombia in order to operate. For further information, see Note 1. Reporting Entity.

This segment is responsible for managing the Bank operations with its own portfolio, liquidity and distribution of treasury products and services to its customers in Colombia.

•	Banking Panama

This segment provides retail and commercial banking products and services to individuals and companies in Panama and includes all the operations of Banistmo S.A. and its subsidiaries, which are managed and monitored by the CODM on a consolidated basis. Banking Panama also includes operations of the following operational stage subsidiaries: Banistmo Investment Corporation S.A., Leasing Banistmo S.A. y Valores Banistmo S.A.; and of the following non-operational subsidiaries: Banistmo Panamá Fondo de Inversión S.A., Banistmo Capital Markets Group Inc., Anavi Investment Corporation S.A., Desarrollo de Oriente S.A., Steens Enterprises S.A. and Ordway Holdings S.A.

This segment is also responsible for the management of Banistmo’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in Panama.

•	Banking El Salvador

This segment provides retail and commercial banking products and services to individuals, companies and national and local governments in El Salvador through Banco Agrícola S.A. Banking El Salvador also includes operations of the following subsidiaries: Banagrícola S.A, Inversiones Financieras Banco Agrícola S.A. IFBA, Bagrícola Costa Rica S.A., Gestora de Fondos de Inversión Banagricola, S.A, Valores Banagrícola S.A. de C.V., Accelera S.A. de C.V. (before Credibac S.A. de C.V.) and Arrendadora Financiera S.A. Arfinsa.

This segment is also responsible for the management of Banco Agrícola’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in El Salvador.

•	Banking Guatemala

This segment provides retail and commercial banking and insurance products and services to individuals, companies and national and local governments in Guatemala through Banco Agromercantil de Guatemala S.A., Banking Guatemala also includes operations of the following subsidiaries: Seguros Agromercantil S.A., Financiera Agromercantil S.A., Agrovalores S.A., Arrendadora Agromercantil S.A., Asistencia y Ajustes S.A., Serproba S.A., Servicios de Formalización S.A., Conserjería, Mantenimiento y Mensajería S.A.(company in liquidation), New Alma Enterprises LTD. On June 29, 2023, Agencia de Seguros y Fianzas Agromercantil S.A.S. was wound up. The assets and liabilities of operations in Barbados through Mercom Bank were transferred to other companies, leaving the balances of the credit portfolio and deposit portfolio at zero as of January 31, 2023. As of June 30, 2024, the company is in the process of dissolution and liquidation, for further information, see Note 1. Reporting Entity.

This segment is also responsible for the management of Banco Agromercantil’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in Guatemala.

•	Trust

This segment provides trust and asset management services to clients in Colombia through Fiduciaria Bancolombia S.A. Sociedad Fiduciaria. The main products offered by this segment include money market accounts, mutual and pension funds, private equity funds, payment trust, custody services and corporate trust.

•	Investment banking

This segment provides corporate and project financial advisory services, underwriting, capital markets services and private equity management through Banca de Inversión Bancolombia S.A. Corporación Financiera. Its customers include private and publicly-held corporations as well as government institutions.

•	Brokerage

This segment provides brokerage, investment advisory and private banking services to individuals and institutions through Valores Bancolombia S.A. Comisionista de Bolsa. It sells and distributes equities, futures, foreign currencies, fixed income securities, mutual funds and structured products.

This segments also includes the operations of Bancolombia Capital Holdings USA LLC, Bancolombia Capital LLC and Bancolombia Capital Advisers LLC, to provide broker-dealer and investment advisor services in the United States.

•	International Banking

This segment provides a complete line of international banking services to Colombian and foreign customers through Bancolombia Panamá S.A. and Bancolombia Puerto Rico International, Inc. It offers loans to private sector companies, trade financing, leases financing and financing for industrial projects, as well as a complete portfolio of cash management products, such as checking accounts, international collections and payments. Through these subsidiaries, the Bank also offers investment opportunities in U.S. dollars, savings and checking accounts, time deposits, and investment funds to its high net worth clients and private banking customers.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (before Bancolombia Cayman) have been canceled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the delivery of the banking license in accordance with Section 20(1)(a) of the Banking and Trust Companies Act (2021 Revision) (the “BTCA”). Therefore, the banking license has been canceled as of that date. As of June 30, 2024, the company is in the process of dissolution and liquidation. For further information, see Note 1. Reporting entity.

•	All other segments

This segment provides financial and operating lease activities, including leasing services to clients in Colombia. Bancolombia offers these services mainly through the following Subsidiaries: Renting Colombia S.A.S. and Transportempo S.A.S. (company in liquidation). Additionally, through the FCP Fondo Inmobiliario Colombia, P.A. FAI CALLE 77, P.A. Nomad Salitre, P.A. Mercurio, P.A. Nomad Central, P.A. Calle 84 (2), P.A. Calle 84 (3) and since May 2024 the P.A. Cedis Sodimac the Bank provides real estate service.

This segment also includes results from the operations of investment vehicles of the Bank: Valores Simesa S.A., Negocios Digitales Colombia S.A.S., Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios S.A. Sinesa and the technology services company Wompi S.A.S. In addition, it includes Wenia LTD, a corporate vehicle for the creation and implementation of operating systems and software applications and it includes Wenia S.A.S. and Wenia P.A.

In accordance with IFRS 8, the figures reported in “all other segments” combine the information on operating segments that did not meet the quantitative thresholds defined by this same standard, i.e., the absolute individual amount of their reported results is, in absolute terms, less than 10 percent of the combined results of all segments and their assets represent less than 10 percent of the combined assets of all operating segments of the Bank.

Financial performance by operating segment:

The CODM reviews the performance of the Bank using the following financial information by operating segment:

	Six months ended June 30, 2024
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Total interest and valuation on financial instruments	14,181,605	1,303,962	869,760	911,749	45	2	18,024	615,687	140,035	18,040,869

Interest income on loans and financial leases	13,357,143	1,110,143	764,182	849,663	45	—	2,998	481,788	142,021	16,707,983
Total debt investments	692,757	143,634	104,520	59,626	—	2	13,324	67,149	—	1,081,012
Derivatives, net	(10,287)	1,312	746	—	—	—	(2,059)	—	(1,986)	(12,274)
Total liquidity operations, net	141,992	48,873	312	2,460	—	—	3,761	66,750	—	264,148

Interest expenses	(6,072,945)	(630,941)	(209,191)	(371,131)	(85)	—	(86)	(330,292)	(81,294)	(7,695,965)

Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	8,108,660	673,021	660,569	540,618	(40)	2	17,938	285,395	58,741	10,344,904

Total credit impairment charges, net	(2,377,416)	(194,406)	(130,399)	(189,405)	(682)	40	(4)	(5,728)	(35,763)	(2,933,763)

Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	5,731,244	478,615	530,170	351,213	(722)	42	17,934	279,667	22,978	7,411,141

(Expenses) Income from transactions the operating segments of the Bank	(64,899)	(20,301)	(14,716)	(35,511)	(27,161)	5,593	40,753	189,247	(73,005)	—

Commissions income(1)	2,731,031	275,091	234,132	99,279	214,445	40,624	64,236	25,766	15,334	3,699,938
Commissions expenses	(1,367,225)	(122,593)	(103,018)	(38,787)	(1,822)	(83)	(4,644)	(5,426)	(25,570)	(1,669,168)

Total commissions, net	1,363,806	152,498	131,114	60,492	212,623	40,541	59,592	20,340	(10,236)	2,030,770

	Six months ended June 30, 2024
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Other operating income	303,552	25,301	23,702	53,070	5,127	925	1,987	5,522	951,227	1,370,413
Dividends and net income on equity investments(2)	(164,746)	6,761	4,400	1,497	14,495	(127,408)	3,096	14	121,123	(140,768)

Total operating income, net	7,168,957	642,874	674,670	430,761	204,362	(80,307)	123,362	494,790	1,012,087	10,671,556

Operating expenses(3)	(4,147,282)	(395,105)	(320,235)	(288,228)	(75,544)	(23,717)	(92,197)	(42,614)	(516,991)	(5,901,913)
Impairment, depreciation and amortization	(388,655)	(53,299)	(69,965)	(24,536)	(1,387)	(46)	(1,389)	(1,068)	(24,330)	(564,675)

Total operating expenses	(4,535,937)	(448,404)	(390,200)	(312,764)	(76,931)	(23,763)	(93,586)	(43,682)	(541,321)	(6,466,588)

Profit before income tax	2,633,020	194,470	284,470	117,997	127,431	(104,070)	29,776	451,108	470,766	4,204,968

(1)	For further information about income from contracts with customers, see Note 17.3. Commissions income, net.
(2)	For further information see Note 17.5. Dividends and net income on equity investments.
(3)	Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	Three months ended June 30, 2024
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Total interest and valuation on financial instruments	6,974,007	654,101	442,483	474,719	24	1	9,145	319,880	69,115	8,943,475

Interest income on loans and financial leases	6,625,836	554,851	388,082	443,257	24	—	1,465	251,616	71,101	8,336,232
Total debt investments	326,345	74,369	53,693	30,618	—	1	5,960	33,979	—	524,965
Derivatives, net	(17,405)	536	475	—	—	—	(208)	—	(1,986)	(18,588)
Total liquidity operations, net	39,231	24,345	233	844	—	—	1,928	34,285	—	100,866

Interest expenses	(2,938,174)	(317,537)	(104,070)	(189,332)	(51)	—	(44)	(167,883)	(39,795)	(3,756,886)

Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,035,833	336,564	338,413	285,387	(27)	1	9,101	151,997	29,320	5,186,589

Total credit impairment charges, net	(1,314,422)	(132,548)	(63,769)	(89,964)	(242)	(781)	(11)	(4,307)	(12,739)	(1,618,783)

Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	2,721,411	204,016	274,644	195,423	(269)	(780)	9,090	147,690	16,581	3,567,806

	Three months ended June 30, 2024
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
(Expenses) Income from transactions the operating segments of the Bank	(33,091)	(11,150)	(6,126)	(18,311)	(14,908)	2,374	21,416	97,141	(37,345)	—

Commissions income(1)	1,428,322	153,735	120,487	50,419	105,645	32,484	37,091	11,623	8,240	1,948,046
Commissions expenses	(758,361)	(66,497)	(53,738)	(20,343)	(957)	(53)	(2,348)	(2,888)	(13,050)	(918,235)

Total commissions, net	669,961	87,238	66,749	30,076	104,688	32,431	34,743	8,735	(4,810)	1,029,811

Other operating income	211,961	13,989	11,946	17,288	2,927	546	946	2,967	478,514	741,084
Dividends and net income on equity investments(2)	(161,152)	269	2,949	1,490	6,461	(137,689)	1,773	7	60,317	(225,575)

Total operating income, net	3,409,090	294,362	350,162	225,966	98,899	(103,118)	67,968	256,540	513,257	5,113,126

Operating expenses(3)	(2,139,808)	(201,793)	(160,649)	(144,610)	(37,510)	(12,340)	(44,617)	(23,133)	(233,856)	(2,998,316)
Impairment, depreciation and amortization	(199,244)	(27,023)	(36,613)	(12,600)	(732)	(19)	(713)	(478)	(12,311)	(289,733)

Total operating expenses	(2,339,052)	(228,816)	(197,262)	(157,210)	(38,242)	(12,359)	(45,330)	(23,611)	(246,167)	(3,288,049)

Profit before income tax	1,070,038	65,546	152,900	68,756	60,657	(115,477)	22,638	232,929	267,090	1,825,077

(1)	For further information about income from contracts with customers, see Note 17.3. Commissions income, net.
(2)	For further information see Note 17.5. Dividends and net income on equity investments.
(3)	Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	Six months ended June 30, 2023
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Total interest and valuation on financial instruments	14,316,497	1,496,620	915,137	1,023,001	17	5	23,074	563,931	119,522	18,457,804

Interest income on loans and financial leases	14,219,020	1,272,935	788,967	989,325	17	—	2,393	479,557	119,033	17,871,247
Total debt investments	334,445	160,271	115,703	30,026	—	5	17,501	41,834	488	700,273
Derivatives, net	(139,441)	1,255	10,032	—	—	—	(336)	—	—	(128,490)
Total liquidity operations, net	(97,527)	62,159	435	3,650	—	—	3,516	42,540	1	14,774

Interest expenses	(6,580,518)	(613,571)	(226,430)	(369,424)	(61)	(1)	(130)	(289,592)	(86,549)	(8,166,276)

Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	7,735,979	883,049	688,707	653,577	(44)	4	22,944	274,339	32,973	10,291,528

Total credit impairment charges, net	(3,694,885)	(111,821)	(88,743)	(217,172)	(857)	(131)	106	9,311	(23,652)	(4,127,844)

	Six months ended June 30, 2023
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,041,094	771,228	599,964	436,405	(901)	(127)	23,050	283,650	9,321	6,163,684

(Expenses) Income from transactions the operating segments of the Bank	(96,997)	(9,498)	(8,713)	(39,127)	(6,227)	7,018	34,535	204,688	(85,679)	—

Commissions income(1)	2,539,523	257,529	240,972	120,925	177,606	24,153	53,503	23,467	13,762	3,451,440
Commissions expenses	(1,171,263)	(126,448)	(89,894)	(50,434)	(1,976)	(119)	(4,473)	(5,608)	(1,631)	(1,451,846)

Total commissions, net	1,368,260	131,081	151,078	70,491	175,630	24,034	49,030	17,859	12,131	1,999,594

Other operating income (expenses)	877,182	13,202	10,349	72,601	5,792	(416)	1,641	5,712	1,123,542	2,109,605
Dividends and net income on equity investments	49,020	9,865	(1,306)	1,931	15,157	2,570	310	8	151,351	228,906

Total operating income, net	6,238,559	915,878	751,372	542,301	189,451	33,079	108,566	511,917	1,210,666	10,501,789

Operating expenses(2)	(3,812,228)	(441,413)	(331,084)	(328,708)	(82,421)	(24,561)	(92,545)	(44,490)	(553,912)	(5,711,362)
Impairment, depreciation and amortization	(343,761)	(61,645)	(55,937)	(27,211)	(926)	(109)	(1,525)	(1,342)	(38,817)	(531,273)

Total operating expenses	(4,155,989)	(503,058)	(387,021)	(355,919)	(83,347)	(24,670)	(94,070)	(45,832)	(592,729)	(6,242,635)

Profit before income tax	2,082,570	412,820	364,351	186,382	106,104	8,409	14,496	466,085	617,937	4,259,154

(1)	For further information about income from contracts with customers, see Note 17.3. Commissions income, net.
(2)	Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	Three months ended June 30, 2023
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Total interest and valuation on financial instruments	7,032,810	735,890	456,747	485,951	8	1	11,491	289,458	62,327	9,074,683

Interest income on loans and financial leases	7,177,826	627,266	392,104	481,206	8	—	1,140	243,657	62,288	8,985,495
Total debt investments	(31,736)	80,426	55,428	2,749	—	1	6,273	21,422	56	134,619
Derivatives, net	(40,847)	1,482	8,959	—	—	—	(193)	—	—	(30,599)
Total liquidity operations, net	(72,433)	26,716	256	1,996	—	—	4,271	24,379	(17)	(14,832)

Interest expenses	(3,342,578)	(304,801)	(113,420)	(187,411)	(28)	—	(59)	(147,836)	(44,880)	(4,141,013)

Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,690,232	431,089	343,327	298,540	(20)	1	11,432	141,622	17,447	4,933,670

Total credit impairment charges, net	(1,905,696)	(50,517)	(40,323)	(79,638)	(521)	(740)	16	10,171	(14,952)	(2,082,200)

	Three months ended June 30, 2023
	Banking Colombia	Banking Panamá	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All other segments	Total segments
	In millions of COP
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	1,784,536	380,572	303,004	218,902	(541)	(739)	11,448	151,793	2,495	2,851,470

(Expenses) Income from transactions the operating segments of the Bank	(51,732)	(4,966)	(4,801)	(19,763)	(4,683)	3,635	18,596	108,704	(44,990)	—

Commissions income(1)	1,298,657	129,888	117,964	61,467	90,778	23,486	26,592	11,486	7,138	1,767,456
Commissions expenses	(630,206)	(62,762)	(44,711)	(24,570)	(1,030)	(61)	(2,124)	(2,916)	(1,078)	(769,458)

Total commissions, net	668,451	67,126	73,253	36,897	89,748	23,425	24,468	8,570	6,060	997,998

Other operating income (expenses)	527,682	3,637	6,753	35,122	2,442	(340)	(1,386)	2,621	543,194	1,119,725
Dividends and net income on equity investments	45,775	9,884	(1,305)	1,907	4,649	(4,631)	(341)	4	56,328	112,270

Total operating income, net	2,974,712	456,253	376,904	273,065	91,615	21,350	52,785	271,692	563,087	5,081,463

Operating expenses(2)	(1,947,642)	(223,195)	(166,782)	(160,247)	(41,183)	(12,267)	(47,194)	(22,473)	(278,813)	(2,899,796)
Impairment, depreciation and amortization	(173,993)	(30,225)	(31,850)	(13,433)	(469)	(53)	(755)	(644)	(19,755)	(271,177)

Total operating expenses	(2,121,635)	(253,420)	(198,632)	(173,680)	(41,652)	(12,320)	(47,949)	(23,117)	(298,568)	(3,170,973)

Profit before income tax	853,077	202,833	178,272	99,385	49,963	9,030	4,836	248,575	264,519	1,910,490

(1)	For further information about income from contracts with customers, see Note 17.3. Commissions income, net.
(2)	Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

NOTE 4. CASH AND CASH EQUIVALENTS

For purposes of the Condensed Consolidated Interim Statement of cash flow and the Condensed Consolidated Interim Statement of Financial Position, the following assets are considered as cash and cash equivalents:

	June 30, 2024	December 31, 2023
	In millions of COP
Cash and balances at central bank
Cash	8,510,449	8,830,305
Due from central banks(1)(2)	7,590,076	11,248,230
Due from other private financial entities	4,955,506	7,607,921
Checks on hold	221,841	214,004
Remittances of domestic negotiated checks in transit	96,828	74,524

Total cash and due from banks	21,374,700	27,974,984

	June 30, 2024	December 31, 2023
	In millions of COP
Money market transactions
Interbank borrowings	3,717,447	3,983,699
Reverse repurchase agreements and other similar secured loans	6,373,029	7,840,926

Total money market transactions	10,090,476	11,824,625

Total cash and cash equivalents	31,465,176	39,799,609

(1)

According to External Resolution No. 20 of 2020 of Banco de la República Colombia, which amends External Resolution No. 5 of 2008 issued by the Colombian Central Bank, Bancolombia S.A. must maintain, the equivalent of 8% of the deposits mentioned in Article 1, paragraph (a), and the equivalent of 3.5% of its customer’s deposits with a maturity of less than 18 months (paragraph b), as ordinary reserve, represented in deposits at the Central Bank or as cash in hand. In addition, according to Resolution Number 177 of 2002 issued by the Guatemala Monetary Board, Grupo Agromercantil Holding through its subsidiary Banco Agromercantil de Guatemala must maintain the equivalent of 14.60% of its customer’s deposits daily balances as a legal banking reserve, represented in unrestricted deposits at the Bank of Guatemala. Additionally, circular SBP-DR-0011-2024 dated January 30, 2024, communicates the decision of the Superintendency of Banks of Panama to maintain the percentage established in the General Resolution of the Board of Directors SBP-GJD-0003-2014 dated January 28, 2014, which sets at 30.00% the minimum legal liquidity rate that Panamanian banks must maintain. Finally, in accordance with temporary rule NPBT-12, which is effective from March 27, 2024, to September 24, 2024, Banco Agrícola must maintain an equivalent average daily amount of its deposits and debt instruments in issue as a liquidity reserve between 1.00% and 16.00% represented in unrestricted deposits or debt instruments in issue by El Salvador Central Bank. Once the complete term established, the bank continues with the Technical Norm (NRP-28), issued by the Central Bank, where the Bank must maintain an equivalent amount between 1.00% and 18.00%, which has been in effect since 23 June 2021.

(2)

The variation corresponds mainly the effect of the usual transactionality of the operation of Bancolombia and the cancellation of interest-bearing deposits of COP 3.5 billion opened in December 2023 and cancelled in January 2024.

As of June 30, 2024 and December 31, 2023, there is restricted cash amounting to COP 1,223,368 and COP 1,082,611, respectively, included in other assets on the Condensed Consolidated Interim Statement of Financial Position, which represents margin deposits pledged as collateral for derivative contracts traded through clearing houses.

NOTE 5. FINANCIAL ASSETS INVESTMENTS AND DERIVATIVES

5.1 Financial assets investments

The Bank’s securities portfolios at fair value through profit or loss, other comprehensive income and at amortized cost are listed below, as of June 30, 2024, and December 31, 2023:

As of June 30, 2024

Financial assets investments	Measurement methodology
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net	Total carrying value, net
	In millions of COP
Securities issued by foreign governments(1)	8,895,126	1,741,944	595,737	11,232,807
Securities issued by the Colombian Government(2)	6,925,175	2,578,915	148,480	9,652,570
Corporate bonds	249,837	664,975	2,823,075	3,737,887
Securities issued by government entities	170,731	—	3,393,380	3,564,111
Securities issued by other financial institutions(3)	779,169	364,665	578,779	1,722,613

Total debt instruments(4)	17,020,038	5,350,499	7,539,451	29,909,988

Total equity securities	193,649	439,083		632,732

Total other instruments financial(5)	30,914			30,914

Total financial assets investments				30,573,634

(1)

The increase in securities measured at fair value through profit or loss is mostly in Bancolombia S.A. and Banistmo S.A. to bonds issued by the United States and the decrease in securities measured at fair value through OCI corresponds mainly in Banistmo S.A. and Grupo Agromercantil Holding S.A. to maturity of bonds issued by the United States.

(2)	The increase in securities measured at fair value through profit or loss corresponds mainly in Bancolombia S.A. to Treasury securities (TES).
(3)

Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 81,766. For further information on TIPS’ fair value measurement see Note 22. Fair value of assets and liabilities.

(4)

At June 30, the Bank has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP (4,130) related to debt instruments at fair value through OCI. See Condensed Consolidated Interim Statement of Comprehensive Income.

(5)

At June 30, the Bank has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP (4,130) related to debt instruments at fair value through OCI. See Condensed Consolidated Interim Statement of Comprehensive Income.

(6)

Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios, S.A. and Banagrícola S.A.

As of December 31, 2023

Financial assets investments	Measurement methodology
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net	Total carrying value, net
	In millions of COP
Securities issued by foreign governments	6,274,400	2,437,996	537,831	9,250,227
Securities issued by the Colombian Government	4,725,605	2,725,722	68,624	7,519,951
Corporate bonds	237,234	611,153	2,559,336	3,407,723
Securities issued by government entities	84,990	—	3,129,501	3,214,491
Securities issued by other financial institutions(1)	774,178	373,306	552,790	1,700,274

Total debt instruments(2)	12,096,407	6,148,177	6,848,082	25,092,666

Total equity securities	98,853	444,357		543,210

Total other instruments financial(3)	38,319			38,319

Total financial assets investments				25,674,195

(1)

Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 84,301. For further information on TIPS’ fair value measurement see Note 22. Fair value of assets and liabilities.

(2)	At December 31, the Bank has recognized in the Consolidated Statement of Comprehensive Income COP 93,264 related to debt instruments at fair value through OCI.
(3)

Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios, S.A. and Banagrícola S.A

The following table shows the breakdown of the changes in the gross carrying amount of the debt securities at fair value through other comprehensive income and amortized cost, in order to explain their significance to the changes in the loss allowance for the same portfolio as discussed above:

As of June 30, 2024

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
	In millions of COP
Gross carrying amount as at 1 January 2024	12,760,342	205,133	30,784	12,996,259
Transfer from stage 1 to stage 2(1)	(70,633)	70,633	—	—
Transfer from stage 2 to stage 1(1)	12,608	(12,608)	—	—
Sales and maturities	(5,376,963)	(171,505)	—	(5,548,468)
Purchases and renewals	5,029,023	4,148	—	5,033,171
Valuation and payments	9,669	1,704	2,662	14,035
Foreign Exchange	389,185	2,989	2,779	394,953

Gross carrying amount as at 30 June 2024	12,753,231	100,494	36,225	12,889,950

(1)	Stage transfer in corporate bonds by Banistmo S.A. and Bangrícola S.A. y Filiales.

As of December 31, 2023

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
	In millions of COP
Gross carrying amount as at 1 January 2023	15,973,144	340,891	—	16,314,035
Transfer from stage 1 to stage 3(1)	(30,784)	—	30,784	—
Transfer from stage 2 to stage 1(1)	6,627	(6,627)	—	—
Sales and maturities	(9,792,950)	—	—	(9,792,950)
Purchases and renewals	7,701,763	—	—	7,701,763
Valuation and payments	84,609	(66,959)	—	17,650
Foreign Exchange	(1,182,067)	(62,172)	—	(1,244,239)

Gross carrying amount as at 31 December 2023	12,760,342	205,133	30,784	12,996,259

(1)	Stage transfer in corporate bonds by Banistmo S.A.

The following shows provisions detail for the debt instruments portfolio using the expected credit losses model:

As of June 30, 2024

Concept	Stage 1	Stage 2	Stage 3	Total
	In millions of COP
Securities at amortized cost	7,467,187	36,039	36,225	7,539,451

Carrying amount	7,494,585	40,286	49,091	7,583,962
Loss allowance	(27,398)	(4,247)	(12,866)	(44,511)

Securities at fair value through other comprehensive income(1)	5,286,044	64,455	—	5,350,499

Total debt instruments portfolio measure at fair value through OCI and amortized cost	12,753,231	100,494	36,225	12,889,950

(1)

Loss allowance of investments at fair value through OCI corresponds to COP (8,084) classified mostly in stage 1. Transfer of 19 securities in Banistmo S.A. from stage 1 to stage 2 related to bonds for COP (152). The increase in relation to 2023 is due to the net effect of the sales and maturities, debt instruments purchased, net provisions recognized during the period and foreign exchange for COP (2,522).

As of December 31, 2023

Concept	Stage 1	Stage 2	Stage 3	Total
	In millions of COP
Securities at amortized cost	6,612,165	205,133	30,784	6,848,082

Carrying amount	6,642,104	217,046	44,735	6,903,885
Loss allowance	(29,939)	(11,913)	(13,951)	(55,803)

Securities at fair value through other comprehensive income(1)	6,148,177	—	—	6,148,177

Total debt instruments portfolio measure at fair value through OCI and amortized cost	12,760,342	205,133	30,784	12,996,259

(1)	Loss allowance of investments at fair value through OCI corresponds to COP (5,562) classified in stage 1.

The following table sets forth the changes in the allowance for debt instruments measured at amortized cost:

As of June 30, 2024

Concept	Stage 1	Stage 2	Stage 3	Total
	In millions of COP
Loss allowance of January 1, 2024	29,939	11,913	13,951	55,803
Transfer from stage 1 to stage 2(1)	(665)	665	—	—
Transfer from stage 2 to stage 1(1)	354	(354)	—	—
Sales and maturities	(2,659)	(5,895)	—	(8,554)
New debt instruments purchased(2)	5,717	343	—	6,060
Net provisions recognised during the period	(6,841)	(2,778)	(2,150)	(11,769)
Foreign Exchange	1,553	353	1,065	2,971

Loss allowance of June 30, 2024	27,398	4,247	12,866	44,511

(1)	Stage transfer in corporate bonds by Banistmo S.A. and Bangrícola S.A. y Filiales.
(2)	Impairment is mainly in securities issued by government entities and corporate bonds by Bancolombia S.A. and Banistmo S.A.

As of June 30, 2023

Concept	Stage 1	Stage 2	Total
	In millions of COP
Loss allowance of January 1, 2023	29,881	35,020	64,901
Transfer from stage 1 to stage 2(1)	(1,134)	1,134	—
Sales and maturities	(1,149)	—	(1,149)
New debt instruments purchased(2)	9,870	—	9,870
Net provisions recognised during the period	6,293	(5,057)	1,236
Foreign Exchange	(3,506)	(4,292)	(7,798)

Loss allowance of June 30, 2023	40,255	26,805	67,060

(1)	Stage transfer in corporate bonds by Banistmo S.A.
(2)	Impairment is mainly in securities issued by government entities and corporate bonds by Bancolombia S.A. and Banistmo S.A.

The Bank has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income related to equity securities and trust funds at fair value through OCI as of June 30, 2024, and 2023, COP 18,496 and COP 7,491, respectively. See Condensed Consolidated Interim Statement of Comprehensive Income.

Equity securities that are measured at fair value through OCI are considered strategic for the Bank and, thus, there is no intention to sell them in the foreseeable future and that is the main reason for using this presentation alternative.

The following table details the equity instruments designated at fair value through OCI analyzed by listing status:

Equity securities	Carrying amount
	June 30, 2024	December 31, 2023
	In millions of COP
Securities at fair value through OCI:
Equity securities listed in Colombia	2	2
Equity securities listed in foreign countries	72,415	78,787
Equity securities unlisted:
Telered S.A.	153,701	164,981
Asociación Gremial de Instituciones Financieras Credibanco S.A.	114,551	110,786
Transacciones y Transferencias, S. A. (1)	39,287	17,346
Compañía de Procesamiento de Medios de Pago Guatemala (Bahamas), S. A.	17,774	16,333
Cámara de Riesgo Central de Contraparte de Colombia S.A.	15,763	14,998
Derecho Fiduciario Inmobiliaria Cadenalco	4,105	4,449
Others	21,485	36,675

Total equity securities at fair value through OCI	439,083	444,357

(1)	The increase is due to the valuation of the company during 2024.

As of June 30, 2024 and 2023 impairment loss was recognized on equity securities for COP 0 and COP 14, respectively. Dividends received from equity investments at fair value through OCI held as of June 30, 2024 and 2023 amounted to COP 12,623 and COP 19,197, respectively. See Note 17.5. Dividends and net income on equity investments.

5.2 Derivative financial instruments

Group Bancolombia derivative activities do not give rise to significant open positions in portfolios of derivatives. Group Bancolombia enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options or swaps where the underlying are exchange rates, interest rates and securities.

A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.

For further information related to the objectives, policies and processes for managing Group Bancolombia risk, please see Risk Management.

The following table sets forth the carrying values of Group Bancolombia derivatives by type of risk as of June 30, 2024 and December 31, 2023:

Derivatives	June 30, 2024	December 31, 2023
	In millions of COP
Forwards
Assets
Foreign exchange contracts	1,907,739	4,381,906
Equity contracts	903	3,015

Subtotal assets	1,908,642	4,384,921

Liabilities
Foreign exchange contracts	1,897,735	4,526,353
Equity contracts	8,753	10,481

Subtotal liabilities	1,906,488	4,536,834

Total forwards	2,154	(151,913)

Swaps
Assets
Foreign exchange contracts	1,176,991	1,304,337
Interest rate contracts	254,506	352,424

Subtotal assets	1,431,497	1,656,761

Liabilities
Foreign exchange contracts	1,340,846	1,491,086
Interest rate contracts	336,766	449,857

Subtotal liabilities	1,677,612	1,940,943

Total swaps	(246,115)	(284,182)

Options
Assets
Foreign exchange contracts	104,100	210,588

Subtotal assets	104,100	210,588

Liabilities
Foreign exchange contracts	96,118	232,587

Subtotal liabilities	96,118	232,587

Total options	7,982	(21,999)

Derivative assets	3,444,239	6,252,270

Derivative liabilities	3,680,218	6,710,364

Hedges of a net asset in a foreign operation

The Bank has designated debt instruments in issue and financing with correspondent banks (only applies to year 2023) for USD 1,124,613 as of June 30, 2024 and USD 1,592,034 as of December 31, 2023 as hedge accounting for an equivalent amount of the net assets of its investment in Banistmo. The purpose of this operation is to protect the Bank from the foreign exchange rate risk (USD/COP) of a portion of the net assets in the subsidiary Banistmo S.A., a company domiciled in Panama, which has a different functional currency from that of the Group Bancolombia.

The following is the detail of the hedging instruments of the net foreign investment:

As of June 30, 2024

Debt securities issued designated as a hedging instrument(1)
In thousands of USD
Opening date	Expiration date	Rate	Principal balance	Designated capital as a hedged instrument
18/10/2017	18/10/2027	7.03%	466,368	360,000
18/12/2019	18/12/2029	4.68%	436,516	436,516
18/12/2019	18/12/2029	4.68%	85,710	85,710
18/12/2019	18/12/2029	4.68%	27,774	27,774
29/01/2020	29/01/2025	3.02%	214,613	214,613

Total debt securities issued			1,230,981	1,124,613

(1)

The Bank discontinued the hedging relationship in March 2024 USD 200,000 as a result of the prepayment of the total financing with Correspondent Banks and in June 2024 USD 267,421 as result of the repurchase of Debt securities issued, designated as a hedging instrument.

As of December 31, 2023

Debt securities issued designated as a hedging instrument
In thousands of USD
Opening date	Expiration date	Rate	Principal balance	Designated capital as a hedged instrument
18/10/2017	18/10/2027	7.03%	750,000	360,000
18/12/2019	18/12/2029	4.68%	436,516	436,516
18/12/2019	18/12/2029	4.68%	85,710	85,710
18/12/2019	18/12/2029	4.68%	27,774	27,774
29/01/2020	29/01/2025	3.02%	482,034	482,034

Total debt securities issued			1,782,034	1,392,034

Financing with Correspondent Banks designated as a hedging instrument
31/03/2022	17/03/2025	6.06%	150,000	150,000
7/09/2022	5/09/2025	6.36%	50,000	50,000

Total financing with Correspondent Banks			200,000	200,000

Total			1,982,034	1,592,034

Measurement of effectiveness and ineffectiveness

A hedge is considered effective if, at the beginning of the period and subsequent periods, changes in fair value or cash flows attributable to the hedge risk during the period for which the hedge has been designated.

The Bank has documented the effectiveness tests of the hedge. The hedge is considered effective, since the critical terms and risks of the obligations that serve as a hedging instrument are identical to those of the primary hedged position. Hedged effectiveness is measured on a before income tax.

Gains or losses on the conversion of Banistmo’s financial statements are recognized in Condensed Consolidated Interim Statements of Comprehensive Income. Consequently, the exchange difference related to the conversion of debt securities issued and financing with Correspondent banks is recognized directly in OCI, as a result of the variation of the peso against the dollar, the adjustment recognized in Condensed Consolidated Interim Statements of Comprehensive Income amounted to COP (452,000), COP 1,303,197, for the six months period ended June 30, 2024 and 2023, respectively.

For further information see note 12. Borrowings from other financial institutions, note 13. Debt instruments in issue and Condensed Consolidated Interim Statement of Comprehensive Income.

NOTE 6. LOANS AND ADVANCES TO CUSTOMERS, NET

Loans and financial leasing operating portfolio

The following is the composition of the loans and financial leasing operations portfolio, net as of June 30, 2024 and December 31, 2023:

Composition	June 30, 2024	December 31, 2023
	In millions of COP
Commercial	146,301,228	134,687,396
Consumer	54,991,509	54,591,769
Mortgage	38,713,478	36,250,408
Financial Leases	27,005,509	27,277,057
Small Business Loans	1,096,958	1,145,017

Total gross loans and advances to customers(1)	268,108,682	253,951,647

Total allowance for loans, advances and lease losses	(16,680,835)	(16,223,103)

Total loans and advances to customers, net	251,427,847	237,728,544

(1)	The operations in Colombia and Banistmo in Panama contributed to the portfolio increase. In addition, in June 2024 the Colombian peso devaluation 8.53% against the US dollar.

Allowance for loans losses

The following table sets forth the changes in the allowance for loans and advances and lease losses as of June 30, 2024 and 2023:

As of June 30, 2024

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
	In millions of COP
Balance at January 1, 2024	6,290,266	7,717,038	1,023,206	1,024,575	168,018	16,223,103

Recovery of charged - off loans(1)	66,406	260,035	27,696	36,741	3,236	394,114
Credit impairment charges on loans, advances and financial leases, net(2)	362,459	2,393,897	137,446	58,128	5,994	2,957,924
Adjusted stage 3(3)	166,390	297,922	18,271	35,605	5,150	523,338
Charges-off(1)	(407,168)	(3,118,936)	(65,587)	(86,742)	(51,923)	(3,730,356)
Translation adjustment	130,146	147,028	29,076	4,800	1,662	312,712

Balance at June 30, 2024	6,608,499	7,696,984	1,170,108	1,073,107	132,137	16,680,835

(1)	The charges-off still subject to enforcement activity.
(2)

The loss allowance for the first half of 2024 decreased by 28% compared to the same period of the previous year. This reduction is primarily due to a decrease in the expenditure for the provision of credit losses on the consumer portfolio. This is a result of the lending and collection actions that the Bank initiated in 2023, which have had positive effects in 2024. Additionally, the reduction in the provision for credit losses due to macroeconomic variables, generated by the decrease in the interest rate in Colombia, is noteworthy.

(3)	Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.

As of June 30, 2023

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
	In millions of COP
Balance at January 1, 2023	7,270,305	6,047,135	1,024,091	1,013,074	125,035	15,479,640

Recovery of charged - off loans(1)	30,171	205,040	22,962	34,397	847	293,417
Credit impairment charges on loans, advances and financial leases, net	632,430	3,232,309	114,891	77,524	45,625	4,102,779
Adjusted stage 3(2)	227,468	220,647	15,398	32,256	5,198	500,967
Charges-off(1)	(425,070)	(2,120,189)	(65,019)	(178,133)	(36,694)	(2,825,105)
Translation adjustment	(294,603)	(242,464)	(41,523)	(5,179)	(5,058)	(588,827)

Balance at June 30, 2023	7,440,701	7,342,478	1,070,800	973,939	134,953	16,962,871

(1)	The charges-off still subject to enforcement activity.
(2)	Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.

The following table presents information about the nature and effects of changes in the contractual cash flows of the loan portfolio that did not result in derecognition and the effect of these changes on the measurement of expected credit losses.

Changes in the contractual cash flows of the loan portfolio that did not result in derecognition
In millions of COP
	June 30, 2024	December 31, 2023
Loan portfolio modified during the period
Amortized cost before modification	4,468,564	7,566,692
Net gain or loss on changes	(457,249)	(182,023)
Loan portfolio modified since initial recognition
Gross carrying value of the previously modified loan portfolio for which the allowance for losses has been changed from the asset’s life to the expected credit losses for 12 months.	247,308	393,789

Impact of movements in the value of the portfolio and loss allowance by Stage

Variation June 2024 vs December 2023

Stage 1 (12-month expected credit losses)

The exposure in Stage 1 increased by COP 12,137,444 and the loss allowance decreased by COP 469,374. The increase in the portfolio in this Stage is mainly due to a better dynamic of disbursements to the corporate portfolio and the restatement of the dollar loans into Colombian Pesos due to a higher exchange rate. The decrease in the loss allowance is due to the macroeconomic impact on the PD (probability of default) models, which have a more favorable economic outlook, where a downward trend in interest rates in Colombia is observed, which positively affects the portfolios of individuals.

Stage 2 (Lifetime expected credit losses)

The exposure in Stage 2 increased by COP 801,906 and the loss allowance increased by COP 110,955. The increase in exposure is mainly due to clients who exit default (Stage 3) and remain in Stage 2 for a period of one year. Additionally, there is an observed increase in deterioration within the corporate portfolio, which aligns with expectations. The increase in the loss allowance is in accordance with the influx of these clients.

Stage 3 (Lifetime expected credit losses)

The exposure in Stage 3 increased by COP 1,217,685 and the loss allowance increased by COP 816,151. The variation in exposure and loss allowance in this stage is mainly due to SME portfolio clients reaching a delinquency height of more than 90 days, and clients who increase their risk level in the SME and business segments, and in the corporate sectors: commercial, real estate, and construction.

Variation December 2023 vs December 2022

Stage 1 (12-month expected credit losses)

Stage 1 exposure decreased by COP 14,397,167 and the loss allowance increased by COP 820,111. The decrease in the portfolio at this stage is mainly due to the restatement of the dollar loans into colombian pesos due to a lower in the market representative rate and a slow disbursement dynamic of the consumer portfolio compared to the previous period. The increase in the loss allowance is due to the impact of a less favorable economic outlook, where there is lower economic growth and a high trend of interest rates throughout the year.

Stage 2 (Lifetime expected credit losses)

The exposure in Stage 2 decreased by COP 2,613,778 and the loss allowance decreased by COP 608,427. The decrease in exposure is due to the migration of loans with delinquency over 90 days to Stage 3, and the level of new overdue portfolio being lower than the previous period. The decrease of loss allowance is in accordance with the decrease in exposure.

Stage 3 (Lifetime expected credit losses)

The exposure in Stage 3 increased by COP 1,038,853, and the loss allowance increased by COP 531,779. The variation in exposure and loss allowance in this Stage is mainly due to clients of the consumer portfolio reaching a delinquency height over 90 days and the impairment of significant clients from the construction sector.

The following explains the significant changes in the loans and the allowance for loan losses by category during the periods ended on June 30, 2024 and December 31, 2023 as a result of applying the expected credit loss model according to IFRS 9:

As of June 30, 2024

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	131,486,672	5,756,755	9,057,801	146,301,228
Consumer	46,103,357	4,506,180	4,381,972	54,991,509
Mortgage	34,015,085	2,961,617	1,736,776	38,713,478
Financial Leases	22,142,572	3,399,256	1,463,681	27,005,509
Small Business Loans	762,647	220,759	113,552	1,096,958

Total gross loans and advances to customers	234,510,333	16,844,567	16,753,782	268,108,682

Total allowance	(3,226,529)	(2,647,357)	(10,806,949)	(16,680,835)

Total Net loans and advances to customers	231,283,804	14,197,210	5,946,833	251,427,847

As of December 31, 2023

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	120,773,927	5,453,537	8,459,932	134,687,396
Consumer	46,060,615	4,407,067	4,124,087	54,591,769
Mortgage	32,210,648	2,628,654	1,411,106	36,250,408
Financial Leases	22,553,128	3,293,100	1,430,829	27,277,057
Small Business Loans	774,571	260,303	110,143	1,145,017

Total gross loans and advances to customers	222,372,889	16,042,661	15,536,097	253,951,647

Total allowance	(3,695,903)	(2,536,402)	(9,990,798)	(16,223,103)

Total Net loans and advances to customers	218,676,986	13,506,259	5,545,299	237,728,544

NOTE 7. GOODWILL AND INTANGIBLE ASSETS, NET

Intangibles assets and goodwill net are as follows:

	June 30, 2024	December 31, 2023
	In millions of COP
Goodwill(1)	8,484,039	7,818,125
Intangible assets	707,259	671,572

Total intangible assets and goodwill, net	9,191,298	8,489,697

(1)	The increase is due to the variation in the exchange rate.

The detail of intangible assets as of December 31, 2023 is included in the annual report of the 2023 Consolidated Financial Statements; in the six-months period ended June 30, 2024 there have been no relevant changes in the composition of the Bank intangible assets.

NOTE 8. INVESTMENT PROPERTIES

The table below sets forth the conciliation between the initial and ending balances of the market value of investment properties of Consolidated Interim Statement of Financial Position at the end of the period:

	June 30, 2024	December 31, 2023
	In millions of COP
Balance at January 1, 2024	4,709,911	3,994,058

Acquisitions(1)	694,492	294,569
Subsequent expenditure recognised as an asset	90,392	170,920
Sales/Write-offs	(123,597)	(21,194)
Amount reclassified from premises and equipment (2)	—	39,096
Gains on valuation(3)	51,820	232,462

Balance at June 30, 2024(4)	5,423,018	4,709,911

(1)	In 2024, corresponds to PA Cedis Sodimac for COP 461,815 and Constellation for COP 161,247.
(2)

In 2023, the amount to relates properties from FCP Fondo Inmobiliario Colombia that were reclassified from premises and equipment to investment property, because they are held for obtaining profits and capital appreciation.

(3)

In 2023 the difference with the line Investment property valuation included in Other operating income included in the annual report of the 2023 Consolidated Financial Statements corresponds to the gain recorded for the acquisition in advantageous conditions.

(4)	Between June 30, 2024 and December 31, 2023, there were no transfers in and out of Level 3 fair value hierarchy related to investment properties. See Note 22. Fair value of assets and liabilities.

The following amounts related to the leasing of investment properties were recognized in income and expense as of June 30, 2024 and 2023:

	June 30, 2024	June 30, 2023
	In millions of COP
Income from rentals	145,419	62,475
Operating expenses due to:
Investment properties that generated income through rentals	22,476	11,651
Investment properties that did not generate income through rentals	5,883	3,353

Currently, there are no restrictions on the use or income derived from the buildings or lands that the Bank has as investment property.

The fair value of the Bank’s investment properties for the period ending on June 30, 2024 and December 31, 2023, has been recorded according to the assessment made by independent external consulting companies that have the appropriate capacity and experience in performing those assessments. The appraisers are either approved by the Property Market Auctions of Colombia or foreign appraisers, who are required to provide a second signature by a Colombia appraiser accredited by the Property Market Auctions.

Fair value appraisals are carried out in accordance with IFRS 13. The reports made by the external consulting company contain the description of the valuation methodologies used, and key assumptions such as: discount rates, calculation of applied expenses and income approach, among others. The fair value of the investment properties is based on the comparative market approach, which reflects the prices of recent transactions with similar characteristics. In determining the fair value of these assets, the highest and best use of these assets is their current use and there are no changes in the valuation technique during the reported period. For further information about measurement techniques and inputs used by consulting companies, see Note 19. Fair Value of assets and liabilities.

As of June 30, 2024 and December 31, 2023, the Bank does not have investment properties held under financial leases.

NOTE 9. PREMISES AND EQUIPMENT, NET

As of June 30, 2024, and December 31, 2023, the premises and equipment, net consisted of the following:

As of June 30, 2024

Premises and equipment total	Balance at January 1, 2024	Roll - forward					Balance at June 30, 2024
		Additions	Expenses depreciation and impairment(1)	Disposals	Assets classified as held for sale and other assets	Effect of changes in foreign exchange rate
	In millions of COP
Premises and equipment for own use
Cost	4,044,231	122,792	—	(35,268)	(16,793)	121,036	4,235,998
Accumulated depreciation	(1,518,977)	—	(97,678)	32,375	318	(58,834)	(1,642,796)
Accumulated impairment	—	—	(422)	422	—	—	—
Premises and equipment in operating leases(2)
Cost	5,017,897	279,056	—	(64,410)	(739,787)	—	4,492,756
Accumulated depreciation	(1,020,617)	—	(228,241)	19,058	191,848	—	(1,037,952)

Total premises and equipment - cost	9,062,128	401,848	—	(99,678)	(756,580)	121,036	8,728,754

Total premises and equipment - accumulated depreciation	(2,539,594)	—	(325,919)	51,433	192,166	(58,834)	(2,680,748)

Total premises and equipment - accumulated impairment	—	—	(422)	422	—	—	—

Total premises and equipment - net	6,522,534	401,848	(326,341)	(47,823)	(564,414)	62,202	6,048,006

(1)	See Note 18.3. Impairment, depreciation and amortization.
(2)	The decrease is mainly due to cancellations and transfers to inventories of vehicles leased.

As of December 31, 2023

Premises and equipment total	Balance at January 1, 2023	Roll - forward					Balance at December 31, 2023
		Additions	Expenses depreciation and impairment(1)	Disposals	Assets classified as held for sale and other assets	Effect of changes in foreign exchange rate
	In millions of COP
Premises and equipment for own use
Cost	4,294,739	299,734	—	(161,985)	(42,407)	(345,850)	4,044,231
Accumulated depreciation	(1,584,666)	—	(203,046)	115,660	(16,030)	169,105	(1,518,977)
Accumulated impairment	—	—	(2,457)	2,457	—	—	—
Premises and equipment in operating leases
Cost	4,871,465	1,223,252	—	(83,743)	(993,077)	—	5,017,897
Accumulated depreciation	(854,472)	—	(433,330)	22,036	245,149	—	(1,020,617)
Accumulated impairment	—	—	(2,023)	2,023	—	—	—

Total premises and equipment - cost	9,166,204	1,522,986	—	(245,728)	(1,035,484)	(345,850)	9,062,128

Total premises and equipment - accumulated depreciation	(2,439,138)	—	(636,376)	137,696	229,119	169,105	(2,539,594)

Total premises and equipment - accumulated impairment	—	—	(4,480)	4,480	—	—	—

Total premises and equipment - net	6,727,066	1,522,986	(640,856)	(103,552)	(806,365)	(176,745)	6,522,534

(1)	See Note 18.3. Impairment, depreciation and amortization.

As of June 30, 2024, and December 31, 2023, there were contractual commitments for the purchase of premises and equipment of COP 23,736 and COP 4,025, respectively. As of June 2024, these commitments are mainly for projects in branches, ATMs, administrative headquarters and improvements in the Datacenter Niquia (data processing center).

As of June 30, 2024, and December 31, 2023, there was no premises and equipment related with subsidiaries classified as held for sale, pledged as collateral, or with ownership restrictions. Additionally, the assessment made by Group Bancolombia indicates there is no evidence of impairment of its premises and equipment.

As of June 30, 2024, and December 31, 2023, the amount of fully depreciated premises and equipment that is still in use is COP 714,284 and COP 673,376, respectively, mainly comprised of computer equipment, furniture and fixtures, office equipment and buildings. As of June 30, 2024, and December 31, 2023, the temporarily idle premises and equipment amounted to COP 88,231 and COP 79,644, respectively.

NOTE 10. INCOME TAX

The income tax is recognized in each of the countries where the Group Bancolombia has operations, in accordance with the tax regulations in force in each of the jurisdictions.

10.1 Components recognized in the Condensed Consolidated Interim Statement of income:

	For the six-month periods ended June 30		Quarterly
	2024	2023	2024	2023
	In millions of COP
Current tax (1)
Fiscal term	(822,349)	(648,358)	(163,926)	(207,179)
Prior fiscal terms (2)	161,943	1,452	92,104	1,111

Total current tax	(660,406)	(646,906)	(71,822)	(206,068)

Deferred tax
Fiscal term	(409,268)	(362,376)	(312,040)	(229,305)
Adjustments for consolidation purposes	11,471	(3,417)	20,539	9,045

Total deferred tax	(397,797)	(365,793)	(291,501)	(220,260)

Total income tax (3)	(1,058,203)	(1,012,699)	(363,323)	(426,328)

(1)

The nominal income tax rate used in Colombia for the year 2024 and 2023 is of 35%. Additionally, the Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.

(2)

Mainly due to the effects of EC Sentence 26739 of January 25, 2024 in Bancolombia S.A. and Renting Colombia S.A.S.; as well as for EMRF invoices and industry and commerce tax paid prior to the filing of the income tax return

(3)	See table 10.2 Reconciliation of the effective tax rate.

10.2	Reconciliation of the effective tax rate

The reconciliation between total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the Condensed Consolidated Interim Statement of Income for the six-month period ended June 30, 2024 and 2023, and the three-month period from April 1 to June 30, 2024 and 2023, is detailed below:

Reconciliation of the tax rate	For the six-month periods ended June 30		Quarterly
	2024	2023	2024	2023
	In millions of COP
Accounting profit	4,204,968	4,259,154	1,825,077	1,910,490
Applicable tax with nominal rate (1)	(1,681,987)	(1,703,662)	(730,031)	(764,196)
Non-deductible expenses to determine taxable profit (loss)	(182,760)	(277,060)	(133,919)	(148,340)
Accounting and non-tax expense (income) to determine taxable profit (loss)	327,012	474,218	144,699	152,284
Differences in accounting bases (2)	250,860	(188,385)	185,421	30,544
Net tax and non-accountable income for the determination of taxable profit	(487,139)	(64,111)	(429,194)	(31,465)
Ordinary activities income exempt from taxation	832,115	473,169	637,908	262,184
Ordinary activities income not constituting income or occasional tax gain	64,335	66,479	3,971	6,083
Tax deductions	133,369	103,354	101,695	52,254
Goodwill Depreciation	2,531	231	2,416	115
Tax depreciation surplus	108,896	111,170	54,406	57,853
Untaxed recoveries	(42,168)	(37,210)	(24,670)	(16,525)
Tax rate effect in other countries	(225,026)	(85,911)	(147,935)	952

Reconciliation of the tax rate	For the six-month periods ended June 30		Quarterly
	2024	2023	2024	2023
	In millions of COP
Prior fiscal terms	161,943	1,452	92,104	1,111
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(320,184)	104,934	(120,194)	(37,815)
Tax credits settlement	—	8,633	—	8,633

Total income tax	(1,058,203)	(1,012,699)	(363,323)	(426,328)

(1)

The nominal income tax rate used in Colombia for the year 2024 and 2023 is of 35%. Additionally, the Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.

(2)	Difference between the technical accounting frameworks in force in Colombia and the full International Financial Reporting Standards (IFRS).

10.3 Components recognized in the Condensed Consolidated Interim Statement of Comprehensive Income (OCI)

Accumulated Results

See Condensed Consolidated Interim Statement of Comprehensive Income

	June 30, 2024
	In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,028	(5,386)	9,642
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	13,102	5,394	18,496
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	(14,973)	10,843	(4,130)
Loss on net investment hedge in foreign operations	(452,000)	178,154	(273,846)
Exchange differences arising on translating the foreign operations	1,669,069	—	1,669,069
Unrealized loss on investments in associates and joint ventures using equity method	(6,247)	890	(5,357)

Net	1,223,979	189,895	1,413,874

	June 30, 2023
	In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement expenses related to defined benefit liability	(22,504)	8,554	(13,950)
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	10,467	(2,976)	7,491
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	87,636	(15,675)	71,961
Gain on net investment hedge in foreign operations	1,303,197	(503,882)	799,315
Exchange differences arising on translating the foreign operations	(3,196,672)	—	(3,196,672)
Unrealized gain on investments in associates and joint ventures using equity method	2,383	(340)	2,043

Net	(1,815,493)	(514,319)	(2,329,812)

Quarterly results

See Condensed Consolidated Interim Statement of Comprehensive Income

	June 30, 2024
	In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,028	(5,393)	9,635
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	6,642	5,935	12,577
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	(8,753)	8,651	(102)
Loss on net investment hedge in foreign operations	(413,925)	161,370	(252,555)
Exchange differences arising on translating the foreign operations	1,572,026	—	1,572,026
Unrealized gain on investments in associates and joint ventures using equity method	100	(18)	82

Net	1,171,118	170,545	1,341,663

	June 30, 2023
	In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement expenses related to defined benefit liability	(22,433)	8,448	(13,985)
Unrealized expenses Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	1,362	(2,352)	(990)
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	27,023	(6,884)	20,139
Gain on net investment hedge in foreign operations	965,110	(373,160)	591,950
Exchange differences arising on translating the foreign operations	(2,390,144)	—	(2,390,144)
Unrealized expenses on investments in associates and joint ventures using equity method	(512)	48	(464)

Net	(1,419,594)	(373,900)	(1,793,494)

10.4 Deferred tax

In accordance with its financial projections, the companies from the Group Bancolombia’s expects in the future to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Group Bancolombia’s economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group’s strategy is taken into account.

The deferred tax asset and liability for each of the concepts that generated taxable or deductible temporary differences for the period ending June 30, 2024 are detailed below:

	December 31, 2023	Effect on Income Statement	Effect on OCI	Effect on Equity (1)	Tax Made (2)	Foreign Exchange	Adjustments for consolidation purposes	June 30, 2024
	In millions of COP
Asset Deferred Tax:
Property and equipment	5,982	(1,810)	—	—	—	(3,703)	371	840
Employee Benefits	259,406	9,123	(5,386)	—	—	2,449	—	265,592
Deterioration assessment	416,452	33,629	—	—	—	31,389	113,938	595,408
Investments evaluation	5,061	737	13	—	—	10	7,906	13,727
Derivatives Valuation	235,067	(83,106)	—	—	—	—	1,189	153,150
Tax credits settlement	34,940	28,015	—	—	—	2,587	—	65,542
Financial Obligations	—	53,889	—	—	—	—	—	53,889
Insurance Operations	13,319	487	—	—	—	1,136	—	14,942
Net investment coverage in operations abroad	528,438	(100,786)	178,154	—	(67,605)	—	—	538,201
Other deductions	241,635	(78,518)	—	—	—	6,178	—	169,295
implementation adjustment	376,216	(50)	—	—	—	15,876	—	392,042

Total Asset Deferred Tax (3)	2,116,516	(138,390)	172,781	—	(67,605)	55,922	123,404	2,262,628

	December 31, 2023	Effect on Income Statement	Effect on OCI	Effect on Equity (1)	Tax Made (2)	Foreign Exchange	Adjustments for consolidation purposes	June 30, 2024
	In millions of COP
Liability Deferred Tax:
Property and equipment	(144,988)	26,553	—	—	—	(1,735)	2,592	(117,578)
Deterioration assessment	(113,391)	(371,946)	—	—	—	(2,741)	(137,492)	(625,570)
Participatory titles evaluation	(369,809)	(47,509)	16,224	—	—	2,316	13,803	(384,975)
Derivatives evaluation	(10,045)	8,333	—	—	—	(655)	823	(1,544)
Lease restatement	(215,411)	(53,693)	—	—	—	—	—	(269,104)
Investments in associates Adjustment for equity method	(79,584)	(1,192)	890	(161)	—	38,167	8,341	(33,539)
Financial Obligations	(179,947)	179,453	—	—	—	(58)	—	(552)
Goodwill	(1,573,966)	350	—	—	—	(575)	—	(1,574,191)
Insurance Operations	(13,949)	(181)	—	—	—	(1,190)	—	(15,320)
Properties received in payment	(148,462)	39,103	—	—	—	(1,129)	—	(110,488)
Other deductions	(366,557)	(50,149)	—	—	—	(44,402)	—	(461,108)
implementation adjustment	(25)	—	—	—	—	—	—	(25)

Total Liability Deferred Tax (3)	(3,216,134)	(270,878)	17,114	(161)	—	(12,002)	(111,933)	(3,593,994)

Net Deferred Tax	(1,099,618)	(409,268)	189,895	(161)	(67,605)	43,920	11,471	(1,331,366)

(1)	Recognition of the valuation of the investment in Protection by Fiduciaria Bancolombia S.A. and Banca de Inversion Bancolombia S.A.
(2)	Current tax arising from the exchange difference on payment of debt and liquidation of bonds that were associated as hedging instruments.
(3)	The values revealed in the Condensed Consolidated Interim Statement of Financial Position correspond to the sum of the net deferred tax per company

10.5 Amount of temporary differences in subsidiaries, branches, associates over which deferred tax was not recognized is:

In accordance with IAS 12, no deferred tax credit was recorded, because management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	June 30, 2024	December 31, 2023
	In millions of Colombian pesos
Temporary differences
Local Subsidiaries	(1,076,678)	(1,378,775)
Foreign Subsidiaries	(19,554,400)	(17,696,145)

10.6 Tax credits

For the period 2024, a deferred tax asset was recognized since the Group companies will have future taxable profits in which they can charge this temporary difference.

The following is the detail of the fiscal losses and presumptive income excesses over net income in the Group’s entities, which have not been used, as of June 30, 2024.

Company	Base	Deferred tax recognized asset
	In millions of Colombian pesos
Renting Colombia	53,170	17,546
Nequi S.A., Compañía de Financiamiento	122,988	43,046
Wompi S.A.S	14,142	4,950

Total	190,300	65,542

10.7	Dividends

10.7.1	Dividend Payment

If the parent company or any of its subsidiaries were to distribute dividends, they would be subject to the tax regulations of each of the countries in which they are decreed and distributed. In the case of Colombian companies, dividends will be subject to the application of Articles 48 and 49 of the Tax Statute and consequently will be subject to withholding at source at the established rates, in accordance with the tax characteristics of each shareholder.

10.7.2	Dividends received from Subsidiary Companies

Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, considering that the Bank, its affiliates, and national subsidiaries belong to the same business group.

10.8	Tax contingent liabilities and assets

In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Group Bancolombia.

In Colombia due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax authority may at any time have different criteria than that of the Group Bancolombia. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect the Group Bancolombia accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However, based on the criteria established in the interpretation of IFRIC 23, the Group Bancolombia did not recognize uncertain tax positions in its financial statements.

NOTE 11. DEPOSITS BY CUSTOMERS

The detail of the deposits as of June 30, 2024 and December 31, 2023 is as follows:

Deposits	June 30, 2024	December 31, 2023
	In millions of COP
Saving accounts(1)(2)	111,241,322	108,971,334
Time deposits(3)	106,871,203	98,686,516
Checking accounts	35,245,828	34,993,066
Other deposits(1)	4,510,923	5,290,264

Total deposits by customers	257,869,276	247,941,180

(1)	Includes Nequi deposits by COP 3,187,057 and COP 2,924,906, respectively.

(2)	The increase is mainly explained by the 8.53% devaluation of the peso against the dollar as of December 2023, which has an upward impact on the balances of foreign subsidiaries.
(3)	The increase is mainly in Bancolombia S.A. in time deposits with maturities between 6 and 12 months.

NOTE 12. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS

As of June 30, 2024 and December 31, 2023, the composition of the borrowings from other financial institutions measured at amortized cost is the following:

Borrowings from other financial institutions	June 30, 2024	December 31, 2023
	In millions of COP
Obligations granted by foreign banks(1)	7,370,339	9,139,834
Obligations granted by domestic banks(1)	5,568,420	6,508,772

Total borrowings from other financial institutions	12,938,759	15,648,606

(1)	The variation is due to cancellation of obligations for advance payments and maturities.

Obligations granted by foreign banks

As of June 30, 2024

Financial entity	Rate Minimum	Rate Maximum	June 30, 2024
	In millions of COP
Financing with Correspondent Banks and Multilateral Entities(1)	1.25%	10.00%	6,748,436
Banco Interamericano de Desarrollo (BID)	9.45%	10.60%	579,583
Banco Latinoamericano de Comercio Exterior (Bladex)	7.08%	7.08%	42,320

Total			7,370,339

(1)

During the year 2024, the Bank discontinued USD 200 million from the hedging relationship due to the prepayment of the total financing with Correspondent Banks designated as a hedging instrument. See Note 5.2. Derivative financial instruments – Hedging of net assets in a foreign operation.

As of December 31, 2023

Financial entity	Rate Minimum	Rate Maximum	December 31, 2023
	In millions of COP
Financing with Correspondent Banks and Multilateral Entities(1)	1.21%	10.06%	8,566,580
Banco Interamericano de Desarrollo (BID)	9.50%	10.64%	532,899
Banco Latinoamericano de Comercio Exterior (Bladex)	6.91%	6.91%	40,355

Total			9,139,834

(1)	At Bancolombia S.A. USD 200 million were designated as coverage of net investment abroad. See Note 5.2 Derivative financial instruments- Hedges of a net asset in a foreign operation.

The maturities of the financial obligations with foreign entities as of June 30, 2024 and December 31, 2023, are the following:

Foreign	June 30, 2024	December 31, 2023
	In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period	3,251,757	3,813,504
More than twelve months after the reporting period(1)	4,118,582	5,326,330

Total	7,370,339	9,139,834

(1)	The variation is due to cancellation of obligations for advance payments and maturities.

Obligations granted by domestic banks

As of June 30, 2024

Financial entity	Rate Minimum	Rate Maximum	June 30, 2024
	In millions of COP
Financiera de desarrollo territorial (Findeter)	5.76%	19.22%	2,430,423
Fondo para el financiamiento del sector agropecuario (Finagro)	6.56%	15.02%	1,400,291
Banco de comercio exterior de Colombia (Bancoldex)(1)	2.17%	19.82%	675,143
Other private financial entities	10.32%	20.01%	1,062,563

Total			5,568,420

(1)	The variation is due to cancellation of obligations for advance payments and maturities.

As of December 31, 2023

Financial entity	Rate Minimum	Rate Maximum	December 31, 2023
	In millions of COP
Financiera de desarrollo territorial (Findeter)	8.15%	20.85%	2,530,570
Fondo para el financiamiento del sector agropecuario (Finagro)	8.37%	15.88%	1,509,594
Banco de comercio exterior de Colombia (Bancoldex)	2.17%	21.46%	1,404,873
Other private financial entities	12.88%	16.67%	1,063,735

Total			6,508,772

The maturities of financial obligations with domestic banks as of June 30, 2024 and December 31, 2023, are as follows:

Domestic	June 30, 2024	December 31, 2023
	In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period(1)	190,212	767,470
More than twelve months after the reporting period	5,378,208	5,741,302

Total	5,568,420	6,508,772

(1)	The variation is due to cancellation of obligations for advance payments and maturities.

As of June 30, 2024 and December 31, 2023, there were some financial covenants, mainly regarding capital adequacy ratios, past due loans and allowances, linked to some of the aforementioned outstanding credit facilities. None of these covenants had been breached nor were the related obligations past due.

NOTE 13. DEBT INSTRUMENTS IN ISSUE

Duly authorized by the authority in each country bonds have been issued as follows:

As of June 30, 2024

Issuer	Currency		Face value(1)	Balance COP	Rate Range
Bancolombia S.A.	Local	COP	3,627,966	3,647,807	9.81%-14.38%
Bancolombia S.A.(2)(3)(4)	Foreign	USD	2,061,981	8,440,422	3.02%-8.82%
Banistmo S.A.(5)	Foreign	USD	691,644	2,909,578	3.00%-6.35%
Banco Agrícola S.A.(6)	Foreign	USD	169,950	705,043	5.60%-7.66%
Bancolombia Puerto Rico Internacional Inc.	Foreign	USD	54,146	235,942	4.80%-5.50%
Bancolombia Panamá S.A.	Foreign	USD	38,486	166,837	4.80%-6.10%
Grupo Agromercantil Holding S.A.	Foreign	USD	493	2,045	0.25%-7.25%

Total debt instruments in issue				16,107,674

(1)	Face value is in US dollar for foreign currency bonds.
(2)	See Note 13.1. Issue of Bancolombia S.A. subordinary bonds.
(3)	See Note 13.2. Repurchase Bonds maturing in 2025 and 2027 Bancolombia S.A..
(4)	As of June 2024, USD 1,124,613 were designated as net investment coverage abroad. See Note 5.2. Derivative financial instruments- Hedges of a net asset in a foreign operation.
(5)	See Note 13.3. Issue of Banistmo S.A. ordinary bonds.
(6)	See Note 13.4. Issue of Banco Agrícola S.A. ordinary bonds.

As of December 31, 2023

Issuer	Currency		Face value(1)	Balance COP	Rate Range
Bancolombia S.A.	Local	COP	4,029,882	4,097,727	12.87%-21.06%
Bancolombia S.A.(2)	Foreign	USD	1,832,534	6,861,098	3.02%-7.03%
Banistmo S.A.(3)	Foreign	USD	679,395	2,626,235	3.00%-6.25%
Banco Agrícola S.A.(4)	Foreign	USD	162,700	623,568	5.58%-7.57%
Bancolombia Puerto Rico Internacional Inc.	Foreign	USD	69,648	276,451	5.05%-5.50%
Bancolombia Panamá S.A.	Foreign	USD	44,924	176,376	4.70%-6.10%
Grupo Agromercantil Holding S.A.	Foreign	USD	555	2,121	0.25%-7.25%

Total debt instruments in issue				14,663,576

(1)	Face value is in US dollar for foreign currency bonds.
(2)	As of December 31, 2023, USD 1,392,034 were designated as net investment coverage abroad. See Note 5.2. Derivative financial instruments- Hedges of a net asset in a foreign operation.
(3)	See Note 13.3. Issue of Banistmo S.A. ordinary bonds.
(4)	See Note 13.4. Issue of Banco Agrícola S.A. ordinary bonds.

13.1. Issue of Bancolombia S.A. subordinated bonds.

On June 24, 2024, the Bank issued Subordinated Bonds for USD 800,000,000, maturing in 2034, which have an early redemption option that can be exercised after five years from the date of issuance and a coupon of 8.625%. Payable semi-annually on December 24 and June 24 of each year, beginning on December 24, 2024.

13.2. Repurchase Bonds maturing in 2025 and 2027 Bancolombia S.A.

On June 24, 2024, the Bank carried out a debt management operation offering the market a repurchase of the bonds maturing in 2025 and 2027 for USD 267,421 and USD 283,632, respectively.

13.3 Issue of Banistmo S.A. ordinary bonds.

Banistmo S.A., a subsidiary of the Bank issued in 2024 bonds under the Revolving Bond Program, totaling USD 10,100 with a term of 1 year each and rates of 6.35%. In the year 2023 issued bonds under the Revolving Bond Program, totaling USD 58,062 with a term of 1 year each and rates between 6% and 6.25%.

13.4. Issue of Banco Agrícola S.A. ordinary bonds.

Banco Agrícola a subsidiary of the Bank issued ordinary bonds in 2024 for USD 7,250 with rates from 7.00% to 7.05% and terms from 1 year to 1.5 years. In the year 2023 issued ordinary bonds for USD 77,700 with rates from 6.68% to 7.25% and terms from 1.5 years to 8 years.

For information related to the disclosures of fair value of the debt securities in issue, see Note 22 Fair value of assets and liabilities.

As of June 30, 2024 and 2023, there were no financial covenants linked to the aforementioned securities in issue, except for some financial covenants related to the Banistmo S.A. social gender private placement bond. None of these covenants had been breached nor were the related obligations past due.

NOTE 14. OTHER LIABILITIES

Other liabilities consist of the following:

Other liabilities	June 30, 2024	December 31, 2023
	In millions of COP
Payables	4,281,945	4,746,323
Dividends(1)	2,573,539	870,846
Collection services(2)	1,918,015	820,393
Suppliers	1,668,539	1,653,424
Advances	1,467,735	1,199,509
Security contributions	533,570	524,741
Salaries and other labor obligations	389,610	396,734
Provisions	385,610	401,111
Bonuses and short-term benefits(3)	345,601	734,916
Deposits delivered as security(4)	230,577	795,628
Advances in leasing operations and loans	161,402	186,547
Deferred interests	133,235	217,507
Liabilities from contracts with customers	69,317	60,128
Other	40,977	40,774

Total	14,199,672	12,648,581

(1)	Dividends payable corresponding to the distribution of profits for the year 2023, declared in March 2024. See Condensed Consolidated Interim Statement of Changes in Equity, distribution of dividends.
(2)	The increase is related to collection periods.
(3)	The variation is mainly due to the payment of bonuses for employees in accordance with the variable compensation model of the Bank.
(4)	Guarantees related to derivative transactions. See Note 5.2 Derivative financial instruments.

NOTE 15. PROVISIONS AND CONTINGENT LIABILITIES

Contingencies due to judicial or administrative proceedings/litigations in which Bancolombia and the entities with which financial statements are consolidated as of June 30, 2024, are listed as follow, and that represents a contingency superior to USD 7,110. Dollar amounts are stated in thousands.

Some of the proceedings in which the claims are inferior and that were revelated in prior periods will be kept to provide information about its evolution.

BANCOLOMBIA S.A.

Neos Group S.A.S. (in reorganization) and Inversiones Davanic S.A.S.

On November 3, 2022, Bancolombia was informed of a lawsuit in which the plaintiff contends that a loan agreement is in place between the parties, rather than a lease. The plaintiff also requested that the purchase and sale agreement be rescinded on the basis that the price of the property was lower than its fair price.

The plaintiff seeks COP 65,000. The likelihood of recovering this amount is considered to be remote because the parties always intended to celebrate a lease and not a different type of contract. On December 7, 2022, Bancolombia issued an answer to the lawsuit. As of June 30, 2024, the scheduling of the initial hearing date is pending. Bancolombia has not recorded a provision for this matter.

Public Interest Class Action - Carlos Julio Aguilar and other

In this proceeding, a constitutional public interest action was filed, in which the plaintiffs allege that due to the restructuring of Departamento del Valle´s financial obligations and its Performance Plan, the collective rights of the public administration and the public funds of the Departamento del Valle were breached. According to the Bank’s defense arguments, the agreement was made in accordance with the law.

As of June 30, 2024, the procedure is pending a first instance judgment. The contingency is deemed to be possible. Bancolombia has not recorded a provision for this matter.

Contraloría Departamental de Cundinamarca v. GEHS, Bancolombia and other natural persons

The development of the Water Treatment Plant PTAR Chía I Delicias Sur from Municipio de Chía, Colombia, was outlined in a lease agreement signed on September 28, 2015. The price agreed was COP 19,000. The object of the agreement was the financing of the Project, as well as the optimization, design, and construction of the Water Treatment Plant PTAR Chía I Delicias Sur.

As of December 31, 2018, Bancolombia had anticipated certain payments to the Supplier of the Project. The Municipio de Chía´s Mayor Office, has claimed that irregularities have been found during the execution of the Project. Due to these allegations, the Contraloría de Cundinamarca began a proceeding of Fiscal Responsibility against GEHS Global Environment and Health Solutions de Colombia (Supplier), Guillermo Varela Romero, Rafael Antonio Ballesteros Gómez, Luís Alejandro Prieto González (Municipio de Chía´s former Mayor and employees of the municipal administration), and Bancolombia S.A., based on the alleged loss.

Bancolombia has alleged in its defense, among other arguments, that the Bank fully complied with its contractual obligations and that it is not responsible for the loss of the Municipality’s resources.

The Contraloría de Cundinamarca at first instance and the apellate court held responsible five individuals, including Bancolombia, for a total amount of COP 7,650.

As of June 30, 2024, the proceeding at the Contraloría de Cundinamarca has ended due to the total payment of the awarded amount. Despite the judgment, Bancolombia at the Administrative Jurisdiction filed a lawsuit seeking the reversal of the judgment and the reimbursement of the awarded amount paid.

Remediation Plan for Santa Elena´s property

In 1987, Bancolombia (formerly Bank of Colombia) received a property located in Municipio de Cartagena, Colombia from the National Federation of Algodoneros. After the settlement was signed, soil contamination from pesticides and herbicides was found on the property. Bancolombia initiated a civil responsibility judicial procedure against the Federation alleging environmental contamination. On November 13, 2015, the final judgment was issued, and it was decided that the National Federation of Algodoneros was liable for environmental damages and that Bancolombia was not.

Despite not being liable for environmental damages, Bancolombia is subject to decontamination requirements with respect to the property. Bancolombia has carried out over the years various activities aimed at containing the environmental impact, as well as the social management of the communities neighboring the lot. These activities include, among others, the confinement of contaminating material, installation of monitoring wells, and execution of plans to reduce contamination levels.

Currently, these plans have the approval of the Autoridad Nacional de Licencias Ambientales de Colombia (ANLA) and their execution is divided into 3 stages: Stage 1, Stage 2 and Stage 3. Bancolombia appealed the administrative act issued by the ANLA based on technical issues for the execution of Stage 3, and it is pending resolution.

As of June 30, 2024, Bancolombia has completed the complementary activities of Stage I. It continues with the demolition activities of the warehouses of Stage II and with the execution social management plan with the communities in the influence area of the remediation plan, emergency plan, hazardous waste management plan and biotic environment protection plan. On June 17, 2024, Stage III was approved and its execution is scheduled to begin in 2025.

The execution of the plan is expected to be completed within 36 months starting July 2023. The timeframe may be adjusted based on supervening requirements and approved stages from the environmental authority. As of June 30, 2024, Bancolombia has established a provision of COP 73,521 for the accomplishment of the remaining activities.

Fredy Alberto Lara Borja

On December 13, 2023, Bancolombia was notified of a lawsuit filed by a former employee of the liquidated company Aluminio Reynolds Santo Domingo S.A, seeking the absolute nullity of the purchase agreement between Leasing Bancolombia and Bancolombia S.A. for two properties signed in 2011. Leasing Bancolombia acquired those properties through a purchase agreement with the company Armarcas E.U, which had received them as a payment from Sociedad Aluminio Reynolds Santo Domingo S.A. The plaintiff requested that the properties be returned to Aluminios Reynolds Santo Domingo´s assets so they can be used as payment of the company´s labor liabilities. The value of the claim is COP 103,943.

Bancolombia filed an appeal against the court´s order admitting the lawsuit arguing, among other reasons, non-compliance of legal requirements and lack of jurisdiction. As of June 30, 2024 the lawsuit has been declined by the Judge. The contingency is deemed to be remote. Bancolombia has not recorded a provision for this matter.

Constructora Primar S.A.S

On June 7, 2022 Bancolombia was notified of a lawsuit filed by the companies Incopav S.A.S., Constructora Primar S.A.S., Inversiones M & Galindo y Cía. S en C, Inversiones M & Baquero y Cía. S en C. The plaintiffs request payment of the damages caused by Bancolombia decision not to fully finance the Altos de San Jorge project.

The claim is for COP 107,344. The contingency is classified as remote because the plaintiffs are not part of the mutual agreement entered into for the financing of the Altos de San Jorge project. As of June 30, 2024, the first instance judgment hearing is pending.

FIDUCIARIA BANCOLOMBIA

Quinta Sur S.A.S

In March 2022, Fiduciaria Bancolombia was notified of a lawsuit filed by Quinta Sur S.A.S. (in liquidation). According to the lawsuit, Quinta Sur seeks to be indemnified for damages as a result of the failure to transfer the resources to the plaintiff for the beginning of a housing construction project, under the terms agreed in the trust agreement. Fiduciaria Bancolombia alleges that it has complied with the law and the contract, arguing that the property on which the housing project was to be constructed did not fulfill the contractual requirements. The plaintiff seeks COP 128,000.

On August 24, 2023, a favorable judgment was issued for Fiduciaria Bancolombia. As of June 30, 2024, the proceeding is pending the resolution of the appeal filed by the plaintiff. The contingency is deemed to be possible. Fiduciaria Bancolombia has not recorded provision for this matter.

BANISTMO

Constructora Tymsa S.A

In October 2021, Banistmo and Banistmo Investment were notified of a lawsuit in which the plaintiff alleged fraudulent acts involving the sale of the plaintiff´s property. Constructora Tymsa alleges that the signatures and fingerprints in the public instrument of purchase, sale and in the mortgage in favor of Banistmo are false.

The plaintiff seeks USD 10,000, in addition to interests, costs and expenses. Banistmo and Banistmo Investment allege they are not liable for any intentional or negligent conduct in relation to the alleged fraudulent sale of the property. As of June 30, 2024, the lawsuit is pending the admission of evidence presented by the parties. The Bank’s advisors have qualified this contingency as eventual.

Five Star Production Inc., Global Men Health Foundation, Ingrid Perscky and Others

In April 2022, Banistmo was notified of a lawsuit filed by Five Star Production Inc., Global Men Health Foundation, Ingrid Perscky and others for USD 5,000.

The lawsuit was filed based on a dispute between Ingrid Perscky and Jose Barbero (who used to be husband and wife) for the distribution of their assets. In 2017, Ms. Perscky, who had an authorized signature, ordered the cancelation of a fixed term deposit from Five Star and instructed that those funds be transferred to 3 accounts that belonged to persons related to her (for example, her children). Mr. Barbero contacted Banistmo and tried to reverse the instructions, however as it was not possible, Mr. Barbero filed criminal complaints against Ms. Perscky.

Banistmo has complied with banking law and has handled the information´s confidentiality according to the law and the contract. The plaintiffs sought compensation for material and moral damages, alleging that Banistmo breached confidentiality and banking secret in detriment of the plaintiffs.

As of June 30, 2024, the process ended as a result of a settlement agreement between the parties.

Deniss Rafael Pérez Perozo, Carlos Pérez Leal and others

Promotora Terramar (client of Banistmo, formerly HSBC Panamá) was paid USD 299, through Visa gift cards issued by a foreign bank. This payment was received as a partial payment of 2 apartments located in Panamá City.

The Credit Card Securities and Fraud Prevention department of the HSBC bank detected an irregular activity by Promotora Terramar on June 3, 2008, when a monitoring alert was activated due to the high number of cards with the same BIN and bank. Therefore, pursuant to the Business Establishments Affiliate Agreement, HSBC held funds from Promotora Terramar´s accounts for COP 287. Nevertheless, after further investigations the money was refunded.

In October 2013, the plaintiffs filed a claim for compensation of the material and moral damages caused, which according to their valuation, amounts to USD 5,252,000. Banistmo alleges it has complied with the contractual terms outlined in the Affiliate Agreement and the statute of limitations deadline has lapsed, among other defenses.

As of June 30, 2024, the proceeding is pending the plaintiffs to arrange for defendants to be served. The contingency is deemed to be remote. Banistmo has not recorded a provision for this matter.

DD&C, Carlos Pérez Leal and Others

In October 2022, Banistmo received a communication announcing the filing of a legal action in the Tribunal of First Instance of Kaloum in the Republic of Guinea. This action was initiated by Inversiones DD&C, Carlos Perez Leal and other natural persons against the Central Bank of the Republic of Guinea (“BCRG”) and five international banks, including Banistmo. The action seeks compensatory damages derived from alleged fraud involving six international transfers for a total USD 1,900 that Inversiones DD&C, who was a client of Banistmo at the time, ordered to be made to a bank account at the BCRG.

The parties who initiated the action are seeking USD 28,100 in “dommages matériels” (which are damages for alleged economic loss), as well as additional amounts in “dommages moraux” (which are damages for alleged non-economic loss, including alleged psychological suffering and moral anguish).

On May 22, 2023, a favorable first instance judgment was issued for Banistmo. The plaintiff filed an appeal against the decision. As of June 30, 2024, the result of the appeal hearing is pending, which will take place on July 15 and 16, 2024.

The contingency is deemed to be remote. Banistmo has not recorded a provision for this matter.

Interfast Panamá & Pacific Point 96624

In February 2024, Banistmo and Banistmo Investment were served of a lawsuit filed against them, 2020 Debt Investors Corp and José Talgham Cohen. The plaintiffs seek compensation for damages originated from the assignment of credit agreement made by Banistmo as the assignor in benefit of the assignee 2020 Debt Investors Corp., of a credit operation managed by Inverfast Panamá for a value of USD 2,000. The loan was secured with a trust in guarantee and administration of real state set up on Banistmo Investment.

The plaintiffs alleges that the credit assignment agreement presented irregularities and deviations from Banistmo and breach of fiduciary duties from Banistmo Investment. The value of the claim is USD 15,000.

As of June 30, 2024, the proceeding is pending resolution of the lawsuit’s objections presented by the defendants. The contingency is deemed to be remote. Banistmo has not recorded a provision for this matter.

BANCO AGRÍCOLA

Dirección General de Impuestos Internos El Salvador

The authority on taxes of El Salvador (DGII), in accordance with the resolution of October 2018, determined that Banco Agrícola failed to pay and declare income taxes related to fiscal year 2014 for a total of USD 11,116 and related penalties.

In 2021, the appeal presented by Banco Agrícola was decided. The Tribunal de Apelaciones de los Impuestos Internos y Aduanas (TAII) modified the Resolution issued by DGII, adjusted the rental tax to USD 6,341 and revoked the sanction.

Banco Agrícola filed a lawsuit before the Contentious Administrative Tribunal seeking to overrule DGII´s and TAII´s previous decisions in relation to the tax’s payment. As of June 30, 2024, the proceeding is pending the initial hearing that is schedule to be held on July 9, 2024, in order to present the evidence and to make the corresponding final allegations.

The contingency is deemed to be remote. Banco Agrícola has not recorded a provision for this matter.

ARRENDADORA FINANCIERA S.A.

Cordal

Cordal filed a lawsuit against Arrendadora Financiera, seeking compensation for USD 6,454. According to the lawsuit, Cordal was the owner of a current account in Arrendadora Financiera (formerly Banco Capital S.A.) and it alleged that it´s funds were irregularly transferred to third parties. Arrendadora Financiera alleges Cordal´s account was liquidated before the acquisition of Banco Capital S.A. and, therefore, no funds were transferred.

As of June 30, 2024, the proceeding is at the evidentiary stage. The contingency is deemed to be remote. Arrendadora Financiera has not recorded a provision for this matter. A former employee of the plaintiff was convicted of aggravated theft in connection with the facts of this lawsuit.

BANCO AGROMERCANTIL

Bapa Holdings Corp.

On September 20, 2022, a lawsuit against Banco Agromercantil was filed by Bapa Holdings Corp. The plaintiff alleges it invested USD 7,000, through a participation agreement with North Shore Development Company (NDSC) for the development of a housing project that was going to be built in a property, which was security for a loan given by Banco Agromercantil to NDSC, located in Roatan Island, Honduras. Bapa claims BAM caused damages due to its failure to provide information about NDSC´s financial situation and going through with the sale of the credit.

On October 24, 2022, BAM responded to the claim and filed exceptions alleging that it has no commercial relationship with Bapa, and the statute of limitations deadline expired. As of June, 2024, the court is pending a ruling on the exceptions to the lawsuit presented by BAM.

The contingency is deemed to be remote. Banco Agromercantil has not recorded a provision for this matter.

Superintendencia de Administración Tributaria (SAT)

The Superintendencia de Administración Tributaria (SAT) de Guatemala ordered a tax adjustment in the fiscal year 2014 of Banco Agromercantil´s rental tax declaration, duly paid by BAM, for a value of USD 13,583 (including tax and sanction). BAMinitiated legal proceedings against the decision adopted by the SAT, pleading the inadmissibility of the adjustment by applying the legal rule in an analogous way, the admissibility of the expenses deductions of the revenue tax for being necessary to generate lien revenue and the non-withhold of the revenue tax in the interests paid to exempt people, arguing that they were appropriate according to the law. The proceeding is pending the final decision from the Court. The contingency is deemed to be remote. Banco Agromercantil has not recorded a provision for this matter.

NOTE 16. APPROPRIATED RESERVES

As of June 30, 2024 and December 31, 2023, the appropriated retained earnings consist of the following:

Concept	June 30, 2024	December 31, 2023
	In millions of COP
Appropriation of net income(1)(2)	12,751,479	12,794,057
Others(3)	9,881,356	7,250,712

Total appropriated reserves	22,632,835	20,044,769

(1)

The legal reserve fulfills two objectives: to increase and maintain the company’s capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.

(2)	As of June 30, 2024 and December 31, 2023 includes reclassification of unclaimed dividends under Article 85 of the Bancolombia S.A Bylaws for COP 258 and COP 557, respectively.
(3)	Reserves for equity strengthening, future growth and donations to social benefit projects available to the Board of Directors, which was approved at the General Shareholders Meeting.

NOTE 17. OPERATING INCOME

17.1. Interest and valuation on financial instruments

The following table sets forth the detail of interest and valuation on financial asset instruments for the six-months period ended June 30, 2024 and 2023 and the three-months period from April 01 to June 30, 2024 and 2023:

	For the six-month periods ended June 30		Quarterly
Interest and valuation on financial instruments	2024	2023	2024	2023
	In millions of COP
Interest on debt instruments using the effective interest method	497,912	503,397	240,138	253,026

Interest and valuation on financial instruments
Debt investments(1)	583,100	196,876	284,827	(118,407)
Repos(2)	159,184	(60,505)	50,792	(25,415)
Derivatives	(12,274)	(128,490)	(18,588)	(30,599)
Spot transactions	(21,454)	(28,348)	(14,521)	(37,853)

Total valuation on financial instruments	708,556	(20,467)	302,510	(212,274)

Total Interest and valuation on financial instruments	1,206,468	482,930	542,648	40,752

(1)

The increase is mainly presented in Bancolombia S.A., due to a higher volume and higher valuation in the portfolio of securities issued by foreign governments (United States Treasury Bonds), which are directly related to the variations in the exchange rate.

(2)	The increase is mainly in Bancolombia S.A and is due to the entry into temporary transfer of securities.

17.2. Interest expenses

The following table sets forth the detail of interest on financial liability instruments for the six-months period ended June 30, 2024 and 2023 and the three-months period from April 01 to June 30, 2024 and 2023:

	For the six-month periods ended June 30		Quarterly
Interest expenses	2024	2023	2024	2023
	In millions of COP
Deposits(1)	6,235,521	6,461,026	3,047,647	3,270,957
Borrowing costs(1)	734,351	813,515	332,778	424,032
Debt instruments in issue(2)	595,519	762,372	310,348	377,204
Lease liabilities	68,723	55,858	35,509	30,539
Preferred shares	28,650	28,650	13,813	13,813
Overnight funds	10,012	19,593	5,459	11,761
Other interest (expense)	23,189	25,262	11,332	12,707

Total interest expenses	7,695,965	8,166,276	3,756,886	4,141,013

(1)

The intervention rate issued by the Banco de la República de Colombia for the period of 2024 started at 13.00% and closed at 11.75% and for 2023 it started at 12.00% and closed at 13.25%. This has an impact on the rates of deposits and financial obligations.

(2)	In 2024, the decrease occurs mainly due to maturities of debt securities in legal currency.

Net interest income is defined as interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounts to COP 9,509,930 y COP 10,208,368 for the accumulated period of six months ended on June 30, 2024 and 2023, respectively and to COP 4,819,484 and COP 5,097,508 for the three-months period between April 1 and on June 30, 2024 and 2023, respectively.

17.3. Commissions income, net

The Bank has elected to present the income from contracts with customers as an element in a line named “Commissions income, net” in the Condensed Intermediate Statement of Consolidated Results separated from the other income sources.

The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary Activities from Contracts with Customers.

In the following table, the description of the main activities through which the Bank generates revenue from contracts with customers is presented:

Commissions income, net	Description

Banking services	Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.

Credit and debit card fees

In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed. Given that no financing component exists, it is established on the basis of the national and international interbank rate. Additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.

For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.

Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale. The commission is accrued and collected immediately at the establishment and has a fixed amount.

In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.

The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Deposits	Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.

Electronic services and ATMs	Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.

Brokerage	Brokerage is a group of services for the negotiation and administration of operations for purchasing fixed revenue securities, equities and operations with derivatives in its own name, but on the account of others. The performance obligations are fulfilled at a point in time when the commission agent in making its best effort can execute the business entrusted by the customer in the best conditions. The performance obligations are considered satisfied once the service stipulated in the contract is fulfilled, as consideration fixed, or variable payments are agreed, depending on the service. The Bank acts generally as principal and in some special cases as agent.

Remittance

Revenue for remittance is received as consideration for the commitment established by the Bank to pay remittances sent by the remitting companies to the beneficiaries of the same. The commitment is satisfied at a point in time to the extent that the remittance is paid to the beneficiary.

The price is fixed, but may vary in accordance to the transferred amount, due to the operation being dependent on the volume of operations generated and the transaction type. There is no component of financing, nor the right to receive consideration dependent on the occurrence or not of a future event.

Acceptances, Guarantees and Standby Letters of Credit	Banking Service from acceptances, guarantees and standby letters of credit which are not part of the portfolio of the Bank. There exist different performance obligations; the satisfaction of performance obligations occurs when the service is given to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. The revenue is recognized at a point in time.

Trust	Revenue related to Trust are received from the administration of the customer resources in the business of investment trusts, property trusts, management trusts, guarantee trusts, for the resources of the general social security system, Collective portfolios and Private Equity Funds (PEF). The commitments are established in contracts independently and in an explicit manner, and the services provided by the Bank are not inter-related between the contracts. The performance obligation corresponds to performing the best management in terms of the services to be provided in relation to trust characteristics, thus fixed and variable prices are established depending on the complexity of the business, similarly, revenues are recognized throughout or at a determined time. In all the established businesses it acts as principal.

Placement of Securities	Valores Bancolombia makes available its commercial strength for the deposit, reinvestment of resources through financial instruments to the issuing company. It receives a payment for deposits made. The commitment of the contract is satisfied to the extent that the resources requested by the issuer are obtained through the distribution desks of Valores Bancolombia. The collection is made monthly. It is established that Valores Bancolombia may undertake collection of these commissions at the end of the month through a collection account charged to the issuer, acting as principal.

Bancassurance	The Bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since the revenue will depend on the quantity of policies or calculations made by the insurance companies.

Collections	The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.

Services

These are the maintenance services performed on the fleet owned by the customers, these services are performed on demand, and the value of the service cost is invoiced plus an intermediation margin. The collection is made by the amount of expense invoiced by the provider plus an intermediation percentage, which ranges between 5% and 10% depending on the customer.

The contract is written, is based on a framework contract which is held between the customers which contains the general terms of negotiation and the payment terms are generally 30 days after generating the invoice. The revenue is recognized when the service is provided. There is no financing nor sanctions for early cancellations.

To view the details of the balance, refer to line ‘Logistics services’ in Note 17.4 Other operational Income.

Gains on sale of assets

These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold.

To view the details of the balance, refer to line ‘Gain on sale of assets’ in Note 17.4 Other operational Income.

Investment Banking

Investment Banking offers to customer’s financial advisory services in the structuring of businesses in accordance with the needs of each one of them. The advisory services consist in realizing a financial structuring of a credit or bond in which the Investment Bank offers the elements so that the company decides the best option for structuring the instrument. In the financial advisory contract, a best efforts clause is included.

The promises given to the customers are established in the contracts independently and explicitly. The services provided by the Investment Bank are not interrelated between the contracts, correspond to the independent advice agreed and do not include additional services in the commission agreed with the customer. The advisory services offered in each one of the contracts are identifiable separately from the other performance commitments that the Investment Bank may have with the customers. The Investment Bank does not have a standard contract for the provision of advisory services, given than each contract is tailored to the customer’s needs.

The transaction price is defined at the start of the contract and is assigned to each service provided independently. The price contains a fixed and a variable portion which is provided in the contracts. The variation depends on the placement amount for the case of a financial structuring contract and coordination of the issuance and conditions of the same. In these operations Banca de Inversion Bancolombia provides advice to the customers and the price shall depend at times on the success and amount of the operation. In the contracts subject to evaluation there are no incremental costs associated with the satisfaction of the commitments of the Bank with the customers provided for.

In the contracts signed with the customers, a penalty clause is established in case of a customer withdrawing from continuing with the provision of the services established in the commercial offer. The penalty shall be recognized in the financial statements once the Investment Bank is notified on the withdrawal under the concept of charges for early termination of the contract.

The Bank presents the information on revenue from contracts with customers in accordance with its operating segments defined earlier in Note 3. Operating Segments for each of the principal services offered.

The following table shows the balances categorized by nature and by segment of revenue from ordinary activities from contracts with customers, for further information about composition of Bank’ segments see Note 3. Operating segments:

As of June 30, 2024

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
	In millions of COP
Revenue from contracts with customers
Commissions income
Credit and debit card fees and commercial establishments	1,295,450	127,711	114,430	43,138	—	—	—	934	—	1,581,663
Banking services	318,098	76,668	77,960	28,973	—	—	—	21,842	14,821	538,362
Payment and collections	499,814	5,608	—	—	—	—	—	—	—	505,422
Bancassurance	462,424	31,936	25	—	—	—	—	—	—	494,385
Fiduciary Activities and Securities	—	9,715	2,984	436	214,445	—	44,410	24	—	272,014
Acceptances, Guarantees and Standby Letters of Credit	37,071	14,113	2,681	1,200	—	—	—	310	—	55,375
Investment banking	—	1,083	928	—	—	40,624	4,434	—	—	47,069
Brokerage	—	8,079	—	—	—	—	12,608	(1)	—	20,686
Others	118,174	178	35,124	25,532	—	—	2,784	2,657	513	184,962

Total revenue of contracts with customers	2,731,031	275,091	234,132	99,279	214,445	40,624	64,236	25,766	15,334	3,699,938

For the three-months period from April 1, 2024 to June 30, 2024

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
	In millions of COP
Revenue from contracts with customers
Commissions income
Credit and debit card fees and commercial establishments	646,625	67,135	59,101	23,284	—	—	—	496	—	796,641
Banking services	168,241	50,815	39,541	13,399	—	—	—	9,619	7,913	289,528
Payment and collections	262,722	2,883	—	—	—	—	—	—	—	265,605
Bancassurance	269,921	16,140	12	—	—	—	—	—	—	286,073
Fiduciary Activities and Securities	—	4,811	1,504	204	105,645	—	23,571	12	—	135,747
Acceptances, Guarantees and Standby Letters of Credit	19,131	6,925	1,388	388	—	—	—	153	—	27,985
Investment banking	—	692	461	—	—	32,484	2,338	—	—	35,975
Brokerage	—	4,212	—	—	—	—	9,524	(1)	—	13,735
Others	61,682	122	18,480	13,144	—	—	1,658	1,344	327	96,757

Total revenue of contracts with customers	1,428,322	153,735	120,487	50,419	105,645	32,484	37,091	11,623	8,240	1,948,046

As of June 30, 2023

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
	In millions of COP
Revenue from contracts with customers
Commissions income
Credit and debit card fees and commercial establishments	1,196,749	132,542	114,118	53,297	—	—	—	1,068	—	1,497,774
Banking services	289,666	50,547	80,806	35,655	—	—	—	18,777	10,158	485,609
Payment and collections	461,664	5,742	—	—	—	—	—	—	—	467,406
Bancassurance	430,950	36,653	43	—	2	—	6	—	—	467,654
Fiduciary Activities and Securities	—	10,121	3,290	436	177,604	—	37,880	28	—	229,359
Acceptances, Guarantees and Standby Letters of Credit	35,624	12,271	2,827	2,082	—	—	—	425	—	53,229
Investment banking	—	749	656	—	—	24,153	5,296	—	—	30,854
Brokerage	—	8,733	—	—	—	—	6,274	—	—	15,007
Others	124,870	171	39,232	29,455	—	—	4,047	3,169	3,604	204,548

Total revenue of contracts with customers	2,539,523	257,529	240,972	120,925	177,606	24,153	53,503	23,467	13,762	3,451,440

For the three-months period from April 1, 2023 to June 30, 2023

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
	In millions of COP
Revenue from contracts with customers
Commissions income
Credit and debit card fees and commercial establishments	601,953	66,894	55,322	28,635	—	—	—	504	—	753,308
Banking services	139,650	25,135	39,905	18,329	—	—	—	9,355	5,344	237,718
Payment and collections	237,166	3,184	—	—	—	—	—	—	—	240,350
Bancassurance	236,333	18,145	19	—	2	—	6	—	—	254,505
Fiduciary Activities and Securities	—	5,536	1,513	225	90,776	—	18,744	13	—	116,807
Acceptances, Guarantees and Standby Letters of Credit	17,061	5,419	1,418	904	—	—	—	218	—	25,020
Investment banking	—	482	235	—	—	23,486	2,598	—	—	26,801
Brokerage	—	5,025	—	—	—	—	3,139	—	—	8,164
Others	66,494	68	19,552	13,374	—	—	2,105	1,396	1,794	104,783

Total revenue of contracts with customers	1,298,657	129,888	117,964	61,467	90,778	23,486	26,592	11,486	7,138	1,767,456

For the determination of the transaction price, the Bank assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that the Bank determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.

In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.

Contract assets with customers

The Bank receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When the Bank incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. Currently, the Group does not have assets related to contracts with customers.

As a practical expedient, the Bank recognizes the incremental costs of obtaining a contract as an expense when the amortization period of the asset is one year or less.

Contract liabilities with customers

The contract liabilities constitute the obligation of the Bank to transfer the services to a customer, for which the Group has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.

Commissions Expenses

The following table sets forth the detail of commissions expenses for the six-months and three- months period ended June 30, 2024 and 2023:

	For the six-month periods ended June 30		Quarterly
	2024	2023	2024	2023
	In millions of COP
Banking services	788,110	713,405	415,188	364,469
Sales, collections and other services	434,259	405,513	227,763	213,249
Correspondent banking	295,006	209,523	187,544	124,126
Payments and collections	20,108	20,268	11,181	12,651
Others	131,685	103,137	76,559	54,963

Total commissions expenses	1,669,168	1,451,846	918,235	769,458

17.4. Other operating income

The following table sets forth the detail of other operating income net for the six-months period ended June 30, 2024 and 2023 and the three-months period from April 01 to June 30, 2024 and 2023:

	For the six-month periods ended June 30		Quarterly
Other operating income	2024	2023	2024	2023
	In millions of COP
Leases and related services	902,031	849,020	441,935	431,320
Net foreign exchange and Derivatives Foreign exchange contracts(1)	163,051	736,434	143,537	452,635
Investment property valuation(2)	51,820	122,485	44,001	36,998
Insurance(3)	37,987	54,636	11,125	27,819
Gains on sale of assets(4)	32,995	91,060	15,090	43,497
Other reversals	26,168	13,881	7,304	4,209
Logistics services(5)	23,160	88,405	11,245	44,878
Penalties for failure to contracts	4,986	7,931	2,304	4,641
Others	128,215	145,753	64,543	73,728

Total other operating income	1,370,413	2,109,605	741,084	1,119,725

(1)	Corresponds to the management of assets and liabilities in foreign currencies and the volatility of the U.S. dollar.
(2)	In 2024, the decrease occurs due to the indexation of properties to the UVR and due to updating the appraisals of investment properties.
(3)	Corresponds to income from insurance operations of Seguros Agromercantil S.A., subsidiary domiciled in Guatemala.
(4)	Corresponds mainly to lower gains on assets held for sale, mostly vehicles and assets returned from leasing contracts.
(5)	The decrease is mainly due to the total closure of operations of the subsidiary Transportempo.

17.5. Dividends and net income on equity investments

The following table sets forth the detail of dividends received, and share of profits of equity method investees for the six-months period ended June 30, 2024 and 2023 and the three-months period from April 01 to June 30, 2024 and 2023:

	For the six-month periods ended June 30		Quarterly
Dividends and net income on equity investments	2024	2023	2024	2023
	In millions of COP
Equity method(1)	133,312	129,052	56,023	36,769
Dividends(2)	33,867	56,192	23,867	32,312
Equity investments and other financial instruments(3)	(8,183)	(11,212)	(5,701)	(11,685)
Impairment of investments in joint ventures(4)	(313,284)	—	(313,284)	—
Others(5)	13,520	54,874	13,520	54,874

Total dividends and net income on equity investments	(140,768)	228,906	(225,575)	112,270

(1)

As of June 30, 2024 and 2023, corresponds to income from equity method of investments in associates for COP 188.466 and COP 170,983 (includes valuation of investments in associates at fair value), respectively, and joint ventures for COP (55,154) and COP (41,931), respectively.

(2)

As of June 30, 2024 and 2023, includes dividends received from equity investments at fair value through profit or loss for COP 1,224 and COP 729 and investments derecognised for COP 0 and COP 14, respectively; dividends from equity investments at fair value through OCI for COP 12,623 and COP 19,197, respectively, and returns received of the associate at fair value P.A. Viva Malls for COP 20,020 and COP 36,252, respectively.

(3)	For 2024, the variation is mainly explained by the valuation of Civico’s investment registered in Sinesa and the investment portfolio of Valores Bancolombia.
(4)

As of June 30, 2024, impairment of investments in joint ventures recognized in the Investment Banking segment for COP 156,205, in Bancolombia for COP 156,051 were recognized in Banking Colombia and in Negocios Digitales for COP 31 recognized in other segments.

(5)

For 2024, there is a gain from the purchase in advantageous conditions of P.A. Cedis Sodimac for COP 13,520 and for 2023 for the purchase of P.A. Nomad Cabrera for COP 31,117 and P.A. Nomad Central for COP 23,757.

NOTE 18. OPERATING EXPENSES

18.1. Salaries and employee benefit

The detail for salaries and employee benefits for the six and three-months period ended June 30, 2024 and 2023 are as follows:

	For the six-month periods ended June 30		Quarterly
Salaries and employee benefit	2024	2023	2024	2023
	In millions of COP
Salaries(1)	1,211,954	1,150,516	602,370	572,287
Social security contributions	314,303	284,170	154,432	141,066
Bonuses(2)	307,329	443,545	153,956	209,541
Private premium(3)	287,230	339,033	123,555	192,033
Indemnization payment	158,201	87,714	112,267	54,286
Other benefits(4)	404,330	371,796	201,816	184,768

Total Salaries and employee benefit	2,683,347	2,676,774	1,348,396	1,353,981

(1)	This is mainly explained by salary increases indexed to inflation.
(2)	Corresponds mainly to bonuses for employees in accordance with the variable compensation model of the Bank.
(3)	This is mainly explained by the adjustment to the provision in accordance with actuarial calculations.
(4)	Includes vacations, severance and interest on severance, pension and employee benefits, mainly policy benefits, training and recreation.

18.2. Other administrative and general expenses

The details for administrative and general expenses for the six and three-months period ended June 30, 2024 and 2023 are as follows:

	For the six-month periods ended June 30		Quarterly
Other administrative and general expenses	2024	2023	2024	2023
	In millions of COP
Maintenance and repairs	446,345	425,180	228,343	216,432
Fees(1)	404,381	431,832	215,901	224,721
Insurance	360,597	365,601	177,577	181,403
Data processing	242,742	219,026	128,276	111,377
Frauds and claim (2)	174,965	134,495	82,938	73,398
Transport	123,955	115,854	65,966	58,586
Advertising	67,676	67,560	41,442	39,964
Cleaning and security services	65,094	65,910	32,894	34,243
Public services	64,153	60,171	34,096	30,907
Contributions and affiliations	60,321	63,954	30,318	32,010
Useful and stationery(3)	55,022	22,769	34,090	10,068
Communications	37,062	38,632	18,106	19,063
Properties improvements and installation	25,035	25,337	14,968	14,879
Disputes, fines and sanctions(4)	22,855	13,400	6,216	4,408
Real estate management	18,732	16,877	9,575	8,512
Travel expenses	13,185	15,073	7,311	8,266
Publications and subscriptions	11,948	11,509	6,157	6,203
Others	243,672	246,679	125,814	124,541

Total other administrative and general expenses	2,437,740	2,339,859	1,259,988	1,198,981

Taxes other than income tax(5)	780,826	694,729	389,932	346,834

(1)	The decrease is mainly explained by lower digital transformation fees.
(2)	The increase is generated mainly in virtual transactions and card frauds.
(3)	The increase is mainly generated by the issuance of debit and credit cards.
(4)	The increase is mainly due to commercial litigation.
(5)	The increase mainly generates in industry and commerce taxes and value added tax (IVA).

18.3.	Impairment, depreciation and amortization

The detail for Impairment, depreciation and amortization for the six and three-months period ended June 30, 2024 and 2023 are as follows:

	For the six-month periods ended June 30		Quarterly
Impairment, depreciation and amortization	2024	2023	2024	2023
	In millions of COP
Depreciation of premises and equipment(1)	325,919	294,316	160,999	152,930
Depreciation of right-of-use assets	99,374	120,710	49,677	58,755
Amortization of intangible assets	102,687	95,307	53,881	49,627
Impairment of other assets, net(2)	36,695	20,940	25,176	9,865

Total impairment, depreciation and amortization	564,675	531,273	289,733	271,177

(1)	See Note 9. Premises and equipment, net.
(2)	Includes impairment of property and equipment for COP 422 in 2024 and COP 1,480 in 2023.

NOTE 19. EARNING PER SHARE (‘EPS’)

Basic EPS is calculated by reducing the income from continuing operations by the amount of dividends declared in the current period for each class of stock and by the contractual amount of dividends that must be paid for the current period. The remaining income is allocated according to the participation of each class of stock as if all the earnings for the period had been distributed. EPS is determined by dividing the total earnings allocated to each security by the weighted average number of common shares outstanding.

Diluted EPS is calculated by adjusting the average number of common and preferred shares outstanding to simulate the conversion of all dilutive potential common shares. The Bank had no dilutive potential common shares as of June 30, 2024 and 2023.

The following table summarizes information related to the computation of basic EPS for the six and three-month periods ended June 30, 2024 and 2023 (in millions of pesos, except per share data):

	For the six-month periods ended June 30		Quarterly
	2024	2023	2024	2023
Income from continuing operations before attribution of non-controlling interests	3,146,765	3,246,455	1,461,754	1,484,162
Less: Non-controlling interests from continuing operations	43,519	69,187	21,980	23,671

Net income from controlling interest	3,103,246	3,177,268	1,439,774	1,460,491

Less: Preferred dividends declared	770,703	770,703	385,864	385,864
Less: Allocation of undistributed earnings to preferred stockholders	672,846	707,641	283,606	293,344

Net income allocated to common shareholders for basic and diluted EPS	1,659,697	1,698,924	770,304	781,283

Weighted average number of common shares outstanding used in basic EPS calculation (In millions)	510	510	510	510

Basic and diluted earnings per share to common shareholders	3,256	3,333	1,511	1,533

Basic and diluted earnings per share from continuing operations	3,256	3,333	1,511	1,533

NOTE 20. RELATED PARTY TRANSACTIONS

The parent company is Bancolombia S.A. and transactions between companies included in the consolidation process and the Parent company meet the definition of related party transactions and were eliminated from the Condensed Consolidated Interim Financial Statements.

The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, Bancolombia operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.

The details of transactions with related parties as of December 31, 2023, are included in the annual report of the consolidated financial statements of 2023, in the six-month period ended June 30, 2024, there were no transactions with related parties that materially affected the financial position or results of the Bancolombia Group.

NOTE 21. LIABILITIES FROM FINANCING ACTIVITIES

The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2024 and 2023:

	Balance as of January 1, 2024	Cash flows	Non-cash changes			Balance as of June 30, 2024
			Foreign currency translation adjustment	Interests accrued	Other movements
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	470,295	110,501	14,187	—	—	594,983
Borrowings from other financial institutions (1)	15,648,606	(4,548,843)	1,103,927	734,351	718	12,938,759
Debt securities in issue (1)	14,663,576	(44,786)	893,365	595,519	—	16,107,674
Preferred shares (2)	584,204	(57,702)	—	28,650	—	555,152

Total liabilities from financing activities	31,366,681	(4,540,830)	2,011,479	1,358,520	718	30,196,568

(1)

The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 807,150 and COP 564,979, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.

(2)

The cash flow amounting to COP 57,702 corresponds to the fixed minimum dividend paid to the preferred shares’ holders and is included in the line “dividends paid” of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

For further information see Note 12 Borrowings from other financial institutions and Note 13 Debt instruments in issue, respectively.

	Balance as of January 1, 2023	Cash flows	Non-cash changes			Balance as of June 30, 2023
			Foreign currency translation adjustment	Interests accrued	Other movements
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	189,052	342,104	(1,047)	—	—	530,109
Borrowings from other financial institutions (1)	19,692,638	(442,039)	(2,618,815)	813,515	786	17,446,085
Debt securities in issue (1)	19,575,988	(778,191)	(1,916,603)	762,372	—	17,643,566
Preferred shares (2)	584,204	(57,702)	—	28,650	—	555,152

Total liabilities from financing activities	40,041,882	(935,828)	(4,536,465)	1,604,537	786	36,174,912

(1)

The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 826,758 and COP 719,411, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.

(2)

The cash flow amounting to COP 57,702 corresponds to the fixed minimum dividend paid to the preferred shares’ holders and is included in the line “dividends paid” of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

NOTE 22. FAIR VALUE OF ASSETS AND LIABILITIES

The following table presents the carrying amount and the fair value of the assets and liabilities as of June 30, 2024 and December 31, 2023:

Assets and liabilities	June 30, 2024		December 31, 2023
	Carrying amount	Fair value	Carrying amount	Fair value
	In millions of COP
Assets
Debt instruments at fair value through profit or loss	17,020,038	17,020,038	12,096,407	12,096,407
Debt instruments at fair value through OCI	5,350,499	5,350,499	6,148,177	6,148,177
Debt instruments at amortized cost	7,539,451	7,521,613	6,848,082	6,840,867
Derivative financial instruments	3,444,239	3,444,239	6,252,270	6,252,270
Equity securities at fair value	632,732	632,732	543,210	543,210
Other financial instruments(1)	30,914	30,914	38,319	38,319
Loans and advances to customers at amortized cost, net(2)	251,427,847	255,681,512	237,728,544	239,105,396
Investment property	5,423,018	5,423,018	4,709,911	4,709,911
Investments in associates(3)	1,812,781	1,812,781	1,670,782	1,670,782

Total	292,681,519	296,917,346	276,035,702	277,405,339

Liabilities
Deposits by customers	257,869,276	258,372,722	247,941,180	249,340,519
Interbank deposits	511,000	511,000	606,141	606,141
Repurchase agreements and other similar secured borrowing	594,983	594,983	470,295	470,295
Derivative financial instruments	3,680,218	3,680,218	6,710,364	6,710,364
Borrowings from other financial institutions	12,938,759	12,938,759	15,648,606	15,648,606
Preferred shares	555,152	398,750	584,204	394,550
Debt instruments in issue	16,107,674	16,005,787	14,663,576	14,468,650

Total	292,257,062	292,502,219	286,624,366	287,639,125

(1)	For further information see Note 5.1. Financial assets investments.
(2)

As of December 31, 2023, the fair value of the loans was undervalued by COP 333,672 due to the omission of a change in an input related to observable market rates. Upon detecting the inaccuracy, the Management proceeded to recalculate, finding that the difference with the previously disclosed value does not result in material impacts.

(3)	Corresponds to investments in associates P.A. Viva Malls and Distrito Vera.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Valuation process for fair value measurements

The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia - Proveedor de Precios para Valoración S.A.) to the Bank.

All methodologies and procedures developed by the pricing services provider are supervised by the Financial Superintendence of Colombia, which has not objected to them.

On a daily basis, the back-office Service Valuation Officer (SVO) verifies the valuation of investments, and the Credit and Financial Risk Manager area reports the results of the portfolio’s valuation.

Fair value measurement

Assets and liabilities

a. Debt instruments

The Bank assigns prices to those debt investments, using the prices provided by the official pricing services provider (Precia) and assigns the appropriate level according to the procedure described above. For securities not traded or over-the-counter such as certain bonds issued by other financial institutions, the Bank generally determines fair value utilizing internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time bandings, which match the timings of the cash flows and maturities of the instruments.

b. Equity securities and other financial instruments

The Bank performs the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described above (Hierarchy of fair value section). Likewise, the fair value of unlisted equity securities and other financial instruments is based on an assessment of each individual investment using methodologies that include publicly-traded comparables derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparables, and if necessary considered, are subject to appropriate discounts for lack of liquidity or marketability. Interests in investment funds, trusts and collective portfolios are valued using the investment unit value determined by the fund management company. For investment funds where the underlying assets are investment properties, the investment unit value depends on the investment properties value, determined as described below in “i. Investment property”.

c. Derivative financial instruments

The Bank holds positions in standardized derivatives, such as futures over local stocks, and over the market representative rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.

Additionally, the Bank holds positions in Over The Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection of the SFC.

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves and correlation of such inputs.

d. Credit valuation adjustment

The Bank measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option and forward derivatives.

Counterparty credit-risk adjustments are applied to derivatives when the Bank’s position is a derivative asset and the Bank’s credit risk is incorporated when the position is a derivative liability. The Bank attempts to mitigate credit risk to third parties which are international banks by entering into master netting agreements. The agreements allow to offset or bring net amounts that are liabilities, derivates from transactions carried out by the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiation agreements between the same parties; some may have a monthly basis and others only apply at the time the agreements are terminated.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.

The Bank generally calculates the asset’s credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with non-public counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in each geography. The Bank also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if the Bank believes market participants would take that into account when transacting the respective instrument. The approach to measuring the impact of the Bank’s credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by the Bank in foreign currency. For derivatives transacted with local financial institutions, the Bank calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and released in the financial markets.

e. Impaired loans measured at fair value

The Bank measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third party experts, depending on the type of underlying asset.

For vehicles under leasing arrangements, the Bank uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.

Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.

For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.

For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists. For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.

f. Assets held for sale measured at fair value less cost of sale

The Bank measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases the fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.

g. Mortgage-backed securities (“TIPS”) and Asset-Backed securities

The Bank invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. The Bank does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of the Bank portfolio and its fair value is measured with published price by the official pricing services provider. These securities are leveled by margin and are assigned level 2 or 3 based on the Precia information.

Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned level 3.

h. Investments in associates measured at fair value

The Bank recognizes its investments in P.A Viva Malls and P.A Distrito Vera as an associate at fair value. The estimated amount is provided by the fund manager as the variation of the units according to the units owned by the FCP Fondo Inmobiliario Colombia. The associate’s assets are comprised of investment properties which are measured using the following techniques: comparable prices, discounted cash flows, replacement cost and direct capitalization. For further information about techniques methodologies and inputs used by the external party see “Quantitative Information about Level 3 Fair Value Measurements”.

i. Investment property

The Bank’s investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.

Assets and liabilities measured at fair value on a recurring basis

The following table presents for each of the fair-value hierarchy levels the Bank’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2024 and December 31, 2023:

Financial Assets
Type of instrument	June 30, 2024				December 31, 2023
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	In millions of COP
Investment securities
Debt instruments at fair value through profit or loss
Securities issued by the Colombian Government	5,969,903	955,272	—	6,925,175	4,363,135	362,470	—	4,725,605
Securities issued or secured by government entities	18,291	152,440	—	170,731	—	84,990	—	84,990
Securities issued by other financial institutions	170,884	534,039	74,246	779,169	41,003	654,446	78,729	774,178
Securities issued by foreign governments	5,878,849	3,016,277	—	8,895,126	3,621,960	2,652,440	—	6,274,400
Corporate bonds	118,349	111,801	19,687	249,837	125,010	97,940	14,284	237,234

Total debt instruments at fair value through profit or loss	12,156,276	4,769,829	93,933	17,020,038	8,151,108	3,852,286	93,013	12,096,407

Financial Assets
Type of instrument	June 30, 2024				December 31, 2023
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	In millions of COP
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	57,981	2,520,934	—	2,578,915	61,427	—	2,664,295	2,725,722
Securities issued by other financial institutions	198,997	115,647	50,021	364,665	224,049	149,257	—	373,306
Securities issued by foreign governments	1,595,089	146,855	—	1,741,944	1,675,193	762,803	—	2,437,996
Corporate bonds	64,455	559,716	40,804	664,975	63,475	547,678	—	611,153

Total debt instruments at fair value through OCI	1,916,522	3,343,152	90,825	5,350,499	2,024,144	1,459,738	2,664,295	6,148,177

Total debt instruments	14,072,798	8,112,981	184,758	22,370,537	10,175,252	5,312,024	2,757,308	18,244,584

Equity securities
Equity securities	37,638	206,450	388,644	632,732	89,128	69,400	384,682	543,210

Total equity securities	37,638	206,450	388,644	632,732	89,128	69,400	384,682	543,210

Other financial assets
Other financial assets	—	—	30,914	30,914	—	—	38,319	38,319

Total other financial assets	—	—	30,914	30,914	—	—	38,319	38,319

Derivative financial instruments Forwards
Foreign exchange contracts	—	838,005	1,069,734	1,907,739	—	3,308,258	1,073,648	4,381,906
Equity contracts	—	903	—	903	—	152	2,863	3,015

Total forwards	—	838,908	1,069,734	1,908,642	—	3,308,410	1,076,511	4,384,921

	In millions of COP
Swaps
Foreign exchange contracts	—	1,068,857	108,134	1,176,991	—	1,066,915	237,422	1,304,337
Interest rate contracts	92,124	150,272	12,110	254,506	130,792	206,011	15,621	352,424

Total swaps	92,124	1,219,129	120,244	1,431,497	130,792	1,272,926	253,043	1,656,761

Options
Foreign exchange contracts	460	49,423	54,217	104,100	6	136,979	73,603	210,588

Total options	460	49,423	54,217	104,100	6	136,979	73,603	210,588

Total derivative financial instruments	92,584	2,107,460	1,244,195	3,444,239	130,798	4,718,315	1,403,157	6,252,270

Investment properties
Lands	—	—	499,366	499,366	—	—	325,394	325,394
Buildings	—	—	4,923,652	4,923,652	—	—	4,384,517	4,384,517

Total investment properties	—	—	5,423,018	5,423,018	—	—	4,709,911	4,709,911

Financial Assets
Type of instrument	June 30, 2024				December 31, 2023
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	In millions of COP
Investment in associates at fair value
Investment in associates at fair value	—	—	1,812,781	1,812,781	—	—	1,670,782	1,670,782

Total investment in associates at fair value	—	—	1,812,781	1,812,781	—	—	1,670,782	1,670,782

Total	14,203,020	10,426,891	9,084,310	33,714,221	10,395,178	10,099,739	10,964,159	31,459,076

Financial liabilities
Type of instrument	June 30, 2024				December 31, 2023
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	In millions of COP
Derivative financial instruments
Forwards
Foreign exchange contracts	—	1,694,552	203,183	1,897,735	—	4,458,528	67,825	4,526,353
Equity contracts	—	8,753	—	8,753	—	8,629	1,852	10,481

Total forwards	—	1,703,305	203,183	1,906,488	—	4,467,157	69,677	4,536,834

Swaps
Foreign exchange contracts	—	1,318,729	22,117	1,340,846	—	1,388,113	102,973	1,491,086
Interest rate contracts	93,495	233,043	10,228	336,766	126,728	312,051	11,078	449,857

Total swaps	93,495	1,551,772	32,345	1,677,612	126,728	1,700,164	114,051	1,940,943

Options
Foreign exchange contracts	427	95,691	—	96,118	19	232,568	—	232,587

Total options	427	95,691	—	96,118	19	232,568	—	232,587

Total derivative financial instruments	93,922	3,350,768	235,528	3,680,218	126,747	6,399,889	183,728	6,710,364

Total	93,922	3,350,768	235,528	3,680,218	126,747	6,399,889	183,728	6,710,364

Fair value of assets and liabilities that are not measured at fair value in the Statement of Financial Position

The following table presents for each of the fair-value hierarchy levels the Bank’s assets and liabilities that are not measured at fair value in the Statement of Financial Position, but for which the fair value is disclosed at June 30, 2024 and December 31, 2023:

Assets
Type of instrument	June 30, 2024				December 31, 2023
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 1		Level 1	Level 2	Level 1
	In millions of COP
Debt instruments
Securities issued by the Colombian Government	145,051	—	—	145,051	67,514	—	—	67,514
Securities issued or secured by government entities	—	46,169	3,347,253	3,393,422	—	49,980	3,075,936	3,125,916
Securities issued by other financial institutions	246,036	56,221	263,164	565,421	209,178	280,662	55,112	544,952
Securities issued by foreign governments	275,670	308,171	—	583,841	150,695	377,560	—	528,255
Corporate bonds	1,003,178	12,962	1,817,738	2,833,878	774,624	12,620	1,786,986	2,574,230

Total – Debt instruments	1,669,935	423,523	5,428,155	7,521,613	1,202,011	720,822	4,918,034	6,840,867

Loans and advances to customers, net	—	—	255,681,512	255,681,512	—	—	239,105,396	239,105,396

Total	1,669,935	423,523	261,109,667	263,203,125	1,202,011	720,822	244,023,430	245,946,263

Liabilities
Type of instrument	June 30, 2024				December 31, 2023
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	In millions of COP
Deposits by customers	—	61,889,394	196,483,328	258,372,722	—	60,236,355	189,104,164	249,340,519
Interbank deposits	—	—	511,000	511,000	—	—	606,141	606,141
Repurchase agreements and other similar secured borrowing	—	—	594,983	594,983	—	—	470,295	470,295
Borrowings from other financial institutions	—	—	12,938,759	12,938,759	—	—	15,648,606	15,648,606
Debt instruments in issue	9,955,532	3,993,492	2,056,763	16,005,787	8,021,700	4,025,322	2,421,628	14,468,650
Preferred shares	—	—	398,750	398,750	—	—	394,550	394,550

Total	9,955,532	65,882,886	212,983,583	288,822,001	8,021,700	64,261,677	208,645,384	280,928,761

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting. The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the consolidated statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Deposits from customers

The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. Fair value of deposits with no contractual maturities represents the amount payable on demand as of the statement of financial position date.

Interbank deposits and repurchase agreements and other similar secured borrowings

Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Bank’s deposit rates.

Debt instruments in issue

The fair value of debt instruments in issue, comprised of bonds issued by Bancolombia S.A. and its subsidiaries, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and the Bank’s creditworthiness.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, the Bank uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by the Bank and growth at a constant rate considering the Bank’s own perspectives of the payout ratio.

Loans and advances to customers

Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.

Items measured at fair value on a non-recurring basis

The Bank measures assets held for sale based on fair value less costs to sell. This category includes certain foreclosed assets and investments in associates held for sale. The fair values were determined using external and internal valuation techniques or third party experts, depending on the type of underlying asset. The following breakdown sets forth the fair value hierarchy of those assets classified by type:

	June 30, 2024				December 31, 2023
Type of instrument	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
	In millions of COP
Machinery and equipment	—	—	12,329	12,329	—	—	11,702	11,702
Real estate for residential purposes	—	—	155,937	155,937	—	—	117,476	117,476
Real estate different from residential properties	—	—	37,529	37,529	—	—	30,273	30,273

Total	—	—	205,795	205,795	—	—	159,451	159,451

Changes in level 3 fair-value category

The table below presents reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs at June 30, 2024 and 2023:

As of June 30, 2024

Type of instrument	Balance, January 1, 2024	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2024
	In millions of COP
ASSETS
Debt instruments at fair value though profit or loss
Securities issued or secured by other financial entities	78,729	(4)	—	4,519	(10,926)	—	(1,643)	9,138	(5,567)	74,246
Corporate bonds	14,284	647	—	371	—	—	—	4,385	—	19,687

Total	93,013	643	—	4,890	(10,926)	—	(1,643)	13,523	(5,567)	93,933

Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,664,295	—	—	—	(2,664,295)	—	—	—	—	—
Securities issued or secured by other financial entities	—	—	5	50,016	—	—	—	—	—	50,021
Corporate bonds	—	—	1,287	39,517	—	—	—	—	—	40,804

Total	2,664,295	—	1,292	89,533	(2,664,295)	—	—	—	—	90,825

Type of instrument	Balance, January 1, 2024	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2024
	In millions of COP
ASSETS
Derivative financial instruments
Foreign exchange contracts	1,384,673	(62,945)	—	1,043,329	(1,054,191)	(8,263)	—	76,960	(147,478)	1,232,085
Interest rate contracts	15,621	(4,302)	—	5,565	(2,629)	(66)	—	3,376	(5,455)	12,110
Equity contracts	2,863	—	—	—	(2,863)	—	—	—	—	—

Total	1,403,157	(67,247)	—	1,048,894	(1,059,683)	(8,329)	—	80,336	(152,933)	1,244,195

Equity securities
Equity securities	384,682	1,360	19,576	4,163	(21,135)	—	—	—	(2)	388,644

Total	384,682	1,360	19,576	4,163	(21,135)	—	—	—	(2)	388,644

Other financial instruments
Other financial instruments	38,319	(7,405)		—						30,914

Total	38,319	(7,405)	—	—	—	—	—	—	—	30,914

Investment in associates
PA Viva Malls	1,661,679	133,512	—	—	—	—	—	—	—	1,795,191
PA Distrito Vera	9,103	2,831	—	5,656	—	—	—	—	—	17,590

Total	1,670,782	136,343	—	5,656	—	—	—	—	—	1,812,781

Total Assets	6,254,248	63,694	20,868	1,153,136	(3,756,039)	(8,329)	(1,643)	93,859	(158,502)	3,661,292

LIABILITIES
Derivative financial instruments
Foreign exchange contracts	170,798	18,019	—	71,754	(60,961)	(8,263)	—	132,722	(98,769)	225,300
Interest rate contracts	11,078	(119)	—	20	(1,900)	(66)	—	9,975	(8,760)	10,228
Equity contracts	1,852	—	—	—	(1,852)	—	—	—	—	—

Total	183,728	17,900	—	71,774	(64,713)	(8,329)	—	142,697	(107,529)	235,528

Total liabilities	183,728	17,900	—	71,774	(64,713)	(8,329)	—	142,697	(107,529)	235,528

(1)	From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of June 30, 2023

Type of instrument	Balance, January 1, 2023	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2023
	In millions of COP
ASSETS
Debt instruments at fair value though profit or loss
Securities issued or secured by other financial entities	81,389	7,355	—	1,003	(7,736)	—	(5,330)	4,279	—	80,960

Total	81,389	7,355	—	1,003	(7,736)	—	(5,330)	4,279	—	80,960

Debt instruments at fair value through OCI
Securities issued by the Colombian Government	—	—	31,482	2,490,647	—	—	—	—	—	2,522,129

Total	—	—	31,482	2,490,647	—	—	—	—	—	2,522,129

Derivative financial instruments
Foreign exchange contracts	1,163,336	32,705	—	1,513,367	(493,734)	(293,934)	—	193,635	(264,267)	1,851,108
Interest rate contracts	29,170	(6,644)	—	2,003	(2,909)	(177)	—	920	(7,018)	15,345
Equity contracts	105	—	—	—	(105)	—	—	—	—	—

Total	1,192,611	26,061	—	1,515,370	(496,748)	(294,111)	—	194,555	(271,285)	1,866,453

Equity securities
Equity securities	462,253	(285)	(2,901)	3,700	(1,021)	—	—	—	—	461,746

Total	462,253	(285)	(2,901)	3,700	(1,021)	—	—	—	—	461,746

Other financial instruments
Other financial instruments	42,171	(20,727)	—	5,057	—	—	—	—	—	26,501

Total	42,171	(20,727)	—	5,057	—	—	—	—	—	26,501

Investment in associates
PA Viva Malls	1,530,459	126,307	—	917	—	—	—	—	—	1,657,683
PA Distrito Vera	1,697	(12)	—	—	—	—	—	—	—	1,685

Total	1,532,156	126,295	—	917	—	—	—	—	—	1,659,368

Total Assets	3,310,580	138,699	28,581	4,016,694	(505,505)	(294,111)	(5,330)	198,834	(271,285)	6,617,157

Type of instrument	Balance, January 1, 2023	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, June 30, 2023
	In millions of COP
LIABILITIES
Derivative financial instruments
Foreign exchange contracts	348,027	141,187	—	181,497	(131,393)	(293,934)	—	36,685	(56,598)	225,471
Interest rate contracts	51,662	(4,597)	—	13,304	(14,011)	(177)	—	19,284	(26,617)	38,848

Total	399,689	136,590	—	194,801	(145,404)	(294,111)	—	55,969	(83,215)	264,319

Total liabilities	399,689	136,590	—	194,801	(145,404)	(294,111)	—	55,969	(83,215)	264,319

(1)	From derivative assets to derivative liabilities classified in level 3 and vice versa.

Level 3 fair value rollforward

The following were the significant level 3 transfers at June 30, 2024 and 2023:

As of June 30, 2024 and 2023, net transfers in the Bank for COP 45,404 and COP 188,070, respectively, from level 3 to level 2 of derivatives foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk of the counterparty to the own credit risk. As of June 30, 2024, net transfers for COP (62,361), from level 2 to level 3 of the derivative foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk from the Bank to the credit risk of the counterparty.

As of June 30, 2024 and 2023, unrealized gains and losses on debt instruments were COP 643 and COP 7,355; equity securities COP 1,360 and COP (285), respectively.

Transfers between level 1 and level 2 of the fair value hierarchy

The table below presents the transfers for all assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 as of June 30, 2024 and December 31, 2023:

Type of instrument	June 30, 2024		December 31, 2023
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
	In millions of COP
Debt instruments at fair value though profit or loss
Securities issued or secured by foreign government	—	929	1,712	—
Securities issued or secured by government entities	—	17,067	13,619	—
Securities issued by the Colombian Government	3,721	—	—	—
Corporate bonds	—	—	—	8,397
Securities issued or secured by other financial entities	—	1,848	1,848	—

Total	3,721	19,844	17,179	8,397

Type of instrument	June 30, 2024		December 31, 2023
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
	In millions of COP
Debt instruments at fair value through OCI
Securities issued or secured by foreign government	—	327,888	572,800	—
Securities issued or secured by other financial entities	—	60,636	64,944	—
Corporate bonds	—	—	—	95,572

Total	—	388,524	637,744	95,572

Equity securities
Equity securities	61,459	13,202	13,740	7

Total	61,459	13,202	13,740	7

As of June 30, 2024, the Bank transferred securities from level 1 to level 2, because such securities had lower liquidity and lower trading in an active market.

All transfers are assumed to occur at the end of the reporting period.

Quantitative information about level 3 fair value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized in profit or loss. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input as described in the table below.

The following table sets forth information about significant unobservable inputs related to the Bank’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of June 30, 2024

Financial instrument	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average		Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
	In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	63,854	Discounted cash flow	Yield Prepayment Speed	0.00% to 9.67% n/a n/a	3.33 n/a n/a	%	61,838 65,536 60,696	65,966 n/a n/a
Time deposits	8,345	Discounted cash flow	Prepayment Speed Interest rate	0.91% to 6.20%	2.71%		8,113	8,416

Total securities issued by other financial institutions	72,199

Financial instrument	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
	In millions of COP
Other bonds
Other bonds	52,068	Discounted cash flow	Yield	0.17% to 1.06%	1.02%	51,168	54,061

Corporate bonds
Corporate bonds	60,491	Discounted cash flow	Yield	-0.02% to 5.25%	2.04%	59,766	63,102

Total debt instruments	184,758

Equity securities
Equity securities	388,644	Price-based	Price	n/a	n/a	n/a	n/a

Other financial instruments
Other financial instruments	30,914	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a

Derivative financial instruments
Forward	866,551	Discounted cash flow	Credit spread / Yield	0.00% to 40.05%	6.24%	864,776	868,215
Swaps	87,899	Discounted cash flow	Credit spread	0.00% to 50.15%	6.13%	85,478	91,026
Options	54,217	Discounted cash flow	Credit spread	0.14% to 34.19%	0.61%	53,808	54,392

Total derivative financial instruments	1,008,667

Investment in associates
P.A. Viva Malls	1,795,191	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	17,590	Price-based	Price	n/a	n/a	n/a	n/a

Total investment in associates	1,812,781

As of December 31, 2023

Financial instrument	Fair value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
	In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	74,087	Discounted cash flow	Yield	2.06% to 10.73%	5.48%	70,982	75,852
			Prepayment Speed Prepayment Speed	n/a n/a	n/a n/a	78,953 73,271	n/a n/a
Time deposits	4,642	Discounted cash flow	Yield / Interest rate	2.15% to 5.70%	3.78%	4,277	4,701

Total securities issued by other financial institutions	78,729

Securities issued by the Colombian Government
Bonds by government entities	2,664,295	Discounted cash flow	Yield	0.00% to 1.18%	1.17%	2,658,010	2,679,372

Corporate bonds
Corporate bonds	14,284	Discounted cash flow	Yield	3.49% to 3.49%	3.49%	13,700	14,912

Total debt instruments	2,757,308

Equity securities
Equity securities	384,682	Price-based	Price	n/a	n/a	n/a	n/a

Other financial instruments
Other financial instruments	38,319	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a

Derivative financial instruments
Forward	1,006,834	Discounted cash flow	Credit spread / Yield	0.00% to 50.58%	7.22%	1,004,399	1,009,283
Swaps	138,992	Discounted cash flow	Credit spread	0.00% to 63.39%	5.86%	139,451	138,577
Options	73,603	Discounted cash flow	Credit spread	0.13% to 33.77%	0.57%	73,048	73,870

Total derivative financial instruments	1,219,429

Investment in associates
P.A Viva Malls	1,661,679	Price-based	Price	n/a	n/a	n/a	n/a
P.A Distrito Vera	9,103	Price-based	Price	n/a	n/a	n/a	n/a

Total investment in associates	1,670,782

The following table sets forth information about valuation techniques used in the measurement of the fair value investment properties of the Bank, the significant unobservable inputs and the respective sensitivity:

Methodology	Valuation technique	Significant unobservable input	Description of sensitivity

Sales Comparison Approach – SCA

The fair value assessment is based on the examination of prices at which similar properties in the same area recently sold. Since no two properties are identical the measurement valuation must take into account adjustments for the differences between the sold properties and those held by the Bank to earn rentals or for capital appreciation.

Comparable prices

The weighted average rates used in the capitalization methodology for revenues in the second quarter for 2024 are:

•  Direct capitalization: initial rate 8.19%.

•  Discounted cash flow: discount rate: 12.49%, terminal rate: 8.31%.

•  The same weighted rates for the last quarter of 2023 were:

•  Direct capitalization: initial rate 8.07%.

•  Discounted cash flow: discount rate: 12.44%, terminal rate: 8.25%.

The ratio between monthly gross income and real estate value directly administered by the FIC (rental rate) considering the differences in placements and individual factors between properties and in a weighted way in the second quarter of 2024 are 0.80% and for December 31, 2023 was 0.82%.

An increase (light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.

An increase (light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa.

Income Approach Used to estimate the fair value of the property by taking future net cash flows and discounting them at the capitalization rate.	Direct capitalization Discounted cash flows

Cost approach

Used to estimate the fair value of the property considering the cost to replace or build a property at the same or equal conditions of the asset to be measured, deducting the accumulated depreciation charge and adding-up the amount of the land.

Replacement cost

There has been no change to the valuation technique during the year 2024 for each asset.

NOTE 23. SUBSEQUENT EVENTS

Approval of Consolidated Financial Statements

These Condensed Consolidated Interim Financial Statements were approved by Chief Executive Financial for publication at August 09, 2024. The Financial Statements have been reviewed, not audited.

Repurchase Bonds maturing in 2025 and 2027 Bancolombia S.A.

On July 8, 2024, repurchase USD 2,013 of ordinary bonds maturing 2025 and USD 4,661 the subordinated bonds maturing 2027, issued by Bancolombia S.A., was carried out (the “Bonds”), whose public repurchase offer abroad was announced on June 3, 2024. These bonds were designated as hedging instruments in the net exposure of the investment in Banistmo, so the repurchase transaction originates a partial discontinuation of coverage in the amount of USD 6,674.

RISK MANAGEMENT

In the economic field, the months that have passed in 2024 have been characterized by positive results in terms of economic growth, while a gradual process of inflationary convergence that has slowed down the monetary normalization processes of most central banks in the world. In parallel, geopolitical conflicts, the global electoral super cycle and sociopolitical uncertainty at the local level have printed more volatility on assets during 2024.

In this context, a relevant event within the Bancolombia Group is the start of operations of Wenia Ltd. This new entity of the Group, incorporated in Bermuda and regulated by the Bermuda Monetary Authority (BMA), it has a Class F Digital Asset Business license, which can issue, sell and redeem digital assets, operate as a payment and digital asset exchange service provider, and offer wallet custody services. Wenia offers a stablecoin backed by the Colombian peso (“COPW”), digital asset exchange and custody, and transfers. Initially, its services are aimed only at Colombian citizens of legal age. Wenia’s quarterly results may fluctuate significantly due to variations in cryptocurrency market trading volumes, affecting income, expenses and financial performance of the crypto asset portfolio; and it’s earnings depend on transaction fees, which vary depending on the payment method and transaction value, and these can have a high correlation with the market valuations of Bitcoin, Ethereum and other digital assets. Among other financial risks, there is market risks implied by the introduction of COPW, related to the loss of value of Colombian government bonds backing the stablecoin issuance.

Credit risk

Credit risk is the risk of an economic loss to the Bank due to a non-fulfillment of financial obligations by a customer or counterparty and arises principally from the decline on borrower´s creditworthiness or changes in the business climate. Credit risk is the single largest risk for the Bank’s business; the Bank manages its exposure to credit risk.

The information below contains the maximum exposure to credit risk for the periods ending June 30, 2024 and December 2023:

June 30, 2024

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	234,510,333	16,844,567	16,753,782	268,108,682

Commercial	131,486,672	5,756,755	9,057,801	146,301,228
Consumer	46,103,357	4,506,180	4,381,972	54,991,509
Mortgage	34,015,085	2,961,617	1,736,776	38,713,478
Small Business Loans	762,647	220,759	113,552	1,096,958
Financial Leases	22,142,572	3,399,256	1,463,681	27,005,509

Off-Balance Sheet Exposures	43,732,647	169,193	172,922	44,074,762

Financial Guarantees	12,070,332	16,738	141,815	12,228,885
Loan Commitments	31,662,315	152,455	31,107	31,845,877

Loss Allowance	3,373,602	2,695,075	10,857,784	16,926,461

Total	274,869,378	14,318,685	6,068,920	295,256,983

December 31, 2023

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	222,372,889	16,042,661	15,536,097	253,951,647

Commercial	120,773,927	5,453,537	8,459,932	134,687,396
Consumer	46,060,615	4,407,067	4,124,087	54,591,769
Mortgage	32,210,648	2,628,654	1,411,106	36,250,408
Small Business Loans	774,571	260,303	110,143	1,145,017
Financial Leases	22,553,128	3,293,100	1,430,829	27,277,057

Off-Balance Sheet Exposures	39,266,370	154,567	157,801	39,578,738

Financial Guarantees	12,533,868	26,889	130,441	12,691,198
Loan Commitments	26,732,502	127,678	27,360	26,887,540

Loss Allowance	(3,854,240)	(2,581,460)	(10,042,022)	(16,477,722)

Total	257,785,019	13,615,768	5,651,876	277,052,663

Maximum exposure to credit risk of the loans and advances refers to the carrying amount at the end of the period. It does not take into account any collateral received or any other credit risk mitigants.

Maximum exposure to credit risk of financial guarantees and loan commitments corresponds to the total amount guaranteed at the end of the period. It does not take into account any collateral received or any other credit risk mitigants.

a.	Credit Risk Management - Loans and Advances

The first half of 2024 shows an economic performance with growth, despite a slow decline in inflation levels and interest rates, in addition to the geopolitical tensions that continue to exist globally. About that, proactive credit risk management was maintained through the monitoring and follow-up of customers and portfolios, the evaluation of the conditions and specific requirements of each one, as well as the development of methods, tools and models to optimize collection. Monitoring and reviewing the credit portfolio continues to be a key factor in identifying and applying proactive strategies at different stages of the credit cycle,

The risk management of the different types of operations throughout the stages of the credit cycle carried out by the Group is developed through compliance with the policies, procedures and methodologies established in the Risk Management System (in Colombia the Comprehensive Risk Management System - SIAR), which also includes the general criteria for assessing, qualifying, assuming, controlling and covering the aforementioned risk. In addition, the management has developed manuals of procedures and methodologies that specify the policies and procedures for the different products and segments served by the banks and that take into account the strategy approved by the Board of Directors for the monitoring and control of credit risk.

Country Risk

This risk refers to the possibility of an entity incurring losses as a result of financial operations abroad due to adverse economic and/or political conditions in the country receiving those operations, either because of restrictions on the transfer of foreign exchange or because of factors not attributable to the commercial and financial condition of the country receiving those operations. This definition includes, but is not limited to, sovereign risk (SR) and transfer risk (TR) associated with such factors.

The guidelines, policies and methodologies for country risks management are maintained in accordance with what was revealed as of December 31, 2023.

At the end of June 2024 compared to December 2023, no alerts were presented changes in the country ratings in any investment, nor were adjustments made for deterioration. Of the relevant movements, the transfer of the investment in Wenia Ltd. from other immaterial entities of the Group to Investment Banking is highlighted. The variation in the value of investments is mainly attributed to variation in the exchange rate, results of the period of foreign subsidiaries and distribution of dividends.

b.	Credit Quality Analysis - Loans and Financial Leases

At the end of June 2024, the Bank experienced positive dynamics in its portfolio compared to December 2023, with a 5.6% increase in the consolidated portfolio balance in local currency. Part of this increase is explained by the impact of the devaluation of the peso against the dollar during the analysis period of the foreign currency portfolio of the Group; additionally, during the period there was an increase in disbursements, especially in the Commercial portfolio, Corporate segment, across in all banks; the Mortgage portfolio remains stable with a slight upward trend in Colombia and Guatemala, while the Consumer and Microcredit modalities presented slight contractions in their balance in all regions except in Bancoagricola of Salvador.

The 30-day past due loan ratio (consolidated) at stood at 5.60% as of June 2024, showing an increase compared to 5.39% in December 2023. The level of the bank´s non-performing loans is mainly impacted by the deterioration of the commercial portfolio in the SME and business segments in Colombia and Panama, as well as the mortgage portfolio in all regions except El Salvador. Conversely, the consumer portfolio showed a general improvement, particularly in Colombia, Guatemala, and Panama. Macroeconomic factors, such as the downward trend in inflation and the gradual intervention of interest rates by central banks, have led to improved economic dynamics in the regions where the Group operates. However, an environment of economic uncertainty persists, continuing to affect consumption and significantly impacting the commerce, manufacturing, and construction sectors, which are fundamental pillars of the regional economy. All portfolios continue to be managed at different stages of the credit cycle in order to anticipate the materialization of risks and strategies for normalizing and containing the portfolio have been implemented.

Special Customer Administration (AEC)

The Bank implements proactive management in monitoring the credit risk of its clients, accompanied by extraordinary diagnostic spaces, early warning alert mechanisms, and general action strategies for client inclusion and follow-up.

As part of the monitoring strategies, the Bank has established a periodic committee to identify and manage risk situations arising from events that could potentially lead to a deterioration in the debtor’s repayment capacity. This committee facilitates tailored solutions based on the circumstances of each client.

The amount and allowance of customer included in the described watch list, as of June 30, 2024 and December 2023 is shown below:

June 30, 2024

Watch List - June 2024
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	13,168,997	0.79%	103,623
Level 2 – Medium Risk	5,372,046	5.58%	299,932
Level 3 – High Risk	2,701,105	49.92%	1,348,405
Level 4 – High Risk	5,877,715	62.26%	3,659,681

Total	27,119,863	19.95%	5,411,641

December 31, 2023

Watch List - December 2023
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	14,358,838	1.02%	146,014
Level 2 – Medium Risk	4,744,341	7.38%	349,972
Level 3 – High Risk	2,886,649	53.31%	1,538,882
Level 4 – High Risk	5,239,356	73.24%	3,837,196

Total	27,229,184	21.57%	5,872,064

Risk Concentration – Loans and Advances

Concentration of loans by economic sector: The following table contains the detail of the portfolio of loans and financial leases by main economic activity of the borrower for the periods ending in June 2024 and December 2023:

June 30, 2024

	Loans and advances
Economic sector	Local	Foreign	Total
	In millions of COP
Agriculture	5,257,729	2,731,290	7,989,019
Petroleum and Mining Products	1,875,665	125,830	2,001,495
Food, Beverages and Tobacco	9,550,022	882,160	10,432,182
Chemical Production	4,615,911	26,920	4,642,831
Government	8,480,570	984,741	9,465,311
Construction	15,754,607	8,434,521	24,189,128
Commerce and Tourism	24,876,148	9,941,205	34,817,353
Transport and Communications	11,083,700	580,664	11,664,364
Public Services	12,269,579	1,876,043	14,145,622
Consumer Services	58,526,424	33,068,625	91,595,049
Commercial Services	29,238,621	11,723,041	40,961,662
Other Industries and Manufactured Products	9,758,675	6,445,991	16,204,666

Total	191,287,651	76,821,031	268,108,682

December 31, 2023

	Loans and advances
Economic sector	Local	Foreign	Total
	In millions of COP
Agriculture	5,162,973	2,488,789	7,651,762
Petroleum and Mining Products	1,846,238	234,523	2,080,761
Food, Beverages and Tobacco	9,147,936	888,429	10,036,365
Chemical Production	4,299,308	25,409	4,324,717
Government	8,369,707	887,448	9,257,155
Construction	16,202,035	5,561,782	21,763,817
Commerce and Tourism	23,803,830	11,068,049	34,871,879
Transport and Communications	9,574,318	351,176	9,925,494
Public Services	11,758,265	1,286,561	13,044,826
Consumer Services	59,032,642	32,965,565	91,998,207
Commercial Services	27,474,593	7,217,591	34,692,184
Other Industries and Manufactured Products	8,679,684	5,624,796	14,304,480

Total	185,351,529	68,600,118	253,951,647

Concentration of loan by maturity : The following table shows the ranges of maturity for the credit loans and financial leases, according for the remaining term for the completion of the contract of loans and financial leases for the periods ending in June 2024 and December 2023:

June 30, 2024

Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
	In millions of COP
Commercial	42,442,926	63,513,671	39,564,051	780,580	146,301,228

Corporate	24,794,815	32,405,122	22,801,900	527,273	80,529,110
SME	4,600,917	7,354,754	2,386,587	70,356	14,412,614
Others	13,047,194	23,753,795	14,375,564	182,951	51,359,504

Consumer	1,266,588	26,596,091	26,413,082	715,748	54,991,509

Credit card	275,776	2,011,369	8,922,761	0	11,209,906
Vehicle	64,383	3,156,967	2,361,799	101	5,583,250
Order of payment	44,756	2,022,082	7,470,814	509,040	10,046,692
Others	881,673	19,405,673	7,657,708	206,607	28,151,661

Mortgage	70,360	1,088,582	10,048,018	27,506,518	38,713,478

VIS	11,311	274,730	2,331,847	11,958,960	14,576,848
Non-VIS	59,049	813,852	7,716,171	15,547,558	24,136,630

Finanacial Leases	1,438,673	8,990,233	13,008,796	3,567,807	27,005,509

Small business loans	245,292	613,837	187,129	50,700	1,096,958

Total gross loans and financial leases	45,463,839	100,802,414	89,221,076	32,621,353	268,108,682

December 31, 2023

Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
	In millions of COP
Commercial	40,601,345	57,828,301	35,936,869	320,881	134,687,396

Corporate	22,360,108	27,329,312	19,970,727	183,507	69,843,654
SME	4,486,326	7,497,307	2,200,274	16,650	14,200,557
Others	13,754,911	23,001,682	13,765,868	120,724	50,643,185

Consumer	1,289,150	26,549,043	26,086,537	667,039	54,591,769

Credit card	417,390	1,755,518	9,034,823	0	11,207,731
Vehicle	55,295	2,982,439	2,371,163	329	5,409,226
Order of payment	57,211	1,872,546	7,061,605	470,527	9,461,889
Others	759,254	19,938,540	7,618,946	196,183	28,512,923

Mortgage	75,189	1,005,831	9,601,783	25,567,605	36,250,408

VIS	23,303	264,232	2,157,322	10,552,767	12,997,624
Non-VIS	51,886	741,599	7,444,461	15,014,838	23,252,784

Financial Leases	1,639,218	9,165,622	12,939,908	3,532,309	27,277,057

Small business loans	208,429	737,255	194,581	4,752	1,145,017

Total gross loans and financial leases	43,813,331	95,286,052	84,759,678	30,092,586	253,951,647

Concentration by past due days: The following table shows the loans and financial leases according to past due days. Loans or financial leases are considered past due if it is more than one month overdue (i.e. 31 days):

June 30, 2024

Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
	In millions of COP
Commercial	140,669,531	698,537	309,082	1,375,480	3,248,598	146,301,228
Consumer	50,001,741	1,948,887	697,631	2,114,684	228,566	54,991,509
Mortgage	35,456,267	1,499,419	268,225	774,212	715,355	38,713,478
Financial Leases	25,997,218	361,533	54,129	213,705	378,924	27,005,509
Small Business Loan	968,322	43,730	15,864	52,379	16,663	1,096,958

Total	253,093,079	4,552,106	1,344,931	4,530,460	4,588,106	268,108,682

December 31, 2023

December 31, 2023
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
	In millions of COP
Commercial	129,866,971	500,794	205,141	1,777,620	2,336,870	134,687,396
Consumer	49,418,431	2,244,017	794,005	1,994,748	140,568	54,591,769
Mortgage	33,524,034	1,290,817	212,433	599,351	623,773	36,250,408
Financial Leases	26,436,493	247,124	56,434	196,578	340,428	27,277,057
Small Business Loans	1,005,725	50,138	14,859	58,244	16,051	1,145,017

Total	240,251,654	4,332,890	1,282,872	4,626,541	3,457,690	253,951,647

c.	Credit Risk Management – Other Financial Instruments

The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Bank maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Bank follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:

•	Term Limits

•	Credit Limits

•	Counterparty Limits

•	Master Agreement

•	Margin Agreements

•	Counterparty Alerts

d.	Credit Quality Analysis - Other Financial Instruments

In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Bank relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Bank.

External credit rating system is divided by the type of rating applied to each instrument or counterparty; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: The “ratings or risk profiles” scale is created with a range of levels that go from low exposure to high exposure (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: All investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: All speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: All positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

•	Credit Quality Analysis of the Bank

	Debt Instruments		Equity		Other financial instruments(1)		Derivatives(2)
	jun-24	dic-23	jun-24	dic-23	jun-24	dic-23	jun-24	dic-23
	In Millions of COP
Maximum Exposure to Credit Risk
Low Risk	22,771,391	21,078,496	354,697	220,967	3,059	21,976	1,032,547	1,711,788
Medium Risk	4,527,110	827,469	0	17,354	12,444	—	111	316
Hihg Risk	2,629,896	3,242,504	2,384	587	2,967	2966	2,749	17,327
Without Rating	26,102	—	275,651	304,302	12,444	13,377	77,983	95319

Total	29,954,499	25,148,469	632,732	543,210	30,914	38,319	1,113,390	1,824,750

1)

Corresponds to SAFE “Simple Agreement for Future Equity”, in Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios, S.A. and Banagrícola S.A (For 2023). For the year 2022 were revealed as debt securities and equity.

(2)	For derivatives transactions counterparty risk is disclosed as long as the valuation is positive.

•	Risk exposure by credit rating

	Other financial instruments
	June 2024	December 2023
	In Millions of COP
Maximum Exposure to Credit Risk
Sovereign Risk	9,576,229	7,520,002
AAA	11,632,443	9,613,353
AA+	2,545,827	2,934,561
AA	722,808	761,139
AA-	169,967	285,253
A+	622,674	763,754
A	631,813	465,025
A-	257,097	396,755
BBB+	546,032	604,672
BBB	302,694	243,820
BBB-	185,921	1,808,396
Other	4,145,850	1,745,020
No rated	392,180	412,998

Total	31,731,535	27,554,748

•	Financial credit quality of other financial instruments that are not in default nor impaired in value

Debt instruments: 100% of the debt instruments are not in default.

Equity: The positions do not represent significant risks.

Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.

•	Maximum exposure level to the credit risk given:

	Maximum Exposure		Collateral		Net Exposure
	jun-24	dic-23	jun-24	dic-23	jun-24	dic-23
	In Millions of COP
Maximum Exposure to Credit Risk
Debt Instruments	29,954,499	25,148,469	(1,247,240)	(1,407,484)	28,707,259	23,740,985
Derivatives	1,113,390	1,824,750	(411,405)	(698,662)	701,985	1,126,088
Equity	632,732	543,210	0	0	632,732	543,210
Other financial instruments	30,914	38,319	0	—	30,914	38,319

Total	31,731,535	27,554,748	(1,658,645)	(2,106,146)	30,072,890	25,448,602

Collateral Held (-) and Collateral Pledged (+)

•	Collateral - other financial instruments

Level of collateral: Respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.

Assets held as collateral in organized markets: The only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Bank, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.

Assets received as bilateral collateral between counterparties: The collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by ClearStream. This company acts on behalf of Bancolombia for making international margin calls and providing a better management of the collateral.

Collateral adjustments for margin agreements: The adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.

Credit risk concentration - other financial instruments

According to the regulations, the Bank must control daily the risk of positions of the Bank’s companies where the same issuer or counterparty stands, below the legal limits. By the same way, the positions of the Bank are verified in respect of the authorized risk levels in each country to guarantee the alerts and positions limits, that are considered outside of the Bank risk appetite.

Currently, the Bank’s positions do not exceed the concentration limit.

MARKET RISK

Bancolombia’s Bank currently measure the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division, using a VaR methodology established in accordance with “Chapter XXXI of the Basic Accounting Circular”, issued by the Financial Superintendence of Colombia.

The VaR methodology established by “Chapter XXXI of the Basic Accounting Circular” is based on the model recommended by the Amendment to the Capital Accord to Incorporate Market Risks of Basel Committee, which focuses on the treasury book and excludes investments classified as amortized cost which are not being given as collateral and any other investment that comprises the banking book. In addition, the methodology aggregates all risks by the use of correlations, through an allocation system based on defined zones and bands, affected by given sensitivity factors.

Bancolombia use different models with the purpose of measure risk exposure and the portfolio diversification effect, the main metrics are: i) the standard methodology required by the Financial Superintendence of Colombia, is established by “Chapter XXXI of the Basic Accounting Circular”, and ii) the internal methodology of historical weighted simulation, which use a confidence level of 99%, a holding period of 10 days, a time frame of 250 business days and hierarchical VaR limits.

The guidelines and principles of the Bank´s Market Risk Management have been keeping in accordance with disclose of December 31, 2023.

The total market risk VaR had an increase of 37.2%, from COP 1,096,000 on December 31, 2023 to COP 1,503,210 in June 30, 2024, this increase is explained by the exposure to different market risk factors. The risk factor leading the increment is the exchange rate, which registered a greater exposure to the US dollar; followed by the interest

[1]

A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over the counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

rate factor driven mainly by the increase in the portfolio in investments in United States government bonds and local public debt. The collective investment funds factor registered an increase mainly due a greater exposure of the Colombia Inmobiliario Fund, followed by the share price factor due to valuations in investments.

Factor	June 30, 2024 In millions of Colombian pesos
	End of Period	Average	Maximum June, 2024	Minimum January, 2024
Interest rate	492,287	477,874	492,287	453,240
Exchange rate	642,237	457,877	642,237	364,421
Stock price	347,947	347,135	347,947	346,694
Collective investment funds	20,739	23,074	20,739	18,005

VaR Total	1,503,210	1,305,960	1,503,210	1,182,360

Factor	December 31, 2023 In millions of Colombian pesos
	End of Period	Average	Maximum August, 2023	Minimum January, 2023
Interest rate	405,467	418,472	542,464	383,914
Exchange rate	332,662	185,624	295,572	95,115
Stock price	342,024	332,443	338,540	312,136
Collective investment funds	15,847	23,292	27,923	24,207

VaR Total	1,096,000	959,832	1,204,500	815,373

On the other hand, regarding the VaR measured with the internal, no relevant variations were identified in the VaR metrics at the end of the quarter, nor were any exceedances of the approved limits.

This exposure has been permanently monitored by the Board of Directors and is an input for the decision-making process to preserve the stability in the Bank.

Non-trading instruments market risk measurement

Interest Risk Exposure (Banking Book)

The Bancolombia Group performs a sensitivity analysis of interest rate risk, estimating the impact on the net interest margin of each position in the banking book using a repricing model and assuming a positive parallel change of 100 basis points (bps) in the rates.

Table 1 provides information about the interest rate risk sensitivity of the Bancolombia Group’s banking book positions.

Table 1. Sensitivity to Interest Rate Risk of the Banking Book

The chart below provides information about interest rate risk sensitivity in local currency (COP) at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
	In millions of COP
Assets sensitivity 100 bps	1,142,621	1,152,782
Liabilities sensitivity 100 bps	579,089	595,749

Net interest income sensitivity 100 bps	563,532	557,033

The chart below provides information about interest rate risk sensitivity in foreign currency (US dollars) at June 30, 2024 and December 31, 2023:

	June 30, 2024	December 31, 2023
	In thousands of USD
Assets sensitivity 100 bps	75,189	75,052
Liabilities sensitivity 100 bps	74,471	74,800

Net interest income sensitivity 100 bps	718	252

A positive net sensitivity denotes a higher sensitivity of assets than of liabilities and implies that a rise in interest rates will positively affect the Bank´s net interest income. A negative sensitivity denotes a higher sensitivity of liabilities than of assets and implies that a rise in interest rates will negatively affect the Bank´s net interest income. In the event of a decrease in interest rates, the impacts on net interest income would be opposite to those described above.

Total Exposure

As of June 30, 2024, the net sensitivity of the banking book in legal currency to positive and parallel variations in interest rates of 100 basis points was COP 563,532. The variation in the sensitivity of the net interest margin between December 2023 and June 2024 is presented by the decrease in liability sensitivity due to the reduction in the balance and an extension in repricing terms for CDTs, passive loans, and bonds indexed to floating rates.

On the other hand, the sensitivity to the net interest margin in foreign currency, assuming the same parallel displacement of 100 basis points presented an increase between December 31, 2023 and June 30, 2024, due to a rise in fixed-rate sensitive loans and a decline in passive loans at Bancolombia, Banistmo and BAM, which was partly offset by higher deposit accounts and CDTs at Banistmo and Bancolombia Panamá.

Liquidity risk

During the first quarter, Bancolombia presented a comfortable liquidity level, accomplishing with internal and mandatory ratios. Likewise, the alerts established for monitoring liquidity did not present breaches that could materialize any risk. Additionally, liquid assets fulfilled the limits and comfortably covered the liquidity requirements of the Bank companies.

Liquidity risk exposure:

In order to estimate liquidity risk, the Bank measures a liquidity coverage ratio to ensure holding liquid assets sufficient to cover potential net cash outflows over 30 days. This indicator allows the Bank to meet liquidity coverage for the next month. The liquidity coverage ratio is presented as follows:

Liquidity Coverage Ratio	June 30, 2024	December 31, 2023
	In millions of COP
Net cash outflows into 30 days	16,196,929	13,752,496
Liquid Assets	50,703,906	50,680,823

Liquidity coverage ratio*	313.05%	368.52%

The coverage indicator presented a reduction from 368.5% in December 2023 to 313.05% in June 2024, mainly explained by the increase in Bancolombia’s liquidity requirement, due to the reduction in the projection of income in active liquidity operations and loans.

Liquid Assets

One of the main guidelines of the Bank is to maintain a solid liquidity position, therefore, the ALCO Committee, has established a minimum level of liquid assets, based on the funding needs of each subsidiary, to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Bank’s reputation.

The following table shows the liquid assets held by Bank:

Liquid Assets(1)	June 30, 2024	December 31, 2023
	In millions of COP
High quality liquid assets
Cash	22,728,761	25,273,317
High quality liquid securities(2)	20,546,711	19,951,771
Other Liquid Assets
Other securities(3)	7,428,434	5,455,735

Total Liquid Assets	50,703,906	50,680,823

(1)

Liquid assets: Liquid assets will be considered those that are easily realized and are part of the entity’s portfolio or those that have been received as collateral in active operations in the money market and have not been subsequently used in passive operations in the money market. and do not have any mobility restrictions. The following are considered liquid assets: available assets, shares in open collective investment funds without a permanence agreement, shares registered on a stock exchange in Colombia that are eligible to be subject to repo or repo operations, and negotiable investments available for sale. sale of fixed income securities.

(2)

High quality securities are considered to be those available and the shares that are eligible to be subject to repo or repo operations, additionally for those entities that are in the group of OMAS Placement Agents (ACO) those liquid assets that receive the Banco de la República for its monetary expansion and contraction operations described in section 3.1.1 of the External Regulatory Circular DODM-142 of the Banco de la República or otherwise (if it is not ACO) only those securities that are mandatory listing in the market maker program. This applies to all securities that are accepted as collateral by the central banks of the geographies where the Bancolombia Group is located. The characteristic of high liquidity is possessed by the available, in all cases, and those liquid assets that central banks use for their monetary expansion and contraction operations. Liquid assets are adjusted for market liquidity and currency risk.

(3)	Other liquid assets: liquid assets that do not meet the quality characteristic are those included in this item.

Interest Rate Benchmark Reform

As part of the LIBOR benchmark reform that is being implemented since 2017 by the Financial Conduct Authority of the UK, in March of the present year, it was announced that the publication of LIBOR on a representative basis will cease for the one-week and two-month USD LIBOR settings immediately after December 31, 2021, and the remaining USD LIBOR settings immediately after June 30, 2023.

Grupo Bancolombia has taken the necessary measures to identify and implement the action plans required to address the discontinuation process of the LIBOR rate, among them, the approval of SOFR rate as the replacement rate of LIBOR in USD, which was approved by the Asset and Liability Management (ALM) Committee and the Risk Committee of the Board of Directors, to commenced with the development of products indexed to the new reference rate (SOFR).

The following tables provide a breakdown by currency and nature of financial instruments exposed to the LIBOR rate for the periods ending in June 2024 and December 2023:

June 30, 2024
millions COP
USD LIBOR[1]
Assets
Loans	26,867
Bonds
Derivatives

Total Assets	26,867

Liabilities
Loans	52
Term deposits	9,886

Total Liabilities	9,938

[1]	Cessation date: USD LIBOR 06/30/23. Portfolio balances and market value of derivative transactions outstanding at June 30, 2024.

December 31, 2023
millions COP
USD LIBOR[1]
Assets
Loans	66,351
Bonds	—
Derivatives	—

Total Assets	66,351

Liabilities
Loans	323
Term deposits	6,750

Total Liabilities	7,073

[1]

Cessation date: USD LIBOR 06/30/23. Portfolio balances and market value of derivative transactions outstanding at December 31, 2023. These correspond to transactions conducted before June 30, 2023, whose maturity will occur according to the agreed contractual terms.

Risk

Any failure by market participants, such as the Bank, and regulators to successfully introduce benchmark rates to replace LIBOR and implement effective transitional arrangements to address the discontinuation of LIBOR could result in disruption of the financial and capital markets. In addition, the transition process to an alternative reference rate could impact the Bank’s business, financial condition or result of operations, as a result of:

•	An adverse impact in pricing, liquidity, value, return and trading for a broad array of financial products, loans and derivatives that are included in the Bank’s financial assets and liabilities.

•	Extensive changes to internal processes and documentation that contain references to LIBOR or use formulas that depend on LIBOR.

•	Disputes, litigation or other actions with counterparties regarding the interpretation and enforceability of provisions in LIBOR -based products such as fallback language or other related provisions.

•

The transition and development of appropriate systems and models to effectively transition the Bank’s risk management processes from LIBOR -based products to those based on one or more alternative reference rates in a timely manner; and

•	An increase in prepayments of LIBOR -linked loans by the Bank’s clients.

From January 2022, products indexed to the SOFR rate began to be offered, additionally it was defined not to carry new operations indexed to the LIBOR rate. In turn, as an organization, we will continue, during 2024, on the transition process of operations that are indexed to LIBOR.

ANNEX I

MERGER AGREEMENT AGREEMENTBETWEEN BANCOLOMBIA S.A. AND SOCIEDAD BENEFICIARIA BC PANAMÁ S.A.S

Between the undersigned, namely:

(i)

JUAN CARLOS MORA URIBE, of legal age and resident of Medellín, identified as appears below of his signature, acting in his capacity as President and therefore in the name and representation of BANCOLOMBIA S.A., a banking establishment, constituted by public deed No. 388 of January 24, 1945, executed at the First Notary of the Circle of Medellín, all of which is stated in the certificate of existence and legal representation attached as Annex 1 (“Bancolombia”); and

(ii)

    , of legal age and resident of Medellín, identified as appears below his signature, acting in his capacity as legal representative and therefore in the name and representation of Sociedad Beneficiaria BC Panamá S.A.S., constituted by private document dated 17 of September of 2024, registered in the Chamber of Commerce of Medellín on 27 of September of 2024, all of which is stated in the certificate of existence and legal representation attached as Annex 2 (“Beneficiary Company” and jointly with Bancolombia, the “Entities”)

this Merger Agreement (the “Merger Agreement”) is entered into prior to the following

RECITALS

FIRST. Within the framework of a corporate reorganization, with the objective of creating a non-financial holding company for Grupo Bancolombia, the following operations will be carried out (the “Corporate Operations”), which will be executed and perfected in the order indicated (the “Changes in the Corporate Structure”):

•	The distribution of Bancolombia Panama in favor of the Beneficiary Company,

•	The Merger of the Beneficiary Company with Bancolombia S.A.,

•	The distribution of Banca de Inversión Bancolombia S.A. in favor of Bancolombia S.A.

•	The distribution of Bancolombia S.A. in favor of Grupo Cibest S.A.

SECOND. The Board of Directors of Bancolombia and the Shareholders’ Assembly of the Beneficiary Company have decided, in view of the reasons expressed in this Merger Agreement, to submit to the consideration and approval of its corresponding shareholders’ assemblies this Merger Agreement by means of which Bancolombia, as the absorbing company, will absorb the Beneficiary Company, as an absorbed company, which will be dissolved without being liquidated.

In accordance with the foregoing, this Merger Agreement will be governed by the following

CLAUSES

FIRST CLAUSE. Of the Merger

1.1

By virtue of the merger purpose of this Merger Agreement, Bancolombia will absorb the Beneficiary Company, so that the Beneficiary Company will be dissolved without being liquidated and will transfer to Bancolombia, as a legal universality, all the assets, liabilities and equity of which it is the owner or is in its charge at the time of execution of the public deed by which the merger is perfected, with the effects of a reorganizational merger, as such effects are contemplated in the Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero—Decree 663 of 1993—the “Financial Statute”)Financial Statue, the Tax Statute and other applicable regulations (the “Merger”). Consequently, all the assets, movable and immovable, tangible and intangible, and all the obligations, of the Beneficiary Company will be acquired and contracted respectively by Bancolombia by full right, without interruption, and without the need for any additional procedure as a result of the Merger, all of the above in accordance with the provisions of Article 60 of the Financial Statue.

1.2

Since Bancolombia owns all the outstanding shares of the Absorbed Company, there will be no exchange of shares or calculation of the terms of exchange, as the capital stock of Bancolombia as absorbing company will not be subject to any variation. Consequently, neither the participation of Bancolombia’s shareholders at the time of the merger, nor the number or nominal value of its shares, will undergo any modification because of the merger contemplated in this Merger Agreement.

1.3

Bancolombia, once merged, will comply with the capital and solvency margin requirements established by law. Therefore, the publication of the notice to the public referred to in Article 174 of the Code of Commerce or the provisions of Article 175 of the Code of Commerce shall not proceed. The foregoing in accordance with the provisions of Article 59 of the Financial Statue.

1.4

Bancolombia is a bond issuer in the Colombian public securities market. In accordance with the provisions of the first paragraph of article 6.4.1.1.42 of Decree 2555 of 2010, bond issuers that have authorization from the Finance Superintendence of Colombia (“SFC”) to carry out the merger, will not require authorization from the Assembly of Bondholders.

1.5

The transfer of assets, from a tax point of view, does not constitute a disposal of assets and therefore does not generate taxable income. As a consequence of the above, the Merger will be tax neutral and subject to the rules provided for in Article 319-6 of the Tax Code. In compliance with numeral (2) of article 319-6 of the Tax Statute, it is hereby stated that the tax cost of the assets transferred to Bancolombia will be the same as those of such assets in the Beneficiary Company prior to the Merger. In this regard, as a result of the Merger, the useful life of the transferred assets will not be extended or reduced, nor will the base tax cost of depreciation or amortization be modified.

1.6

In accordance with Article 9 of Law 1340 of 2009, in consideration of the existence of a “Grupo Empresarial”, as defined by Colombian law, between Bancolombia and the Beneficiary Company, prior notification or request for pre-evaluation by Bancolombia and the Beneficiary Company to the Superintendence of Industry and Commerce is not required, as provided in paragraph b) numeral 4 “Operations Exempt from Prior Control of Business Integrations” of Resolution 10930 of 2015.

In addition, taking into account that the proposed Merger is not intended to limit free competition or establish unfair conditions for the provision of the Entities’ own services, Bancolombia will continue to provide its services in the market, within a regime of free commercial competition.

1.7	Bancolombia, as the absorbing entity, will maintain its principal domicile in the city of Medellín, Republic of Colombia.

SECOND CLAUSE. Reasons for the Merger.

Bancolombia is a banking establishment that exercises and develops all those activities that are permitted by law, and is in turn, from a corporate law perspective, the parent company of Grupo Bancolombia. Grupo Bancolombia has Colombian and foreign financial institutions, as well as entities not supervised by the SFC that carry out complementary activities to the provision of products and services typical of financial institutions.

The Merger referred to in this agreement is necessary for the implementation of the Changes in the Corporate Structure, and therefore, its ultimate purpose is to allow Grupo Bancolombia to have an optimal structure that allows it to meet the objectives set forth below:

I.	Mitigates Bancolombia’s risks as a credit institution

Bancolombia, thanks to the Changes in the Corporate Structure, will mitigate the risks derived from its regional exposure and to multisectoral businesses. This will insulate Bancolombia from potential risks that materialize in other jurisdictions to the extent that Banistmo S.A. (“Banistmo”), Grupo Agromercantil Holding (“BAM”), and Banagrícola S.A. (“Banco Agrícola”) and their respective subsidiaries, will cease to be subordinates of Bancolombia and will become direct affiliates of the Cibest Group.

In turn, Bancolombia will also be an affiliate of Grupo Cibest, so it will be a credit institution that will not bear the risks of the operations of Banistmo, BAM, Banco Agrícola and their respective affiliates on its balance sheet.

Similarly, the Changes in the Corporate Structure will imply the separation of the financial businesses from a large part of the existing non-financial businesses, largely insulating Bancolombia’s Statement of Financial Position from the risks derived from such non-financial businesses.

It is important to mention that Bancolombia’s solvency ratio is currently subject to the volatility of exchange rates related to the operations of Banistmo, BAM, Banco Agrícola and their respective affiliates. Once the Changes in the Corporate Structure are implemented, Bancolombia will reduce volatility due to the exchange rate, while investments in dollars in the Statement of Financial Position are significantly reduced.

In fact, the Changes in the Corporate Structure will largely insulate Bancolombia’s regulatory capital from the risks associated with the foreign exchange effect of Central American operations, eliminating the current deduction of regulatory capital and without deteriorating Bancolombia’s current solvency levels.

Additionally, Grupo Cibest will have the possibility of capitalizing those subordinate companies that need it without the need to affect Bancolombia’s financial conditions.

Once the Changes in the Corporate Structure have been made, Bancolombia, as a banking establishment, will be able to focus on financial intermediation activity, will have better control of its risks and will improve its ability to fit and manage deposits and portfolio.

Consequently, the Change of Corporate Structure will have a positive effect on the stability of the Colombian financial system, for the protection of its depositors and for its debt and equity investors.

II.	Optimize capital structure and allocation

The Changes in the Corporate Structure imply that Bancolombia will cease to be the parent company of Banistmo and its subsidiaries, Banco Agrícola and its subsidiaries, BAM and its subsidiaries, and Nequi S.A. Compañía de Financiamiento (“Nequi”) and those other operations indicated in the advance notice of the Spin-Off of Bancolombia that correspond to the Fourth Corporate Operation. Thus, once the Changes in the Corporate Structure have been perfected, Grupo Cibest will be able to make the efficient allocation of capital for each of the operations in accordance with the needs of the businesses.

The Changes in the Corporate Structure seek to improve the capital structure of Bancolombia and other operations, to maximize opportunities for the distribution of resources to different stakeholders, for example, through portfolio growth or the distribution of future dividends.

III.	Facilitate financial and non-financial business and corporate development

Grupo Cibest will be able to continue exploring new non-financial business alternatives separately from the financial intermediation business that maximize value for investors and thus continue to be an engine of growth for the country. In addition, it will have the flexibility to carry out these businesses through non-supervised entities that will not generate a risk of contagion to the entities supervised by the SFC.

The existence of Grupo Cibest will allow flexibility so that future inorganic growth opportunities can be developed independently of Bancolombia or the other financial institutions of the Group.

The future acquisitions made by Grupo Cibest will not have an impact on the regulatory capital of financial institutions, protecting the equity solidity when it comes to carrying out this type of transaction.

Likewise, the divestment or impairment of investments that do not depend on Bancolombia will not have an impact on its solvency, making the Group’s investment management possibilities more flexible.

IV.	Making the real value of Grupo Bancolombia visible

The Changes in the Corporate Structure will help to make visible the real value of Grupo Bancolombia’s operations separately. Currently, the valuation of the Group’s components is complex because Bancolombia is a parent company (of financial and non-financial entities) and an operating company with a banking license at the same time.

To the extent that certain operations and businesses cease to consolidate their operations with Bancolombia, they may be valued independently and Bancolombia, in turn, may be valued for its own financial business, without the contribution of the other businesses. In other words, the investment thesis will be improved by facilitating the understanding and determination of the fair value of Grupo Bancolombia by the market. The operational performance of each of Grupo Bancolombia’s business lines will have visibility for all stakeholders, increasing the control and management capacity in the execution of the corporate strategy.

The Changes in the Corporate Structure will allow the Group to have a corporate organization comparable to those of other financial groups both in the region (and globally) that already have a structure in which the parent company and the operating companies are separated, that is, similar to the one proposed from the Changes in the Corporate Structure.

THIRD CLAUSE. General Aspects of the Merger between Bancolombia and the Beneficiary Company.

3.1

Dividends. As of the completion of the Merger, Bancolombia will continue to pay the dividends decreed by the Bancolombia Shareholders’ Assembly that are outstanding, in favor of those who appear as holders of such right against Bancolombia on the date of completion of the Merger, or their future assignees in accordance with applicable law.

3.2	Bylaws of the company resulting from the Merger process. They will be the bylaws of Bancolombia, which will not undergo any modification as a result of the Merger.

3.3	Legal regime applicable to the Merger.

3.3.1.	This Merger Agreement and the Merger shall be subject to the provisions of the Financial Statue and to the other applicable provisions.

3.3.2.

In accordance with paragraph 1 of Article 56 of the Financial Statue, this Merger Agreement will be sent to the SFC in advance no less than three (3) months prior to the Shareholders’ Assembly of the Entities.

3.3.3.	This Merger Agreement and the Merger are subject to the business reorganization regime established in the Tax Statute, in particular, but not limited to Article 319-6 of the aforementioned statute.

3.3.4.

The Merger will be formalized by means of a public deed that will be executed by the legal representatives of the Entities in one of the Notaries of the Circle of Medellín and will be registered in the commercial registry within forty-five (45) days following the date of approval of the Merger by the Shareholders’ Assembly of Bancolombia. For all legal purposes, the date of the Merger will be the date of execution of the public deed. On that same date, by operation of law, without special declaration, the Beneficiary Company will be dissolved, without being liquidated and the acquisition by Bancolombia of all the assets, rights and obligations of the Beneficiary Company will operate as a matter of law. In any case, the Merger will be enforceable against third parties from its registration in the commercial registry.

FOURTH CLAUSE. Financial Statements to establish the conditions of the Merger.

4.1

In compliance with paragraph 2 of Article 56 and paragraph b numeral 2 of Article 60 of the Financial Statue, the financial statements of Bancolombia that serve as the basis for the Merger duly certified, audited and accompanied by the notes to said financial statements as of June 30, 2024 , and the Financial Statements of the Beneficiary Company as of December 31, 2024 are an integral part of this Merger Agreement and are attached as Annex 4.

4.2

In accordance with the provisions of paragraph c, numeral 2 of Article 60 of the Financial Statue, Bancolombia’s pro forma financial statements as of June 30, 2024 are attached to this Merger Agreement as Annex 5, which assume that the merger was carried out on such a date.

4.3

In Bancolombia’s financial statements, the Merger will be accounted for in accordance with the instructions given in this regard by the SFC and that are in force on the date of completion of the Merger.

4.4	The general values of the assets and liabilities of Bancolombia and the Beneficiary Company are included below. The details of these, broken down and valued, are included in the financial statements:

Bancolombia (in millions of pesos)

Total Assets	253,758,538
Total Liabilities	215,452,395

PB Beneficiary (in millions of pesos)

Total Assets	7,687,579
Total Liabilities	—

FIFTH CLAUSE. Valuation Method of Entities and Exchange Ratio.

5.1

Valuation method. Taking into account that the Merger is a reorganizational merger in which the Entities are part of the same Grupo Empresarial, the valuation method used has been book value of Bancolombia and the Beneficiary Company, respectively. To this end, the carrying amount of each of the Entities recorded in the financial statements that serve as the basis has been taken for establishing the conditions of the Merger and which are attached as Annex 4.

5.2

The Book Value methodology, also known as Intrinsic or Equity Value, as of June 30, 2024, is the methodology contemplated in the Accounting and Financial Reporting Standards issued by the International Accounting Standards Board (IASB) applied for operations of changes in corporate structures, as described in IAS27.

5.3	This regulation establishes that when a group is reorganized, to establish a parent, the book value method must be used, provided that the following conditions are met:

5.3.1	the new parent gains control of the original parent by issuing equity instruments in exchange for existing equity instruments of the original parent;

5.3.2	the assets and liabilities of the new group and the original group are the same immediately before and after the reorganization;

5.3.3

the owners of the original parent prior to the reorganization have the same absolute and relative interests in the net assets of the original group and the new group immediately before and after the reorganization;

5.3.4

the new parent accounts for its investment in the original parent in accordance with paragraph 10(a) in its separate financial statements, the new parent will measure the cost to the carrying amount of its interest in the equity items shown in the original parent’s separate financial statements at the date of the reorganization.

5.3.5	In this case, the Merger is a step in a series of processes of change in the corporate structure that ends precisely in the creation of a parent in accordance with the characteristics proposed.

Consequently, the equity value or book value or net worth is then the value of the equity that is recorded in the balance sheet of each Entity. It is also the difference between total assets and receivable liabilities. From this concept arises the theoretical book value of a share, also called Proportional Equity Value, which results from dividing the company’s net worth by the number of outstanding shares and is used to determine the valuation of each of the entities participating in the Merger.

5.4

Exchange Ratio. Since Bancolombia owns all the outstanding shares of the Absorbed Company, there will be no exchange of shares or calculation of the exchange ratio, so that the capital stock of Bancolombia as absorbing company will not be subject to any variation. Consequently, neither the participation of Bancolombia’s shareholders at the time of the merger, nor the number or nominal value of its shares, will undergo any modification as a result of the merger contemplated in this Merger Agreement.

5.5

The Merger will be carried out based on an independent technical study carried out by SBI Investment Bank, which has issued a professional opinion of fairness and reasonableness (“Opinion of Reasonableness”) on the subject, which is attached as Annex 3, and according to which the book value methodology is reasonable to determine the value of the companies involved in the Merger.

SIXTH CLAUSE. Right of Inspection and Information to the shareholders of Bancolombia and the Beneficiary Company.

In compliance with the legal and statutory provisions regarding the right of inspection, this Merger Agreement, together with the other documents that are part of it, will be available to the shareholders of Bancolombia and the Beneficiary Company at the offices of the principal domicile of each of the Entities, during the two (2) months prior to the respective dates of the shareholders’ assemblies of Bancolombia and the Beneficiary Company convened to examine and approve, among other matters, this Merger Agreement.

SEVENTH CLAUSE. Right of Withdrawal.

The exercise of the right of withdrawal, if applicable with respect to the shareholders of Bancolombia as a result of the Merger, shall be exercised in accordance with the Financial Statue.

For the purposes of the Beneficiary Company, it is expressly stated that, in the event of approval of this Merger Agreement, the absent or dissident shareholders at the respective meeting of the General Shareholders’ Assembly may exercise the right of withdrawal in accordance with the provisions of Article 12 and following of Law 222 of 1995 in the event that the merger imposes greater liability on the partners or implies a deterioration of their property rights.

In any case, the merger proposed in this Merger Agreement does not impose greater liability on the shareholders of said company, to the extent that it will continue to be limited to the amount of their contributions, and does not imply a deterioration in their equity rights. Therefore, in accordance with the provisions of Article 12 of Law 222 of 1995, there would be no right of withdrawal for the shareholders of the Beneficiary Company.

EIGHTH CLAUSE. Modifications to the Merger Agreement.

This Merger Agreement may be modified in writing by mutual agreement by the legal representatives of each of the Entities.

NINTH CLAUSE. Conditions Precedent of the Merger.

The Merger between Bancolombia and the Beneficiary Company will be subject to the following conditions precedent:

(i)	To the non-objection of the SFC by virtue of the provisions of Chapter Two Part Three of the Financial Statue for the Changes in the Corporate Structure,

(ii)

To the authorizations and/or non-objections, as the case may be, of the authorities of Panama and Guatemala, in relation to the Changes in the Corporate Structure in what results from their competence and in accordance with the applicable regulations,

(iii)	To the approval of the SFC of the registration in the Registry of Issuers and Securities of Grupo Cibest S.A. (“Grupo Cibest”),

(iv)	To the approval by the Colombian Stock Exchange, or Nuam S.A. as issuer in Colombia,

(v)	To the registration of the ADRs of preferential dividend and non-voting shares of Grupo Cibest on the NYSE and the Securities and Exchange Commission, and

(vi)	To the approval of the Changes in the Corporate Structure by the shareholders’ assembly of each of the Entities in accordance with the bylaws of each of the Entities and the law.

TENTH CLAUSE: Expenses.

The expenses required for the fulfillment of the Merger Agreement will be paid by Bancolombia, unless by legal mandate or for any other reason they must necessarily be paid by another of the Companies.

ELEVENTH CLAUSE APPLICABLE LAW.

This Merger Agreement shall be governed by the laws of the Republic of Colombia.

TWELFTH CLAUSE. Documents that form an integral part of this Merger Agreement.

The following documents form an integral part of this Merger Agreement:

Annex 1: Certificate from the SFC on the existence and legal representation of Bancolombia.

Annex 2: Certificate on the existence and legal representation of the Beneficiary Company.

Annex 3: Opinion of Reasonableness.

Annex 4: Financial Statements of the Entities that served as the basis for the Merger

Annex 5: Pro-forma Financial Statements after the Bancolombia Merger.

Annex 6: Description Merged Assets

This Merger Agreement is signed in two counterparts of the same content in the city of Medellín on     of     of     .

BANCOLOMBIA S.A.	SOCIEDAD BENEFICIARIA BC PANAMÁ S.A.S

JUAN CARLOS MORA URIBE
Legal Representative	Legal Representative

ANNEX II

AGREEMENT OF PARTIAL DISTRIBUTION BY ABSORPTION BETWEEN BANCOLOMBIA S.A. AND BANCA DE INVERSION BANCOLOMBIA S.A. CORPORACION FINANCIERA

Between the undersigned, namely:

(i)

JUAN CARLOS MORA URIBE, of legal age and resident of Medellín, identified as appears below his signature, acting in his capacity as president and therefore in the name and representation of BANCOLOMBIA S.A., a banking establishment, incorporated by public deed No. 388 of January 24, 1945, granted at the First Notary of the Circle of Medellín (“Bancolombia”); and

(ii)

LUIS IGNACIO GOMEZ MONCADA, of legal age and resident of Medellín, identified as appears below his signature, acting in his capacity as legal representative of Banca de Inversion Bancolombia S.A. Corporacion Financiera, a commercial company incorporated by public deed No. 3680 of July 11, 1994, granted at the Notary 18 of the Circle (“BIB” and jointly with Bancolombia, the “Entities”)

this distribution agreement by absorption (the “Distribution Agreement”) is entered into subject to the following:

RECITALS

FIRST. Within the framework of a corporate reorganization, with the objective of creating a non- financial holding company for Grupo Bancolombia, the following operations will be carried out (the “Corporate Operations”), which will be executed and perfected in the order indicated (the “Changes in the Corporate Structure”):

•	The distribution of Bancolombia Panama in favor of Sociedad Beneficiaria BC Panamá S.A.S.

•	The merger of Sociedad Beneficiaria BC Panamá S.A.S. with Bancolombia S.A.,

•	The distribution of Banca de Inversión Bancolombia S.A. in favor of Bancolombia S.A.

•	The distribution of Bancolombia S.A. in favor of Grupo Cibest S.A.

SECOND. The Boards of Directors of the Entities have decided, in accordance with the reasons expressed in this Distribution Agreement, to submit to the consideration and approval of their corresponding shareholders’ assemblies this Distribution Agreement by means of which BIB, as divesting company, without dissolving, will transfer en bloc a part of its assets in favor of Bancolombia as the beneficiary company of the distribution.

Accordingly, this Distribution Agreement shall be governed by the following:

CLAUSES

FIRST CLAUSE. Of the Split.

1.1

By virtue of the distribution set forth in this Distribution Agreement, BIB, as a distribution company, without dissolving, will transfer en bloc a part of its assets to Bancolombia, as the beneficiary company of the distribution, with the effects of a reorganizational distribution, as such effects are contemplated in the Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero - Decree 663 of 1993 – the “Financial Statute”), the Tax Statute and other applicable regulations (the “Partial Distribution of BIB”).

Consequently, all assets, movable and immovable, tangible and intangible, and all obligations of BIB that are part of the Partial Distribution of BIB (the “Distributed Equity”) will be received and contracted respectively by Bancolombia by full right, without interruption, and without the need for any additional procedure as a result of the Partial Distribution of BIB. All of the above in accordance with the provisions of Article 67 of the Financial Statue and the regulations that develop it.

1.2

The transfer of real estate and all those assets whose transfer requires some type of registration for their perfection or opposability, and which immediately prior to the time of completion of the Partial Distribution of BIB are the property of BIB, shall be made by the public deed that is granted for the formalization of the Distribution of BIB or by the additional public deeds that are granted for that purpose, as well as through registration and annotation in the office of registration of public instruments and other competent offices or registration authorities.

1.3

The transfer of the movable assets to Bancolombia will occur by operation of law and without the need for any additional procedure as a result of the Distribution of BIB, all in accordance with applicable law.

1.4

The transfer of assets, from a tax point of view, does not constitute a disposal of assets and therefore does not generate taxable income. As a consequence of the above, the Partial Distribution of BIB that is intended is fiscally neutral and is subject to the rules provided for in Article 319-6 of the Tax Statute. In compliance with numeral (2) of article 319-6 of the Tax Statute, it is hereby stated that the tax cost of the assets transferred to Bancolombia will be the same as that of such assets in BIB prior to the Partial Distribution of BIB. In this regard, as a result of the Partial Distribution of BIB, the useful life of the transferred assets will not be extended or reduced, nor will the base tax cost of depreciation or amortization be modified. The assets spun off from BIB to Bancolombia qualify as an economic exploitation unit under the terms of the aforementioned article of the Tax Statute.

1.5

Once the corresponding authorizations have been obtained and the Partial Distribution of BIB has been completed through the registration of the corresponding public deed, the shareholding movements indicated in the Sixth Clause of this Agreement will be made.

1.6

In consideration of the fact that the Entities make part of a same business group, this Partial Distribution of BIB is not subject to the control of business integrations established in article 9 of Law 1340/2009.

In addition, taking into account that the planned Distribution of BIB is not intended to limit free competition or establish unfair conditions for the provision of the Entities’ own services, Bancolombia and BIB will continue to provide their services in the market under the same conditions as they did prior to the Distribution of BIB, within a regime of free commercial competition.

1.7

BIB, after the distribution, will continue to comply with the capital and solvency margin requirements established by law. Therefore, the publication of the notice to the public referred to in Article 174 of the Code of Commerce or the provisions of Article 175 of the Code of Commerce shall not proceed. The foregoing in accordance with the provisions of Article 59 of the Financial Statue.

1.8

BIB is not a bond issuer and therefore does not have bondholders. Consequently, Article 6.4.1.1.42 of Decree 2555 of 2010 does not apply. Bancolombia is a bond issuer in the Colombian public securities market. The bonds issued by Bancolombia will continue as obligations held by Bancolombia and, in accordance with the provisions of Decree 2555 of 2010, Chapter I of Title I of Part III of Basic Legal Circular 029 of 2014 of the SFC and the other applicable regulations, must obtain the prior authorization of the bondholders of Colombian securities to carry out the Distribution Agreement.

SECOND CLAUSE. Reasons for the Partial Distribution of BIB.

Bancolombia is a banking establishment that exercises and develops all those activities that are permitted by law, and is in turn, from a corporate law perspective, the parent company of Grupo Bancolombia. Grupo Bancolombia has Colombian and foreign financial institutions, as well as entities not supervised by the SFC that carry out complementary activities to the provision of products and services typical of financial institutions.

The Distribution of BIB referred to in this Agreement is necessary for the implementation of the Changes in the Corporate Structure, and therefore, its ultimate purpose is to allow Grupo Bancolombia to have an optimal structure that allows it to meet the objectives set forth below:

2.1	Mitigates Bancolombia and BIB’s risks as a credit institutions

Bancolombia, thanks to the Changes in the Corporate Structure, will mitigate the risks derived from its regional exposure and to multisectoral businesses. This will isolate Bancolombia from potential risks that materialize in other jurisdictions to the extent that Banistmo S.A. (“Banistmo”), Grupo Agromercantil Holding (“BAM”), and Banagrícola S.A. (“Banco Agrícola”) and their respective subsidiaries, will cease to be subordinates of Bancolombia as they will become direct subsidiaries of Grupo Cibest.

In turn, Bancolombia will also be a subsidiary of Grupo Cibest, so it will be a credit institution that will not bear the risks of the operations of Banistmo, BAM, Banco Agrícola and their respective subsidiaries on its balance sheet.

Similarly, the Changes in the Corporate Structure will imply the separation of the financial businesses from a large part of the existing non-financial businesses, largely insulating Bancolombia and BIB’s Statement of Financial Position from the risks derived from such non-financial businesses. In the case of BIB, the risks derived from operating lease operations (Renting Colombia S.A.S) and electronic commerce (Negocios Digitales S.A.S.), and those other operations that are part of the Distributed Equity, are isolated.

It is important to mention that Bancolombia’s solvency ratio is currently subject to the volatility of exchange rates related to the operations of Banistmo, BAM, Banco Agrícola and their respective subsidiaries. Once the Changes in the Corporate Structure are implemented, Bancolombia will reduce volatility due to the exchange rate, while investments in dollars in the Statement of Financial Position are significantly reduced.

In fact, the Changes in the Corporate Structure will largely insulate Bancolombia’s regulatory capital from the risks associated with the foreign exchange effect of Central American operations, eliminating the current deduction of regulatory capital and without impairing Bancolombia’s current solvency levels.

Additionally, Grupo Cibest will have the possibility of capitalizing those subordinate companies that need it without the need to affect Bancolombia’s financial conditions.

Once the Changes in the Corporate Structure have been made, Bancolombia, as a banking establishment, will be able to focus on financial intermediation activity, will have better control of its risks and will improve its ability to match and manage deposits and portfolio. In turn, BIB may focus on the advisory and management activity of its remaining investments.

Consequently, the Change of Corporate Structure will have a positive effect on the stability of the Colombian financial system, for the protection of its depositors and for its debt and equity investors.

2.2	Optimize capital structure and allocation

The Changes in the Corporate Structure imply that Bancolombia will cease to be the parent company of Banistmo, S.A. and its subsidiaries, Banco Agrícola S.A. and its subsidiaries, Banco Agromercantil de Guatemala, S.A. (“BAM”) and Nequi S.A. Compañía de Financiamiento (“Nequi”) and those other operations indicated in the early notice of this Distribution Agreement of Bancolombia that correspond to the Fourth Corporate Operation. Thus, once the Changes in the Corporate Structure have been perfected, Grupo Cibest will be able to make the efficient allocation of capital for each of the operations in accordance with the needs of the business.

The Changes in the Corporate Structure seek to improve the capital structure of Bancolombia and other operations, including BIB to maximize opportunities for the distribution of resources to different stakeholders, for example, through portfolio growth or the distribution of future dividends.

2.3	Facilitate financial and non-financial business and corporate development

Grupo Cibest will be able to continue exploring new non-financial business alternatives separately from the financial intermediation business that maximize value for investors and continue to be an engine of growth for the country. In addition, it will have the flexibility to carry out these businesses through non-supervised entities that will not generate a risk of contagion to the entities supervised by the SFC.

The existence of a holding company will allow flexibility so that future inorganic growth opportunities can be developed independently of Bancolombia, BIB or the other financial institutions of the Group.

The future acquisitions made by Grupo Cibest will not have an impact on the regulatory capital of financial institutions, protecting the equity soundness when it comes to carrying out this type of transaction.

Likewise, the divestment or impairment of investments that do not depend on Bancolombia or BIB will not have an impact on its solvency, making the Group’s investment management possibilities more flexible.

2.4	Making the real value of Grupo Bancolombia visible

The Changes in the Corporate Structure will help to make visible the real value of Grupo Bancolombia’s operations separately. Currently, the valuation of the Group’s components is complex because Bancolombia is a parent company (of financial and non-financial entities) and an operating company with a banking license at the same time.

To the extent that certain operations and businesses cease to consolidate their operations with Bancolombia, they may be valued independently and Bancolombia, in turn, may be valued for its own financial business, without the contribution of the other businesses. In other words, the investment thesis will be improved by facilitating the understanding and determination of the fair value of Grupo Bancolombia by the market. The operational performance of each of Grupo Bancolombia’s business lines will have visibility for all stakeholders, increasing the control and management capacity in the execution of the corporate strategy.

The Changes in the Corporate Structure will allow the Group to have a corporate organization comparable to that of other financial groups in the region (and global) that already have a structure in which the parent company and the operating companies are separate, that is, similar to the one proposed from the Changes in the Corporate Structure.

THIRD CLAUSE. General Aspects of the Partial Distribution of BIB.

3.1	Legal regime applicable to the Partial Distribution of BIB.

3.1.1 This Distribution Agreement and the Partial Distribution of BIB shall be subject to the provisions of the Financial Statue and to the other applicable provisions.

3.1.2. This Distribution Agreement and the Partial Distribution of BIB are subject to the business reorganization regime established in the Tax Statute, in particular, but not limited to Article 319-6 of the aforementioned Statute.

3.1.3. The Distribution of BIB will be formalized by means of a public deed that will be executed by the legal representatives of the Entities in one of the Notaries of the Circle of Medellín and will be registered in the commercial registry within forty-five (45) days following the date on which the Distribution Agreement is approved by the Entities. For all legal purposes, the date of the distribution will be the date of the commercial registry before the corresponding Chamber of Commerce of the public deed containing the bylaw reform of the Partial Distribution of BIB (the “Distribution Date”). On the Distribution Date, by operation of law, the acquisition by Bancolombia of the entire Distribution Assets described in the Fourth Clause of this Distribution Agreement will operate as of law, and will generate effects between the Entities and vis-à-vis third parties.

3.1.4. In accordance with paragraph 1 of Article 56 of the Financial Statue, this Distribution Agreement shall be sent to the SFC in advance no less than three (3) months prior to the Shareholders Assemblies of the Entities.

3.2

Dividends. As of the completion of the Partial Distribution of BIB, the Entities will continue to pay the dividends decreed by their shareholders assembly that are outstanding, in favor of those who appear as holders of such right against them on the Distribution Date, or their future assignees in accordance with applicable law.

3.3

Bylaws of the companies involved in the Partial Distribution of BIB. The bylaws of BIB will be subject to modifications as a result of the Partial Distribution of BIB. The amended bylaws of BIB are attached to this Distribution Agreement as Annex 1; and the current bylaws of Bancolombia as Annex 2. The modifications to BIB’s bylaws will be understood to have been approved with the approval of the Partial Distribution of BIB by the shareholders’ assemblies of the Entities.

FOURTH CLAUSE. Distributed Equity.

On the Distribution Date, determined in accordance with numeral 3.1.3 of Third Clause of this Distribution Agreement, the transfer en bloc of BIB’s Distributed Equity to Bancolombia, consisting of the rights and obligations broken down in Annex 3 of this Distribution Agreement and which correspond to an economic exploitation unit, will operate as full right.

FIFTH CLAUSE. Financial Statements to establish the conditions of the Partial Distribution of BIB.

5.1.

In accordance with Article 60 of the Financial Statue, the Partial Distribution of BIB will be subject, as appropriate, to the rules of the merger of the same Statute. Consequently, and in compliance with paragraph 2 of Article 56 and paragraph b numeral 2 of Article 60 of the Financial Statue, the financial statements of the Entities that serve as the basis for the Partial Distribution of BIB duly certified and accompanied by the notes to said financial statements, as of June 30, 2024, are an integral part of this Distribution Agreement and are attached as Annex 4. These financial statements were approved by the respective corporate bodies prior to this Distribution Agreement and are certified by the statutory auditor of each of the Entities.

5.2.

In accordance with the provisions of paragraph c, numeral 2 of Article 60 of the Financial Statue, the pro forma financial statements of the Entities as of June 30, 2024 are attached to this Distribution Agreement as Annex 5, assuming they have already been made on that Distribution Date.

5.3.	In the Entities’ financial statements, the Partial Distribution of BIB will be accounted for in accordance with the applicable regulations in force on the Distribution Date.

SIXTH CLAUSE. Valuation Method of Entities and Terms of Exchange.

6.1

Valuation Method. The valuation method used for the Distribution of BIB is book value, a methodology that is contemplated in the Accounting and Financial Reporting Standards issued by the International Accounting Standards Board (IASB) applied for operations of changes in corporate structures (numeral 13 of IAS 27).

Based on this, the carrying value of the Entities recorded in the financial statements that serve as the basis for establishing the conditions of the Distribution of BIB and which are attached as Annex 4 has been taken.

The foregoing taking into account that the Changes in the Corporate Structure consist of a corporate reorganization.

Book value is a metric commonly used to determine the valuation of companies in the financial sector. It is an exact figure with a certain formula, so it leaves no room for the subjectivity of the calculation. Thanks to the accounting inclusion of many of the assets of financial institutions at market value, the book value represents a figure closer to market valuation than for other sectors. In addition, as it is highly regulated, for the financial industry, the book value is a relevant sample of the value of the capital belonging to its shareholders.

Book value is a metric commonly used to determine the valuation of companies in the financial sector, specifically banks. It is an exact figure with a certain formula, so it leaves no room for the subjectivity of the calculation. Thanks to the inclusion of many of the banks’ assets at market value, book value represents a figure closer to market valuation than for other sectors. In addition, as it is highly regulated, for the banking industry, the book value is a relevant sample of the value of the capital belonging to its shareholders.

In addition, the carrying value methodology has been selected to determine the value of both Entities for the following reasons:

Financial liabilities in financial institutions are considered as an operational input and, therefore, a component of the generation of their operating income; unlike companies in the real sector, where the debt corresponds to a leverage of assets to sustain the operation or to a decision to optimize capital. This leads to considering equity in financial institutions as the only capital value (financial or third-party) contributed to companies.

Financial institutions are obliged to maintain an optimal level of equity that balances: (i) the requirement of supervisory entities that seeks to maintain solvency margins through minimum capital levels required and, (ii) shareholder profitability that implies avoiding excess assets. In addition, the investments that regulate this equity and the voluntary investments of these companies are delimited by prudential regulation, which reduces volatility in reinvestment decisions and returns on them.

Consequently, the carrying value or book value or net worth is then the value of the equity that is recorded in the statement of financial position of each Entity. It is also the difference between assets and liabilities. From this concept arises the theoretical book value of a share, also called Proportional Equity Value, which results from dividing the company’s net worth by the number of shares outstanding.

The Partial Distribution of BIB has an independent technical study carried out by SBI Investment Banking, which has issued a professional opinion of fairness and reasonableness (“Opinion of Reasonableness”) on the subject and which constitutes the independent technical study referred to in numeral 2 of article 62 of the EOSF. The Opinion of Reasonableness is attached as Annex 6, according to which the book value methodology is reasonable to determine the value of the companies involved in the Partial Distribution of BIB.

6.2

Exchange Ratio. BIB shareholders, except Bancolombia, who are registered in BIB’s share ledger on the Distribution Date will hold the same number of shares as they hold on that date. Bancolombia, for its part, will deliver to BIB for cancellation, 91,254,065 common shares of BIB, in such a way as to dilute its participation in an amount equivalent to $765,458,813,766.16 pesos, corresponding to the value of the Distributed Equity. As a result of the decrease in BIB’s outstanding shares, the subscribed and paid-in capital is reduced without effective reimbursement of contributions.

As a result of the Partial Distribution of BIB, Bancolombia does not issue shares to any shareholder and, as a beneficiary of the Partial Distribution of BIB, will not receive shares issued by itself.

Therefore, the equity value of the investment of BIB shareholders other than Bancolombia remains the same, while Bancolombia sees the equity value of its investment reduced as a result of the lower number of shares with which it ends in BIB. In turn, the difference between the equity value of Bancolombia’s investment before and after the Partial Distribution of BIB, corresponds to the value of the Distributed Equity that Bancolombia receives as a beneficiary of the Partial Distribution of BIB.

6.3

Delivery and cancellation of shares. On the Distribution Date, Bancolombia will deliver to BIB the corresponding shares in accordance with paragraph 6.2 above for cancellation, which will return to BIB’s reserve, and BIB will make the corresponding entries in the shareholders’ ledger.

SEVENTH CLAUSE. Right of Inspection and Information to Bancolombia shareholders.

In compliance with the legal and statutory provisions relating to the right of inspection, this Distribution Agreement, together with the other documents that are part of it, will be available to the shareholders of Bancolombia and BIB at the offices of the principal domicile of each of the Entities, during the two (2) months prior to the respective dates of the shareholders’ assemblies of the Entities convened to examine and approve, among other matters, this Distribution Agreement.

EIGHTH CLAUSE. Right of Withdrawal.

The exercise of the right of withdrawal, if applicable with respect to the shareholders of the Entities as a result of the Partial Distribution of BIB, shall be exercised in accordance with the Financial Statue.

NINTH CLAUSE. Modifications to the Distribution Agreement.

This Distribution Agreement may be modified by mutual agreement by the legal representatives of each of the Entities, in writing, except as regards the exchange ratio and the results of the valuation methodology established herein.

TENTH CLAUSE. Conditions Precedent of the Partial Distribution of BIB.

The Partial Distribution of BIB will be subject to the following conditions precedent:

(i)	To the non-objection of the SFC by virtue of the provisions of Chapter Two Part Three of the Financial Statue of the Changes in the Corporate Structure,

(ii)

To the authorizations and/or non-objections, as the case may be, of the authorities of Panama and Guatemala, in relation to the Changes in the Corporate Structure in what results from their competence and in accordance with the applicable regulations,

(iii)	To the approval of the SFC on the registration in the Registry of Issuers and Securities of Grupo Cibest S.A.,

(iv)	To the approval by the Colombian Stock Exchange, or Grupo Cibest’s Nuam S.A. as issuer in Colombia,

(v)	To the registration of the ADRs of preferential dividend and non-voting shares of Grupo Cibest on the NYSE and the Securities and Exchange Commission, and

(vi)	To the approval of the Changes in the Corporate Structure by the shareholders’ assembly of each of the Entities in accordance with the bylaws of each of the Entities and the law.

ELEVENTH CLAUSE. Annexes.

The following documents form an integral part of this Distribution Agreement:

Annex 1: BIB’s bylaws.

Annex 2: Bancolombia’s bylaws.

Annex 3: Distributed Equity.

Annex 4: (a) Financial Statements of BIB as of June 30, 2024.

(b) Financial Statements of Bancolombia as of June 30, 2024.

Annex 5: Pro-forma Financial Statements of the Entities.

Annex 6: Opinion of Reasonableness.

This Distribution Agreement is signed in two copies of the same content in the city of Medellín on   , 2024.

BANCOLOMBIA S.A.	BANCA DE INVERSION BANCOLOMBIA
S.A. CORPORACION FINANCIERA

JUAN CARLOS MORA URIBE	LUIS IGNACIO GOMEZ MONCADA
Legal Representative	Legal Representative

ANNEX III

AGREEMENT OF PARTIAL DISTRIBUTION BETWEEN BANCOLOMBIA S.A. AND GRUPO CIBEST S.A.

Between the undersigned, namely:

(i)

JUAN CARLOS MORA URIBE, of legal age and resident of Medellín, identified as appears below his signature, acting in his capacity as president and therefore in the name and representation of BANCOLOMBIA S.A., a banking establishment, incorporated by public deed No. 388 of January 24, 1945, granted at the First Notary of the Circle of Medellín (“Bancolombia”); and

(ii)

    , of legal age and resident of Medellín, identified as appears below his signature, acting in his capacity as legal representative of Grupo Cibest S.A., a commercial company incorporated by public deed No. 10.594 of September 25, 2024, granted at the Notary 15 of the Circle of Medellín (“Grupo Cibest” and jointly with Bancolombia, the “Entities”)

this partial distribution agreement by absorption (the “Distribution Agreement”) is entered into subject to the following:

RECITALS

FIRST. Within the framework of a corporate reorganization, with the objective of creating a non-financial holding company for Grupo Bancolombia, the following operations will be carried out (the “Corporate Operations”), which will be executed and perfected in the order indicated below (the “Changes in the Corporate Structure”):

•	The distribution of Bancolombia Panama in favor of Sociedad Beneficiaria BC Panamá S.A.S.,

•	The merger of the Sociedad Beneficiaria BC Panamá S.A.S. with Bancolombia S.A.,

•	The distribution of Banca de Inversión Bancolombia S.A. in favor of Bancolombia S.A.

•	The distribution of Bancolombia S.A. in favor of Grupo Cibest S.A.

SECOND. The Board of Directors of Bancolombia and of Grupo Cibest have decided, in accordance with the reasons expressed in this Spin-Off Agreement, to submit to the consideration and approval of their corresponding shareholders’ assembly this Distribution Agreement by means of which Bancolombia, as divesting company, without dissolving, will transfer en bloc a part of its assets in favor of Grupo Cibest as the beneficiary company of the such distribution.

Accordingly, this Distribution Agreement shall be governed by the following:

CLAUSES

FIRST CLAUSE. Of the Distribution.

1.1

By virtue of the distribution set forth in this Distribution Agreement, Bancolombia, without dissolving, will transfer en bloc a part of its assets to Grupo Cibest, as the beneficiary company, with the effects of a reorganizational distribution (escisión reorganizativa), as such effects are contemplated in the Colombian Financial Statute (Estatuto Orgánico del Sistema Financiero - Decree 663 of 1993 – the “Financial Statute”), the Tax Statute and other applicable regulations (the “Distribution of Bancolombia”). Consequently, all assets, movable and immovable, tangible and intangible, and all obligations of Bancolombia that are part of the

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Distribution of Bancolombia will be received and contracted respectively by Grupo Cibest by full right, without interruption, and without the need for any additional procedure as a result of the Distribution of Bancolombia. All of the above in accordance with the provisions of Article 67 of the Financial Statue and the regulations that develop it.

1.2

The transfer of real estate and all those assets whose transfer requires some type of registration for their perfection or opposability, and which immediately prior to the time of completion of the Distribution of Bancolombia are the property of Bancolombia, shall be made by the public deed that is granted for the formalization of the Distribution of Bancolombia or by the additional public deeds that are granted for that purpose, as well as through registration and annotation in the office of registration of public instruments and other competent offices or registration authorities.

1.3

The transfer of the movable assets to Grupo Cibest will occur by operation of law and without the need for any additional procedure as a result of the Distribution of Bancolombia, all in accordance with applicable law.

1.4

The transfer of assets, from a tax point of view, does not constitute a disposal of assets and therefore does not generate taxable income. As a consequence of the above, the Distribution of Bancolombia that is intended is fiscally neutral and is subject to the rules provided for in Article 319-6 of the Tax Statute. In compliance with numeral (2) of article 319-6 of the Tax Statute, it is hereby stated that the tax cost of the assets transferred to Grupo Cibest will be the same as that of such assets in Bancolombia prior to the Distribution of Bancolombia. In this regard, as a result of the Distribution of Bancolombia, the useful life of the transferred assets will not be extended or reduced, nor will the base tax cost of depreciation or amortization be modified. The assets distributed from Bancolombia to Grupo Cibest qualify as an economic exploitation unit under the terms of the aforementioned article of the Tax Statute.

1.5

Once the corresponding authorizations have been obtained and the Distribution of Bancolombia has been completed through the registration of the corresponding public deed, the shareholders of Bancolombia who are registered in the Bancolombia share registry book (except for Grupo Cibest) on the Distribution Date will receive the shares of Grupo Cibest that correspond to them in accordance with the exchange relationship.

1.6

In consideration of the fact that the subjective element established in Article 9 of Law 1340 of 2009 is not met, this Distribution of Bancolombia is not subject to the control of business integrations established in said regulation.

In addition, taking into account that the planned Distribution of Bancolombia is not intended to limit free competition or establish unfair conditions for the provision of the Entities’ own services, Bancolombia will continue to provide its services in the market under the same conditions as it did prior to the Distribution of Bancolombia, within a regime of free commercial competition.

1.7

After the Distribution, Bancolombia will continue to comply with the capital and solvency margin requirements established by law. Therefore, the publication of the notice to the public referred to in Article 174 of the Code of Commerce or the provisions of Article 175 of the Code of Commerce shall not proceed. The foregoing in accordance with the provisions of Article 59 of the Financial Statue.

1.8

Bancolombia is a bond issuer in the Colombian public securities market. The bonds issued by Bancolombia will continue as obligations held by Bancolombia and, in accordance with the provisions of Decree 2555 of 2010, Chapter I of Title I of Part III of Basic Legal Circular 029 of 2014 of the SFC and the other applicable regulations, must obtain the prior authorization of the bondholders of Colombian securities to carry out the Distribution of Bancolombia. In the event that the bondholders assembly does not authorize the Distribution, Bancolombia may offer the reimbursement of the outstanding amount of the bonds, pursuant to section 1 of article 6.4.1.1.42 of Decree 2.555 of 2010.

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SECOND CLAUSE. Reasons for the Distribution of Bancolombia.

Bancolombia is a banking establishment that exercises and develops all those activities that are permitted by law, and is in turn, from a corporate law perspective, the parent company of Grupo Bancolombia. Grupo Bancolombia has Colombian and foreign financial institutions, as well as entities not supervised by the SFC that carry out complementary activities to the provision of products and services typical of financial institutions.

The Distribution of Bancolombia referred to in this Agreement is necessary for the implementation of the Changes in the Corporate Structure, and therefore, its ultimate purpose is to allow Grupo Bancolombia to have an optimal structure that allows it to meet the objectives set forth below:

2.1	Mitigates Bancolombia’s risks as a credit institution

Bancolombia, thanks to the Changes in the Corporate Structure, will mitigate the risks derived from its regional exposure and to multisectoral businesses. This will isolate Bancolombia from potential risks that materialize in other jurisdictions to the extent that Banistmo S.A. (“Banistmo”), Grupo Agromercantil Holding (“BAM”), and Banagrícola S.A. (“Banco Agrícola”) and their respective subsidiaries, will cease to be subordinates of Bancolombia as they will become direct subsidiaries of Grupo Cibest.

In turn, Bancolombia will also be a subsidiary of Grupo Cibest, so it will be a credit institution that will not bear the risks of the operations of Banistmo, BAM, Banco Agrícola and their respective subsidiaries on its balance sheet.

Similarly, the Changes in the Corporate Structure will imply the separation of the financial businesses from a large part of the existing non-financial businesses, largely insulating Bancolombia’s Statement of Financial Position from the risks derived from such non-financial businesses.

It is important to mention that Bancolombia’s solvency ratio is currently subject to the volatility of exchange rates related to the operations of Banistmo, BAM, Banco Agrícola and their respective subsidiaries. Once the Changes in the Corporate Structure are implemented, Bancolombia will reduce volatility due to the exchange rate, while investments in dollars in the Statement of Financial Position are significantly reduced.

In fact, the Changes in the Corporate Structure will largely insulate Bancolombia’s regulatory capital from the risks associated with the foreign exchange effect of Central American operations, eliminating the current deduction of regulatory capital and without impairing Bancolombia’s current solvency levels.

Additionally, Grupo Cibest will have the possibility of capitalizing those subordinate companies that need it without the need to affect Bancolombia’s financial conditions.

Once the Changes in the Corporate Structure have been made, Bancolombia, as a banking establishment, will be able to focus on financial intermediation activity, will have better control of its risks and will improve its ability to match and manage deposits and portfolio.

Consequently, the Change of Corporate Structure will have a positive effect on the stability of the Colombian financial system, for the protection of its depositors and for its debt and equity investors.

2.2	Optimize capital structure and allocation

The Changes in the Corporate Structure imply that Bancolombia will cease to be the parent company of Banistmo, S.A. and its subsidiaries, Banco Agrícola S.A. and its subsidiaries, Banco Agromercantil de Guatemala, S.A. (“BAM”) and Nequi S.A. Compañía de Financiamiento (“Nequi”) and those other operations indicated in Annex 3 of this Distribution Agreement. Thus, once the Changes in the Corporate Structure have been perfected, Grupo Cibest will be able to make the efficient allocation of capital for each of the operations in accordance with the needs of the business.

The Changes in the Corporate Structure seek to improve the capital structure of Bancolombia and other operations, to maximize opportunities for the distribution of resources to different stakeholders, for example, through portfolio growth or the distribution of future dividends.

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2.3	Facilitate financial and non-financial business and corporate development

Grupo Cibest will be able to continue exploring new non-financial business alternatives separately from the financial intermediation business that maximize value for investors and continue to be an engine of growth for the country. In addition, it will have the flexibility to carry out these businesses through non-supervised entities that will not generate a risk of contagion to the entities supervised by the SFC.

The existence of a holding company will allow flexibility so that future inorganic growth opportunities can be developed independently of Bancolombia or the other financial institutions of the Group.

The future acquisitions made by Grupo Cibest will not have an impact on the regulatory capital of financial institutions, protecting the equity soundness when it comes to carrying out this type of transaction.

Likewise, the divestment or impairment of investments that do not depend on Bancolombia will not have an impact on its solvency, making the Group’s investment management possibilities more flexible.

2.4	Making the real value of Grupo Bancolombia visible

The Changes in the Corporate Structure will help to make visible the real value of Grupo Bancolombia’s operations separately. Currently, the valuation of the Group’s components is complex because Bancolombia is a parent company (of financial and non-financial entities) and an operating company with a banking license at the same time.

To the extent that certain operations and businesses cease to consolidate their operations with Bancolombia, they may be valued independently and Bancolombia, in turn, may be valued for its own financial business, without the contribution of the other businesses. In other words, the investment thesis will be improved by facilitating the understanding and determination of the fair value of Grupo Bancolombia by the market. The operational performance of each of Grupo Bancolombia’s business lines will have visibility for all stakeholders, increasing the control and management capacity in the execution of the corporate strategy.

The Changes in the Corporate Structure will allow the Group to have a corporate organization comparable to that of other financial groups in the region (and global) that already have a structure in which the parent company and the operating companies are separate, that is, similar to the one proposed from the Changes in the Corporate Structure.

THIRD CLAUSE. General Aspects of the Distribution of Bancolombia.

3.1	Legal regime applicable to the Distribution of Bancolombia.

3.1.1. This Distribution Agreement and the Distribution of Bancolombia shall be subject to the provisions of the Financial Statue and to the other applicable provisions.

3.1.2. This Distribution Agreement and the Distribution of Bancolombia are subject to the business reorganization regime established in the Tax Statute, in particular, but not limited to Article 319-6 of the aforementioned Statute.

3.1.3. The Distribution of Bancolombia will be formalized by means of a public deed that will be executed by the legal representatives of the Entities in one of the Notaries of the Circle of Medellín and will be registered in the commercial registry within forty-five (45) days following the date on which the Distribution Agreement is approved by the Entities. For all legal purposes, the date of the distribution will be the date of the commercial registry before the corresponding Chamber of Commerce of the public deed containing the bylaw reform of the Distribution of Bancolombia (the “Distribution Date”). On the Distribution Date, by operation of law, the acquisition by Grupo Cibest of the entire Distribution Assets described in the Fourth Clause of this Agreement will operate as of law, and will generate effects between the Entities and vis-à-vis third parties.

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3.1.4. In accordance with paragraph 1 of Article 56 of the Financial Statue , this Distribution Agreement shall be sent to the SFC in advance no less than three (3) months prior to the Shareholders Assemblies of the Entities.

3.2

Dividends. As of the completion of the Distribution of Bancolombia, Grupo Cibest will continue to pay the dividends decreed by the shareholders assembly of Bancolombia that are outstanding, in favor of those who appear as holders of such right against Bancolombia on the Distribution Date, or their future assignees in accordance with applicable law.

As of the completion of the Distribution of Bancolombia, Grupo Cibest will continue to pay the dividends decreed by the Shareholders’ Assembly of Grupo Cibest that are outstanding, in favor of those who appear as holders of such right against Grupo Cibest on the Distribution Date, or their future assignees in accordance with applicable law.

3.3

Bylaws of the companies involved in the Distribution of Bancolombia. The bylaws of Bancolombia and Grupo Cibest will be subject to modifications as a result of the Distribution of Bancolombia. The amended bylaws of Bancolombia S.A. are attached to this Distribution Agreement as Annex 1; and the amended bylaws of Grupo Cibest as Annex 2, which will be understood to have been approved with the approval of the Distribution of Bancolombia by the shareholders’ assemblies of the Entities.

FOURTH CLAUSE. Distributed Equity.

On the Distributed Date, determined in accordance with numeral 3.1.3 of Third Clause of this Distribution Agreement, the transfer en bloc of a part of Bancolombia’s Equity to Grupo Cibest, consisting of the rights and obligations broken down in Annex 3 of this Agreement and which correspond to an economic exploitation unit, will operate as full right.

FIFTH CLAUSE. Financial Statements to establish the conditions of the Distribution of Bancolombia.

5.1.

In accordance with Article 60 of the Financial Statue, the Distribution of Bancolombia will be subject, as appropriate, to the rules of the merger of the same Statute. Consequently, and in compliance with paragraph 2 of Article 56 and paragraph b numeral 2 of Article 60 of the Financial Statue, the financial statements of Bancolombia that serve as the basis for the Distribution of Bancolombia duly certified and accompanied by the notes to said financial statements, as of June 30, 2024. The aforementioned financial statements and Grupo Cibest’s financial statements as of December 31, 2024, that serve as basis for the Distribution, are an integral part of this Agreement and are attached as Annex 4. These financial statements were approved by the respective corporate bodies prior to this Distribution Agreement.

5.2.

In accordance with the provisions of paragraph c, numeral 2 of Article 60 of the Financial Statue, the pro forma financial statements of Bancolombia and Grupo Cibest as of June 30, 2024 are attached to this Distribution Agreement as Annex 5, assuming they have already been made on that Distribution Date.

5.3.	In the financial statements of Bancolombia and Grupo Cibest, the Distribution of Bancolombia will be accounted for in accordance with the applicable regulations in force on the Distribution Date.

SIXTH CLAUSE. Valuation Method of Entities and Terms of Exchange.

6.1

Valuation Method. The valuation method used for the Distribution of Bancolombia is book value, a methodology that is contemplated in the Accounting and Financial Reporting Standards issued by the International Accounting Standards Board (IASB) applied for operations of changes in corporate structures (numeral 13 of IAS 27).

Based on this, the carrying value of Bancolombia recorded in the financial statements that serve as the basis for establishing the conditions of the Distribution of Bancolombia and which are attached as Annex 4 has been taken.

The foregoing taking into account that the Changes in the Corporate Structure consist of a corporate reorganization that does not imply the transfer of value to third parties, to the extent that the underlying

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assets are owned by Grupo Cibest, which, in turn, is the entity in which the shareholders have a stake. That is to say, the shareholders of Bancolombia, as of the date of completion of the Distribution of Bancolombia, although they receive shares in Grupo Cibest, do so in the same amount and in the same proportion, of the shares they had in Bancolombia before the completion of the Distribution of Bancolombia. Therefore, there is no dilution or accretion for shareholders as an effect of the Distribution of Bancolombia.

Book value is a metric commonly used to determine the valuation of companies in the financial sector, specifically banks. It is an exact figure with a certain formula, so it leaves no room for the subjectivity of the calculation. Thanks to the inclusion of many of the banks’ assets at market value, book value represents a figure closer to market valuation than for other sectors. In addition, as it is highly regulated, for the banking industry, the book value is a relevant sample of the value of the capital belonging to its shareholders.

In addition, the carrying value methodology has been selected to determine the value of both Entities for the following reasons:

Financial liabilities in financial institutions are considered as an operational input and, therefore, a component of the generation of their operating income; unlike companies in the real sector, where the debt corresponds to a leverage of assets to sustain the operation or to a decision to optimize capital. This leads to considering equity in financial institutions as the only capital value (financial or third-party) contributed to companies.

Financial institutions are obliged to maintain an optimal level of equity that balances: (i) the requirement of supervisory entities that seeks to maintain solvency margins through minimum capital levels required and, (ii) shareholder profitability that implies avoiding excess assets. In addition, the investments that regulate this equity and the voluntary investments of these companies are delimited by prudential regulation, which reduces volatility in reinvestment decisions and returns on them.

Consequently, the carrying value or book value or net worth is then the value of the equity that is recorded in the statement of financial position of each Entity. It is also the difference between assets and liabilities. From this concept arises the theoretical book value of a share, also called Proportional Equity Value, which results from dividing the company’s net worth by the number of shares outstanding.

Taking into account the above, the exchange term is then determined by the number of times that the equity value of the Bancolombia share represents with respect to the equity value of the Grupo Cibest share once the Changes in the Corporate Structure are completed.

The Distribution of Bancolombia has an independent technical study carried out by SBI Investment Bank, which has issued a professional opinion of fairness and reasonableness (“Opinion of Reasonableness”) on the subject and which constitutes the independent technical study referred to in numeral 2 of article 62 of the Financial Statue. The Opinion of Reasonableness is attached as Annex 6, according to which the book value methodology is reasonable to determine the value of the companies involved in the Distribution of Bancolombia.

6.2

Exchange Ratio. Bancolombia shareholders (except Grupo Cibest) who are registered in Bancolombia’s share ledger on the Distribution Date will become shareholders of Grupo Cibest and will receive for each common share (“Common Shares”) and for each share with preferential dividend and non-voting rights (“Preferred Shares”, and together with the Common Shares, the “Shares”), respectively, one Common Share and one Preferred Share of Grupo Cibest, as applicable. Therefore, the exchange ratio between Bancolombia and Grupo Cibest is 1:1 depending on the type of Share. That is, for each Common Share or Preferred Share of Bancolombia, each shareholder (except Grupo Cibest) will receive one share of the same nature (Common or Preferred) of Grupo Cibest.

The share exchange ratio tends to guarantee that there is no improvement or deterioration in assets either for the shareholders of Bancolombia as a divesting company, or for the shareholders of Grupo Cibest as a beneficiary company as a result of the Distribution of Bancolombia. Based on this, as a result of the Distribution of Bancolombia there will be no dilution or increase of any of the shareholders of Bancolombia or Grupo Cibest.

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As a result of the Distribution of Bancolombia, and with the delivery of the shares by Grupo Cibest, the shares of Bancolombia held by the shareholders (except for the shares of Grupo Cibest) are cancelled (without capital reduction or reimbursement of contributions) and the nominal value is increased. This increase in nominal value is due to the decrease in Bancolombia’s outstanding shares, which went from 961,827,000 outstanding shares to 1,000 outstanding shares, but without the decrease in subscribed and paid-in capital. Due to this circumstance, the nominal value of the shares goes from $500 pesos per share to $480,913,500 pesos per share.

For its part, Grupo Cibest does not receive shares in itself as a beneficiary, but maintains its shares in Bancolombia.

6.3

Delivery and cancellation of shares. Taking into account that the shares of Grupo Cibest are common and preferred shares dematerialized in the Centralized Securities Depository (DECEVAL), the delivery of the shares issued by Grupo Cibest will be carried out in accordance with the provisions of the regulations of said entity. Therefore, on the Distribution Date, Grupo Cibest, as a spin-off, will proceed to issue the number of common and Preferred shares that may be applicable in accordance with the aforementioned exchange ratio.

Similarly, the cancellation of the common and preferred shares of Bancolombia other than those belonging to Grupo Cibest, will be legally and accountably cancelled as a result of the Distribution of Bancolombia, and the nominal value of the common shares of Grupo Cibest will increase to reflect the total value of the subscribed and paid-in capital of Bancolombia after the Distribution of Bancolombia. The cancellation of Bancolombia’s common and preferred shares will be made in accordance with the provisions of Deceval’s regulations.

SEVENTH CLAUSE. Right of Inspection and Information to Bancolombia shareholders.

In compliance with the legal and statutory provisions relating to the right of inspection, this Distribution Agreement, together with the other documents that are part of it, will be available to the shareholders of Bancolombia and Grupo Cibest at the offices of the principal domicile of each of the Entities, during the two (2) months prior to the respective dates of the shareholders’ assemblies of the Entities convened to examine and approve, among other matters, this Distribution Agreement.

EIGHTH CLAUSE. Right of Withdrawal.

The exercise of the right of withdrawal, if applicable with respect to the shareholders of Bancolombia as a result of the Distribution of Bancolombia, shall be exercised in accordance with the Financial Statue and, if applicable with respect to the shareholders of Grupo Cibest, shall be exercised in accordance with the Colombian Code of Commerce and complementary regulations.

NINTH CLAUSE. Modifications to the Spin-Off Agreement.

This Distribution Agreement may be modified by mutual agreement by the legal representatives of each of the Entities, in writing, except as regards the exchange ratio and the results of the valuation methodology established herein.

TENTH CLAUSE. Conditions Precedent of the Distribution of Bancolombia.

The Distribution of Bancolombia will be subject to the following conditions precedent:

(i)	To the non-objection of the SFC by virtue of the provisions of Chapter Two Part Three of the Financial Statue of the Changes in the Corporate Structure,

(ii)

To the authorizations and/or non-objections, as the case may be, of the authorities of Panama and Guatemala, in relation to the Changes in the Corporate Structure in what results from their competence and in accordance with the applicable regulations,

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(iii)	To the approval of the SFC on the registration in the Registry of Issuers and Securities of Grupo Cibest S.A.,

(iv)	To the approval by the Colombian Stock Exchange, or Grupo Cibest’s Nuam S.A. as issuer in Colombia,

(v)	To the registration of the ADRs of preferential dividend and non-voting shares of Grupo Cibest on the NYSE and the Securities and Exchange Commission, and

(vi)	To the approval of the Changes in the Corporate Structure by the shareholders’ assembly of each of the Entities in accordance with the bylaws of each of the Entities and the law.

ELEVENTH CLAUSE. Annexes.

The following documents form an integral part of this Spin-Off Agreement:

Annex 1: Bancolombia’s bylaws.

Annex 2: Cibest Group’s bylaws.

Annex 3: Distributed Equity.

Annex 4: (a) Financial Statements of Bancolombia as of June 30, 2024.

(b)	Financial Statements of Grupo Cibest as of December 31,2024.

Annex 5: Pro-forma Financial Statements of Bancolombia and Grupo Cibest.

Annex 6: Opinion of Reasonableness issued by SBI Investment Banking.

This Distribution Agreement is signed in two copies of the same content in the city of Medellín on     , 2024.

BANCOLOMBIA S.A.	GRUPO CIBEST S.A.

JUAN CARLOS MORA URIBE Legal Representative	Legal Representative

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ANNEX IV

SBI

Investment Banking

Medellin, August 26, 2024

Sirs

Bancolombia S.A.

Banca de Inversion Bancolombia S.A. Corporacion Financiera

City

Reference: Professional Opinion of Fairness and Reasonableness

Dear Sirs,

SBI Banca de Inversion S.A. has evaluated certain working documents indicated below (hereinafter the “Evaluated Documents”) through which a project is supported for the implementation of changes in the corporate structure of Grupo Bancolombia (hereinafter the “Changes in the Corporate Structure”) that is intended to be carried out through (i) the incorporation of a corporation with the objective of being the Holding Company of Bancolombia Group, (ii) the incorporation of a Colombian beneficiary company (hereinafter the “BP Beneficiary Company”) by Bancolombia S.A., (iii) the partial spin-off by absorption of Bancolombia (Panama) S.A. in favor of the BP Beneficiary, (iv) the merger by absorption between Bancolombia S.A. and the BP Beneficiary, (v) the partial spin-off by absorption of Banca de Inversion Bancolombia S.A. Corporacion Financiera in favor of Bancolombia S.A. and (vi) the partial spin-off by absorption of Bancolombia S.A. for the benefit of the Holding Company.

Based on the financial analyses carried out on the Evaluated Documents, we have concluded that (i) the valuation methodology used, (ii) the construction of the pro forma financial statements resulting in each stage of the Changes in the Corporate Structure, and (iii) the corporate structure that will result from said project, do not produce any material improvement or impairment of assets for the shareholders of the different companies involved in the proposed transactions, so we can affirm that we consider such terms and results as reasonable and equitable.

The above Professional Opinion of Fairness and Reasonableness is based on the following aspects:

1.	Summary of the Project of Changes in the Corporate Structure:

1.1

The purpose of the Changes in the Corporate Structure is for Grupo Bancolombia to have an optimal structure that allows it to meet the following objectives: (1) the mitigation of risks of Bancolombia, as a credit establishment, derived from its regional exposure and to multisectoral businesses, (2) the optimization of the structure and capital allocation of Grupo Bancolombia’s operations, (3) the segregation of complementary non-financial businesses from financial businesses to make corporate development more flexible, and (4) improving the investment thesis by simplifying and facilitating its understanding for the benefit of investors. The foregoing, as set out and justified in greater detail in the Evaluated Documents.

1.2

The proposed corporate structure consists of the constitution of a Holding Company that will act, together with four other subordinates, as sole shareholders of Bancolombia S.A., and as direct shareholder of:

•	100% of the shares of Banistmo S.A.

•	99.165% of the shares of Banagricola S.A.

•	100% of Grupo Agromercantil Holding S.A.

•	94.990% of Nequi S.A. Compallia de Financiamiento

•	100% of Negocios Digitales Colombia S.A.S.

•	94.584% of Renting Colombia S.A.S.

•	100% of Wompi S.A.S.

•	37.500% Internacional Ejecutiva de Aviacion S.A.S

•	50.000% of Puntos Colombia S.A.S.

•	100% of Wenia ltd.

•	0.687% of Proteccion S.A.

•	3.333% of the Fiduciary Rights of PA Cadenalco 75 Ailos.

1.3	For its part, Bancolombia S.A. will maintain its current direct interests in the investments not transferred to the Holding Company, among which the following stand out:

•	100% of Bancolombia Panama S.A.

•	100% of Bancolombia Puerto Rico Internacional Inc.

•	94.972% of Fiduciaria Bancolombia S.A.

•	93.614% of Valores Bancolombia S.A.

•	80.426% of Fondo Inmobiliario Colombia

With respect to Banca de Inversion Bancolombia S.A., Bancolombia S.A. will have a stake of 89.742% as a result of the partial spin-off of said company as explained below.

1.4

If the transaction is completed, the current shareholders of Bancolombia S.A. will be the shareholders of the Holding Company, each of them maintaining the same number and type of shares that they owned in Bancolombia S.A. before the implementation and formalization of the Changes in the Corporate Structure. The common shares and preferred dividend and non-voting dividend shares of the Holding Company will be listed on the Colombian Stock Exchange and the ADRs representing preferred dividend and non-voting dividend shares will be listed on NYSE.

2.	Main Steps for the Implementation of the Proposed Structure:

•	Incorporation of a corporation with the aim of being the Holding Company of Grupo Bancolombia.

•	Incorporation of a Colombian beneficiary company (hereinafter the “BP Beneficiary Company”) by Bancolombia S.A.

•	Partial spin-off by absorption of Bancolombia (Panama) S.A. as a mechanism to transfer the shares of Banagricola S.A. and Grupo Agromercantil Holding S.A. to the BP Beneficiary Company.

•	Merger by absorption by Bancolombia S.A., as absorbing company, of the BP Beneficiary Company, as absorbed.

•

Partial spin-off by absorption of Banca de Inversion Bancolombia S.A., as divesting company, to transfer to Bancolombia S.A., as beneficiary, the shares of Nequi S.A. Compariia de Financiamiento, Negocios Digitales Colombia S.A.S., Renting Colombia S.A.S., Wompi S.A.S., Internacional Ejecutiva de Aviacion S.A.S., Puntos Colombia S.A.S., Wenia ltd. and Holding Bursatil Regional S.A.

•

Partial spin-off by absorption of Bancolombia S.A., as divesting company, to transfer in favor of the Holding Company, as beneficiary, the shares of Banistmo S.A. Banagricola S.A., Grupo Agromercantil Holding S.A., Proteccion S.A., and the fiduciary rights of PA Cadenalco 75 years, and the shares received from the spin-off of Banca de Inversion Bancolombia S.A. listed above, with the exception of Holding Bursatil Regional S.A.

•

Issuance of shares by the Holding Company, as a spin-off, so that, with an exchange ratio of 1:1 in number and type of shares, they are placed among the shareholders of Bancolombia. That is, for each common share (“Common Share”) and for each share with preferential dividend and without voting rights (“Preferred Share”, and together with the Common Shares, the “Shares”), as applicable, each shareholder of Bancolombia S.A. (except the Holding Company) will receive one share of the same nature (Common Share or Preferred Share, as the case may be) in the Holding Company.

•

As a result of the spin-off of Bancolombia S.A., and with the issuance of shares in the Holding Company, the Shares of Bancolombia S.A. held by the shareholders of Bancolombia S.A. other than the Holding Company, will be cancelled (without a decrease in capital or reimbursement of contributions) and their nominal value will be increased.

•	For its part, the Holding Company, as beneficiary of the spin-off of Bancolombia, will not receive shares issued by itself, but will keep its shares in Bancolombia.

•

The Holding Company will retain the 1,000 shares of Bancolombia S.A., of which it will transfer 5.5% to four subordinate companies that will be created to complete the minimum required number of shareholders, thus remaining as the sole shareholders of Bancolombia S.A.

3.	Evaluated Documents and Description and Justification of the Methodology Used to Establish the Values of the Spin-Off and Merged Companies:

3.1

The following are part of the Evaluated Documents: (1) the financial statements as of June 30, 2024 of the companies Bancolombia S.A. and Banca de Inversion Bancolombia S.A. together with the opinion issued by PWC Contadores y Auditores S.A.S, tax auditor, and the interim financial statements as of June 30, 2024 of the company Bancolombia (Panama) S.A. with an annex of the main balance sheet accounts and investments to be spun off with homologation of accounting standards and policies used in Bancolombia S.A., (2) The resulting pro forma financial statements for the divested, beneficiary and merged companies in each of the transactions described above, (3) The resulting terms of exchange for the shareholders of Bancolombia S.A. and Banca de Inversion Bancolombia S.A., (4) The advance notices corresponding to the merger of Bancolombia S.A., as absorbing company, with the BP Beneficiary Company as absorbed, the partial spin-off of Banca de Inversion Bancolombia S.A. as a divested in favor of Bancolombia S.A. as beneficiary, and the partial spin-off by absorption of Bancolombia S.A. by the Holding Company, to be submitted to the Finance Superintendence of Colombia, and (5) the draft Partial Spin-Off by Absorption Agreement to be signed between Bancolombia S.A. and the Holding Company, Partial Spin-Off Agreement by Absorption to be signed between Banca de Inversion Bancolombia S.A. and Bancolombia S.A.; and the Merger Commitment to be signed between Bancolombia S.A. and the BP Beneficiary Company.

3.2

To determine the value of the shares purpose of the proposed spin-offs and mergers in the transactions described, the Book Value methodology, also known as Intrinsic or Equity Value, was used in all cases, with a cut-off as of June 30, 2024.

3.3

The Book Value method is generally recognized as a valid valuation method applicable to some specific cases in the execution of mergers and spin-offs, this methodology is contemplated in the Accounting and Financial Reporting Standards issued by the International Accounting Standards Board (IASB) to be applied in operations of changes in corporate structures, as described in IAS27 below:

IAS 27:13 When a parent company reorganizes its group structure by establishing a new entity as its parent company in such a way that it meets the following criteria:

the new parent company obtains control of the original parent through the issuance of equity instruments in exchange for the existing equity instruments of the original parent company;

the assets and liabilities of the new group and the original group are the same immediately before and after the reorganization; and

the owners of the original parent before the reorganization have the same relative and absolute interest in the net assets of the original group and the new group immediately before and after the reorganization, and the new parent accounts for its investments in the original parent in its separate financial statements in accordance with paragraph 10(a), the new parent will measure the cost at the carrying amount of its interest in the equity items included in the original parent’s separate financial statements at the date of the reorganization.

4.	Main Conclusions of the Analyses Carried Out by SBI:

The effects of using Book Value as a valuation method are described below:

4.1

In the spin-off of Bancolombia (Panama) S.A. to transfer the shares of Banagricola S.A. and Grupo Agromercantil Holding S.A. to the BP Beneficiary Company and its subsequent merger with Bancolombia S.A.: As Bancolombia owns 100% of the shares of Bancolombia (Panama) S.A., the transaction does not generate any economic benefit or detriment for Bancolombia S.A. or its shareholders.

4.2

In the spin-off of Banca de Inversion Bancolombia S.A. to transfer to Bancolombia S.A. the shares of Nequi S.A. Compailia de Financiamiento, Negocios Digitales Colombia S.A.S., Renting Colombia S.A.S., Wompi S.A.S., Internacional Ejecutiva de Aviacion S.A.S., Puntos Colombia S.A.S., Wenia ltd. and Holding Bursatil Regional S.A.:

The shareholders of Banca de Inversion Bancolombia S.A. as of June 30, 2024, prior to the spin-off, are as follows:

Shareholder	# of Shares	Interest	Equity Value*
Bancolombia S.A.	172,229,662	94.899660%	1,444,699,617
Sinesa S.A.	9,255,980	5.100105%	77,641,160
Fundacion Bancolombia	105	0.000058%	881
Febancolombia	205	0.000113%	1,720
Febanc.	117	0.000064%	981
Total	181,486,069	100.000000%	1,522,344,359

*	In thousands of pesos

Sistema de Inversiones y Negocios Sinesa S.A. is 100% owned by Bancolombia (Panama) S.A., which in turn is 100% owned by Bancolombia S.A. Consequently, this spin-off would involve three independent shareholders who together represent 0.0002353% of the shares of Banca de Inversion Bancolombia S.A., a participation that at book value corresponds to the sum of three million five hundred eighty-one thousand seven hundred sixty-eight pesos ($3,581,768). The aforementioned spin-off will generate a decrease in the equity of Banca de Inversion Bancolombia S.A. of seven hundred and sixty-five thousand four hundred fifty-nine million pesos ($765,459MM), going from one billion five hundred fifty-two thousand three hundred forty-four million pesos ($1,552,344,MM) to seven hundred and fifty-six thousand eight hundred and eighty-six million pesos ($756,886MM), with the consequent decrease in value for third party shareholders. In order to balance the equity values, a reduction of the capital of Banca de Inversion Bancolombia S.A. will be made against the shares held by Bancolombia S.A., generating a dilution for said shareholder (going from a stake of 94.899660% to 89.741548%) against an increase for the third party shareholders including Sinesa S.A., the shareholding composition being as follows:

Shareholder	# of Shares	Interest	Equity Value*
Bancolombia S.A.	80,975,597	89.741548%	679,240,803
Sinesa S.A.	9,255,980	10.257979%	77,641,160
Fundacion Bancolombia	105	0.000116%	881
Febancolombia	205	0.000227%	1,720
Febanc.	117	0.000130%	981
Total	90,232,004	100.000000%	756,885,545

*	In thousands of pesos

The table above shows how the third-party shareholders retain their shares with the same equity value as they had before the spin-off, while the equity value corresponding to Bancolombia S.A. decreases by $765,459 billion, a value equal to the equity divested in its favor.

It is also noted that the divested company would go from presenting accumulated losses before the spin-off (as of June 30, 2024) of one hundred and forty-five thousand five hundred eighty-nine million pesos ($145,589MM) to losses in the pro-forma financial statements after the spin-off (as of June 30, 2024) of forty-eight thousand two hundred eighty-three million pesos ($48,283MM).

In conclusion, the Book Value methodology used for the spin-off of Banca de Inversion Bancolombia S.A. with the corresponding dilution of Bancolombia S.A. would have a neutrality effect for all shareholders.

4.3

Regarding the spin-off of Bancolombia S.A. in favor of the Holding Company and the terms of exchange of the shares of Bancolombia S.A. for those of the Holding Company for the shareholders of Bancolombia S.A. other than the Holding Company, on the date of the spin-off: The equity value reported as of June 30, 2024 by Bancolombia S.A. would be equal to that resulting from the proforma financial statements of the Holding Company to the same date, after the proposed spin-off. The above is the natural result of a shareholder reorganization between the same companies of the group with the same final beneficiary. The shareholders of Bancolombia S.A. other than the Holding Company will retain the same number and type of shares before and after the proposed Changes in the Corporate Structure, shares that will have as their underlying the same companies and going concern that they had before the shareholder reorganization, only with a different structure. In conclusion, neither the spin-off of Bancolombia S.A., nor the exchange of shares of Bancolombia S.A. for those of the Holding Company will produce any benefit or detriment to the shareholders of Bancolombia S.A. as a whole or individually, other than the opportunities for value capture for the shareholders of the Holding Company resulting from the benefits set forth in paragraph 1.1 of this document.

4.4

Regarding the pro-forma statements of financial position and income as of June 30, 2024 that served as the basis for the above analyses: SBI reviewed the traceability of the operations carried out by the management of Bancolombia S.A. for the construction of said financial statements, based on the financial statements of Bancolombia S.A. and Banca de Inversion Bancolombia S.A. Corporacion Financiera and the annex of the main balance sheet and investment accounts to be separated from Bancolombia (Panama) S.A. with approval of accounting standards and policies used in Bancolombia S.A. as of June 30, 2024. Based on the exercises carried out, we have concluded that the aforementioned pro forma financial statements were constructed in an adequate manner.

5.	Limitations on the scope of this Professional Opinion of Fairness and Reasonableness

This opinion of fairness and reasonableness rests exclusively on: (i) the valuation methodology used, (ii) the construction of the resulting pro forma financial statements at each stage of the Changes in the Corporate Structure project, and (iii) the equity effect of the corporate structure that will result from said project. This opinion does not include, nor should it be understood, to extend in any way to the reasonableness of the financial statements as of June 30, 2024 of Bancolombia S.A., Banca de Inversion Bancolombia S.A., Corporacion Financiera and Bancolombia (Panama) S.A. with their respective annexes that served as the basis for establishing the pro forma financial statements mentioned in this opinion, nor on the effects of the reasonableness of the former on them.

Sincerely,

/s/Alejandro Gomez M.

Alejandro Gomez M.

Legal Representative

SBI Banca de Inversion S.A.